Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252442
HARVEST CAPITAL CREDIT CORPORATION
450 Park Avenue, 5th Floor
New York, New York 10022
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
April 20, 2021
Dear Stockholder:
You are cordially invited to attend the Special Meeting of Stockholders (the “HCAP Special Meeting”) of Harvest Capital Credit Corporation, a Delaware corporation (“HCAP”), to be held virtually on June 7, 2021, at 11:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/HCAP2021SM.
The notice of special meeting and the proxy statement/prospectus accompanying this letter provide an outline of the business to be conducted at the HCAP Special Meeting. At the HCAP Special Meeting, you will be asked to:
(i)
adopt the Agreement and Plan of Merger, dated as of December 23, 2020 (as may be amended from time to time, the “Merger Agreement”), by and among Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”), Rye Acquisition Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of PTMN (“Acquisition Sub”), HCAP, and Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to PTMN (“Sierra Crest”), and approve the transactions contemplated thereby, including the Mergers (as defined below) (such proposal collectively, the “Merger Proposal”); and

(ii)
approve the adjournment of the HCAP Special Meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes at the time of the HCAP Special Meeting to approve the Merger Proposal (such proposal, the “HCAP Adjournment Proposal” and together with the Merger Proposal, the “HCAP Proposals”).

HCAP and PTMN are proposing a combination of both companies by a merger and related transactions pursuant to the Merger Agreement in which Acquisition Sub would merge with and into HCAP, with HCAP continuing as the surviving company (the “First Merger”). Immediately following the First Merger, HCAP, as the surviving company, will merge with and into PTMN, with PTMN continuing as the surviving company (together with the First Merger, the “Mergers”).
Under the Merger Agreement, on the date which is two days prior to the closing date of the Mergers (the closing date of the Mergers is herein referred to as the “Closing Date”) (the “Determination Date”), each of PTMN and HCAP will deliver to the other a calculation of its estimated net asset value (“NAV”) as of 5:00 p.m. New York City time as of the Determination Date, in each case, as approved by the Board of Directors of HCAP (the “HCAP Board”) or the Board of Directors of PTMN (the “PTMN Board”), as applicable, calculated in good faith and using the same assumptions and methodologies, and applying the same types of adjustments, used in preparing the NAV of HCAP as of September 30, 2020 or the NAV of PTMN as of September 30, 2020, as applicable (such calculation with respect to HCAP, the “Closing HCAP Net Asset Value,” and such calculation with respect to PTMN, the “Closing PTMN Net Asset Value”). HCAP and PTMN will update and redeliver such calculations in the event of any material changes between the Determination Date and the Closing Date or if needed to ensure that the calculation is determined within two days (excluding Sundays and holidays) prior to the date and time when the First Merger becomes effective (the “Effective Time”).
Subject to the terms and conditions of the Merger Agreement, at the closing of the First Merger (the “Closing”), PTMN will issue, in respect of all of the issued and outstanding shares of common stock, par value $0.001 per share, of HCAP (“HCAP Common Stock”) (excluding shares held by subsidiaries of HCAP or held, directly or indirectly, by PTMN or Acquisition Sub and all treasury shares (“Cancelled Shares”)), in the aggregate, a number of shares of common stock, par value $0.01 per share, of PTMN (“PTMN Common Stock”) equal to 19.9% of the number of shares of PTMN Common Stock issued and outstanding immediately prior to the Closing (the “Total Stock Consideration”). In addition, subject to the terms and conditions of the Merger Agreement, at the Closing, PTMN will pay, in respect of all the issued and outstanding shares of HCAP Common Stock (excluding Cancelled Shares) in the aggregate, an amount of cash equal to the amount by which (i) the Closing HCAP Net Asset Value exceeds (ii) the product of (A) the Total Stock Consideration multiplied by (B) the quotient of (i) the Closing PTMN Net Asset Value divided by (ii) the number of shares of PTMN Common Stock issued and outstanding as of the Determination Date (the “Aggregate Cash Consideration”).
Each person who as of the Effective Time is a record holder of shares of HCAP Common Stock will be entitled, with respect to all or any portion of such shares, to make an election (an “Election”) to receive payment for their shares of HCAP Common Stock in cash, subject to the conditions and limitations set forth in the Merger Agreement. Any record holder of shares of HCAP Common Stock at the record date who does not make an Election will be deemed to have elected to receive payment for their shares of HCAP Common Stock in the form of PTMN Common Stock. For the purpose of making Elections, a record holder of HCAP Common Stock that is a registered clearing agency and which holds legal title on behalf of multiple ultimate beneficial owners will be entitled to submit elections as if each ultimate beneficial owner were a record holder of HCAP Common Stock.
Each share of HCAP Common Stock (other than a Cancelled Share) with respect to which an Election has been made will be converted into the right to receive an amount in cash equal to the Per Share Cash Price (as defined below), subject to those adjustments described in the accompanying proxy statement/prospectus under “Questions and Answers About the HCAP Special Meeting and the Mergers—Questions and Answers About the Mergers—What will HCAP Stockholders Receive in the Mergers?” and “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations.”
The “Per Share Cash Price” means the quotient of (i) the sum of (A) the product of Total Stock Consideration multiplied by the PTMN Per Share Price (as defined below) plus (B) the Aggregate Cash Consideration, divided by (ii) the number of shares of HCAP Common Stock issued and outstanding immediately prior to the Closing. The “PTMN Per Share Price” is defined as the average of the volume weighted average price per share of PTMN Common Stock on Nasdaq on each of the ten consecutive trading days ending with the Determination Date.
Each share of HCAP Common Stock (other than a Cancelled Share) with respect to which an Election has not been made will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of PTMN Common Stock, equal to the number of shares of PTMN Common Stock with a value equal to the Per Share Cash Price based on the PTMN Per Share Price, subject to those adjustments described in the accompanying proxy statement/prospectus under “Questions and Answers About the HCAP Special Meeting and the Mergers—Questions and Answers About the Mergers—What will HCAP Stockholders Receive in the Mergers?” and “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations.”
Furthermore, as additional consideration to the holders of shares of HCAP Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), Sierra Crest will pay or cause to be paid to such holders an aggregate amount in cash equal to $2.15 million.
The market value of the merger consideration will fluctuate with changes in the market price of PTMN Common Stock. The HCAP Board urges you to obtain current market quotations of PTMN Common Stock. PTMN Common Stock trades on The Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “PTMN.” The following table shows the closing sale prices of PTMN Common Stock, as reported on Nasdaq on December 22, 2020, the last trading day before the execution of the Merger Agreement, and on April 19, 2021, the last trading day before printing this document.
PTMN Common Stock
Closing Sales Price at December 22, 2020	$1.80
Closing Sales Price at April 19, 2021	$2.36

Your vote is extremely important. At the HCAP Special Meeting, you will be asked to vote on the Merger Proposal and, if necessary or appropriate, the HCAP Adjournment Proposal. The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HCAP Common Stock entitled to vote at the HCAP Special Meeting. You also may be asked to vote to approve the HCAP Adjournment Proposal. The approval of the HCAP Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of HCAP Common Stock present in person or represented by proxy and entitled to vote at the HCAP Special Meeting, whether or not a quorum is present.
Abstentions and broker non-votes (which occur when a beneficial owner does not instruct its broker, bank, trustee or nominee holding its shares of HCAP Common Stock how to vote such shares on its behalf) will have the same effect as votes “against” the Merger Proposal. Abstentions will have the same effect as a vote “against” approval of the HCAP Adjournment Proposal. Broker non-votes will have no effect on the voting outcome of the HCAP Adjournment Proposal.
After careful consideration, on the unanimous recommendation of a special committee (the “HCAP Special Committee”) of the HCAP Board comprised solely of the independent directors of the HCAP Board, the HCAP Board approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and recommends that HCAP Stockholders vote “FOR” the Merger Proposal and, if necessary or appropriate, “FOR” the HCAP Adjournment Proposal. You can vote for the HCAP Proposals by following the instructions on the enclosed proxy card and voting by Internet or telephone or by signing, dating and returning the proxy card in the postage-paid envelope provided.
It is important that your shares be represented at the HCAP Special Meeting. You have the right to receive notice of, and to vote at, the HCAP Special Meeting, or any adjournments and postponements of HCAP Special Meeting, if you were a stockholder of record of HCAP Common Stock at the close of business on April 16, 2021. Each HCAP Stockholder is invited to attend the HCAP Special Meeting virtually. You or your proxyholder will be able to attend the HCAP Special Meeting online, vote and submit questions by visiting www.virtualshareholdermeeting.com/HCAP2021SM and using a control number assigned by Broadridge Financial Solutions Inc. To receive access to the virtual HCAP Special Meeting, you will need to follow the instructions provided in the Notice of Special Meeting of Stockholders and the proxy statement/prospectus that follow. Please follow the instructions on the enclosed proxy card and authorize a proxy via the Internet, by telephone or by mail to vote your shares. HCAP encourages you to vote via the Internet as it saves HCAP significant time and processing costs. If you are the beneficial owner of your shares, you will need to follow the instructions provided by your broker, bank, trustee or nominee regarding how to instruct your broker, bank, trustee or nominee to vote your shares at the HCAP Special Meeting. Voting by proxy does not deprive you of your right to participate in the virtual HCAP Special Meeting.
This proxy statement/prospectus describes the HCAP Special Meeting, the Mergers, and the documents related to the Mergers (including the Merger Agreement) that HCAP Stockholders should review before voting on the Merger Proposal and should be retained for future reference. Please carefully read this entire document, including “Risk Factors” beginning on page 22 and as otherwise incorporated by reference herein, for a discussion of the risks relating to the Mergers, PTMN and HCAP. HCAP files annual, quarterly and current reports, proxy statements and other information about itself with the SEC. HCAP maintains a website at www.harvestcapitalcredit.com and makes all of its annual, quarterly and current reports, proxy statements and other publicly filed information available on or through its website. Information contained on HCAP’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on HCAP’s website to be part of this proxy statement/prospectus. You may also obtain such information, free of charge, and make stockholder inquiries by contacting HCAP in writing at 450 Park Avenue, 5th Floor, New York, NY 10022, Attention: Corporate Secretary, by calling collect at (212) 906-3589 or by sending an e-mail to balvarez@harvestcaps.com. The SEC also maintains a website at http://www.sec.gov that contains such information.
Sincerely yours,

William E. Alvarez, Jr.
Chief Financial Officer, Chief Compliance Officer & Secretary of Harvest Capital Credit Corporation
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of PTMN Common Stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Important Notice Regarding the Availability of Proxy Materials for the HCAP Special Meeting to Be Held on June 7, 2021: HCAP’s proxy statement/prospectus and the proxy card are available at www.proxyvote.com.
The date of the accompanying proxy statement/prospectus is April 20, 2021 and it is first being mailed or otherwise delivered to HCAP Stockholders on or about April 22, 2021.
Harvest Capital Credit Corporation	Portman Ridge Finance Corporation
450 Park Avenue, 5th Floor	650 Madison Avenue, 23rd Floor
New York, New York 10022	New York, NY 10022
(212) 906-3589	(212) 891-2880

HARVEST CAPITAL CREDIT CORPORATION
450 Park Avenue, 5th Floor
New York, New York 10022
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2021

NOTICE OF VIRTUAL 2021 SPECIAL MEETING OF STOCKHOLDERS

Online Meeting Only—No Physical Meeting Location

www.virtualshareholdermeeting.com/HCAP2021SM

June 7, 2021, at 11:00 a.m., Eastern Time
Notice is hereby given to the holders of shares of common stock (“HCAP Stockholders”) of Harvest Capital Credit Corporation, a Delaware corporation (“HCAP”), that:
A Special Meeting of Stockholders of HCAP (the “HCAP Special Meeting”) will be held virtually, solely by the means of remote communication, on June 7, 2021, at 11:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/HCAP2021SM, for the following purposes:
(i)
adopt the Agreement and Plan of Merger, dated as of December 23, 2020 (as may be amended from time to time, the “Merger Agreement”), by and among Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”), Rye Acquisition Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of PTMN (“Acquisition Sub”), HCAP, and Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to PTMN (“Sierra Crest”), and approve the transactions contemplated thereby, including the Mergers (as defined below) (such proposal collectively, the “Merger Proposal”); and

(ii)
approve the adjournment of the HCAP Special Meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes at the time of the HCAP Special Meeting to approve the Merger Proposal (such proposal, the “HCAP Adjournment Proposal” and together with the Merger Proposal, the “HCAP Proposals”).

HCAP and PTMN are proposing a combination of both companies by a merger and related transactions pursuant to the Merger Agreement in which Acquisition Sub would merge with and into HCAP, with HCAP continuing as the surviving company (the “First Merger”). Immediately following the First Merger, HCAP, as the surviving company, will merge with and into PTMN, with PTMN continuing as the surviving company (together with the First Merger, the “Mergers”).
ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF HCAP (THE “HCAP BOARD”) COMPRISED SOLELY OF THE INDEPENDENT DIRECTORS OF THE HCAP BOARD, THE HCAP BOARD APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS, AND RECOMMENDS THAT HCAP STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL AND, IF NECESSARY OR APPROPRIATE, “FOR” THE HCAP ADJOURNMENT PROPOSAL.
Enclosed is a copy of the proxy statement/prospectus and proxy card. You have the right to receive notice of, and to vote at, the HCAP Special Meeting, or any adjournments and postponements of HCAP Special Meeting, if you were a stockholder of record of HCAP Common Stock at the close of business on April 16, 2021 (the “HCAP Record Date”). A list of these stockholders will be open for examination by any HCAP Stockholder for any purpose germane to the HCAP Special Meeting for a period of ten days prior to the HCAP Special Meeting at HCAP’s principal executive office at 450 Park Avenue, 5th Floor, New York, NY 10022 and electronically during the HCAP Special Meeting at www.virtualshareholdermeeting.com/HCAP2021SM.
Each HCAP Stockholder is invited to attend the HCAP Special Meeting virtually. You or your proxyholder will be able to attend the HCAP Special Meeting online, vote and submit questions by visiting

www.virtualshareholdermeeting.com/HCAP2021SM and using a control number assigned by Broadridge Financial Solutions Inc., which is included on the proxy card that you received.
If you are a beneficial owner of shares that are held in “street name,” that is they are registered in the name of your broker, bank, trustee or other nominee, you should have received a notice containing voting instructions from your nominee rather than from HCAP. You should follow the voting instructions in the notice to ensure that your vote is counted. Many brokers and banks participate in a program that offers a means to grant proxies to vote shares via the Internet or by telephone. If your shares are held in an account with a broker or bank participating in this program, you may grant a proxy to vote those shares via the Internet or telephonically by using the website or telephone number shown on the instruction form provided to you by your nominee.
In order to vote at the HCAP Special Meeting, or any adjournments and postponements of HCAP Special Meeting, you must either be a stockholder of record of HCAP Common Stock as of the HCAP Record Date, or you must be a beneficial holder as of the HCAP Record Date and obtain a legal proxy from your broker, bank, trustee, or other nominee. HCAP Stockholders of record will have the opportunity to vote electronically at the HCAP Special Meeting after they have checked into the HCAP Special Meeting as described above and in the proxy statement/prospectus. If you are a beneficial holder, you must request a legal proxy from your nominee in sufficient time so that it can be obtained, completed and submitted by you to HCAP no later than 11:59 p.m., Eastern Time, on June 6, 2021.
The meeting webcast will begin promptly at 11:00 a.m., Eastern Time, on June 7, 2021. We encourage you to access the meeting prior to the start time. Because the HCAP Special Meeting will be a completely virtual meeting, there will be no physical location for HCAP Stockholders to attend.
Whether or not you plan to participate in the HCAP Special Meeting, HCAP encourages you to vote your shares by following the instructions provided on the enclosed proxy card and voting by Internet or telephone or by signing, dating and returning the proxy card in the postage-paid envelope provided.
Your vote is extremely important to HCAP. In the event there are insufficient votes for a quorum or to approve the Merger Proposal at the time of the HCAP Special Meeting, the HCAP Special Meeting may be adjourned in order to permit further solicitation of proxies by HCAP.
The Mergers and the Merger Agreement are each described in more detail in this proxy statement/prospectus, which you should read carefully and in its entirety before authorizing a proxy to vote. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
By Order of the Board of Directors,

William E. Alvarez, Jr.
Chief Financial Officer, Chief Compliance Officer & Secretary of Harvest Capital Credit Corporation
New York, New York
April 20, 2021
To ensure proper representation at the HCAP Special Meeting, please follow the instructions on the enclosed proxy card to authorize a proxy to vote your shares via the Internet or telephone, or by signing, dating and returning the proxy card. Even if you vote your shares prior to the HCAP Special Meeting, you still may participate in the virtual HCAP Special Meeting.

i

ii

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form N-14 filed with the U.S. Securities and Exchange Commission (the “SEC”) by PTMN (File No. 333- ), constitutes a prospectus of Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”), under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of PTMN common stock, $0.01 par value per share (“PTMN Common Stock”), to be issued to the holders (“HCAP Stockholders”) of shares of common stock, par value $0.001 per share (“HCAP Common Stock”), of Harvest Capital Credit Corporation, a Delaware corporation (“HCAP”), pursuant to the Agreement and Plan of Merger, dated as of December 23, 2020 (as may be amended from time to time, the “Merger Agreement”), by and among PTMN, Rye Acquisition Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of PTMN (“Acquisition Sub”), HCAP, and Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to PTMN (“Sierra Crest”). Pursuant to the Merger Agreement, Acquisition Sub will merge with and into HCAP (the “First Merger”), with HCAP continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of PTMN. Immediately after the effectiveness of the First Merger, HCAP, as the Surviving Corporation, will merge with and into PTMN (the “Second Merger” and, together with the First Merger, the “Mergers”), with PTMN continuing as the surviving corporation.
Effective January 1, 2021, the SEC adopted certain new disclosure rules applicable to transactions such as the Mergers under SEC release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses (the “Final Rule”), which among other things, added a new rule Regulation S-X Rule 6-11 that eliminates the requirement to provide pro forma financial information for fund acquisitions if certain supplemental information is disclosed, as described under Regulation S-X Rule 6-11(d) (“S-X Rule 6-11(d)”). Furthermore, the Final Rule amends Form N-14 to make the disclosure requirements consistent with Regulation S-X Rule 6-11. Under the Final Rule, PTMN has determined that it has met the supplemental disclosure requirements consistent with S-X Rule 6-11(d) as it has (i) included a pro forma fee table, showing (a) the pre-transaction fee structures of PTMN and HCAP and (b) the post-transaction fee structure of the combined entity, (ii) determined that the Mergers would not result in a material change in HCAP’s investment portfolio due to investment restrictions and (iii) determined that there are no material differences in accounting policies between PTMN and HCAP.
This document also constitutes a proxy statement of HCAP under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the Special Meeting of Stockholders of HCAP (the “HCAP Special Meeting”), at which HCAP Stockholders will be asked to vote upon the Merger Proposal (as defined below) and, if necessary or appropriate, the Adjournment Proposal (as defined below).
You should rely only on the information contained in this proxy statement/prospectus, including in determining how to vote the shares of HCAP Common Stock. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated April 20, 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither any mailing of this proxy statement/prospectus to HCAP Stockholders nor the issuance of PTMN Common Stock in connection with the Mergers will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding PTMN has been provided by PTMN and information contained in this proxy statement/prospectus regarding HCAP has been provided by HCAP.
iii

QUESTIONS AND ANSWERS ABOUT THE HCAP SPECIAL MEETING AND THE MERGERS
The questions and answers below highlight only selected information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should carefully read this entire document to fully understand the Merger Agreement and the transactions contemplated thereby (including the Mergers) and the voting procedures for the HCAP Special Meeting.
Questions and Answers about the HCAP Special Meeting
Q:	Why am I receiving these materials?
A:
HCAP is furnishing these materials to HCAP Stockholders in connection with the solicitation of proxies by the board of directors of HCAP (the “HCAP Board”) for use at the HCAP Special Meeting to be held virtually at 11:00 a.m., Eastern Time, on June 7, 2021 at the following website: www.virtualshareholdermeeting.com/HCAP2021SM, and any adjournments or postponements thereof.

This proxy statement/prospectus and the accompanying materials are being made available on or about April 20, 2021 to stockholders of record of PTMN, are being sent to stockholders of record of HCAP on or about April 22, 2021, and are available at www.proxyvote.com.
Q:	What items will be considered and voted on at the HCAP Special Meeting?
A:
At the HCAP Special Meeting, HCAP Stockholders will be asked to approve: (i) the Merger Agreement and the transactions contemplated thereby, including the Mergers (such proposal collectively, the “Merger Proposal”); and (ii) the adjournment of the HCAP Special Meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes at the time of the HCAP Special Meeting to approve the Merger Proposal (such proposal, the “HCAP Adjournment Proposal” and together with the Merger Proposal, the “HCAP Proposals”). No other matters will be acted upon at the HCAP Special Meeting without further notice.

Q:	How does the HCAP Board recommend voting on the HCAP Proposals at the HCAP Special Meeting?
A:
The HCAP Board, acting on the unanimous recommendation of the special committee of the HCAP Board (the “HCAP Special Committee”) comprised solely of the directors of the HCAP Board who are not “interested persons,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), of HCAP (the “HCAP Independent Directors”), approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and recommends that HCAP Stockholders vote “FOR” the Merger Proposal and, if necessary or appropriate, “FOR” the HCAP Adjournment Proposal.

Q:	If I am an HCAP Stockholder, what is the “Record Date” and what does it mean?
A:
The record date for the HCAP Special Meeting is April 16, 2021 (the “HCAP Record Date”). The HCAP Record Date was established by the HCAP Board, and only holders of record of shares of HCAP Common Stock at the close of business on the HCAP Record Date are entitled to receive notice of, and vote at, the HCAP Special Meeting or any adjournments and postponements of HCAP Special Meeting. As of the HCAP Record Date, there were 5,968,296 shares of HCAP Common Stock outstanding.

Q:	If I am an HCAP Stockholder, how many votes do I have?
A:	Each share of HCAP Common Stock held by a holder of record as of the HCAP Record Date has one vote on each matter to be considered at the HCAP Special Meeting.

Q:	If I am an HCAP Stockholder, how do I vote?
A:
The HCAP Special Meeting will be hosted live via Internet audio webcast. Any HCAP Stockholder can attend the HCAP Special Meeting live online at www.virtualshareholdermeeting.com/HCAP2021SM. If you were an HCAP Stockholder as of the HCAP Record Date, or you hold a valid proxy for the HCAP Special Meeting, you can vote at the HCAP Special Meeting or any adjournments and postponements of HCAP Special Meeting. A summary of the information you need to attend the HCAP Special Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/HCAP2021SM;
•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/HCAP2021SM on the day of the HCAP Special Meeting;
•	The webcast will start at 11:00 a.m., Eastern Time, on June 7, 2021;
•	HCAP Stockholders may vote and submit questions while attending the HCAP Special Meeting via the Internet; and
•	HCAP Stockholders will need a control number to enter the HCAP Special Meeting.
An HCAP Stockholder can also follow the instructions on the enclosed proxy card and authorize a proxy via the Internet, telephone or mail to vote in accordance with the instructions provided below. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link. If you are the beneficial owner of your shares, you will need to follow the instructions provided by your broker, bank, trustee or nominee regarding how to instruct your broker, bank, trustee or nominee to vote your shares at the HCAP Special Meeting.
•	By Internet: www.proxyvote.com
•
By telephone: 1-800-690-6903 to reach a toll-free, automated touchtone voting line, or 1-888-777-2092 Monday through Friday, 9:00 a.m. until 9:00 p.m. Eastern Time, to reach a toll-free, live operator line.

•
By mail: You may vote by proxy by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on June 6, 2021.

Important notice regarding the availability of proxy materials for the HCAP Special Meeting. HCAP’s proxy statement/prospectus and the proxy card are available at www.proxyvote.com.
Q:	What if an HCAP Stockholder does not specify a choice for a matter when authorizing a proxy?
A:
All properly executed proxies representing shares of HCAP Common Stock at the HCAP Special Meeting will be voted in accordance with the directions given. If the enclosed proxy card is signed, dated and returned without any directions given, the shares of HCAP Common Stock will be voted “FOR” each of the HCAP Proposals.

Q:	If I am an HCAP Stockholder, how can I change my vote or revoke a proxy after submission?
A:	If you are a stockholder of record, you can change your vote or revoke your proxy by:
•
delivering a written revocation notice before 11:59 p.m. Eastern Time on June 6, 2021 to HCAP’s corporate secretary, William E. Alvarez, Jr., at Harvest Capital Credit Corporation, 450 Park Avenue, 5th Floor, New York, NY 10022, Attention: Corporate Secretary;

•	voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 6, 2021 (your latest telephone or Internet proxy is the one that will be counted); or
•	attending and voting during the HCAP Special Meeting. Simply logging into the HCAP Special Meeting will not, by itself, revoke your proxy.

In light of shelter-in-place restrictions currently in place due to the COVID-19 pandemic, HCAP encourages HCAP Stockholders to change their vote by voting again using the telephone or Internet.
If you hold shares of HCAP Common Stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from your nominee in order to revoke your voting instructions.
Q:	If my shares of HCAP Common Stock are held in a broker-controlled account or in “street name,” will my broker vote my shares for me?
A:
No. You should follow the instructions provided by your broker on your voting instruction form. It is important to note that your broker will vote your shares only if you provide instructions on how you would like your shares to be voted at the HCAP Special Meeting.

Q:	What constitutes a “quorum” for the HCAP Special Meeting?
A:
The presence at the HCAP Special Meeting, virtually or represented by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of HCAP Common Stock entitled to vote thereat will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Shares held by a broker, bank, trustee or nominee for which the broker, bank, trustee or nominee has not received voting instructions from the record holder as to how to vote such shares and does not have discretionary authority to vote the shares on non-routine proposals (which are considered “broker non-votes” with respect to such proposals) will be treated as shares present for quorum purposes to the extent there are any such broker non-votes cast at the HCAP Special Meeting.

Q:	What vote is required to approve each of the proposals being considered at the HCAP Special Meeting?
A:
The affirmative vote of the holders of a majority of the outstanding shares of HCAP Common Stock entitled to vote at the HCAP Special Meeting is required to approve the Merger Proposal. Abstentions and broker non-votes will have the same effect as votes “against” the Merger Proposal.

The affirmative vote of the holders of a majority of the shares of HCAP Common Stock present in person or represented by proxy and entitled to vote at the HCAP Special Meeting is required to approve the HCAP Adjournment Proposal. Abstentions will have the same effect as a vote “against” approval of the HCAP Adjournment Proposal. Broker non-votes will have no effect on the voting outcome of the HCAP Adjournment Proposal.
Q:	Do holders of shares of PTMN Common Stock (“PTMN Stockholders”) have a right to vote?
A:	No, the transaction is not required to be approved by PTMN Stockholders.
Q:	What will happen if the Merger Proposal being considered at the HCAP Special Meeting is not approved by the required vote?
A:
If the Mergers do not close because HCAP Stockholders do not approve the Merger Proposal or any of the other conditions to the closing of the Mergers is not satisfied or, if legally permissible, waived, PTMN and HCAP will continue to operate independently under the management of their respective investment advisers, and PTMN’s and HCAP’s respective directors and officers will continue to serve in such roles until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. In addition, neither PTMN nor HCAP will benefit from the expenses incurred in their pursuit of the Mergers and, under certain circumstances, HCAP will be required to pay half of PTMN’s expenses incurred in connection with the Mergers, subject to a maximum reimbursement payment of $500,000.

Q:	How will the final voting results be announced?
A:
Preliminary voting results may be announced at the HCAP Special Meeting. Final voting results will be published by HCAP in a current report on Form 8-K within four business days after the date of the HCAP Special Meeting.

Q:	Are the proxy materials available electronically?
A:
HCAP has made the registration statement (of which this proxy statement/prospectus forms a part), the Notice of Special Meeting of Stockholders and the proxy card available to HCAP Stockholders on the Internet. Stockholders may (i) access and review the proxy materials of HCAP, (ii) authorize their proxies, as described in “The HCAP Special Meeting—Voting of Proxies” and/or (iii) elect to receive future proxy materials by electronic delivery via the Internet address provided below.

The registration statement (of which this proxy statement/prospectus forms a part), Notice of Special Meeting of Stockholders and the proxy card are available at www.proxyvote.com.
Pursuant to the rules adopted by the SEC, HCAP furnishes proxy materials by email to those stockholders who have elected to receive their proxy materials electronically. While HCAP encourages stockholders to take advantage of electronic delivery of proxy materials, which helps to reduce the environmental impact of stockholder meetings and the cost associated with the physical printing and mailing of materials, stockholders who have elected to receive proxy materials electronically by email, as well as beneficial owners of shares of HCAP Common Stock held by a broker or custodian, may request a printed set of proxy materials.
Q:	Will my vote make a difference?
A:
Yes. Your vote is needed to ensure that the proposals can be acted upon. Your vote is very important. Your immediate response will help avoid potential delays and may save significant additional expenses associated with soliciting stockholder votes.

Q:	Whom can I contact with any additional questions about the HCAP Special Meeting?
A:
HCAP Stockholders can contact HCAP by calling HCAP collect at (212) 906-3589, by sending an email to HCAP at balvarez@harvestcaps.com, or by writing to HCAP at 450 Park Avenue, 5th Floor, New York, NY 10022, Attention: Corporate Secretary, or by visiting HCAP’s website at www.harvestcapitalcredit.com.

Q:	Where can I find more information about PTMN and HCAP?
A:	You can find more information about PTMN and HCAP in the documents described under the section entitled “Where You Can Find More Information.”
Q:	What do I need to do now?
A:
PTMN and HCAP urge you to carefully read this entire document, including its annexes. You should also review the documents referenced under “Where You Can Find More Information” and consult with your accounting, legal and tax advisors.

Questions and Answers about the Mergers
Q:	What will happen in the Mergers?
A:
At the Effective Time (as defined below), Acquisition Sub will be merged with and into HCAP in the First Merger. As of the Effective Time, the separate corporate existence of Acquisition Sub will cease. HCAP will be the Surviving Corporation of the First Merger and will continue its existence as a corporation under the laws of the State of Delaware until the Second Merger. Immediately after the Effective Time, HCAP, as the Surviving Corporation in the First Merger, will merge with and into PTMN, with PTMN as the surviving entity in the Second Merger.

Q:	What will HCAP Stockholders receive in the Mergers?
A:
Subject to the terms and conditions of the Merger Agreement, at the closing of the First Merger (the “Closing”), each HCAP Stockholder shall be entitled to receive Per Share Merger Consideration (as defined below) in cash or shares of PTMN Common Stock, depending on the election of such HCAP Stockholder and the elections of other HCAP Stockholders, plus any cash in lieu of fractional shares. Furthermore, as additional consideration to the holders of shares of HCAP Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding shares held by subsidiaries of HCAP or held, directly or indirectly, by PTMN or Acquisition Sub and all treasury shares (“Cancelled Shares”)), Sierra Crest will pay or cause to be paid to such holders an aggregate amount in cash equal to $2.15 million (the “Additional Cash Consideration”). For more information, see “Summary of the Merger Agreement—Merger Consideration” below.
Although the Merger Consideration (as defined below) (excluding the Additional Cash Consideration) paid to HCAP Stockholders will equal, in the aggregate, the Closing HCAP Net Asset Value (as defined below), the Per Share Merger Consideration to be received by an individual HCAP Stockholder may represent an implied market value per share less than the Closing HCAP Net Asset Value per share and, depending on the Elections (as defined below) made by such HCAP Stockholder and Elections made by other HCAP Stockholders, may represent a value per share higher or less than the consideration received by other HCAP Stockholders calculated on the basis of the Closing PTMN Net Asset Value (as defined below). However, as a result of certain limitations and adjustments pursuant to the terms of the Merger Agreement, including the adjustment mechanisms with respect to Non-Electing Shares (as defined below) described in “Description of the Merger Agreement—Merger Consideration” and “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations,” each holder of shares of HCAP Common Stock that are issued and outstanding immediately prior to the Effective Time will receive Per Share Merger Consideration approximately equal to the implied market value of the Per Share Merger Consideration received by other HCAP Stockholders at the Effective Time calculated on the basis of the market value of shares of PTMN Common Stock as of the Determination Date (as defined below). See “Risk Factors—Risks Relating to the Mergers—The Per Share Merger Consideration received by an individual HCAP Stockholder may represent an implied market value per share less than the Closing HCAP Net Asset Value per share, and, depending on the Elections made by an HCAP Stockholder and Elections made by other HCAP Stockholders, the Per Share Merger Consideration received may represent a value per share higher or less than the consideration received by other HCAP Stockholders calculated on the basis of the Closing PTMN Net Asset Value.”
Q:	How do HCAP Stockholders select the type of Merger Consideration that such stockholder prefers to receive?
A:
A form of election (each, a “Form of Election”) has been provided to record holders of HCAP Common Stock as of the record date for the HCAP Special Meeting. HCAP Stockholders who wish to elect to receive cash for any or all shares of HCAP Common Stock held by such holder may indicate so on the Form of Election. If you hold your shares of HCAP Common Stock through a broker, bank, trustee or other nominee and wish to elect to receive cash for any or all shares of HCAP Common Stock that you own beneficially, you must direct your intermediary accordingly by following the election instructions you receive from your broker, bank, trustee or other nominee.

HCAP will use its best efforts to make the Form of Election and this proxy statement/prospectus available to all persons who become record holders of HCAP Common Stock during the period between such record date and the HCAP Special Meeting. Any such holder’s election to receive cash will be properly made only if the exchange agent (the “Exchange Agent”) has received at its designated office, by 5:00 p.m., New York City time, no later than the business day that is five business days preceding the closing date of the Mergers (the closing date of the Mergers is herein referred to as the “Closing Date”) (the date upon which the Exchange Agent receives any such election from a holder is herein referred to as an “Election Date”) (such deadline, the “Election Deadline”), a Form of Election properly completed and signed and accompanied by (if such shares are not book-entry shares) the stock certificate or certificates (“Certificates”) to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of HCAP (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank of trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). If you hold your shares of HCAP Common Stock through a broker, bank, trustee or other nominee, the deadline to properly elect to receive cash for any or all shares of HCAP Common Stock that you own beneficially will be set by such broker, bank, trustee or other nominee and may be prior to the Election Deadline. Please contact your broker, bank, trustee or other nominee for more information.

Q:	Can HCAP Stockholders change their election after the Form of Election has been submitted?
A:
Yes. Any Form of Election may be revoked by the HCAP Stockholder submitting such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after the date of the HCAP Special Meeting, if the Exchange Agent is legally required to permit such revocations and the Effective Time has not occurred prior to such revocation. If you hold your shares of HCAP Common Stock through a broker, bank, trustee or other nominee, the process and deadline to revoke any election instruction provided to your intermediary will be established by such broker, bank, trustee or other nominee and may differ from the process and deadline set forth in the immediately preceding sentence. Please contact your broker, bank, trustee or other nominee for more information. In addition, all Forms of Election will automatically be revoked if the Exchange Agent is notified in writing by PTMN and HCAP that the First Merger has been abandoned. If a Form of Election is so revoked, the Certificate or Certificates (or guarantee of delivery, as appropriate) for the shares of HCAP Common Stock to which such Form of Election relates will be promptly returned to the HCAP Stockholder submitting such Form of Election to the Exchange Agent. Any HCAP Stockholder who has revoked their Form of Election and has not submitted a separate Form of Election by the proper time on the Election Date will be deemed not to have made an Election, the shares held by such holder will be treated by the Exchange Agent as Non-Electing Shares.

The Exchange Agent will have discretion to determine whether or not an election to receive cash has been properly made or revoked with respect to shares of HCAP Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive cash was not properly made with respect to shares of HCAP Common Stock, such shares will be treated by the Exchange Agent as shares that were Non-Electing Shares. The Exchange Agent will also make all computations as to the allocation and the proration contemplated by the provisions of the Merger Agreement and any such computation will be conclusive and binding on the HCAP Stockholders. The Exchange Agent may, with the mutual agreement of PTMN and HCAP, make such rules as are consistent with the provisions of the Merger Agreement for the implementation of the Elections provided for therein as will be necessary or desirable fully to effect such Elections.
Q:	How will the Closing Net Asset Values of PTMN and HCAP be determined?
A:
Under the Merger Agreement, on the date which is two days prior to the Closing Date (the “Determination Date”), each of PTMN and HCAP will deliver to the other a calculation of its estimated net asset value (“NAV”) as of 5:00 p.m. New York City time as of the Determination Date (such calculation with respect to HCAP, the “Closing HCAP Net Asset Value,” and such calculation with respect to PTMN, the “Closing PTMN Net Asset Value”), in each case, as approved by the HCAP Board or PTMN Board, as applicable, calculated in good faith and using the same assumptions and methodologies, and applying the same types of adjustments, used in preparing the NAV of HCAP as of September 30, 2020 or the NAV of PTMN as of September 30, 2020, as applicable. HCAP and PTMN will update and redeliver the Closing HCAP Net Asset Value or the Closing PTMN Net Asset Value, respectively, and as reapproved by the HCAP Board or PTMN Board, as applicable, in the event of a material change to such calculation between the Determination Date and the Closing Date or if needed to ensure that the calculation is determined within two days (excluding Sundays and holidays) prior to the Effective Time. Based on such calculations, the parties will calculate the “PTMN Per Share NAV,” which will be equal to (i) the Closing PTMN Net Asset Value divided by (ii) the number of shares of PTMN Common Stock issued and outstanding as of the Determination Date.

Q:	Who is responsible for paying the expenses relating to completing the Mergers?
A:
In general, all fees and expenses incurred in connection with the Mergers will be paid by the party incurring such fees and expenses, whether or not the Mergers or any of the transactions contemplated in the Merger Agreement are consummated. However, HCAP will be required to pay half of PTMN’s expenses incurred in connection with the Mergers, subject to a maximum reimbursement payment of $500,000, if the Merger Proposal is not approved by HCAP Stockholders at the HCAP Special Meeting in circumstances where HCAP has no obligation to pay to PTMN a termination fee. It is expected that PTMN will incur approximately $1,600,000, or $0.02 per share, and HCAP will incur approximately $2,510,000, or $0.42 per share, of fees and expenses in connection with completing the Mergers.

Q:	Will I receive distributions after the Mergers?
A:
Each HCAP Stockholder who holds Non-Electing Shares at the Effective Time will become a stockholder of PTMN and will receive any future distributions paid to PTMN Stockholders with respect to shares of PTMN Common Stock received in the Mergers.

Following the Mergers, PTMN intends to continue to make distributions on a quarterly basis to PTMN Stockholders out of assets legally available for distribution. All distributions will be paid at the discretion of the PTMN Board and will depend on PTMN’s earnings, financial condition, maintenance of its status as a “regulated investment company” (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), compliance with applicable business development company (“BDC”) regulations and such other factors as the PTMN Board may deem relevant from time to time. PTMN cannot guarantee that it will pay distributions to stockholders in the future. For a history of the dividends and distributions paid by PTMN since January 1, 2019, see “Market Price, Dividend and Distribution Information—PTMN.” For a history of the dividends and distributions paid by HCAP since January 1, 2019, see “Market Price, Dividend and Distribution Information—HCAP.”
PTMN has adopted a dividend reinvestment plan that provides for reinvestment of PTMN’s distributions on behalf of PTMN’s stockholders, unless a stockholder elects to receive cash as provided below. As a result, if the PTMN Board authorizes, and PTMN declares, a cash distribution, then PTMN Stockholders who have not “opted out” of PTMN’s dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of PTMN Common Stock, rather than receiving the cash. See “PTMN Dividend Reinvestment Plan” for additional information regarding PTMN’s dividend reinvestment plan.
HCAP has also adopted a dividend reinvestment plan that provides for reinvestment of its dividends and other distributions on behalf of HCAP Stockholders, unless a stockholder elects to receive cash. HCAP Stockholders that have opted to receive cash dividends will not be required to make a new election post-closing of the Mergers. See “HCAP Dividend Reinvestment Plan” for additional information regarding PTMN’s dividend reinvestment plan.
Q:	Are the Mergers subject to any third-party consents?
A:
Under the Merger Agreement, HCAP and PTMN have agreed to cooperate with each other and use their respective reasonable best efforts to obtain all necessary actions or non-actions, consents and approvals from third parties to consummate the transactions contemplated by the Merger Agreement, including the First Merger, and to make all necessary and to take all reasonable steps as may be necessary to obtain third party approvals to consummate the transactions contemplated by the Merger Agreement, including the First Merger. There can be no assurance that any permits, consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following the Mergers.

Q:	How does PTMN’s investment objective, strategy and risks differ from HCAP’s?
A:
PTMN’s investment objective is to generate current income and, to a lesser extent, capital appreciation from its investments in senior secured term loans, mezzanine debt and selected equity investments in privately-held middle-market companies. PTMN defines the middle-market as comprising companies with earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $10 million to $50 million and/or total debt of $25 million to $150 million. PTMN primarily invests in first and second lien term loans which, because of their priority in a company’s capital structure, it expects will have lower default rates and higher rates of recovery of principal if there is a default and which it expects will create a stable stream of interest income. The investments in PTMN’s debt securities portfolio are all or predominantly below investment grade (i.e., “junk bonds”), and have speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

HCAP’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of senior debt, subordinated debt and, to a lesser extent, minority equity investments. HCAP targets investments in small to mid-sized U.S. private companies with annual revenues of less than $100 million and annual EBITDA of less than $15 million.

PTMN generally invests in middle-market companies through first lien securities and seeks to generate higher asset yields through an illiquidity premium. Although HCAP has a similar investment strategy, a significant portion of HCAP’s assets are smaller U.S. private companies.
PTMN and HCAP have substantially similar risks as each focuses on making investments in privately-held middle-market companies.
Q:	How will the combined company be managed following the Mergers?
A:
The directors of PTMN immediately prior to the Mergers will remain the directors of PTMN and will hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal. The officers of PTMN immediately prior to the Mergers will remain the officers of PTMN and will hold office until their respective successors are duly appointed and qualify, or their earlier death, resignation or removal. Following the Mergers, PTMN will continue to be managed by Sierra Crest, and there are not expected to be any material changes in PTMN’s investment objective or strategy. Over time, it is anticipated that PTMN will transition the investments acquired through the Mergers into investments in smaller middle-market companies, consistent with PTMN’s current investment strategy. See “The Mergers—Interests of Certain Persons Related to HCAP in the Mergers” for information regarding the ongoing negotiations between Sierra Crest and HCAP Advisors regarding a transition services agreement pursuant to which HCAP Advisors would provide certain consulting services to Sierra Crest relating to HCAP’s existing investment portfolio subsequent to the Closing.

Q:	Are HCAP Stockholders able to exercise appraisal rights in connection with the Mergers?
A:
Yes. HCAP Stockholders will be entitled to exercise appraisal rights with respect to the Mergers in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”). For more information, see “Appraisal Rights of HCAP Stockholders” and “Description of the Merger Agreement—Appraisal Rights.”

Q:	When do the parties expect to complete the Mergers?
A:
While there can be no assurance as to the exact timing, or that the Mergers will be completed at all, PTMN and HCAP are working to complete the Mergers in the second quarter of 2021. It is currently expected that the Mergers will be completed promptly following receipt of the HCAP Stockholder Approval (as defined below) at the HCAP Special Meeting, along with the satisfaction or (to the extent legally permissible) waiver of the other closing conditions set forth in the Merger Agreement.

Q:	Are the Mergers expected to be taxable to HCAP Stockholders?
A:
Subject to the discussion below, the Mergers, taken together, may qualify as a “reorganization,” within the meaning of Section 368(a) of the Code. If the Mergers qualify as a reorganization for U.S. federal income tax purposes, U.S. holders (as defined in the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Mergers”) of HCAP Common Stock who receive a combination of shares of PTMN Common Stock and cash, other than cash in lieu of a fractional share of PTMN Common Stock, in exchange for their HCAP Common Stock, will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the shares of PTMN Common Stock and cash (other than cash received in lieu of a fractional share of PTMN Common Stock) received by such holder in exchange for its shares of HCAP Common Stock (such cash including the holder’s share of the Aggregate Cash Consideration (as defined below) and possibly, as discussed below, the holder’s share of the Additional Cash Consideration) exceeds such holder’s adjusted basis in its shares of HCAP Common Stock, and (ii) the amount of cash (other than cash received in lieu of fractional shares of PTMN Common Stock) received by such holder in exchange for its shares of HCAP Common Stock (such cash including the holder’s share of the Aggregate Cash Consideration and possibly, as discussed below, the holder’s share of the Additional Cash Consideration). Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if the holding period for such shares of HCAP Common Stock is more than one year. Depending on certain facts specific to you, gain could instead be characterized as ordinary dividend income.

With respect to the Additional Cash Consideration, there is limited authority addressing the tax consequences of the receipt of merger consideration from a party other than the acquiror and, as a result, the tax consequences of the receipt of the Additional Cash Consideration are not entirely clear. PTMN and Sierra Crest intend to take the position that the Additional Cash Consideration received by a U.S. holder is treated as additional merger consideration. It is possible, however, that the Additional Cash Consideration may be treated as ordinary income and not as cash received in exchange for a such holder’s HCAP Common Stock.
In addition, the Mergers will not qualify as a reorganization if the fair market value of the PTMN Common Stock received by HCAP Stockholders in the Mergers does not equal or exceed 40% of the aggregate consideration. As noted below under “Description of the Merger Agreement—Merger Consideration,” the amount of PTMN Common Stock and cash to be transferred in the Mergers is subject to adjustments.
If the Mergers do not qualify as a reorganization, U.S. holders of HCAP Common Stock will be treated as having sold their HCAP Common Stock in a taxable sale and will generally recognize gain or loss equal to the difference between the fair market value of the PTMN Common Stock and cash received (including such holder’s share of the Aggregate Cash Consideration and possibly, as discussed above, the Additional Cash Consideration) and the basis in his or her HCAP Common Stock. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Mergers, the holding period for such shares of HCAP Common Stock is greater than one year. The deductibility of capital losses is subject to limitations.
On the Closing Date, PTMN and HCAP will use commercially reasonably efforts to make a determination, in consultation with tax counsel, as to whether or not the Mergers qualify as a reorganization for U.S. federal income tax purposes, and, to the extent any such determination is made, PTMN will inform the HCAP Stockholders of such determination as soon as practicable after the Closing Date. The determination will be based on the then-existing law, will assume the absence of changes in existing facts, may rely on certain customary assumptions and may rely on representations contained in certificates executed by officers of PTMN and HCAP.
The obligations of PTMN and HCAP to complete the Mergers are not conditioned on the receipt of, and PTMN and HCAP will not receive, opinions from Simpson Thacher & Bartlett LLP (“Simpson Thacher”), counsel to PTMN, or Dechert LLP (“Dechert”), counsel to HCAP, to the effect that the Mergers will qualify as a reorganization for U.S. federal income tax purposes. For more information, see “Certain Material U.S. Federal Income Tax Consequences of the Mergers.” HCAP Stockholders should consult with their own tax advisors to determine the tax consequences of the Mergers to them.
Q:	What happens if the Mergers are not consummated?
A:
If the Mergers are not approved by the requisite vote of HCAP Stockholders, or if the Mergers are not completed for any other reason, HCAP Stockholders will not receive any payment for their shares of HCAP Common Stock in connection with the Mergers. Instead, HCAP will remain an independent company. In addition, under circumstances specified in the Merger Agreement, upon notice by PTMN, HCAP may be required to pay PTMN a termination fee of approximately $2.122 million or reimburse PTMN for half of its out-of-pocket fees and expenses incurred in connection with the transactions, subject to a maximum reimbursement amount of $500,000. Similarly, under circumstances specified in the Merger Agreement, upon notice by HCAP, PTMN may be required to pay HCAP a termination fee of approximately $2.122 million. See “Description of the Merger Agreement—Termination of the Merger Agreement” and “Description of the Merger Agreement—Termination Fee; Expense Reimbursement—Reimbursement of PTMN Expenses.”

SUMMARY OF THE MERGERS
This summary highlights selected information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus carefully, including “Risk Factors” and other information incorporated by reference for a more complete understanding of the Mergers. In particular, you should read the annexes attached to this proxy statement/prospectus, including the Merger Agreement, which is attached as Annex A hereto, as it is the legal document that governs the Mergers. The discussion in this proxy statement/prospectus, which includes the material terms of the Mergers and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement. See “Where You Can Find More Information,” “Incorporation by Reference for PTMN” and “Incorporation by Reference for HCAP.” For a discussion of the risk factors you should carefully consider, see the section entitled “Risk Factors” beginning on page 22 for risks related to the Mergers and “Risk Factors” in Part I, Item 1A of both PTMN’s and HCAP’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2020, for general risks related to PTMN and HCAP.
The Parties to the Mergers
Portman Ridge Finance Corporation
650 Madison Avenue, 23rd Floor
New York, New York 10022
(212) 891-2880
PTMN was formed in August 2006 under the former name, Kohlberg Capital Corporation, and completed an initial public offering in December 2006. Until March 31, 2019, PTMN operated as an internally managed BDC. On April 1, 2019, PTMN converted to an external management structure and changed its name to Portman Ridge Finance Corporation. See “—The Externalization” below. PTMN is an externally managed, non-diversified closed-end investment company that is regulated as a BDC under the 1940 Act.
PTMN originates, structures, and invests in secured term loans, bonds or notes and mezzanine debt primarily in privately-held middle market companies but may also invest in other investments such as loans to publicly-traded companies, high-yield bonds, and distressed debt securities (collectively the “Debt Securities Portfolio”). PTMN also invests in joint ventures and debt and subordinated securities issued by collateralized loan obligation funds (“CLO Fund Securities”). In addition, from time to time PTMN may invest in the equity securities of privately held middle market companies and may also receive warrants or options to purchase common stock in connection with its debt investments.
PTMN’s investments in CLO Fund Securities are primarily managed by its formerly wholly-owned asset management subsidiaries Trimaran Advisors and Trimaran Advisors Management. From time-to-time PTMN has also made investments in CLO Fund Securities managed by other asset managers. PTMN’s CLO Funds typically invest in broadly syndicated loans, high-yield bonds and other credit instruments.
PTMN’s Debt Securities Portfolio investment objective is to generate current income and, to a lesser extent, capital appreciation from the investments in senior secured term loans, mezzanine debt and selected equity investments in privately-held middle market companies. PTMN defines the middle market as comprising companies with EBITDA of $10 million to $50 million and/or total debt of $25 million to $150 million. PTMN primarily invests in first and second lien term loans which, because of their priority in a company’s capital structure, PTMN expects will have lower default rates and higher rates of recovery of principal if there is a default and which PTMN expects will create a stable stream of interest income. PTMN also primarily invests in loans to smaller private companies, publicly-traded companies, high-yield bonds, joint ventures, managed funds, partnerships, and distressed debt securities. The investments in PTMN’s Debt Securities Portfolio are all or predominantly below investment grade, and have speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.
PTMN has elected to be treated for U.S. federal income tax purposes as a RIC under the Code and intends to operate in a manner to maintain its RIC status.

The Externalization
On April 1, 2019 (the “Externalization Closing”), PTMN became externally managed by Sierra Crest, an affiliate of BC Partners LLP (“BC Partners”), pursuant to a stock purchase and transaction agreement (the “Externalization Agreement”) between PTMN and BC Partners Advisors L.P. (“BCP”), an affiliate of BC Partners. In connection with the Externalization, PTMN Stockholders approved the investment advisory agreement (the “PTMN Investment Advisory Agreement”) between PTMN and Sierra Crest.
Pursuant to the Externalization Agreement, Sierra Crest became PTMN’s investment adviser in exchange for a cash payment from BCP, or its affiliate, of $25 million, or $0.669672 per share of PTMN Common stock, directly to PTMN’s stockholders. In addition, Sierra Crest and BCP (or their affiliates) committed to use up to $10 million of the incentive fee actually paid to Sierra Crest prior to the second anniversary of the Externalization Closing to buy newly issued shares of PTMN Common Stock at the most recently determined NAV per share of PTMN Common Stock at the time of such purchase. Thus, BCP’s and Sierra Crest’s total financial commitment to the transactions contemplated by the Externalization Agreement was $35.0 million.
On December 12, 2018, PTMN and BCP entered into a letter agreement (the “Asset Purchase Letter Agreement”) pursuant to which PTMN and BCP each agreed to use commercially reasonable efforts to effect the sale by BCP (or its affiliates or advisory clients of its affiliates), in one or more transactions, of certain assets held by BCP (or its affiliates or advisory clients thereof) that, taken together, have an aggregate principal amount of approximately $75 million, less $25 million (representing the aggregate amount of capital contributions made by PTMN to the BCP Great Lakes Fund). In the second quarter of 2019 BCP’s obligations under the Asset Purchase Letter Agreement were satisfied.
On the date of the Externalization Closing, PTMN changed its name from KCAP Financial, Inc. (“KCAP”) to Portman Ridge Finance Corporation and on April 2, 2019, began trading on Nasdaq under the symbol “PTMN.”
Subsequent Mergers
On December 18, 2019, PTMN completed its acquisition of OHA Investment Corporation (“OHAI”). In accordance with the terms of the merger agreement, each share of common stock, par value $0.001 per share, of OHAI (the “OHAI Common Stock”) issued and outstanding was converted into the right to receive (i) an amount in cash, without interest, equal to approximately $0.42, and (ii) 0.3688 shares of PTMN Common Stock (plus any applicable cash in lieu of fractional shares). Each share of OHAI Common Stock issued and outstanding received, as additional consideration funded by Sierra Crest, an amount in cash, without interest, equal to approximately $0.15.Pursuant to the merger agreement, if at any time within one year after the closing date of the transaction shares of PTMN Common Stock are trading at a price below 75% of PTMN’s NAV per share, PTMN will initiate an open-market stock repurchase program of up to $10 million to support the trading price of the combined entity for up to one year from the date such program is announced. The PTMN Board approved a stock repurchase program in March 2020.
On October 28, 2020, PTMN completed its acquisition of Garrison Capital Inc. (“GARS”). Under the terms of the merger agreement, each share of common stock, par value $0.001 per share, of GARS (the “GARS Common Stock”) issued and outstanding was converted into the right to receive (i) an amount in cash, without interest, equal to approximately $1.19 and (ii) approximately 1.917 shares of PTMN Common Stock (plus any applicable cash in lieu of fractional shares). Each share of GARS Common Stock issued and outstanding received, as additional consideration funded by Sierra Crest, an amount in cash, without interest, equal to approximately $0.31.
Harvest Capital Credit Corporation
450 Park Avenue, 5th Floor
New York, NY 10022
(212) 906-3589
HCAP is an externally managed, closed-end, non-diversified management investment company that has filed an election to be regulated as a BDC under the 1940 Act. In addition, for tax purposes, HCAP has elected to be treated as a RIC. HCAP Common Stock is currently listed on Nasdaq Global Market (“Nasdaq GM”) under the symbol “HCAP” and HCAP’s 6.125% Notes due 2022 (the “2022 HCAP Notes") are listed on Nasdaq GM under the symbol “HCAPZ.”

HCAP formed as a Delaware corporation on November 14, 2012. HCAP completed its initial public offering on May 7, 2013. Immediately prior to the initial public offering, HCAP acquired Harvest Capital Credit LLC in a merger whereby the outstanding limited liability company membership interests of Harvest Capital Credit LLC were converted into shares of HCAP Common Stock and HCAP assumed and succeeded to all of Harvest Capital Credit LLC’s assets and liabilities, including its entire portfolio of investments. Harvest Capital Credit LLC, which was formed in February 2011 and commenced operations in September 2011, was founded by certain members of HCAP Advisors LLC (“HCAP Advisors”), HCAP’s investment adviser and administrator, and JMP Group, Inc. (now JMP Group LLC) (“JMP Group”).
HCAP’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of senior debt, subordinated debt and, to a lesser extent, minority equity investments. HCAP seeks to accomplish its investment objective by targeting investments in small to mid-sized U.S. private companies with annual revenues of less than $100 million and annual EBITDA of less than $15 million. HCAP believes that transactions involving companies of this size offer higher yielding investment opportunities, lower leverage levels and other terms more favorable than transactions involving larger companies.
Rye Acquisition Sub Inc.
650 Madison Avenue, 23rd Floor
New York, New York 10022
(212) 891-2880
Acquisition Sub is a Delaware corporation and a newly formed wholly-owned direct consolidated subsidiary of PTMN. Acquisition Sub was formed in connection with and for the sole purpose of the Mergers and has no prior operating history.
Sierra Crest Investment Management LLC
650 Madison Avenue, 23rd Floor
New York, New York 10022
(212) 891-2880
Sierra Crest is a Delaware limited liability company, located at 650 Madison Avenue, 23rd Floor, New York, NY 10022, registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended. Sierra Crest is an affiliate of BCP. BC Partners Holdings Limited is the ultimate control person of Sierra Crest. BC Partners is a leading buyout firm with a 30-year history investing across Europe and North America which had assets under management of approximately $35 billion as of December 31, 2020. The assets under management for BC Partners are based on actively managed commitments of its managed funds and relevant vehicles formed for the purpose of co-investing alongside such funds. BC Partners operates a private equity investment platform, BC Partners Private Equity (“BCP PE”), and a credit investment platform, BCP Credit, as fully integrated businesses. The investment activity of PTMN falls primarily within the BCP Credit platform. Integration with the broader BC Partners platform allows BCP Credit to leverage a team of over 64 investment professionals across its private equity platform including a seven-member operations team. The BCP Credit Investment team is led by Ted Goldthorpe who sits on both the BCP Credit and BCP PE investment committees. An affiliate of Sierra Crest currently manages a private BDC, BC Partners Lending Corporation, and several private funds in the BCP Credit platform.
Structure of the Mergers
Pursuant to the terms of the Merger Agreement, at the Effective Time, Acquisition Sub will be merged with and into HCAP. HCAP will be the Surviving Corporation and will continue its existence as a corporation under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Acquisition Sub will cease. Immediately after the effectiveness of the First Merger, HCAP will merge with and into PTMN, with PTMN as the surviving entity in the Second Merger.
Based on the number of shares of PTMN Common Stock issued and outstanding as of December 31, 2020, it is expected that, following consummation of the Mergers, current PTMN Stockholders will own approximately 83.4% of the outstanding PTMN Common Stock and former HCAP Stockholders will own approximately 16.6% of the outstanding PTMN Common Stock.

Merger Consideration
Under the Merger Agreement, on the Determination Date, each of PTMN and HCAP will deliver to the other a calculation of its estimated NAV as of 5:00 p.m. New York City time as of the Determination Date, in each case, as approved by the HCAP Board or PTMN Board, as applicable, calculated in good faith and using the same assumptions and methodologies, and applying the same types of adjustments, used in preparing the NAV of HCAP as of September 30, 2020 or the NAV of PTMN as of September 30, 2020, as applicable. HCAP and PTMN will update and redeliver the Closing HCAP Net Asset Value or the Closing PTMN Net Asset Value, respectively, and as reapproved by the HCAP Board or PTMN Board, as applicable, in the event of a material change to such calculation between the Determination Date and the Closing Date or if needed to ensure that the calculation is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time.
Subject to the terms and conditions of the Merger Agreement, at the Closing, PTMN will issue, in respect of all of the issued and outstanding shares of HCAP Common Stock (excluding HCAP treasury shares and all shares of HCAP Common Stock issued and outstanding immediately prior to the Effective Time that are owned by PTMN, Acquisition Sub, HCAP or any wholly-owned subsidiary thereof) in the aggregate, a number of shares of PTMN Common Stock equal to 19.9% of the number of shares of PTMN Common Stock issued and outstanding immediately prior to the Closing (the “Total Stock Consideration”). In addition, subject to the terms and conditions of the Merger Agreement, at the Closing, PTMN will pay, in respect of all the issued and outstanding shares of HCAP Common Stock (excluding Cancelled Shares) in the aggregate, an amount of cash equal to the amount by which (i) the Closing HCAP Net Asset Value exceeds (ii) the product of (A) the Total Stock Consideration multiplied by (B) the PTMN Per Share NAV (the “Aggregate Cash Consideration”).
Each person who as of the Effective Time is a record holder of shares of HCAP Common Stock will be entitled, with respect to all or any portion of such shares, to make an election (an “Election”) to receive payment for their shares of HCAP Common Stock in cash (the “Cash Consideration”), subject to the conditions and limitations set forth in the Merger Agreement. Any record holder of shares of HCAP Common Stock at the record date who does not make an Election will be deemed to have elected to receive payment for their shares of HCAP Common Stock in the form of PTMN Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). For the purpose of making Elections, a record holder of HCAP Common Stock that is a registered clearing agency and which holds legal title on behalf of multiple ultimate beneficial owners will be entitled to submit elections as if each ultimate beneficial owner were a record holder of HCAP Common Stock.
Each share of HCAP Common Stock (other than a Cancelled Share) with respect to which an Election has been made (an “Electing Share”) will be converted into the right to receive an amount in cash equal to the Per Share Cash Price, subject to certain adjustments as described below. The “Per Share Cash Price” means the quotient of (i) the sum of (A) the product of Total Stock Consideration multiplied by the PTMN Per Share Price (as defined below) plus (B) the Aggregate Cash Consideration, divided by (ii) the number of shares of HCAP Common Stock issued and outstanding immediately prior to the Closing. The “PTMN Per Share Price” is defined as the average of the volume weighted average price per share of PTMN Common Stock on Nasdaq on each of the ten consecutive trading days ending with the Determination Date.
Each share of HCAP Common Stock (other than a Cancelled Share) with respect to which an election has not been made (a “Non-Electing Share”) will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of PTMN Common Stock, equal to the Per Share Stock Amount (as defined below) (the “Proposed Stock Issuance Amount”), subject to certain adjustments as described below. The amount of PTMN Common Stock to be issued for each Non-Electing Share as ultimately determined is referred to the as the “Per Share Stock Consideration” (and, together with the Per Share Cash Price, the “Per Share Merger Consideration”). The “Per Share Stock Amount” is defined as the number of shares of PTMN Common Stock with a value equal to the Per Share Cash Price based on the PTMN Per Share Price.
If the product of the Proposed Aggregate Stock Issuance Amount is greater than the Total Stock Consideration, then the number of Non-Electing Shares will be reduced by converting Non-Electing Shares into Electing Shares, until the Total Stock Consideration is equal to the Proposed Aggregate Stock Issuance Amount (determined on a whole-share basis). Any such reduction in the number of Non-Electing Shares will be applied among all stockholders who hold Non-Electing Shares, pro rata based on the aggregate number of Non-Electing Shares held by each such stockholder.

If the product of (i) the number of Electing Shares and (ii) the Per Share Cash Price (the “Proposed Cash Consideration”) is an amount greater than the Aggregate Cash Consideration, then the number of Electing Shares will be reduced by converting Electing Shares into Non-Electing Shares, until the Aggregate Cash Consideration is equal to the Proposed Cash Consideration (determined on a whole-share basis). Any such reduction in the number of Electing Shares will be applied among all stockholders who hold Electing Shares, pro rata based on the aggregate number of Electing Shares held by each such stockholder.
Although the Merger Consideration (excluding the Additional Cash Consideration) paid to HCAP Stockholders will equal, in the aggregate, the Closing HCAP Net Asset Value, the Per Share Merger Consideration to be received by an individual HCAP Stockholder may represent an implied market value per share less than the Closing HCAP Net Asset Value per share and, depending on the Elections made by such HCAP Stockholder and Elections made by other HCAP Stockholders, may represent a value per share higher or less than the consideration received by other HCAP Stockholders calculated on the basis of the Closing PTMN Net Asset Value. However, as a result of certain limitations and adjustments pursuant to the terms of the Merger Agreement, including the adjustment mechanisms with respect to Non-Electing Shares described in “Description of the Merger Agreement—Merger Consideration” and “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations,” each holder of shares of HCAP Common Stock that are issued and outstanding immediately prior to the Effective Time will receive Per Share Merger Consideration approximately equal to the implied market value of the Per Share Merger Consideration received by other HCAP Stockholders at the Effective Time calculated on the basis of the market value of shares of PTMN Common Stock as of the Determination Date. See “Risk Factors—Risks Relating to the Mergers—The Per Share Merger Consideration received by an individual HCAP Stockholder may represent an implied market value per share less than the Closing HCAP Net Asset Value per share, and, depending on the Elections made by an HCAP Stockholder and Elections made by other HCAP Stockholders, the Per Share Merger Consideration received may represent a value per share higher or less than the consideration received by other HCAP Stockholders calculated on the basis of the Closing PTMN Net Asset Value.”
A Form of Election has been provided to record holders of HCAP Common Stock as of the record date for the HCAP Special Meeting. HCAP Stockholders who wish to elect to receive the Per Share Cash Price for any or all shares of HCAP Common Stock held by such holder may indicate so on the Form of Election. If you hold your shares of HCAP Common Stock through a broker, bank, trustee or other nominee and wish to elect to receive the Per Share Cash Price for any or all shares of HCAP Common Stock that you own beneficially, you must direct your intermediary accordingly by following the election instructions you receive from your broker, bank, trustee or other nominee.
HCAP will use its best efforts to make the Form of Election and this proxy statement/prospectus available to all persons who become record holders of HCAP Common Stock during the period between such record date and the HCAP Special Meeting. Any such holder’s election to receive the Per Share Cash Price will be properly made only if the Exchange Agent has received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by (if such shares are not book-entry shares) the Certificate or Certificates to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of HCAP (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank of trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). If you hold your shares of HCAP Common Stock through a broker, bank, trustee or other nominee, the deadline to properly elect to receive the Per Share Cash Price for any or all shares of HCAP Common Stock that you own beneficially will be set by such broker, bank, trustee or other nominee and may be prior to the Election Deadline. Please contact your broker, bank, trustee or other nominee for more information.
Any Form of Election may be revoked by the HCAP Stockholder submitting such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after the date of the HCAP Special Meeting, if the Exchange Agent is legally required to permit such revocations and the Effective Time has not occurred prior to such revocation. If you hold your shares of HCAP Common Stock through a broker, bank, trustee or other nominee, the process and deadline to revoke any election instruction provided to your intermediary will be established by such broker, bank, trustee or other nominee and may differ from the process and deadline set forth in the immediately preceding sentence. Please contact your broker, bank, trustee or other nominee for more information.
In addition, all Forms of Election will automatically be revoked if the Exchange Agent is notified in writing by PTMN and HCAP that the First Merger has been abandoned. If a Form of Election is so revoked, the Certificate or Certificates (or guarantee of delivery, as appropriate) for the shares of HCAP Common Stock to which such Form of Election relates will be promptly returned to the HCAP Stockholder submitting such Form of Election to the Exchange Agent. Any HCAP Stockholder who has revoked their Form of Election and has not submitted a separate Form of Election by the proper time on the Election Date will be deemed not to have made an Election, the shares held by such holder will be treated by the Exchange Agent as Non-Electing Shares.
The Exchange Agent will have discretion to determine whether or not an election to receive the Per Share Cash Price has been properly made or revoked with respect to shares of HCAP Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive the Per Share Cash Price was not properly made with respect to shares of HCAP Common Stock, such shares will be treated by the Exchange Agent as shares that were Non-Electing Shares. The Exchange Agent will also make all computations as to the allocation and the proration contemplated by the provisions of the Merger Agreement and any such computation will be conclusive and binding on the HCAP Stockholders. The Exchange Agent may, with the mutual agreement of PTMN and HCAP, make such rules as are consistent with the provisions of the Merger Agreement for the implementation of the Elections provided for therein as will be necessary or desirable fully to effect such Elections.
Additional Cash Consideration
In connection with the transactions contemplated by the Merger Agreement, as additional consideration to the holders of shares of HCAP Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), Sierra Crest will pay or cause to be paid to such holders an aggregate amount in cash equal to $2.15 million.
Market Price of Securities
Shares of PTMN Common Stock trade on Nasdaq under the symbol “PTMN.” Shares of HCAP Common Stock trade on Nasdaq GM under the symbol “HCAP.”
The following table presents the closing sales prices as of the last trading day before the execution of the Merger Agreement and the last trading day before the date of this proxy statement/prospectus, and the most recently determined NAV per share of each of PTMN Common Stock and HCAP Common Stock.
	PTMN Common Stock	HCAP Common Stock
NAV per Share at December 31, 2020	$2.88	$10.42
Closing Sales Price at December 22, 2020	$1.80	$5.91
Closing Sales Price at April 19, 2021	$2.36	$8.97
Risks Relating to the Proposed Mergers
The Mergers and the other transactions contemplated by the Merger Agreement are subject to, among others, the following risks. HCAP Stockholders should carefully consider these risks before deciding how to vote on the proposals to be voted on at the HCAP Special Meeting.
•
Because the market price of PTMN Common Stock and the NAV per share of PTMN and HCAP will fluctuate, HCAP Stockholders cannot be sure of the market value or exact composition of the Merger Consideration they will receive until the Closing Date.

•
The Per Share Merger Consideration received by an individual HCAP Stockholder may represent an implied market value per share less than the Closing HCAP Net Asset Value per share, and, depending on the Elections made by an HCAP Stockholder and Elections made by other HCAP Stockholders, the Per Share Merger Consideration received may represent a value per share higher or less than the consideration received by other HCAP Stockholders calculated on the basis of the Closing PTMN Net Asset Value.

•	Sales of shares of PTMN Common Stock after the completion of the Mergers may cause the market price of PTMN Common Stock to decline.
•	HCAP Stockholders and PTMN Stockholders will experience a reduction in percentage ownership and voting power in the combined company as a result of the Mergers.
•	HCAP Stockholders may receive a form or combination of consideration different from what they elect.
•	PTMN may be unable to realize the benefits anticipated by the Mergers, including estimated cost savings, or it may take longer than anticipated to realize such benefits.
•	The announcement and pendency of the proposed Mergers could adversely affect HCAP’s business, financial results and operations.
•
If the Mergers do not close, neither PTMN nor HCAP will benefit from the expenses incurred in their pursuit of the Mergers and, under certain circumstances, HCAP will be required to pay half of PTMN’s expenses incurred in connection with the Mergers, subject to a maximum reimbursement payment of $500,000.

•
Litigation which may be filed against HCAP or PTMN in connection with the Mergers, regardless of its merits, could result in substantial costs and could delay or prevent the Mergers from being completed.

•	The termination of the Merger Agreement could negatively impact HCAP and PTMN.
•	Under certain circumstances, PTMN and HCAP are obligated to pay each other a termination fee upon termination of the Merger Agreement.
•
The Mergers are subject to closing conditions, including the HCAP Stockholder Approval, that, if not satisfied or waived, will result in the Mergers not being completed, which may result in material adverse consequences to HCAP’s and PTMN’s business and operations.

•	PTMN and HCAP will be subject to operational uncertainties and contractual restrictions while the Mergers are pending, including restrictions on pursuing alternatives to the Mergers.
•	The Merger Agreement contains provisions that could discourage or make it difficult for a third party to acquire HCAP prior to the completion of the proposed Mergers.
•	The opinion delivered to the HCAP Special Committee from its financial advisor prior to signing the Merger Agreement will not reflect changes in circumstances since the date of such opinion.
•	If the Mergers are not completed or HCAP is not otherwise acquired, HCAP may consider other strategic alternatives, which are subject to risks and uncertainties.
•	Subject to applicable law, each party may waive one or more conditions to the Mergers without soliciting (or resoliciting, in the case of HCAP) approval from its respective stockholders.
•
The shares of PTMN Common Stock to be received by HCAP Stockholders as a result of the Mergers will have different rights associated with them than shares of HCAP Common Stock currently held by them. For example, stockholder voting thresholds required for (i) charter amendments, (ii) bylaw amendments and (iii) removal of directors are different. See the section captioned “Comparison of PTMN and HCAP Stockholder Rights” below for a more detailed discussion of these and other differences.

•	The market price of PTMN Common Stock after the Mergers may be affected by factors different from those affecting PTMN Common Stock currently.
•
The U.S. federal income tax treatment of the Mergers will not be known as of the date of the HCAP Special Meeting, and the position that the Mergers qualify as a “reorganization” might be challenged by the Internal Revenue Service (“IRS”).

•
The U.S. federal income tax treatment of the Additional Cash Consideration is not entirely clear, and the position taken that the Additional Cash Consideration is part of the total cash consideration received by HCAP Stockholders pursuant to the Mergers might be challenged by the IRS.

•	Following the closing of the Mergers, PTMN may be limited in the use of certain capital loss carryforwards and the use of certain unrealized capital losses.
•	If PTMN sells investments acquired as a result of the Mergers, it may result in capital gains and increase the incentive fees payable to Sierra Crest.
See the section captioned “Risk Factors—Risks Relating to the Mergers” below for a more detailed discussion of these factors.
Tax Consequences of the Mergers
Subject to the discussion below, the Mergers, taken together, may qualify as a “reorganization,” within the meaning of Section 368(a) of the Code. If the Mergers qualify as a reorganization for U.S. federal income tax purposes, U.S. holders (as defined in the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Mergers”) of HCAP Common Stock who receive a combination of shares of PTMN Common Stock and cash, other than cash in lieu of a fractional share of PTMN Common Stock, in exchange for their HCAP Common Stock, will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the shares of PTMN Common Stock and cash (other than cash received in lieu of a fractional share of PTMN Common Stock) received by such holder in exchange for its shares of HCAP Common Stock (such cash including the holder’s share of the Aggregate Cash Consideration and possibly, as discussed below, the holder’s share of the Additional Cash Consideration) exceeds such holder’s adjusted basis in its shares of HCAP Common Stock, and (ii) the amount of cash (other than cash received in lieu of fractional shares of PTMN Common Stock) received by such holder in exchange for its shares of HCAP Common Stock (such cash including the holder’s share of the Aggregate Cash Consideration and possibly, as discussed below, the holder’s share of the Additional Cash Consideration). Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if the holding period for such shares of HCAP Common Stock is more than one year. Depending on certain facts specific to you, gain could instead be characterized as ordinary dividend income.
With respect to the Additional Cash Consideration, there is limited authority addressing the tax consequences of the receipt of merger consideration from a party other than the acquiror and, as a result, the tax consequences of the receipt of the Additional Cash Consideration are not entirely clear. PTMN and Sierra Crest intend to take the position that the Additional Cash Consideration received by a U.S. holder is treated as additional merger consideration. It is possible, however, that the Additional Cash Consideration may be treated as ordinary income and not as cash received in exchange for such holder’s HCAP Common Stock.
In addition, the Mergers will not qualify as a reorganization if the fair market value of the PTMN Common Stock received by HCAP shareholders in the Mergers does not equal or exceed 40% of the aggregate consideration. As noted below under “Description of the Merger Agreement—Merger Consideration,” the amount of PTMN Common Stock and cash to be transferred in the Mergers is subject to adjustments.
If the Mergers do not qualify as a reorganization, U.S. holders of HCAP Common Stock will be treated as having sold their HCAP Common Stock in a taxable sale and will generally recognize gain or loss equal to the difference between the fair market value of the PTMN Common Stock and cash received (including such holder’s share of the Aggregate Cash Consideration and possibly, as discussed above, the Additional Cash Consideration) and the basis in his or her HCAP Common Stock. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Mergers, the holding period for such shares of HCAP Common Stock is greater than one year. The deductibility of capital losses is subject to limitations.
On the Closing Date, PTMN and HCAP will use commercially reasonable efforts to make a determination, in consultation with tax counsel, as to whether or not the Mergers qualify as reorganization for U.S. federal income tax purposes, and, to the extent any such determination is made, PTMN will inform the HCAP Stockholders of such determination as soon as practicable after the Closing Date. The determination will be based on the then-existing law, will assume the absence of changes in existing facts, may rely on certain customary assumptions and may rely on representations contained in certificates executed by officers of PTMN and HCAP.
The obligations of PTMN and HCAP to complete the Mergers are not conditioned on the receipt of, and PTMN and HCAP will not receive, opinions from Simpson Thacher, counsel to PTMN, or Dechert, counsel to

HCAP, to the effect that the Mergers will qualify as a reorganization for U.S. federal income tax purposes. HCAP Stockholders should read the section captioned “Certain Material U.S. Federal Income Tax Consequences of the Mergers” for a more complete discussion of the U.S. federal income tax consequences of the Mergers. Tax matters can be complicated and the tax consequences of the Mergers to HCAP Stockholders will depend on their particular tax situation. HCAP Stockholders should consult with their own tax advisors to determine the tax consequences of the Mergers to them.
Special Meeting of HCAP Stockholders
HCAP plans to hold the HCAP Special Meeting on June 7, 2021, at 11:00 a.m., Eastern Time, at the following website: www.virtualshareholdermeeting.com/HCAP2021SM. At the HCAP Special Meeting, holders of HCAP Common Stock will be asked to approve the Merger Proposal and, if necessary or appropriate, the HCAP Adjournment Proposal.
An HCAP Stockholder can vote at the HCAP Special Meeting, or any adjournments and postponements thereof, if such stockholder owned shares of HCAP Common Stock at the close of business on the HCAP Record Date. As of that date, there were 5,968,296 shares of HCAP Common Stock outstanding and entitled to vote. 997,026 of such total outstanding shares, or approximately 16.7%, were owned beneficially or of record by directors and executive officers of HCAP.
HCAP Board Recommendation
The HCAP Board, acting on the unanimous recommendation of the HCAP Special Committee, approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and recommends that HCAP Stockholders vote “FOR” the Merger Proposal and, if necessary or appropriate, “FOR” the HCAP Adjournment Proposal.
Vote Required
Each share of HCAP Common Stock held by a holder of record as of the HCAP Record Date has one vote on each matter to be considered at the HCAP Special Meeting.
The Merger Proposal
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HCAP Common Stock entitled to vote at the HCAP Special Meeting (“HCAP Stockholder Approval”). Abstentions and broker non-votes will have the same effect as votes “against” the Merger Proposal.
The HCAP Adjournment Proposal
The approval of the HCAP Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of HCAP Common Stock present in person or represented by proxy and entitled to vote at the HCAP Special Meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “against” approval of the HCAP Adjournment Proposal. Broker non-votes will have no effect on the voting outcome of the HCAP Adjournment Proposal.
Completion of the Mergers
As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Mergers depends on a number of conditions being satisfied or, where legally permissible, waived. For information on the conditions that must be satisfied or waived for the Mergers to occur, see “Description of the Merger Agreement—Conditions to Closing the Mergers.” While there can be no assurances as to the exact timing, or that the Mergers will be completed at all, PTMN and HCAP are working to complete the Mergers in the second quarter of 2021. It is currently expected that the Mergers will be completed promptly following receipt of the HCAP Stockholder Approval at the HCAP Special Meeting and satisfaction (or to the extent legally permitted, waiver) of the other closing conditions set forth in the Merger Agreement.

Termination of the Mergers and Termination Fee
The Merger Agreement contains certain termination rights for PTMN and HCAP, each of which is discussed below in “Description of the Mergers—Termination of the Merger Agreement.” The Merger Agreement provides that, in connection with the termination of the Merger Agreement under specified circumstances, HCAP may be required to pay PTMN, or PTMN may be required to pay HCAP, a termination fee of approximately $2.122 million. See “Description of the Merger Agreement—Termination of the Merger Agreement” for a discussion of the circumstances that could result in the payment of the termination fees.
HCAP Reasons for the Mergers
After a thorough review of a variety of strategic alternatives, the HCAP Board, upon the recommendation of the HCAP Special Committee, determined that entering into the Merger Agreement and consummating the transactions contemplated thereby, including the Mergers, is in the best interests of HCAP and HCAP Stockholders. Certain material factors considered by the HCAP Special Committee and the HCAP Board in evaluating the Mergers include, among others:
•	the financial terms of the Merger Agreement, including that:
•
on a market value basis, the transaction, including the Additional Cash Consideration from Sierra Crest, represents an implied market value for HCAP Common Stock of approximately $7.71 per share, which represents approximately 79% of HCAP’s September 30, 2020 NAV per share (adjusted for expected transaction expenses) and a 30.4% premium to the closing price of HCAP Common Stock on December 22, 2020. This implied market value is based on (i) HCAP’s adjusted September 30, 2020 NAV ($60.6 million, or $10.17 per share of HCAP Common Stock based on the outstanding shares of HCAP Common Stock as of December 23, 2020 (the date of the Merger Agreement), as adjusted for expected transaction expenses), (ii) PTMN’s estimated October 31, 2020 NAV ($208.6 million, or $2.78 per share of PTMN Common Stock, accounting for PTMN’s merger with GARS, which was completed on October 28, 2020 (the “PTMN/GARS Transaction”), as adjusted for expected transaction expenses), and (iii) the closing price of PTMN Common Stock on December 22, 2020 (which was the last trading day before entering into the Merger Agreement) of $1.80;

•
on an NAV basis, HCAP Stockholders will collectively receive value per share of approximately 103.7% of the NAV per share of HCAP Common Stock, calculated based on (i) HCAP’s adjusted September 30, 2020 NAV and the outstanding shares of HCAP Common Stock as of December 23, 2020 (the date of the Merger Agreement), (ii) the estimated NAV per share of PTMN Common Stock as of October 31, 2020 (as adjusted for the PTMN/GARS Transaction and expected transaction expenses), and (iii) taking into account the value of the Additional Cash Consideration. The additional 3.7% premium above NAV per share of HCAP Common Stock is a result of the Additional Cash Consideration;

•
PTMN will issue to HCAP Stockholders shares of PTMN Common Stock equal to 19.9% of the number of shares of PTMN Common Stock issued and outstanding immediately prior to the Closing, and pay the remainder of the Merger Consideration in cash; and

•
HCAP Stockholders will have the option to elect to receive the Merger Consideration in cash, which provides immediate liquidity and certainty of value to HCAP Stockholders, or in shares of PTMN Common Stock, subject to adjustment based on the elections of other HCAP Stockholders, and that the Jolson Letter Agreement (as defined in the section entitled “The Mergers—Background of the Mergers”) to which Mr. Jolson and HCAP are party will enhance the ability of minority HCAP Stockholders to receive cash based on their elections.

•	the thorough review of strategic alternatives undertaken by the HCAP Special Committee and the HCAP Board;
•
certain considerations relating to the opportunities for the combined company to provide strategic and business opportunities for its stockholders and to generate additional stockholder value, including that:

•	based on the outstanding shares and relative NAV of HCAP Common Stock and PTMN Common Stock outstanding (each as adjusted for expected transaction expenses), as of September 30, 2020 with respect to HCAP, and as of October 31, 2020 with respect to PTMN and as estimated for pro forma adjustments to account for the PTMN/GARS Transaction, current HCAP Stockholders would own approximately 16.6% of the combined company immediately following the completion of the Mergers;
•
the combined company will be externally managed by Sierra Crest and is expected to have total assets in excess of $658 million total investments of approximately $582 million and NAV in excess of $250.0 million (based on HCAP’s September 30, 2020 balance sheet and PTMN’s estimated October 31, 2020 balance sheet (with pro forma adjustments for the PTMN/GARS Transaction), not adjusted for transaction expenses);

•
following the Mergers, HCAP Stockholders are expected to benefit from (i) access to the full range of resources of Sierra Crest; (ii) investment opportunities originated through the BC Partners Credit platform; and (iii) the utilization of BC Partners’ broader resources, including relationships and institutional knowledge from over 30 years of private market investing;

•
the combined company’s investment portfolio following the Mergers will provide additional scale and portfolio diversification, which will position the combined company, among other things, to (i) capitalize on favorable market conditions; (ii) originate larger transactions with increased final hold positions; and (iii) enhance access to lower cost of capital from banks and capital market participants;

•	HCAP Stockholders of the combined company will have an ability to participate in the future growth of PTMN, including potential upside if shares of PTMN Common Stock trades higher in the future;
•	the Mergers are expected to deliver operational synergies for the combined company as a result of the larger scale and elimination of redundant HCAP expenses following the Mergers;
•	HCAP Stockholders are expected to realize net investment income per share accretion following the Closing;
•	the combined historical performance of HCAP and PTMN and expected ability of the combined entity to make future dividend payments to stockholders are expected to benefit HCAP Stockholders;
•
shares of PTMN Common Stock received in exchange for shares of HCAP Common Stock may be more liquid than HCAP Common Stock, given the increased size and diversification of the equity base of the combined company;

•	based on a review of PTMN, the belief that PTMN and BC Partners have shown the ability to successfully execute this type of merger transaction;
•	the terms of the Merger Agreement, including that the terms of the Merger Agreement are unlikely to unduly deter third parties from making unsolicited acquisition proposals; and
•	the risks and potential negative factors relating to the Merger Agreement.
The HCAP Special Committee also considered the opinion of the financial advisor to the HCAP Special Committee in connection with its consideration of the financial terms of the Mergers. See “—Opinion of the Financial Advisor to the HCAP Special Committee” below. For a further discussion of the factors considered by the HCAP Special Committee and the HCAP Board, see “The Mergers—HCAP Reasons for the Mergers.”
Opinion of the Financial Advisor to the HCAP Special Committee
In connection with the Mergers, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered a written opinion, dated December 23, 2020, as discussed in more detail in the section entitled “The Merger—Opinion of the Financial Advisor to the HCAP Special Committee'', to the HCAP Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of HCAP Common Stock, collectively as a group, of the Total Stock Consideration and the Aggregate Cash Consideration, taken together, collectively with the Additional Cash Consideration (collectively, the “Aggregate Merger Consideration”), in the First Merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the HCAP Special Committee (in its capacity as such) in connection with its consideration of the financial terms of the Mergers. The opinion did not address the underlying business decision of HCAP to engage in the Mergers or enter into the Merger Agreement or constitute a recommendation to the HCAP Special Committee or the HCAP Board in connection with the Mergers, and it does not constitute a recommendation to any holder of HCAP Common Stock or any shareholder of any other entity as to how to vote in connection with the Mergers or any other matter (including, with respect to holders of HCAP Common Stock, whether any HCAP Stockholder should make an Election).
At the instruction of the HCAP Special Committee, a copy of KBW’s opinion was provided to the HCAP Board for informational purposes only prior to its deliberations relating to the approval of the Mergers and the Merger Agreement.
HCAP Stockholders Have Appraisal Rights
HCAP Stockholders will be entitled to exercise appraisal rights with respect to the Merger in accordance with Section 262 of the DGCL. For more information, see “Appraisal Rights of HCAP Stockholders” and “Description of the Merger Agreement—Appraisal Rights.”

RISK FACTORS
In addition to the other information included in this document, HCAP Stockholders should carefully consider the risks described below in determining whether to approve the Merger Proposal. The information in “Risk Factors” in Part I, Item 1A of PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference for general risks related to PTMN. The information in “Risk Factors” in Part I, Item 1A of HCAP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference for general risks related to HCAP. The risks, as set out below and incorporated by reference herein are not the only risks PTMN and HCAP and, following the Mergers, the combined company, face. Additional risks and uncertainties not currently known to PTMN or HCAP or that they currently deem to be immaterial also may materially adversely affect their or, following the Mergers, the combined company’s, business, financial condition or operating results. If any of the following events occur, PTMN or HCAP or, following the Mergers, the combined company’s, business, financial condition or results of operations could be materially adversely affected. See also “Incorporation by Reference for PTMN,” Incorporation by Reference for HCAP” and “Where You Can Find More Information” in this proxy statement/prospectus.
RISKS RELATING TO THE MERGERS
Because the market price of PTMN Common Stock and the NAV per share of PTMN and HCAP will fluctuate, HCAP Stockholders cannot be sure of the market value or exact composition of the Merger Consideration they will receive until the Closing Date.
The market value of the aggregate Merger Consideration may vary from the closing price of PTMN Common Stock on the date the Mergers were announced, on the date that this proxy statement/prospectus was made available to stockholders or the date of the HCAP Special Meeting and on the date the Mergers are completed. Any change in the market price of PTMN Common Stock prior to completion of the Mergers will affect the market value of the aggregate Merger Consideration that HCAP Stockholders will receive upon completion of the Mergers. Additionally, the Per Share Stock Consideration and Per Share Cash Price will fluctuate as the market price of PTMN Common Stock and the NAV of HCAP change prior to the Closing Date.
In addition, because the Election Deadline is 5:00 p.m., New York City time on the fifth business day preceding Closing Date, HCAP Stockholders must decide whether to approve the Merger Proposal and make their Elections without knowing the actual market value of the shares of PTMN Common Stock they may receive when the Mergers are completed. This value will not be known at the time of the HCAP Special Meeting and may be more or less than the current market price of shares of PTMN Common Stock or the price of PTMN Common Stock at the time of HCAP Special Meeting or at the time an Election is made.
HCAP is not permitted to terminate the Merger Agreement or resolicit the vote of its stockholders solely because of changes in the market price of shares of PTMN Common Stock. There will be no adjustment to the Merger Consideration for changes in the market price of shares of PTMN Common Stock. In addition, the U.S. federal income tax treatment of the Mergers will not be known as of the date of the HCAP Special Meeting, and the position that the Mergers qualify as a “reorganization” might be challenged by the IRS.
Changes in the market price of PTMN Common Stock may result from a variety of factors, including, among other things:
•	changes in the business, operations or prospects of PTMN;
•	the financial condition of current or prospective portfolio companies of PTMN;
•	interest rates or general market or economic conditions;
•	market assessments of the likelihood that the Mergers will be completed and the timing of completion of the Mergers;
•	market perception of the future profitability of the combined company;
•	the duration and effects of the COVID-19 pandemic on PTMN’s and HCAP’s portfolio companies; and
•
the duration and effects of the COVID-19 pandemic on equity trading prices generally, and specifically on the trading price of PTMN Common Stock and the common stock of the Surviving Corporation following the Mergers.

See “Special Note Regarding Forward-Looking Statements” for other factors that could cause the market price of PTMN Common Stock to change.
These factors are generally beyond the control of PTMN. The range of high and low closing sales prices of PTMN Common Stock as reported on Nasdaq for the year ended December 31, 2020, was a low of $0.75 to a high of $2.36. However, historical trading prices are not necessarily indicative of future performance. HCAP Stockholders should obtain current market quotations for shares of PTMN Common Stock prior to voting their shares of HCAP Common Stock at the HCAP Special Meeting.
Furthermore, upon completion of the Mergers, HCAP Stockholders will be entitled to receive for each share of HCAP Common Stock that they own, at the election of each stockholder, subject to certain limitations and adjustment pursuant to the terms of the Merger Agreement, consideration in the form of a combination of PTMN Common Stock and cash, only cash or only PTMN Common Stock. The aggregate proportion of PTMN Common Stock payable as Merger Consideration is fixed and will not be adjusted for changes in the stock prices of either company before the Mergers are completed. Even if an HCAP Stockholder elects to receive all cash in the Mergers, the amount of cash to which such stockholder is entitled will depend on the price of PTMN Common Stock and the terms of the Merger Agreement described under “Description of the Merger Agreement—Merger Consideration” and “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations.” As a result, any changes in the market price of PTMN Common Stock will have a corresponding effect on the market value of the Merger Consideration. Neither party, however, has a right to terminate the Merger Agreement based solely (and in and of itself) upon changes in the market price of PTMN Common Stock or HCAP Common Stock.
The Per Share Merger Consideration received by an individual HCAP Stockholder may represent an implied market value per share less than the Closing HCAP Net Asset Value per share, and, depending on the Elections made by an HCAP Stockholder and Elections made by other HCAP Stockholders, the Per Share Merger Consideration received may represent a value per share higher or less than the consideration received by other HCAP Stockholders calculated on the basis of the Closing PTMN Net Asset Value.
Under the Merger Agreement, PTMN will issue at the Effective Time, in respect of all of the issued and outstanding shares of HCAP Common Stock (excluding Cancelled Shares), in the aggregate, the Merger Consideration. In addition, as additional consideration to the holders of shares of HCAP Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), Sierra Crest will pay or cause to be paid to such holders the Additional Cash Consideration in an aggregate amount of $2.15 million.
Although the Merger Consideration (excluding the Additional Cash Consideration) paid to HCAP Stockholders will equal, in the aggregate, the Closing HCAP Net Asset Value, the Per Share Merger Consideration to be received by an individual HCAP Stockholder may represent an implied market value per share less than the Closing HCAP Net Asset Value per share and, depending on the Elections made by such HCAP Stockholder and Elections made by other HCAP Stockholders, may represent a value per share higher or less than the consideration received by other HCAP Stockholders calculated on the basis of the Closing PTMN Net Asset Value. However, as a result of certain limitations and adjustments pursuant to the terms of the Merger Agreement, including the adjustment mechanisms with respect to Non-Electing Shares described in “Description of the Merger Agreement—Merger Consideration” and “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations,” each holder of shares of HCAP Common Stock that are issued and outstanding immediately prior to the Effective Time will receive Per Share Merger Consideration approximately equal to the implied market value of the Per Share Merger Consideration received by other HCAP Stockholders at the Effective Time calculated on the basis of the market value of shares of PTMN Common Stock as of the Determination Date.
Because the composition of cash or shares of PTMN Common Stock will vary among individual HCAP Stockholders based on each HCAP Stockholder’s Election and the Elections of other HCAP Stockholders, tax consequences will differ between HCAP Stockholders with respect to the Per Share Merger Consideration each receives. For a summary of the different U.S. federal income tax consequences, see the section of this proxy statement/prospectus entitled “Certain Material U.S. Federal Income Tax Consequences of the Mergers.”

Sales of shares of PTMN Common Stock after the completion of the Mergers may cause the market price of PTMN Common Stock to decline.
Based on the number of outstanding shares of PTMN Common Stock as of April 15, 2021, PTMN would issue approximately 14,963,833 shares of PTMN Common Stock pursuant to the Merger Agreement (after accounting for anticipated expenses of both parties related to the transaction). Former HCAP Stockholders may decide not to hold the shares of PTMN Common Stock that they receive pursuant to the Merger Agreement. In addition, PTMN Stockholders may decide not to hold their shares of PTMN Common Stock after completion of the Mergers. In each case, such sales of PTMN Common Stock could have the effect of depressing the market price for PTMN Common Stock and may take place promptly following the completion of the Mergers.
HCAP Stockholders and PTMN Stockholders will experience a reduction in percentage ownership and voting power in the combined company as a result of the Mergers.
HCAP Stockholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power in respect of the combined company relative to their respective percentage ownership interests in HCAP prior to the Mergers. Consequently, HCAP Stockholders should expect to exercise less influence over the management and policies of the combined company following the Mergers than they currently exercise over the management and policies of HCAP. PTMN Stockholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power in respect of the combined company relative to their respective ownership interests in PTMN prior to the Mergers. Consequently, PTMN Stockholders should expect to exercise less influence over the management and policies of the combined company following the Mergers than they currently exercise over the management and policies of PTMN.
If the Mergers are consummated, based on the number of shares of PTMN Common Stock issued and outstanding as of December 31, 2020, it is expected that current PTMN Stockholders will own approximately 83.4% of the outstanding PTMN Common Stock and former HCAP Stockholders will own approximately 16.6% of the outstanding PTMN Common Stock immediately following consummation of the Mergers. In addition, both prior to and after completion of the Mergers, subject to certain restrictions in the Merger Agreement, PTMN may issue additional shares of PTMN Common Stock (including, subject to certain restrictions under the 1940 Act, at prices below PTMN Common Stock’s then current NAV per share), all of which would further reduce the percentage ownership of the combined company held by former HCAP Stockholders and current PTMN Stockholders. In addition, the issuance or sale by PTMN of shares of PTMN Common Stock at a discount to NAV poses a risk of economic dilution to stockholders.
HCAP Stockholders may receive a form or combination of consideration different from what they elect.
While each holder of HCAP Common Stock entitled to the Merger Consideration may elect to receive, in connection with the Mergers, the Cash Consideration, the maximum aggregate number of shares of PTMN Common Stock available for all HCAP Stockholders will be fixed to equal the Total Stock Consideration and, accordingly, the aggregate amount of cash available to HCAP Stockholders will be fixed. As a result, depending on the Elections made by other HCAP Stockholders, if a holder of HCAP Common Stock elects to receive cash in connection with the Mergers, such holder will likely receive a portion of its Merger Consideration in PTMN Common Stock, and if a holder of HCAP Common Stock elects to receive PTMN Common Stock in connection with the Mergers, such holder will likely receive a portion of the Merger Consideration in cash. See “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” for more information. If a holder of HCAP Common Stock does not submit a properly completed and signed Form of Election to the Exchange Agent by the Election Deadline (or otherwise does not properly and timely direct such holder’s intermediary by following the election instructions received from the relevant broker, bank, trustee or other nominee with respct to the Election), then such stockholder will receive Stock Consideration (unless such consideration is adjusted pursuant to the terms of the Merger Agreement based on too many stockholders electing to receive Stock Consideration). No fractional shares of PTMN Common Stock will be issued in the Mergers, and HCAP stockholders will receive cash in lieu of any fractional shares of PTMN Common Stock.
PTMN may be unable to realize the benefits anticipated by the Mergers, including estimated cost savings, or it may take longer than anticipated to realize such benefits.
The realization of certain benefits anticipated as a result of the Mergers will depend in part on the integration of HCAP’s investment portfolio with PTMN’s and the integration of HCAP’s business with PTMN’s.

There can be no assurance that HCAP’s investment portfolio or business can be operated profitably or integrated successfully into PTMN’s operations in a timely fashion or at all. The dedication of management resources to such integration may divert attention from the day-to-day business of the combined company and there can be no assurance that there will not be substantial costs associated with the transition process or there will not be other material adverse effects as a result of these integration efforts. Such effects, including incurring unexpected costs or delays in connection with such integration and failure of HCAP’s investment portfolio to perform as expected, could have a material adverse effect on the financial results of the combined company.
PTMN also expects to achieve certain cost savings from the Mergers when the two companies have fully integrated their portfolios. It is possible that the estimates of the potential cost savings could ultimately be incorrect. The cost savings estimates also assume PTMN will be able to combine the operations of PTMN and HCAP in a manner that permits those cost savings to be fully realized. If the estimates turn out to be incorrect or if PTMN is not able to successfully combine HCAP’s investment portfolio or business with the operations of PTMN, the anticipated cost savings may not be fully realized, or realized at all, or may take longer to realize than expected.
The announcement and pendency of the proposed Mergers could adversely affect HCAP’s business, financial results and operations.
The announcement and pendency of the proposed Mergers could cause disruptions in and create uncertainty surrounding HCAP’s business, including affecting its relationships with its existing and future borrowers and lenders, which could have a significant negative impact on its future revenues and results of operations, regardless of whether the Mergers are completed. In particular, HCAP Advisors or its affiliates could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the proposed transaction, existing borrowers may elect to refinance their loans from HCAP and its affiliates with other lenders, and existing and potential future lenders may be unable or unwilling to fund their commitments to HCAP or otherwise extend credit to HCAP. In addition, HCAP has diverted, and will continue to divert, significant management resources towards the completion of the Mergers, which could have a significant negative impact on its future revenues and results of operations.
HCAP is also subject to restrictions on the conduct of its business prior to the completion of the Mergers as provided in the Merger Agreement, generally requiring HCAP to conduct its business only in the ordinary course and subject to specific limitations, including, among other things, certain restrictions on its ability to make certain investments and acquisitions, sell, transfer or dispose of its assets, amend its organizational documents and enter into or modify certain material contracts. These restrictions could prevent HCAP from pursuing otherwise attractive business opportunities, industry developments and future opportunities and may otherwise have a significant negative impact on its future investment income and results of operations.
If the Mergers do not close, neither PTMN nor HCAP will benefit from the expenses incurred in their pursuit of the Mergers and, under certain circumstances, HCAP will be required to pay half of PTMN’s expenses incurred in connection with the Mergers, subject to a maximum reimbursement payment of $500,000.
The Mergers may not be completed. If the Mergers are not completed, HCAP and PTMN will have incurred substantial expenses for which no ultimate benefit will have been received. Both companies have incurred out-of-pocket expenses in connection with the Mergers for investment banking, legal and accounting fees and financial printing and other related charges, much of which will be incurred even if the Mergers are not completed. In addition, under certain circumstances, HCAP will be required to pay half of PTMN’s expenses incurred in connection with the Mergers, subject to a maximum reimbursement payment of $500,000.
Litigation which may be filed against HCAP or PTMN in connection with the Mergers, regardless of its merits, could result in substantial costs and could delay or prevent the Mergers from being completed.
From time to time, HCAP and PTMN may be subject to legal actions, including securities class action lawsuits and derivative lawsuits, as well as various regulatory, governmental and law enforcement inquiries, investigations and subpoenas in connection with the Mergers. These or any similar securities class action lawsuits and derivative lawsuits, regardless of their merits, may result in substantial costs and divert management time and resources. An adverse judgment in such cases could have a negative impact on HCAP’s or PTMN’s liquidity and financial condition or could prevent the Mergers from being completed.

The termination of the Merger Agreement could negatively impact HCAP and PTMN.
If the Merger Agreement is terminated, there may be various consequences, including:
•
HCAP’s and PTMN’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Mergers, without realizing any of the anticipated benefits of completing the Mergers;

•	the market prices of HCAP Common Stock and PTMN Common Stock might decline to the extent that the market price prior to termination reflects a market assumption that the Mergers will be completed;
•	HCAP may not be able to find a party willing to pay an equivalent or more attractive price than the price PTMN agreed to pay in the Mergers; and
•	the payment of any termination fee or reimbursement of expenses, if required under the circumstances, could adversely affect the financial condition and liquidity of HCAP or PTMN.
Under certain circumstances, HCAP or PTMN would be obligated to pay a termination fee upon termination of the Merger Agreement.
The Mergers may not be completed. The Merger Agreement provides for the payment, subject to applicable law, by HCAP or PTMN of a termination fee under certain circumstances. See “Description of the Merger Agreement—Termination of the Merger Agreement” for a discussion of the circumstances that could result in the payment of a termination fee.
The Mergers are subject to closing conditions, including the HCAP Stockholder Approval, that, if not satisfied or waived, will result in the Mergers not being completed, which may result in material adverse consequences to HCAP’s and PTMN’s business and operations.
The Mergers are subject to closing conditions, including the HCAP Stockholder Approval that, if not satisfied, will prevent the Mergers from being completed. The closing condition that HCAP Stockholders approve the Mergers and the Merger Agreement may not be waived and must be satisfied for the Mergers to be completed. If HCAP Stockholders do not approve the Mergers and the Merger Agreement and the Mergers are not completed, the resulting failure to complete the Mergers could have a material adverse impact on HCAP’s business and operations.
PTMN and HCAP will be subject to operational uncertainties and contractual restrictions while the Mergers are pending, including restrictions on pursuing alternatives to the Mergers.
Uncertainty about the effect of the Mergers may have an adverse effect on PTMN and HCAP and, consequently, on the combined company following completion of the Mergers. These uncertainties may impair Sierra Crest’s and HCAP Advisors’ abilities to motivate key personnel until the Mergers are consummated and could cause those who deal with PTMN and HCAP to seek to change their existing business relationships with PTMN and HCAP, respectively. In addition, the Merger Agreement restricts PTMN and HCAP from taking actions that they might otherwise consider to be in their best interests. These restrictions may prevent PTMN and HCAP from pursuing certain business opportunities that may arise prior to the completion of the Mergers, including restrictions on them pursuing alternatives to the Mergers. Please see the section entitled “Description of the Merger Agreement—Interim Operations of PTMN” and “Description of the Merger Agreement—Interim Operations of HCAP” for a description of the interim operating covenants to which PTMN and HCAP are subject.
The Merger Agreement contains provisions that could discourage or make it difficult for a third party to acquire HCAP prior to the completion of the proposed Mergers.
The Merger Agreement prohibits HCAP from soliciting alternatives to the Mergers and imposes limitations on HCAP’s ability to respond to and negotiate unsolicited proposals received from third parties. The Merger Agreement contains customary non-solicitation and other provisions that, subject to limited exceptions, limit HCAP’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of HCAP. HCAP can consider and participate in discussions and negotiations with respect to an alternative proposal only in limited circumstances so long as certain notice and other procedural requirements are satisfied. In addition, subject to certain procedural requirements (including the ability of PTMN to revise its offer) and the payment of an approximately $2.122 million termination fee, HCAP may terminate the Merger Agreement and enter into an agreement with a third party that makes a superior proposal. These provisions may discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of HCAP from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in connection with the Mergers.
The opinion delivered to the HCAP Special Committee from its financial advisor prior to signing the Merger Agreement will not reflect changes in circumstances since the date of such opinion.
The opinion of the HCAP Special Committee’s financial advisor was delivered to the HCAP Special Committee on, and was dated, December 23, 2020. Changes in the operations and prospects of HCAP or PTMN, general market and economic conditions and other factors that may be beyond the control of HCAP or PTMN may significantly alter the value of HCAP or the price of shares of PTMN Common Stock by the time the Mergers are completed. The opinion does not speak as of the time the Mergers will be completed or as of any date other than the date of such opinion. For a description of the opinion that the HCAP Special Committee received from its financial advisor, see “The Mergers—Opinion of the Financial Advisor to the HCAP Special Committee.”
If the Mergers are not completed or HCAP is not otherwise acquired, HCAP may consider other strategic alternatives, which are subject to risks and uncertainties.
If the Mergers are not completed, the HCAP Special Committee and the HCAP Board may review and consider various alternatives available to HCAP, including, among others, continuing as a standalone public company with no material changes to its business or seeking an alternate transaction. These strategic or other alternatives available to HCAP may involve various additional risks to its business, including, among others, distraction of its management team and associated expenses as described above in connection with the proposed Mergers, and risks and uncertainties related to its ability to complete any such alternatives and other variables which may adversely affect its operations.
Subject to applicable law, each party may waive one or more conditions to the Mergers without soliciting (or resoliciting, in the case of HCAP) approval from its respective stockholders.
Certain conditions to PTMN’s and HCAP’s obligations to complete the Mergers may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of PTMN and HCAP. In the event that any such waiver does not require solicitation of stockholders, the parties to the Merger Agreement will have the discretion to complete the Mergers without seeking further stockholder approval. Accordingly, the terms and conditions as set forth in the Merger Agreement and described herein, including certain protections to PTMN and HCAP, may be waived. The conditions requiring approval of HCAP Stockholders, however, cannot be waived.
The shares of PTMN Common Stock to be received by HCAP Stockholders as a result of the Mergers will have different rights associated with them than shares of HCAP Common Stock currently held by them.
The rights associated with HCAP Common Stock are different from the rights associated with PTMN Common Stock. See “Comparison of PTMN and HCAP Stockholder Rights.”
The market price of PTMN Common Stock after the Mergers may be affected by factors different from those affecting PTMN Common Stock currently.
The businesses of PTMN and HCAP differ in some respects and, accordingly, the results of operations of the combined company and the market price of PTMN Common Stock after the Mergers may be affected by factors different from those currently affecting the independent results of operations of each of PTMN and HCAP. These factors include:
•	a larger stockholder base;
•	a different portfolio composition; and
•	a different capital structure.
Accordingly, the historical trading prices and financial results of PTMN may not be indicative of these matters for the combined company following the Mergers.

The U.S. federal income tax treatment of the Mergers will not be known as of the date of the HCAP Special Meeting, and the position that the Mergers qualify as a “reorganization” might be challenged by the IRS.
The U.S. federal income tax consequences of the Mergers depend on whether the Mergers qualify as a reorganization within the meaning of Section 368(a) of the Code. The Mergers will not qualify as a reorganization if the fair market value of PTMN Common Stock received by HCAP Stockholders in the Mergers does not equal or exceed 40% of the aggregate consideration. As noted below under “Description of the Merger Agreement—Merger Consideration,” the amount of PTMN Common Stock and cash to be transferred in the Mergers is subject to adjustments. Therefore, it will not be known at the time of the HCAP Special Meeting whether the Mergers will qualify as a reorganization.
On the Closing Date, PTMN and HCAP will use commercially reasonable efforts to make a determination, in consultation with tax counsel, as to whether or not the Mergers qualify as a reorganization for U.S. federal income tax purposes, and, to the extent any such determination is made, PTMN will inform the HCAP Stockholders of such determination as soon as practicable after the Closing Date. The determination will be based on the then-existing law, will assume the absence of changes in existing facts, may rely on certain customary assumptions and may rely on representations contained in certificates executed by officers of PTMN and HCAP. The obligations of PTMN and HCAP to complete the Mergers are not conditioned on the receipt of, and PTMN and HCAP will not receive, opinions from Simpson Thacher, counsel to PTMN, or Dechert, counsel to HCAP, to the effect that the Mergers will qualify as a reorganization for U.S. federal income tax purposes. HCAP Stockholder votes will not be resolicited in the event that the Mergers do not qualify as a reorganization for U.S. federal income tax purposes. Furthermore, even if PTMN and HCAP determine that the Mergers qualify as a reorganization for U.S. federal income tax purposes, the IRS may assert a contrary position.
The U.S. federal income tax treatment of the Additional Cash Consideration is not entirely clear, and the position taken that the Additional Cash Consideration is part of the total cash consideration received by HCAP Stockholders pursuant to the Mergers might be challenged by the IRS.
With respect to the Additional Cash Consideration, there is limited authority addressing the tax consequences of the receipt of merger consideration from a party other than the acquiror and, as a result, the tax consequences of the receipt of the Additional Cash Consideration are not entirely clear. PTMN and Sierra Crest intend to take the position that the Additional Cash Consideration received by a U.S. holder (as defined in the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Mergers”) is treated as additional merger consideration. It is possible, however, that the IRS would assert a contrary position that the Additional Cash Consideration be treated as taxable ordinary income and not as cash received in exchange for such holder’s HCAP Common Stock.
Following the closing of the Mergers, PTMN may be limited in the use of certain capital loss carryforwards and the use of certain unrealized capital losses.
In general, it is expected that limitations under the Code will apply to loss carryforwards and unrealized losses of HCAP as HCAP Stockholders before the Mergers are expected to hold less than 50% of the outstanding shares of PTMN immediately following the Mergers. As such, the Mergers are expected to result in potential limitations on the ability of PTMN to use HCAP’s loss carryforwards and potentially to use unrealized capital losses inherent in the tax basis of the assets acquired, once realized, and on the ability of HCAP’s taxable subsidiaries to use their net operating loss carryforwards.
To seek to minimize limits on the use of HCAP’s capital loss carryforwards and recognition of tax basis built in gains, HCAP assets may be sold prior to the Closing Date of the Mergers. To the extent any such sales result in recognized capital gains, the amount of HCAP’s capital loss carryforwards will decrease prior to the Closing Date. Any such sales, if made outside the ordinary course of business, would increase trading costs.
If PTMN sells investments acquired as a result of the Mergers, it may result in capital gains and increase the incentive fees payable to Sierra Crest.
Investments that PTMN acquires as a result of the Mergers will be booked at a discount under ASC 805-50, Business Combinations–Related Issues. To the extent PTMN sells one of these acquired investments at a price that is higher than its then-amortized cost, such sale would result in realized capital gain that would be factored into the amount of the incentive fee on capital gains, if any, that is paid by the combined company to Sierra Crest. If PTMN sells a significant portion of the investments acquired as a result of the Mergers, it may materially increase the incentive fee on capital gains paid by the combined company to Sierra Crest. The effect on the incentive fee on capital gains would be greater for acquired investments sold closer to the Closing Date.

COMPARATIVE FEES AND EXPENSES

Comparative Fees and Expenses Relating to the Mergers
The following tables are intended to assist you in understanding the costs and expenses that an investor in the common stock of PTMN or HCAP will bear directly or indirectly, and, based on the assumptions set forth below, the pro forma costs and expenses estimated to be incurred by the combined company, in each case, in the first year following the Mergers. PTMN and HCAP caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this document contains a reference to fees or expenses paid or to be paid by “you,” “PTMN” or “HCAP,” stockholders will indirectly bear such fees or expenses as investors in PTMN or HCAP, as applicable. The table below is based on information as of December 31, 2020 (except as noted below).
	Estimated		Pro Forma
Stockholder transaction expenses	PTMN (acquiring fund)	HCAP (target fund)
Sales load (as a percentage of offering price)	None(1)	None(1)	None(1)
Offering expenses (as a percentage of offering price)	None(1)	None(1)	None(1)
Dividend reinvestment plan expenses	None(2)	None(2)	None(1)
Total stockholder transaction expenses (as a percentage of offering price)	None	None	None
	Estimated		Pro Forma
Estimated annual expenses (as a percentage of net assets attributable to common stock):(3)	PTMN (acquiring fund)	HCAP (target fund)
Base management fees(4)	3.4%	3.4%	3.2%
Incentive fees(5)	4.1%	0.0%	2.7%
Interest payments on borrowed funds(6)	5.4%	5.8%	5.2%(9)
Other expenses(7)	3.1%	6.7%	2.8%
Acquired fund fees and expenses	0.0%	—	0.0%
Total annual expenses(8)	16.0%	15.9%	13.9%
*	Represents an amount less than 0.1%.
(1)
Purchases of shares of PTMN Common Stock or HCAP Common Stock on the secondary market are not subject to sales charges, but may be subject to brokerage commissions or other charges. The table does not include any sales load (underwriting discount or commission) that stockholders may have paid in connection with their purchase of shares of PTMN Common Stock or HCAP Common Stock in a prior underwritten offering or otherwise.

(2)	The estimated expenses associated with the respective distribution reinvestment plans are included in “Other expenses.”
(3)
“Consolidated net assets attributable to common stock” equals net assets at December 31, 2020. For the pro forma columns, the combined net assets of PTMN and HCAP on a pro forma basis as of December 31, 2020 were used, adjusted for merger related costs, for the assumed issuance of an estimated $3 million of PTMN shares in connection with Sierra Crest’s obligation to purchase shares at NAV under the Externalization Agreement, for incentive fees earned and for the write off of deferred financing costs related to debt repayments by PTMN and HCAP prior to the Mergers.

(4)
For PTMN, the base management fee is 1.50% of PTMN’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, at the end of the two most recently completed calendar quarters; provided, however, that the base management fee is 1.00% of PTMN’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, that exceed the product of (i) 200% and (ii) the value of PTMN’s NAV at the end of the most recently completed calendar quarter. The PTMN estimated base management fee assumes PTMN average gross assets remain equal to PTMN gross assets as of December 31, 2020.

HCAP’s base management fee is calculated based on HCAP’s gross assets (which includes assets acquired with the use of leverage and excludes cash and cash equivalents) at an annual rate of (i) 2.0% of gross assets up to and including $350 million, (ii) 1.75% of gross assets above $350 million and up to and including $1 billion, and (iii) 1.5% of gross assets above $1 billion. The percentage presented in the table reflects actual amounts incurred during the year ended December 31, 2020.
(5)
PTMN’s incentive fee consists of two parts: (i) a portion based on PTMN’s pre-incentive fee net investment income (the “Income-Based Fee”) and (ii) a portion based on the net capital gains received on PTMN’s portfolio of securities on a cumulative basis for each calendar year, net of all realized capital losses and all unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains Incentive Fee (the “Capital Gains Fee”). The Income-Based Fee is 17.50% of pre-incentive fee net investment income with a 7.00% hurdle rate. The Capital Gains Fee is 17.50%. Pursuant to an incentive fee letter agreement, Sierra Crest permanently waived incentive fees earned without recourse against or reimbursement by PTMN, to the extent necessary in order to achieve aggregate net investment income of PTMN for a one-year period to be at least equal to $0.40 per share, subject to certain adjustments. Pursuant to such agreement, for the six months ended June 30, 2020, approximately $557,000 in incentive fees were waived by Sierra Crest. As of July 1, 2020, all fee waivers from Sierra Crest expired. Incentive fees are estimated using PTMN fourth quarter 2020 actual Income-based fee, annualized, and assumes no Capital Gains Fee.
HCAP’s incentive fee also consists of two components. The first part (the “HCAP Income-Based Fee”) is calculated and payable quarterly in arrears based on the pre-incentive fee net investment income for the immediately preceding calendar quarter and is 20% of the amount, if any, by which the pre-incentive fee net investment income for the immediately preceding calendar quarter, expressed as a rate of return on the value of HCAP’s net assets (defined as total assets less senior securities constituting indebtedness and preferred stock) at the end of the calendar quarter for which such fees are being calculated, exceeds a 2.0% (which is 8.0% annualized) hurdle rate, subject to a “catch-up” provision, pursuant to which HCAP Advisors receives 100% of the pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.5% (10.0% annualized); provided, however, that no such HCAP Income-Based Fee will be payable except to the extent 20.0% of HCAP’s cumulative net increase in net assets resulting from operations over the calendar quarter for which such fees are being calculated and the 11 preceding quarters exceeds HCAP’s cumulative incentive fees accrued and/or paid pursuant for such 11 preceding quarters.
The second part of the incentive fee is calculated and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement between HCAP and HCAP Advisors (the “HCAP Investment Advisory Agreement”), as of the termination date) and equals 20% of HCAP’s aggregate realized capital gains on a cumulative basis from inception through the end of each calendar year, computed net of aggregate realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains incentive fees.
See “Business—Investment Advisory Agreement” in Part I, Item I of HCAP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for additional detail regarding the calculation of HCAP’s incentive fee. The percentage presented in the table reflects actual amounts incurred during the year ended December 31, 2020.
(6)
PTMN’s interest and other debt expenses are based on interest rates consistent with the levels during the year ended December 31, 2020. As of December 31, 2020, PTMN had $65.7 million available and $49.3 million in borrowings outstanding under its $115 million senior secured credit facility, $25 million available and no amounts outstanding under the $25 million CLO 2018-2 revolving credit facility, and $378 million of total debt outstanding. PTMN estimated interest expense assumes repayment of $88 million of CLO 2018-2 Senior Notes, and additional borrowings under the senior secured borrowing facility of approximately $20 million.

HCAP’s interest and other debt expenses are based on borrowing levels and interest rates consistent with the levels during the quarter ended December 31, 2020, including all interest and amortization of debt financing/issuance costs. As of December 31, 2020, HCAP had $9.4 million available (provided that any additional advances will be made only at the discretion of the lenders) and $35.6 million in borrowings outstanding under HCAP’s senior secured revolving credit facility (as modified, amended and restated from time to time, the “HCAP Credit Facility”) and $64.3 million of total debt outstanding.
(7)
In the case of PTMN, other expenses include insurance, accounting, legal and auditing fees and state franchise taxes, as well as the reimbursement of the compensation of administrative personnel and fees payable to PTMN’s directors who do not also serve in an executive officer capacity for PTMN or Sierra Crest. The estimated percentage presented in the table reflects actual amounts incurred during the year ended December 31, 2020.

In the case of HCAP, other expenses include insurance, accounting, legal and auditing fees and state franchise taxes, as well as certain expenses allocated to HCAP under the HCAP Investment Advisory Agreement and under the HCAP Administration Agreement, without giving effect to any cap on such amounts that may have been agreed to with HCAP Advisors and may reduce such amounts. The percentage presented in the table reflects actual amounts incurred during the year ended December 31, 2020.
In the case of Pro Forma line item, other expenses reflect anticipated decreases in duplicative costs such as professional fees for legal, audit and tax fees, directors’ fees, and other redundant administrative and operating expenses.
(8)
“Total annual expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. PTMN and HCAP borrow money to leverage and increase total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies. The percentage presented in the table reflects actual amounts incurred during the year ended December 31, 2020.

(9)
This is based on the repayment by PTMN of approximately $88 million of 2018-2 Secured Notes, and the assumption of additional borrowings of approximately $20 million under PTMN’s revolving credit facility, and on the assumption that the HCAP Credit Facility (approximately $35.6 million of borrowings outstanding as of December 31, 2020) will be repaid and the costs of borrowings under each respective borrowing facility after the Mergers will remain the same as those costs prior to the Mergers. PTMN expects over time that as a result of additional investment purchases, and in turn, additional borrowings on the financing facilities after the Mergers, the combined company’s interest payments on borrowed funds may be more than the principal amounts reflected in the section entitled “Capitalization” below and, accordingly, that estimated total expenses may be different than as reflected in the table above. However, the actual amount of leverage employed at any given time cannot be predicted.

Example
The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in PTMN, HCAP or the combined company’s common stock following the Mergers on a pro forma basis. In calculating the following expense amounts, each of PTMN and HCAP has assumed that it would have no additional leverage and that its annual operating expenses would remain at the levels set forth in the tables above. Calculations for the pro forma combined company following the Mergers assume that the Mergers closed on December 31, 2020 and that the leverage and operating expenses of PTMN and HCAP remain at the levels set forth in the tables above. Transaction expenses related to the Mergers are not included in the following examples.
	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment:
PTMN, assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$119	$332	$517	$879
HCAP, assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$151	$433	$688	$1,227

PTMN, assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$127	$353	$546	$910
HCAP, assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)(1)	$151	$433	$688	$1,275

Pro forma combined company following the Mergers
You would pay the following expenses on a $1,000 investment:
Assuming a 5% annual return (assumes no return from net realized capital gains or net unrealized capital appreciation)	$111	$314	$492	$851
Assuming a 5% annual return (assumes return entirely from realized capital gains and thus subject to the capital gain incentive fee)	$120	$335	$521	$884
(1)
As a result of the cumulative realized capital losses and unrealized capital depreciation in HCAP’s investment portfolio as of December 31, 2020, HCAP will not be subject to a capital gain incentive fee under the HCAP Investment Advisory Agreement until 2027, assuming a 5% annual return entirely from realized capital gains.

The foregoing tables are to assist you in understanding the various costs and expenses that an investor in PTMN, HCAP or, following the Mergers, the combined company’s common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, performance of PTMN, HCAP and the combined company will vary and may result in a return greater or less than 5%. The incentive fee under each of the PTMN Investment Advisory Agreement and the HCAP Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above in the example where there is no return from net realized capital gains, and thus are not included in those examples. Under each of the PTMN Investment Advisory Agreement and the HCAP Investment Advisory Agreement, no incentive fee would be payable if PTMN, HCAP or the combined company, as applicable, has a 5% annual return with no capital gains, however, there would be incentive fees payable in the examples where the entire return is derived from realized capital gains. If sufficient returns are achieved on investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, expenses, and returns to investors, would be higher. The example assumes that all dividends and other distributions are reinvested at NAV. Under certain circumstances, reinvestment of dividends and other distributions under the relevant dividend reinvestment plan may occur at a price per share that differs from NAV. See “PTMN Dividend Reinvestment Plan” and “HCAP Dividend Reinvestment Plan” for additional information regarding PTMN’s and HCAP’s dividend reinvestment plan, respectively.
The example and the expenses in the table above should not be considered a representation of PTMN’s, HCAP’s, or, following the Mergers, the combined company’s, future expenses, and actual expenses may be greater or less than those shown.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, including the documents incorporated by reference herein, contains statements that constitute forward-looking statements, which relate to PTMN, HCAP or, following the Mergers, the combined company, regarding future events or the future performance or future financial condition of PTMN, HCAP or, following the Mergers, the combined company. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about PTMN, HCAP or, following the Mergers, the combined company, their industry and their respective beliefs and assumptions. The forward-looking statements contained in this proxy statement/prospectus involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including:
•	the ability of the parties to consummate the Mergers on the expected timeline, or at all;
•	the failure of HCAP Stockholders to approve the Merger Proposal;
•	the ability to realize the anticipated benefits of the Mergers;
•	the effects of disruption on the business of PTMN and HCAP from the Mergers;
•	the effect that the announcement or consummation of the Mergers may have on the trading price of PTMN Common Stock;
•	the effect that the announcement or consummation of the Mergers may have on the trading price of HCAP Common Stock;
•	the combined company’s plans, expectations, objectives and intentions, as a result of the Mergers;
•	any potential termination of the Merger Agreement or action of HCAP Stockholders with respect to any proposed transaction;
•	changes in PTMN’s and/or HCAP’s NAV;
•	changes in the market price of PTMN Common Stock;
•	PTMN’s and HCAP’s future operating results;
•	PTMN’s and HCAP’s business prospects and the prospects of their respective portfolio companies;
•	the effect of investments that PTMN and HCAP expect to make and the competition for those investments;
•	PTMN’s and HCAP’s contractual arrangements and relationships with third parties, including with respect to portfolio companies and lenders;
•	actual and potential conflicts of interest with PTMN and HCAP, and their respective affiliates;
•	the dependence of PTMN’s and HCAP’s future success on the general economy and its effect on the industries in which they invest;
•	the ability of PTMN’s and HCAP’s portfolio companies to achieve their objectives;
•	the use of borrowed money to finance a portion of PTMN’s and HCAP’s investments;
•	the adequacy of financing sources and working capital;
•	the timing of cash flows, if any, from the operations of PTMN’s and HCAP’s portfolio companies;
•	general economic and political trends and other external factors;
•	changes in interest rates, including the decommissioning of London Interbank Offered Rate (“LIBOR”);
•	the ability of Sierra Crest and HCAP Advisors to locate suitable investments for PTMN and HCAP and to monitor and administer their respective investments;
•	the ability of Sierra Crest and HCAP Advisors or their affiliates to attract and retain highly talented professionals;

•	PTMN’s and HCAP’s ability to qualify and maintain their respective qualifications as a RIC and as a BDC;
•	general price and volume fluctuations in the stock markets;
•	the effect of changes to tax legislation and PTMN’s and HCAP’s respective tax position;
•	the duration and effects of the COVID-19 pandemic on PTMN’s and HCAP’s portfolio companies; and
•
an economic downturn, including as a result of the impact of the COVID-19 pandemic, that could have a material adverse effect on PTMN’s and HCAP’s portfolio companies’ results of operations and financial condition, which could lead to a loss on some or all of PTMN’s and HCAP’s investments in such portfolio companies and have a material adverse effect on PTMN’s and HCAP’s results of operations and financial condition.

Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar words. The forward-looking statements contained in this proxy statement/prospectus involve risks and uncertainties. Actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth as “Risk Factors” in both PTMN’s and HCAP’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2020, as such factors may be updated from time to time in their periodic filings with the SEC, and elsewhere contained or incorporated by reference in this proxy statement/prospectus.
The forward-looking statements included in this proxy statement/prospectus and documents incorporated by reference into this proxy statement/prospectus have been based on information available to PTMN and/or HCAP on the applicable date of the relevant document. Actual results could differ materially from those anticipated in PTMN’s and HCAP’s forward-looking statements and future results could differ materially from historical performance. You are advised to consult any additional disclosures that PTMN or HCAP may make directly to you or through reports that they have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. This proxy statement/prospectus and documents incorporated by reference into this proxy statement/prospectus contains or may contain statistics and other data that have been obtained from or compiled from information made available by third-party service providers. Neither PTMN nor HCAP has independently verified such statistics or data.
You should understand that, under Sections 27A(b)(2)(B) of the Securities Act, and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this proxy statement/prospectus, any prospectus supplement or in periodic reports PTMN or HCAP file under the Exchange Act.

THE HCAP SPECIAL MEETING

Date, Time and Place of the HCAP Special Meeting
The HCAP Special Meeting will be held virtually at 11:00 a.m., Eastern Time, on June 7, 2021 at the following website: www.virtualshareholdermeeting.com/HCAP2021SM. This proxy statement/prospectus will be sent to HCAP Stockholders of record as of April 16, 2021 on or about April 22, 2021.
Purpose of the HCAP Special Meeting
At the HCAP Special Meeting, HCAP Stockholders will be asked to approve the Merger Proposal and, if necessary or appropriate, the HCAP Adjournment Proposal.
The HCAP Board, acting on the unanimous recommendation of the HCAP Special Committee, approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and recommends that HCAP Stockholders vote “FOR” the Merger Proposal and, if necessary or appropriate, “FOR” the HCAP Adjournment Proposal.
Record Date
HCAP Stockholders may vote their shares at the HCAP Special Meeting, or any adjournments and postponements thereof, only if they were a stockholder of record at the close of business on April 16, 2021. There were 5,968,296 shares of HCAP Common Stock outstanding on the HCAP Record Date. Each share of HCAP Common Stock is entitled to one vote.
Quorum
The presence at the HCAP Special Meeting, virtually or represented by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of HCAP Common Stock entitled to vote thereat will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Broker non-votes (as described below) will be treated as shares present for quorum purposes to the extent there are any such broker non-votes cast at the HCAP Special Meeting.
Broker Non-Votes
Broker non-votes are described as votes cast by a broker, bank, trustee or nominee on behalf of a beneficial holder who does not provide explicit voting instructions as to how to vote such beneficial holder’s shares to such broker, bank, trustee or nominee and who does not attend the meeting. The Merger Proposal is a non-routine matter for HCAP. As a result, if an HCAP Stockholder holds shares in “street name” through a broker, bank, trustee or nominee, the broker, bank, trustee or nominee will not be permitted to exercise voting discretion with respect to the Merger Proposal. Broker non-votes will have the same effect as votes “against” the Merger Proposal. Broker non-votes will have no effect on the voting outcome of the HCAP Adjournment Proposal.
Vote Required
Each share of HCAP Common Stock held by a holder of record as of the HCAP Record Date has one vote on each matter to be considered at the HCAP Special Meeting.
The Merger Proposal
The affirmative vote of the holders of a majority of the outstanding shares of HCAP Common Stock entitled to vote at the HCAP Special Meeting is required to approve the Merger Proposal.
Abstentions and broker non-votes will have the same effect as votes “against” the Merger Proposal.
The HCAP Adjournment Proposal
The approval of the HCAP Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of HCAP Common Stock present in person or represented by proxy and entitled to vote at the HCAP Special Meeting, whether or not a quorum is present.

Abstentions will have the same effect as a vote “against” approval of the HCAP Adjournment Proposal. Broker non-votes will have no effect on the voting outcome of the HCAP Adjournment Proposal.
Voting of Proxies
HCAP encourages HCAP Stockholders to vote by proxy, which means that HCAP Stockholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with HCAP Stockholders’ instructions. If an HCAP Stockholder properly executes and returns a proxy without specifying their voting instructions, such HCAP Stockholder’s shares will be voted in accordance with the HCAP Board’s recommendation, “FOR” each of the HCAP Proposals. If any other business is brought before the HCAP Special Meeting, HCAP Stockholders’ shares will be voted at the HCAP Board’s discretion unless HCAP Stockholders specifically state otherwise on their proxy.
An HCAP Stockholder may vote by proxy in accordance with the instructions provided below or by voting by internet during the HCAP Special Meeting at the following website: www.virtualshareholdermeeting.com/HCAP2021SM. An HCAP Stockholder may also authorize a proxy by telephone or through the Internet using the toll-free telephone numbers or web address printed on the proxy card. Authorizing a proxy by telephone or through the Internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or Internet link.
•	By Internet: www.proxyvote.com
•
By telephone: 1-800-690-6903 to reach a toll-free, automated touchtone voting line, or 1-888-777-2092 Monday through Friday, 9:00 a.m. until 9:00 p.m. Eastern Time, to reach a toll-free, live operator line.

•
By mail: You may vote by proxy by following the directions and indicating your instructions on the enclosed proxy card, dating and signing the proxy card, and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States. Please allow sufficient time for your proxy card to be received on or prior to 11:59 p.m., Eastern Time, on June 6, 2021.

If you are the beneficial owner of your shares, you will need to follow the instructions provided by your broker, bank, trustee or nominee regarding how to instruct your broker, bank, trustee or nominee to vote your shares at the HCAP Special Meeting.
Important notice regarding the availability of proxy materials for the HCAP Special Meeting. HCAP’s proxy statement/prospectus and the proxy card are available at www.proxyvote.com.
Revocability of Proxies
Any proxy authorized pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. If you are a stockholder of record, you can change your vote or revoke your proxy by:
•
delivering a written revocation notice before 11:59 p.m. Eastern Time on June 6, 2021 to HCAP’s corporate secretary, William E. Alvarez, Jr., at Harvest Capital Credit Corporation, 450 Park Avenue, 5th Floor, New York, NY 10022, Attention: Corporate Secretary;

•	voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 6, 2021 (your latest telephone or Internet proxy is the one that will be counted); or
•	attending and voting during the HCAP Special Meeting. Simply logging into the HCAP Special Meeting will not, by itself, revoke your proxy.
In light of shelter-in-place restrictions currently in place due to the COVID-19 pandemic, HCAP encourages HCAP Stockholders to change their vote by voting again using the telephone or Internet.
If you hold shares of HCAP Common Stock through a broker, bank, trustee or nominee, you must follow the instructions you receive from your nominee in order to revoke your voting instructions.

Solicitation of Proxies
HCAP will bear its own costs of preparing, printing and mailing this proxy statement/prospectus and the applicable accompanying Notice of Special Meeting of Stockholders and proxy card. HCAP intends to use the services of Broadridge Financial Solutions Inc. to aid in the distribution and collection of proxy votes. HCAP expects to pay market rates of approximately $50,000 for such services. No additional compensation will be paid to directors, officers or regular employees for such services.
Appraisal Rights
HCAP Stockholders will be entitled to exercise appraisal rights with respect to the Merger in accordance with Section 262 of the DGCL. For more information, see “Appraisal Rights of HCAP Stockholders” and “Description of the Merger Agreement—Appraisal Rights.”
CAPITALIZATION
The following table sets forth (1) PTMN’s and HCAP’s actual capitalization as of December 31, 2020 and (2) PTMN’s capitalization as adjusted to reflect the effects of the Mergers. You should read this table together with PTMN’s and HCAP’s condensed consolidated financial data incorporated by reference herein.
	As of December 31, 2020 (unaudited, dollar amounts in thousands, except share and per share data)
	Actual	Actual	Pro forma Adjustments	Pro Forma
	PTMN	HCAP		PTMN(3)
Cash, cash equivalents and restricted cash	$82,903	$39,384	$(90,453)(1)	$31,835
Debt, at par	377,910	64,341	(104,252)	337,999
Net Assets	216,264	62,217	(18,525)(2)	259,955
Total Capitalization	$677,077	$165,942	$(213,230)	$629,789
Number of common shares outstanding	75,164,230	5,968,296	10,239,552	91,372,078
NAV per common share	$2.88	$10.42		$2.85
(1)
Pro Forma adjustments reflect the combined impact of the settlement of pending trades as of December 31, 2020 and the impact of investment activity post year-end 2020, a $17.4 million special payment to HCAP Stockholders, net debt repayments of approximately $104 million, combined transaction expenses of approximately $3.1 million, and the net settlement prior to closing of miscellaneous net liabilities as of December 31, 2020 of approximately $3.9 million.

(2)
Includes cash payment to stockholders of approximately $17.4 million, transaction expenses of PTMN of approximately $1.6 million; transaction expenses of HCAP of approximately $1.5 million and write-off of HCAP deferred financing costs of approximately $206 thousand.

(3)	The $2.85 pro forma NAV per common share decrease is primarily the result of estimated PTMN transaction expenses and the write off of deferred financing costs associated with debt repayments.

THE MERGERS
The discussion in this proxy statement/prospectus, which includes the material terms of the Mergers and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.
General Description of the Mergers
Pursuant to the terms of the Merger Agreement, at the Effective Time, Acquisition Sub will be merged with and into HCAP. HCAP will be the Surviving Corporation and will continue its existence as a corporation under the laws of the State of Delaware as a direct, wholly owned subsidiary of PTMN. As of the Effective Time, the separate corporate existence of Acquisition Sub will cease. Immediately after the effectiveness of the First Merger, HCAP will merge with and into PTMN, with PTMN as the surviving entity in the Second Merger. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of HCAP Common Stock issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares) will be converted into and exchanged for the right to receive the Per Share Merger Consideration, plus any cash in lieu of fractional shares. Furthermore, as additional consideration to the holders of shares of HCAP Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), Sierra Crest will pay or cause to be paid to such holders the Additional Cash Consideration.
Based on the number of shares of PTMN Common Stock issued and outstanding as of December 31, 2020, it is expected that current PTMN Stockholders will own approximately 83.4% of the outstanding PTMN Common Stock and former HCAP Stockholders will own approximately 16.6% of the outstanding PTMN Common Stock immediately following consummation of the Mergers.
Background of the Mergers
Since HCAP’s initial public offering (“IPO”) in 2013, competition for private debt investment opportunities in the middle and lower-middle market has significantly intensified. One of the primary drivers of increased competition has been a large influx of capital from global investors seeking yield due to persistent low interest rates that have remained at or near historic lows. This influx of capital has led to the formation of new competitive market participants with substantial amounts of capital to deploy, formidable financial, technological and marketing resources, and individualized risk tolerances that may include a broader range of tolerance in the middle and lower-middle market lending space than HCAP. In addition, structural innovations within the leveraged loan market have afforded borrowers greater financing alternatives, thereby creating pricing pressure on all loan product categories. Indeed, the combination of large inflows of capital, new competitive entrants, and expanded loan product offerings has created an imbalance between supply and demand and resulted in interest rate spread tightening and therefore the lowering of weighted-average yields associated with the investment portfolios of most BDC industry participants, including HCAP’s portfolio.
Like many publicly traded BDCs with small market capitalizations, shares of HCAP Common Stock have consistently traded at a discount to NAV per share, which has limited HCAP’s ability to raise additional equity capital given the constraints under the 1940 Act on the ability of a BDC to issue shares of its common stock at a price below NAV and the HCAP Board’s general belief that issuing new shares of HCAP Common Stock at a significant discount to then-current NAVs was not in the best interests of HCAP or its stockholders. As a consequence, HCAP’s investment portfolio has not meaningfully grown since its IPO, which has hindered its ability to be sufficiently competitive in the middle to lower-middle market lending space. These limitations provided challenges that the HCAP Board consistently considered in evaluating HCAP’s business and affairs.
In March 2020, the outbreak of COVID-19 resulted in extreme volatility and uncertainty across nearly every financial market, economic sector and industry worldwide. In the United States, federal, state and local authorities responded to the COVID-19 pandemic by enacting unprecedented restrictions, with widespread “stay at home” orders effectively shutting down much of the U.S. economy, reducing interest rates to historic lows, and by adopting economic stimulus packages of over $2 trillion. In addition, as a result of the market volatility caused by the COVID-19 pandemic, commercial banks generally became more concerned about their exposure to BDCs given the investment focus of BDCs on lending to middle and lower-middle market companies and the outsized negative impact of COVID-19 on these companies.

In light of these conditions and to (1) prepare for any increased revolver drawdowns from existing borrowers and (2) plan for the April 30, 2020 scheduled termination of the revolving period under the HCAP Credit Facility, HCAP’s management, in consultation with the HCAP Board, initiated a plan to focus on preservation of cash and liquidity. As a result, HCAP Advisors temporarily ceased new origination activities for HCAP until it determined such new originations would be prudent, based on HCAP’s capital needs and contractual obligations, including under the HCAP Credit Facility, for HCAP to recommence doing so. During March and early April 2020, HCAP’s management engaged regularly in discussions and negotiations with the lenders under the HCAP Credit Facility to extend the revolving period under the HCAP Credit Facility from April 30, 2020 to July 31, 2020 or some other date.
On April 13, 2020, after consultation with HCAP’s management and in furtherance of HCAP management’s focus on preserving HCAP’s cash and liquidity, the HCAP Board announced its decision to defer the payment of its previously announced distributions of $0.08 per share from each of April 30, 2020 and May 28, 2020 to such later date as the HCAP Board determined was prudent to do so. The HCAP Board, in consultation with HCAP’s management, also determined to suspend the declaration of any future dividends until further notice.
On April 30, 2020, the HCAP Board held its quarterly board and committee meetings virtually, during which the HCAP Board discussed with HCAP’s management, among other things, the potential effects of the COVID-19 pandemic on HCAP’s portfolio. During these meetings, the HCAP Board also received updates from HCAP’s management regarding its negotiations with the lenders under the HCAP Credit Facility, in connection with which the HCAP Board authorized an extension of the revolving period under the HCAP Credit Facility from April 30, 2020 to July 31, 2020, as well as other amendments necessary to maintain HCAP’s continued compliance with affirmative and negative covenants under the HCAP Credit Facility, including but not limited to those relating to tangible net worth and HCAP’s required debt service coverage ratio.
On May 19, 2020, the HCAP Board held a virtual meeting with representatives of HCAP’s management, during which HCAP’s management provided the HCAP Board with an update on the negotiations relating to the extension of the revolving period under the HCAP Credit Facility, as well as the related liquidity limitations on HCAP’s investment activities. In connection with the discussion, the HCAP Board and HCAP’s management reviewed a presentation previously provided by JMP Securities LLC (“JMP Securities”), financial advisor to HCAP Advisors and wholly-owned subsidiary of JMP Group, which had been prepared at the direction of HCAP Advisors and summarized various alternatives for HCAP’s operations going forward, including maintaining the status quo while seeking a replacement credit facility and considering various strategic alternatives available to HCAP, including liquidation, internalization of HCAP Advisors’ investment advisory function, and various sale/merger transactions, including a stock sale, asset sale, merger or reverse merger, or engagement of a new investment adviser. The HCAP Board also discussed with HCAP’s management a preliminary list of market participants that could be interested in pursuing, and were capable of consummating, a strategic transaction with HCAP, as included in JMP Securities’ presentation, which included PTMN and Party C. Following the discussion, the HCAP Board agreed to receive a live presentation from the representatives of JMP Securities at a subsequent meeting regarding the potential initiation by HCAP Advisors of a targeted exploration of potential strategic transaction opportunities available to HCAP (the “Initial Strategic Evaluation Process”).
On May 20, 2020, HCAP entered into the Ninth Amendment (the “Ninth Amendment”) to the loan and security agreement governing the HCAP Credit Facility which, among other things, (i) extended the revolving period to July 31, 2020, subject to HCAP selling a certain portfolio investment and fulfilling other related conditions under the Ninth Amendment, (ii) provided that additional advances requested on and after April 30, 2020 would be made only at the discretion of the lenders, (iii) reduced aggregate commitments under the HCAP Credit Facility to $45.0 million from $55.0 million, (iv) revised HCAP’s tangible net worth covenant, and (v) implemented a prohibition on HCAP’s ability to repurchase shares of HCAP Common Stock and declare and pay distributions or dividends on HCAP Common Stock, except, in the case of distributions and dividends, to the extent necessary for HCAP to maintain its eligibility to qualify as RIC under Subchapter M of the Code. In addition, the terms of the Ninth Amendment placed limitations on HCAP’s ability to make and originate new investments.
On May 29, 2020, during a virtual meeting of the HCAP Board, at which representatives of HCAP’s management and JMP Securities were present, representatives of JMP Securities presented to the HCAP Board its proposed targeted outreach process in connection with the Initial Strategic Evaluation Process. The JMP

Securities representatives summarized for the HCAP Board the preliminary list of parties that JMP Securities believed could potentially be interested in pursuing, and capable of successfully consummating, a strategic transaction with HCAP, as included in JMP Securities’ presentation, which included, among other parties, PTMN and Party C, and provided the HCAP Board with a description of those parties and their investment strategies as well as probability of execution of a strategic transaction with each potential partner. During the May 29, 2020 meeting, the HCAP Board also discussed with HCAP’s management HCAP’s liquidity constraints and investment activity limitations, as well as recent mergers and acquisitions activity in the BDC space, after which the HCAP Board, at the recommendation of HCAP’s management, scheduled a follow-up meeting with the representatives from JMP Securities in order to permit the HCAP Board members an opportunity to further discuss with JMP Securities the potential commencement of the Initial Strategic Evaluation Process.
On June 10, 2020, at a virtual meeting of the HCAP Board, the representatives of JMP Securities provided the HCAP Board an update on JMP Securities’ analyses with respect to various strategic alternatives previously discussed in connection with the Initial Strategic Evaluation Process. The analyses discussed during the June 10, 2020 meeting included an analysis of potential business combinations with the potential partners for a strategic transaction with HCAP that had been listed in JMP’s preliminary list of parties for potential outreach in connection with the Initial Strategic Evaluation Process, including PTMN and Party C. Following the June 10, 2020 meeting, the HCAP Board, upon the recommendation of HCAP’s management, agreed to permit HCAP Advisors to coordinate with JMP Securities to proceed with the Initial Strategic Evaluation Process, and instructed HCAP’s management to permit JMP Securities to make initial contact with the targeted list of parties discussed during the meeting, including PTMN and Party C.
On July 1, 2020, representatives from Dechert provided HCAP’s management with a form of confidentiality agreement to be sent to parties interested in participating in the Initial Strategic Evaluation Process for execution prior to receiving any non-public evaluation material about HCAP, its operations or its portfolio investments. The form of confidentiality agreement included customary “standstill” and related provisions (including the “don’t ask/don’t waive” provisions) designed to protect the strategic alternatives review process and increase the likelihood that each participant would put forth its best offer through the bid solicitation process and not through other avenues, along with a provision that would allow bidders confidentially to request a waiver of the standstill provisions once a strategic transaction had been publicly announced, which would allow the HCAP Board to receive and consider competing proposals.
On July 2, 2020, representatives of JMP Securities and HCAP’s management populated a preliminary electronic data room for review by parties who executed confidentiality agreements to participate in the Initial Strategic Evaluation Process, which included, among other things, valuation materials, supplementary financial and tax information, and a schedule of HCAP’s investment assets.
From July 6, 2020 through July 9, 2020, five parties, including Party C (July 9, 2020), executed confidentiality agreements with HCAP, each substantially in the form as provided to HCAP’s management by Dechert.
On July 9, 2020, at a meeting of the HCAP Board, the representatives of JMP Securities provided the HCAP Board with an update on the activity that had taken place during the Initial Strategic Evaluation Process since the last meeting of the HCAP Board. During the meeting, at which representatives of HCAP’s management and Dechert were also present at the invitation of the HCAP Board, JMP Securities informed the HCAP Board that, as previewed during the June 10, 2020 HCAP Board meeting, JMP Securities had engaged in discussions during the Initial Strategic Evaluation Process with seven parties, including PTMN and Party C, five of which, including Party C, had executed confidentiality agreements with HCAP. During the meeting, the HCAP Board discussed with the representatives from JMP Securities the level of interest exhibited by the various parties during the Initial Strategic Evaluation Process, including level of activity in the electronic data room, as well as the types of transactions in which the potential bidders had expressed preliminary interest. During the July 9, 2020 meeting, the HCAP Board also received an update from an outside consultant regarding potential financing alternatives available to HCAP in light of the pending scheduled termination of the revolving period under the HCAP Credit Facility on July 31, 2020.
During the July 9, 2020 meeting, following JMP Securities’ exit from the meeting, the HCAP Board discussed with Dechert the strategic alternatives review process generally, the use of confidentiality agreements in the context of the strategic alternatives review process, and the legal and fiduciary implications thereof.

Dechert also confirmed for the HCAP Board that Dechert and HCAP’s management had prepared a form of confidentiality agreement to be sent to parties interested in participating in the Initial Strategic Evaluation Process for execution prior to receiving non-public evaluation material about HCAP, its operations and its portfolio investments and discussed with the HCAP Board the customary “standstill” and related provisions included in the confidentiality agreements. The HCAP Board and Dechert then discussed, among other things, the provision in the confidentiality agreements that would allow bidders confidentially to request a waiver of the standstill provisions once a strategic transaction had been publicly announced, which would allow the HCAP Board to receive and consider competing proposals consistent with its fiduciary obligations. Thereafter, the HCAP Board, in consultation with Dechert, ratified the use of the confidentiality agreements discussed and informed HCAP’s management that, although the form confidentiality agreements to be executed by interested parties were subject to negotiation and subsequent agreement between such parties and HCAP, any material deviations from the form confidentiality agreement would require review by the HCAP Board in order to protect the integrity of any strategic alternatives review process and to prevent any single interested party from having any advantage over others during a solicitation process.
On July 15, 2020, BC Partners executed a confidentiality agreement with HCAP on terms substantially similar to the form of confidentiality agreement ratified by the HCAP Board.
On July 20, 2020, at a meeting of the HCAP Board, the representatives of JMP Securities provided the HCAP Board with an update on the Initial Strategic Evaluation Process since the last meeting of the HCAP Board, including with respect to the activities of potential bidders. During the meeting, at which representatives of HCAP’s management and Dechert were also present at the invitation of the HCAP Board, JMP Securities informed the HCAP Board that two additional parties had executed confidentiality agreements with HCAP, including BC Partners with respect to a potential strategic transaction between PTMN and HCAP, and that all seven parties under confidentiality agreements were currently performing diligence on HCAP and its investment portfolio. During the July 20, 2020 meeting, the HCAP Board further discussed with the representatives from JMP Securities the level of activity from each potential bidder in the electronic data room, as well as any updates with respect to the types of transactions in which the potential bidders had expressed preliminary interest.
Later during the July 20, 2020 meeting, following JMP Securities’ exit from the meeting, the HCAP Board discussed with Dechert matters relating to JMP Securities’ affiliation with HCAP’s investment adviser, HCAP Advisors, potential conflicts related thereto in connection with JMP Securities’ outreach efforts in the Initial Strategic Evaluation Process, and potential benefits for HCAP therefrom, including providing the HCAP Board insight into potential strategic alternatives available to HCAP without incurring the level of expenses typically associated with running a preliminary process. Following additional discussion, Dechert recommended that, prior to proceeding with any strategic transaction with a party identified by JMP Securities in the Initial Strategic Evaluation Process, the HCAP Board should conduct a formal selection process to engage an outside, unaffiliated financial advisor to advise the HCAP Board or a special committee thereof in connection with potential strategic alternatives. Further discussion ensued regarding the process of engaging an investment bank to act as an outside, unaffiliated financial advisor, including review of potential conflicts.
On July 28, 2020, representatives of HCAP’s management met principal-to-principal, by video conference, with a representative of BC Partners and PTMN for a diligence session relating to HCAP’s investment portfolio.
On July 30, 2020, the HCAP Board held its regular quarterly meeting virtually. During the meeting, at which representatives of HCAP’s management, JMP Securities, and Dechert were present at the invitation of the HCAP Board, the HCAP Board received an update from JMP Securities regarding the status of the Initial Strategic Evaluation Process. The representatives from JMP Securities informed the HCAP Board that of the seven parties that had entered into confidentiality agreements during the Initial Strategic Evaluation Process, five parties were still actively engaged and were perceived by JMP Securities as potential candidates for a strategic transaction with HCAP. During the July 30, 2020 meeting, the HCAP Board, with the assistance of the representatives from JMP Securities, discussed the comparative levels of engagement in the process exhibited by each potential bidder, the types of transactions in which the potential bidders had expressed preliminary interest, including the strategic value of each to HCAP, and general matters regarding the process going forward. During the July 30, 2020 meeting, the representatives from Dechert also further discussed with the HCAP Board the material terms of the confidentiality agreements being used in connection with the strategic alternatives review process, noting that each potential bidder currently engaged in the Initial Strategic Evaluation Process was subject to the same material provisions.
On August 4, 2020, representatives of HCAP’s management held a follow-up meeting, principal-to-principal by video conference, with representatives of BC Partners and PTMN for a diligence session relating to HCAP’s investment portfolio.
On August 6, 2020, following additional negotiations with representatives from the administrative agent and lenders under the HCAP Credit Facility, HCAP entered into the Tenth Amendment (the “Tenth Amendment”) to the loan and security agreement governing the HCAP Credit Facility which, among other things, (i) extended the revolving period under the HCAP Credit Facility to October 31, 2020 and (ii) commenced the amortization period beginning August 1, 2020, which triggered the commencement of required minimum monthly amortization payments under the HCAP Credit Facility in equal installments during the relevant calendar quarter to reduce outstanding amounts under the HCAP Credit Facility by an amount equal to or greater than (a) $2.2 million for each of the first two full calendar quarters following July 31, 2020, (b) $3.3 million for each of the succeeding two full calendar quarters, and (c) $4.3 million for each succeeding calendar quarter until termination of the HCAP Credit Facility, which is scheduled to mature on October 30, 2021.
From August 13, 2020 through September 3, 2020, representatives of HCAP’s management met principal-to-principal, by video conference, with representatives of three different interested parties to discuss potential strategic transaction opportunities, including matters relating to each company’s investment strategy and portfolio, none of which ultimately submitted bids during the Formal Strategic Evaluation Process (as defined below).
On August 20, 2020, at a meeting of the HCAP Board, the representatives of JMP Securities provided the HCAP Board with an update on the Initial Strategic Evaluation Process since the last meeting of the HCAP Board. During the meeting, at which representatives of HCAP’s management and Dechert were also present at the invitation of the HCAP Board, JMP Securities provided the HCAP Board with a summary of the parties contacted in connection with the Initial Strategic Evaluation Process, noting any interest expressed by each in engagement in a strategic transaction with HCAP.
Later on August 20, 2020, Party C submitted to JMP Securities a non-binding indication of interest with respect to an NAV-for-NAV merger whereby, among other things, (i) HCAP would merge into Party C in a stock-for-stock merger transaction, with Party C as the surviving entity, (ii) Party C’s external investment adviser would provide an additional $3.0 million cash payment to HCAP Stockholders and purchase at market prices (a) 100% of the shares of HCAP Common Stock owned by JMP Group and (b) 25% of the shares of HCAP Common Stock owned by Mr. Jolson, and (iii) Party C’s external investment adviser would enter into a four-year, $6.0 million transition services agreement with HCAP Advisors (the “Party C Initial Proposal”).
On September 3, 2020, at a meeting of the HCAP Board, the representatives of JMP Securities provided the HCAP Board with an update on the Initial Strategic Evaluation Process since the last meeting of the HCAP Board. During the meeting, at which representatives of HCAP’s management and Dechert were also present at the invitation of the HCAP Board, the HCAP Board, with the assistance of the representatives from JMP Securities reviewed in detail the two indications of interest that had been received on behalf of HCAP, including the Party C Initial Proposal and a stock-for-stock, NAV-for-adjusted-NAV merger proposal from a third party. JMP Securities discussed with the HCAP Board each received indication of interest, including, among other things, the proposed transaction type, structure and consideration. General views surrounding the two indications of interest were discussed, with general consensus that the Party C Initial Proposal was superior to the other submitted proposal, primarily due to the latter’s significant downward adjustment to HCAP’s reported NAV as of June 30, 2020 to a range of between approximately $4.53 per share and $5.37 per share. Following the discussion, the representatives from JMP Securities informed the HCAP Board that they expected to receive additional proposals from the other parties participating in the Initial Strategic Evaluation Process, who were conducting ongoing diligence at varying stages of completion, and the HCAP Board determined to review any additional proposals before making a determination regarding potential next steps for any strategic alternatives review process.

On September 22, 2020, BC Partners, on behalf of PTMN, submitted to JMP Securities a non-binding preliminary indication of interest with respect to an NAV-for-NAV merger whereby, among other things, (i) HCAP would merge into PTMN in a cash/stock merger transaction, with PTMN as the surviving entity, with consideration to HCAP Stockholders consisting of (a) cash contributed by PTMN in the higher of $21.0 million or an amount resulting in the issuance of no more than 19.9% of the outstanding shares of PTMN Common Stock at closing of any merger and (b) PTMN common shares representing $40.0 million, using the estimated NAV at closing calculation for each of PTMN (estimated post-closing of the then-pending PTMN/GARS Transaction) and HCAP (based on HCAP’s June 30, 2020 NAV) as the basis for valuation, and (ii) Sierra Crest would expect to separately enter into a transition services agreement with HCAP Advisors (the “PTMN Initial Proposal”).
On September 23, 2020, Party D submitted to HCAP an unsolicited, non-binding preliminary indication of interest with respect to an all-cash merger transaction whereby, among other things, Party D would (i) acquire 100% of the outstanding shares of HCAP’s common stock at an anticipated price of between $4.50 and $5.00 per share based on HCAP’s June 30, 2020 NAV, and (ii) expect to enter into a transition services agreement with HCAP Advisors (the “Party D Initial Proposal”).
On September 23, 2020, the HCAP Board convened a virtual meeting, at which HCAP’s management and representatives of each of JMP Securities and Dechert also participated, to discuss in detail the indications of interest that had been received by JMP Securities during the Initial Strategic Evaluation Process. JMP Securities informed the HCAP Board that, to date, it had held specific discussions with nine parties regarding the Initial Strategic Evaluation Process, including PTMN, Party C, and Party D. From those discussions, eight parties had executed an NDA, including PTMN and Party C, and six parties had submitted initial indications of interest, subject to ongoing due diligence at varying stages of completion, including the PTMN Initial Proposal, the Party C Initial Proposal, and the Party D Initial Proposal. JMP Securities reviewed with the HCAP Board each initial indication of interest, including, among other things, the transaction type, structure and consideration. General views surrounding the proposals were discussed during the September 23, 2020 meeting, with the general consensus, based on discussions between the HCAP Board and JMP Securities, that the PTMN Initial Proposal and the Party C Initial Proposal represented the highest total implied consideration to HCAP and HCAP Stockholders amongst the preliminary indications of interest received to date.
Further discussion ensued during the September 23, 2020 meeting regarding the various bidders’ diligence progress, after which, following HCAP management’s and JMP Securities’ exit from the meeting, the HCAP Independent Directors discussed with Dechert the fiduciary obligations of the HCAP directors as well as the process going forward with respect to analyzing and evaluating strategic alternatives for HCAP. The HCAP Independent Directors, in consultation with Dechert, discussed the nature of certain of the indications of interest received to date, including the fact that certain of the interested parties had proposed transactions whereby HCAP Advisors and/or its personnel may continue to provide, and receive compensation for, certain potential transition services following the closing of the applicable transaction, as well as JMP Securities’ affiliation with HCAP Advisors and the potential conflicts related thereto. Further discussion ensued between the HCAP Independent Directors and Dechert regarding the HCAP Board’s fiduciary obligations, the establishment of a special committee consisting of the HCAP Independent Directors to lead the review of inbound inquiries from third parties regarding potential corporate finance and other strategic transactions with HCAP, evaluate the merits of such transactions and any proposals received relating thereto, and, if deemed necessary, select and retain an outside, unaffiliated financial advisor to advise any such committee.
On October 2, 2020, the HCAP Board held a virtual meeting at which representatives of HCAP’s management and Dechert also participated. During the October 2, 2020 meeting, in light of the previously discussed potential conflicts related to JMP Securities’ outreach efforts in the Initial Strategic Evaluation Process, and based on the nature of certain of the indications of interest received, the HCAP Board established the HCAP Special Committee, which was comprised solely of the HCAP Independent Directors, for the purpose of running a process to evaluate strategic alternatives for HCAP and to evaluate the proposals and strategic alternatives for HCAP. The HCAP Special Committee was authorized to, among other things (i) select and retain financial and legal advisors to aid the HCAP Special Committee in fulfilling its duties; (ii) communicate with third parties with respect to and solicit from any third parties inquiries relating to potential strategic alternatives for HCAP, including with respect to the procedures by which any such parties may submit proposals to HCAP relating thereto and information required to be furnished by the parties in conjunction therewith; (iii) negotiate, or authorize others to negotiate, any offer made in connection with any potential strategic transaction, (iv) reject any offers relating to any potential strategic transaction which the HCAP Special Committee determined it could not favorably recommend to the HCAP Board; (v) recommend to the HCAP Board any potential strategic transaction which the HCAP Special Committee may approve, subject to final approval by the HCAP Board; and (vi) take any and all other actions with all the power and authority of the HCAP Board as the HCAP Special Committee may deem to be necessary or appropriate in order for the HCAP Special Committee to discharge its duties. The HCAP Board appointed Mr. Sebastiao to serve as the chair of the HCAP Special Committee.
On October 6, 2020, the HCAP Special Committee held a virtual meeting with Dechert, which HCAP’s Corporate Secretary attended at the invitation of the HCAP Special Committee. During the October 6, 2020 meeting, the HCAP Special Committee, in consultation with Dechert, further discussed the nature of certain of the indications of interest received. The representatives from Dechert also reviewed with the HCAP Special Committee the fiduciary obligations governing the acts of directors, applicable fiduciary duties, and the standards of judicial review with regard to a strategic alternatives review process and also discussed the selection of an outside, unaffiliated financial advisor to the HCAP Special Committee in connection with the HCAP Special Committee’s review of the existing preliminary indications of interest collected by JMP Securities during the Initial Strategic Evaluation Process and solicitation of initial indications of interest from a wider group of interested parties with a goal of maximizing value for HCAP Stockholders.
Thereafter, during the October 6, 2020 meeting, the HCAP Special Committee, with the assistance of Dechert, reviewed the experience and qualifications of three potential investment banks to serve as the HCAP Special Committee’s financial advisor, including JMP Securities and KBW, as well as the various advantages and disadvantages of engaging an investment banking firm to act as the HCAP Special Committee’s financial advisor, the experience of each candidate firm in the BDC and direct lending sectors, as well as with mergers and acquisitions and other strategic transactions generally. During the discussions, the HCAP Special Committee noted that KBW is a nationally recognized investment banking firm with substantial experience in strategic transactions in the BDC space. Following additional discussion, including with respect to any material relationships of the candidate firms with HCAP or HCAP Advisors, the HCAP Special Committee authorized the engagement of KBW as financial advisor to the HCAP Special Committee.
During the October 6, 2020, meeting, the HCAP Special Committee, in consultation with Dechert, unanimously decided not to proceed with engagement of JMP Securities as HCAP’s or the HCAP Special Committee’s financial advisor. Thereafter, the HCAP Special Committee discussed the appropriate level of compensation payable to JMP Securities for services rendered to date in connection with the Initial Strategic Evaluation Process, which had benefited HCAP, and to ensure that JMP would cooperate with KBW to ensure a smooth transition in connection with the strategic alternatives review process. The HCAP Special Committee then instructed Dechert to prepare an agreement with JMP Securities providing for the payment by HCAP to JMP Securities of a negotiated fee for work performed by JMP Securities to date at the direction of HCAP Advisors in connection with the Initial Strategic Evaluation Process, which had benefitted HCAP.
On October 9, 2020, the HCAP Special Committee held a virtual meeting with Dechert, which HCAP’s Corporate Secretary attended at the invitation of the HCAP Special Committee. During the October 9, 2020 meeting, representatives from Dechert and HCAP’s Corporate Secretary provided the HCAP Special Committee with an update on negotiations with JMP Securities regarding the agreement between HCAP and JMP Securities providing for the payment by HCAP to JMP Securities of a negotiated fee for work performed by JMP Securities to date at the direction of HCAP Advisors in connection with the Initial Strategic Evaluation Process, which had benefitted HCAP (the “JMP Securities Agreement”). Discussion ensued, during which the HCAP Special Committee noted that while JMP Securities’ previous work in connection with the Initial Strategic Evaluation Process was conducted at the direction of HCAP Advisors, such work provided substantial benefits to HCAP and ultimately led to the decision by the HCAP Board to pursue strategic alternatives for HCAP in lieu of other explored alternatives. Thereafter, during the October 9, 2020 meeting, the HCAP Special Committee instructed Dechert to make a proposal to JMP Securities regarding the JMP Securities Agreement based on the terms discussed during the meeting, and the HCAP Special Committee, in consultation with Dechert, discussed the proposed terms of KBW’s engagement.
On October 12, 2020, the HCAP Board held a virtual meeting with representatives from HCAP’s management and Dechert present at the invitation of the HCAP Board. During the October 12, 2020 meeting, the HCAP Special Committee, noting among other things the continued general deterioration of the market price for shares of HCAP Common Stock, provided the other members of the HCAP Board and HCAP’s management with an update on recent developments with respect to the HCAP Special Committee’s review of strategic alternatives for HCAP, including the potential to broaden the focus of the Initial Strategic Evaluation Process to include outreach to additional parties that may be interested in a wider range of transactions, including but not limited to any sale, merger, or similar business combination transaction involving HCAP, and to solicit initial indications of interest from a wider group of interested parties with a goal of enhancing value for HCAP Stockholders (the “Formal Strategic Evaluation Process”). During the October 12, 2020 meeting, the HCAP Special Committee, with the assistance of Dechert, discussed with the other members of the HCAP Board a summary of the proposed terms of KBW’s engagement. The HCAP Board also discussed the likelihood of parties that were in discussions with JMP Securities in connection with the Initial Strategic Evaluation Process participating in the Formal Strategic Evaluation Process. Following the discussion, the representatives from Dechert provided the HCAP Board with an update on negotiations with JMP Securities with respect to the JMP Securities Agreement and the proposed terms thereof.
Also during the October 12, 2020 HCAP Board meeting, the HCAP Board, upon recommendation of its Compensation Committee, approved the payment of a $50,000 retainer to each member of the HCAP Special Committee, payable by HCAP to the members of the HCAP Special Committee in two equal installments, no later than October 31, 2020 and January 15, 2021, respectively, except as may be agreed upon between HCAP and the respective members of the HCAP Special Committee.
On October 14, 2020, the HCAP Special Committee formally engaged KBW as financial advisor to provide certain financial advisory and investment banking services to the HCAP Special Committee.
On October 15, 2020, the HCAP Special Committee held a virtual meeting, which members of HCAP’s management and representatives of KBW attended at the invitation of the HCAP Special Committee. During the October 15, 2020 meeting, KBW reviewed with the HCAP Special Committee a preliminary group of parties potentially interested in exploring a strategic transaction with HCAP, and the HCAP Special Committee, in consultation with KBW, discussed the execution risk of a potential transaction with certain of such parties and related matters. Thereafter, prior to conclusion of the October 15, 2020 meeting, the HCAP Special Committee authorized KBW to initiate outreach to certain parties potentially interested in participating in the Formal Strategic Evaluation Process, including certain parties contacted by JMP Securities during the Initial Strategic Evaluation Process. The HCAP Special Committee noted that any party participating in the Formal Strategic Evaluation Process would, prior to receiving confidential information regarding HCAP, be required to enter into a confidentiality agreement containing terms substantially similar to the confidentiality agreements entered into by interested parties during the Initial Strategic Evaluation Process.
From October 15, 2020 to October 21, 2020, in accordance with the HCAP Special Committee’s directives, KBW contacted seven parties, or their respective financial advisors, to solicit their interest in a potential strategic transaction with HCAP and participating in the Formal Strategic Evaluation Process, including PTMN (October 20, 2020), Party A (October 20, 2020), Party B (October 15, 2020), and Party C (October 20, 2020). Shortly after KBW’s initial contact, those parties that had not previously entered into a confidentiality agreement with HCAP during the Initial Strategic Evaluation Process entered into a confidentiality agreement with HCAP and were provided access to HCAP’s electronic data room, including Party A on October 21, 2020 and Party B on October 16, 2020.
On October 16, 2020, the HCAP Special Committee, on behalf of HCAP, entered into the JMP Securities Agreement with JMP Securities. Under the terms of the JMP Securities Agreement, JMP Securities agreed to (i) provide to HCAP and KBW relevant information and materials regarding HCAP and/or a potential strategic transaction delivered by JMP Securities to third parties, or by third parties to JMP Securities, on behalf of HCAP in connection with a potential strategic transaction, (ii) participate in communications with representatives of HCAP, its counsel, and KBW regarding any financial advice provided to HCAP in connection with the Initial Strategic Evaluation Process, and (iii) promptly transition to KBW in its capacity as the HCAP Special Committee’s financial advisor the control of the electronic data room maintained by JMP Securities in connection with the Initial Strategic Evaluation Process. In consideration for the services covered by the JMP Securities Agreement, HCAP agreed to pay JMP Securities a one-time $100,000 cash fee plus, upon the consummation of a strategic transaction by HCAP during the term of the JMP Securities Agreement or within twelve months thereafter, a cash amount equal to either (i) $250,000 if the strategic transaction involved any party, or its subsidiaries and/or affiliates, that had been introduced to HCAP by JMP Securities in connection with the Initial Strategic Evaluation Process, or (ii) $150,000, if the strategic transaction involved any other party (collectively, the “JMP Fee”).
On October 26, 2020, the HCAP Special Committee held a virtual meeting, which members of HCAP’s management and representatives of KBW and Dechert attended at the invitation of the HCAP Special Committee. During the October 26, 2020 meeting, KBW provided an update regarding the Formal Strategic Evaluation Process, indicating that, as directed by the HCAP Special Committee, KBW had contacted seven parties potentially interested in a strategic transaction with HCAP, and had received indications that an additional party (Party D) remained interested, each of which had entered into a confidentiality agreement with HCAP, and three of which had submitted non-binding indications of interest earlier during the Initial Strategic Evaluation Process, including the PTMN Initial Proposal, the Party C Initial Proposal, and the Party D Initial Proposal. The HCAP Special Committee, with the assistance of KBW, reviewed the three indications of interest received in the Initial Strategic Evaluation Process, including, among other things, the transaction type, structure and consideration represented by each. Thereafter, the HCAP Special Committee instructed KBW to continue to coordinate communications with the five parties initially contacted by KBW that had not participated in the Initial Strategic Evaluation Process but were currently conducting diligence with respect to HCAP in the Formal Strategic Evaluation Process and to confirm with PTMN, Party C, and Party D whether they intended to make any revisions to, or otherwise re-affirm, their respective proposals submitted during the Initial Strategic Evaluation Process.
On October 26, 2020, representatives of HCAP’s management met principal-to-principal, by video conference, with representatives of Party C to discuss detailed matters relating to each company’s investment strategy and HCAP’s portfolio.
On October 30, 2020, Party D submitted a non-binding preliminary indication of interest with respect to an all-cash merger transaction with HCAP whereby, among other things, Party D would (i) acquire 100% of the outstanding shares of HCAP’s common stock at an anticipated price of $4.50 per share for aggregate consideration of approximately $26.8 million, and (ii) expect to enter into a transition services agreement with HCAP Advisors (the “Party D Revised Business Combination Proposal”).
On October 30, 2020, Party A submitted a non-binding preliminary indication of interest with respect to an NAV-for-adjusted-NAV reverse merger whereby, among other things, (i) Party A would merge into HCAP in stock-for-stock merger transaction, with HCAP as the surviving entity managed by Party A’s investment adviser, (ii) an affiliate of Party A would provide an additional $5.25 million cash payment to HCAP Stockholders, and (iii) Party A’s external investment adviser would expect to enter into a three- to six-month transition services agreement with HCAP Advisors (the “Party A Business Combination Proposal”). The Party A Business Combination Proposal assigned a 25% to 40% discount to HCAP’s June 30, 2020 NAV and included a post-closing secondary market trading support plan in connection with which an affiliate of Party A would undertake to purchase up to 3% of the combined company’s outstanding common stock on the open market at market prices below the combined company’s then-current NAV per share.
On October 30, 2020, following additional negotiations with the lenders under the HCAP Credit Facility, HCAP entered into the Eleventh Amendment (the “Eleventh Amendment”) to the loan and security agreement governing the HCAP Credit Facility which, among other things, extended the revolving period to January 31, 2021 and revised the calculation of the debt service coverage ratio under the HCAP Credit Facility.
On November 4, 2020, Party B submitted a non-binding preliminary indication of interest with respect to an NAV-based merger transaction whereby, among other things, (i) HCAP would merge into Party B in stock/cash merger transaction, with Party B as the surviving entity and in connection with which HCAP Stockholders would have the ability to elect to receive merger consideration in (a) shares of Party B common stock or (b) cash, subject to a maximum aggregate cash payment of $20 million, and (ii) Party B’s external investment adviser would expect to enter into a transition services agreement with HCAP Advisors (the “Party B Business Combination Proposal”).
On November 5, 2020, the HCAP Special Committee held a virtual meeting, which members of HCAP’s management and representatives of KBW and Dechert attended at the invitation of the HCAP Special Committee. During the November 5, 2020 meeting, KBW provided an update regarding the Formal Strategic Evaluation

Process, indicating that eight parties had entered into a confidentiality agreement with HCAP, five of which had submitted non-binding indications of interest in either the Initial Strategic Evaluation Process or the Formal Strategic Evaluation Process, including the PTMN Initial Proposal, the Party A Business Combination Proposal, the Party B Business Combination Proposal, the Party C Initial Proposal, and the Party D Revised Business Combination Proposal. The HCAP Special Committee, with the assistance of KBW, reviewed the five indications of interest, including, among other things, the transaction type, structure and consideration represented by each. The HCAP Special Committee, with the assistance of KBW, noted that the implied consideration represented by each of the PTMN Initial Proposal ($6.77 per share of HCAP Common Stock, based on the market price of PTMN Common Stock as of November 2, 2020 and adjusted for the PTMN/GARS Transaction), the Party A Business Combination Proposal (ranging from $7.02 to $8.56 per share of HCAP Common Stock, assuming for illustrative purposes a market price for Party A’s common stock equal to 1.0x its June 30, 2020 net asset value and an implied NAV-for-adjusted-NAV exchange ratio to account for the range of discounts assigned by Party A to HCAP’s June 30, 2020 NAV), and the Party B Business Combination Proposal (ranging from $6.15 to $6.89 per share of HCAP Common Stock based on the market price of Party B’s common stock as of November 2, 2020 and representing a low assuming that HCAP Stockholder elections trigger the $20 million maximum aggregate cash payment and a high assuming that HCAP Stockholder elections result in an all-stock transaction) significantly exceeded the implied consideration represented by each of the Party C Initial Proposal ($4.54 per share of HCAP Common Stock, based on the market price of Party C’s common stock as of November 2, 2020) and the Party D Revised Business Combination Proposal ($4.50 per share of HCAP Common Stock in cash). The HCAP Special Committee, with the assistance of KBW, also compared the implied consideration included in the Party A Business Combination Proposal against the respective implied consideration of each of the other proposals, assuming for comparative purposes that Party A’s non-listed common stock, if listed, traded at various potential premiums and discounts to net asset value. Thereafter, following discussion of the various investment strategies and portfolio compositions of PTMN (pro forma for the PTMN/GARS Transaction), Party A, Party B, and Party C, and noting that the implied value of the merger consideration proposed by each of Party C and Party D was not competitive with the implied value of the merger consideration proposed by each of PTMN, Party A, and Party B, the HCAP Special Committee instructed KBW to focus on working with PTMN, Party A, and Party B to improve the value of their bids for HCAP Stockholders and to coordinate principal-to-principal meetings between HCAP’s management and each of the three parties to discuss portfolio updates for the quarter ended September 30, 2020.
During the week following the November 5, 2020 HCAP Special Committee meeting, KBW coordinated portfolio review sessions and other diligence meetings between HCAP’s management and PTMN (November 11, 2020), Party A (November 9, 2020), and Party B (November 10, 2020 and November 11, 2020).
Following the portfolio review sessions and diligence meetings, on November 12, 2020, PTMN re-affirmed the terms of the PTMN Initial Proposal and each of Party A and Party B submitted revised bids.
Party A’s revised business combination proposal (the “November 12 Revised Party A Proposal”) was identical to the Party A Business Combination Proposal, except that Party A had revised its assigned discount to HCAP’s September 30, 2020 NAV to come in at the high-end of Party A’s valuation of HCAP’s investment portfolio, accounting for a 25% discount to HCAP’s September 30, 2020 NAV in the November 12 Revised Party A Proposal.
Party B’s revised business combination proposal (the “November 12 Revised Party B Proposal”) was substantially similar to the Party B Business Combination Proposal, updated for Party B’s and HCAP’s September 30, 2020 NAVs. The November 12 Revised Party B Proposal also noted that any Party B stockholder approval requirements in connection with a strategic transaction between HCAP and Party B would likely benefit from the support of over a majority of the outstanding shares of Party B’s common stock held by one or more affiliates of Party B and noted the potential for post-closing support for shares of the combined company’s common stock by means of a secondary market trading support plan and open-market purchases effectuated by certain affiliates of Party B.
On November 13, 2020, the HCAP Special Committee held a virtual meeting, which members of HCAP’s management and representatives of KBW and Dechert attended at the invitation of the HCAP Special Committee, in order to discuss and analyze the proposals submitted by the three remaining active bidders: the PTMN Initial Proposal, the November 12 Revised Party A Proposal, and the November 12 Revised Party B Proposal. During the meeting, the HCAP Special Committee, with the assistance of KBW and Dechert, reviewed the process that had been undertaken with respect to analyzing potential strategic transactions to date, reviewed in detail the three remaining interested parties’ proposed acquisition prices and the components thereof, and execution risks relating to a transaction with each party, among other items, noting that the implied consideration represented by the November 12 Revised Party B Proposal (ranging from $6.24 to $6.55 per share of HCAP Common Stock based on the market price of Party B’s common stock as of November 12, 2020 and assuming the full range of potential HCAP Stockholder elections with respect to receipt of the merger consideration in shares of Party B common stock or cash) provided less consideration to HCAP Stockholders (on an average per share basis) when compared to either of the PTMN Initial Proposal ($6.66 per share of HCAP Common Stock, based on the market price of PTMN Common Stock as of November 12, 2020 and adjusted for the PTMN/GARS Transaction) or the November 12 Revised Party A Proposal ($8.51 per share of HCAP Common Stock, assuming for illustrative purposes a market price for Party A’s common stock equal to 1.0x its September 30, 2020 NAV and an implied NAV-for-adjusted-NAV exchange ratio to account for the discount assigned by Party A to HCAP’s September 30, 2020 NAV). The HCAP Special Committee, with the assistance of KBW, discussed in particular the fair value adjustments assigned to HCAP’s investment portfolio in Party A’s bid and the accompanying affiliate-paid cash consideration proposed in the November 12 Revised Party A Proposal and compared the implied consideration included in the November 12 Revised Party A Proposal against the respective implied consideration of each of the other proposals, assuming for comparative purposes that Party A’s non-listed common stock, if listed, traded at various potential premiums and discounts to NAV. The HCAP Special Committee also reviewed with KBW certain supplementary information compiled by KBW regarding the trading levels of various listed BDCs with market capitalizations similar to the combined company contemplated in the November 12 Revised Party A Proposal. Following additional discussion in consultation with KBW, the HCAP Special Committee decided to remove Party B from further consideration in the Formal Strategic Evaluation Process, barring receipt of any enhanced proposal from Party B.
Thereafter, during the November 13, 2020 meeting, the HCAP Special Committee discussed with the representatives of KBW, among other things, the potential volatility post-closing of the trading prices of the combined companies following a transaction with each of PTMN and Party A, respectively, including the potential discounts and premiums to NAV at which each such company might trade, the post-closing secondary market trading support plan included in the November 12 Revised Party A Proposal, the potential benefits to Party A of the proposed reverse merger, including with respect to the listing of Party A’s common stock, which was currently not listed, and the potential liquidity of any combined entity’s common stock post-closing. The HCAP Special Committee then further compared the relative execution risks associated with each of the PTMN Initial Proposal and the November 12 Revised Party A Proposal, noting that PTMN had recently completed two BDC business combinations and that, under the terms of the PTMN Initial Proposal, PTMN stated that the proposed merger transaction would not require the approval of PTMN Stockholders. The representatives from Dechert then further reviewed with the HCAP Special Committee the fiduciary obligations governing the acts of directors, applicable fiduciary duties and the standards of judicial review with regard to a strategic alternatives review process. Prior to the conclusion of the November 13, 2020 meeting, the HCAP Special Committee instructed KBW to contact PTMN and Party A to inform them of certain recent developments with respect to HCAP’s investment portfolio and to encourage each party to improve its proposal. The HCAP Special Committee also instructed Dechert to prepare auction draft merger agreements to circulate to PTMN and Party A.
On November 15, 2020, the HCAP Special Committee received supplemental information from KBW summarizing and comparing the PTMN Initial Proposal and the November 12 Revised Party A Proposal, assuming for comparative purposes that Party A’s non-listed common stock, if listed, traded at specific discounts to NAV.
On November 18, 2020, the HCAP Special Committee held a virtual meeting with Dechert, which HCAP’s Corporate Secretary attended at the invitation of the HCAP Special Committee. During the November 18, 2020 meeting, the HCAP Special Committee, with the assistance of Dechert, discussed and reviewed the auction draft merger agreement to be circulated to the remaining interested parties in the Formal Strategic Evaluation Process, including, among other items, the proposed cash-stock consideration mix, exchange ratio mechanics, director and officer indemnification provisions, termination and termination fee provisions, closing conditions, and related matters.

On November 19, 2020, Party B submitted a revised business combination proposal that included updates to the November 12 Revised Party B Proposal (the “November 19 Revised Party B Proposal”). The November 19 Revised Party B Proposal was substantially similar to the November 12 Revised Party B Proposal, but (i) removed the $20 million cap on the maximum aggregate cash payment portion of the merger consideration available to HCAP Stockholders upon their election (thereby affording each HCAP Stockholder the option to elect some or all of its merger consideration in cash) and (ii) represented an approximate 8.5% increase in value on a cash consideration per share basis as compared to the November 12 Revised Party B Proposal.
On November 20, 2020, the HCAP Board held a virtual meeting during which, upon consultation with HCAP’s management, the HCAP Board determined a record date and payment date for HCAP’s previously declared but deferred distributions of $0.08 per share, initially payable on each of April 30, 2020 and May 28, 2020, authorizing payment of both such distributions in a single distribution of $0.16 per share on December 29, 2020 to stockholders of record at the close of business on December 15, 2020. HCAP subsequently announced the updated record date and payment date on November 24, 2020.
Later on November 20, 2020, the HCAP Special Committee held a virtual meeting, which members of HCAP’s management and representatives of KBW and Dechert attended at the invitation of the HCAP Special Committee. During the November 20, 2020 meeting, the HCAP Special Committee, with the assistance of KBW, reviewed an analysis prepared by HCAP’s management regarding the potential liquidation of HCAP as a strategic alternative to the proposals received from interested parties to date, including the assumptions relating thereto, during which the HCAP Special Committee noted and discussed with KBW that, based on estimates from HCAP’s management, management’s estimated implied liquidation value per share for HCAP referenced in the liquidation analysis ($6.23 per share after taking into account the sale of HCAP’s assets and the costs and expenses associated with winding down its business and operations) provided less consideration to HCAP Stockholders (on an average per share basis) than implied consideration values represented by each of the PTMN Initial Proposal, the November 12 Revised Party A Proposal, and the November 19 Revised Party B Proposal.
Following HCAP management’s exit from the November 20, 2020 meeting, the HCAP Special Committee, with the assistance of KBW and Dechert, discussed and compared the PTMN Initial Proposal, the November 12 Revised Party A Proposal, and the updates to Party B’s bid included in the November 19 Revised Party B Proposal. During the discussion, the HCAP Special Committee and KBW reviewed in detail the proposed acquisition prices cited in each of the three proposals and the components thereof, among other items, noting that the implied consideration represented by the November 19 Revised Party B Proposal (ranging from $6.85 to $7.15 per share for each share of HCAP Common Stock exchanged for cash and from $6.37 to $6.41 per share for each share of HCAP Common Stock exchanged for shares of Party B’s common stock based on the market price of Party B’s common stock as of November 19, 2020) had improved in comparison to PTMN’s and Party A’s bids, but still generally provided less consideration to HCAP Stockholders (on an average per share basis) than the PTMN Initial Proposal ($6.96 per share of HCAP Common Stock, based on the market price of PTMN Common Stock as of November 19, 2020 and adjusted for the PTMN/GARS Transaction) and the November 12 Revised Party A Proposal ($7.29 per share of HCAP Common Stock, assuming for illustrative purposes a market price for Party A’s common stock equal to 0.84x its September 30, 2020 NAV, based on the median market-price-to-NAV ratio of selected BDCs as of November 19, 2020, and an implied NAV-for-adjusted-NAV exchange ratio to account for the discount assigned by Party A to HCAP’s September 30, 2020 NAV). The HCAP Special Committee then further discussed with KBW the implied consideration included in the November 12 Revised Party A Proposal against the respective implied consideration of each of the other proposals, assuming for comparative purposes that Party A’s non-listed common stock, if listed, traded at various potential discounts to NAV and discussed generally the potential trading prices of the combined company’s common stock post-closing in connection with each proposal. Thereafter, prior to conclusion of the November 20, 2020 meeting, the HCAP Special Committee further discussed with Dechert the auction draft merger agreement, as well as potential execution risks associated with each of the three remaining proposals, including financing availability and any required stockholder approvals.
Later on November 20, 2020, pursuant to direction from the HCAP Special Committee, KBW provided the auction draft merger agreement to PTMN, Party A, and Party B.
On November 25, 2020, Simpson Thacher, counsel to PTMN, submitted a mark-up of the draft Merger Agreement to Dechert.

On November 30, 2020 each of PTMN and Party A submitted revisions to the PTMN Initial Proposal and the November 12 Revised Party A Proposal, respectively. PTMN’s updates to the PTMN Initial Proposal (the “November 30 Revised PTMN Proposal”) reflected terms substantially similar to the PTMN Initial Proposal, but (i) included an additional $1.0 million cash payment to HCAP Stockholders from Sierra Crest and (ii) clarified that the transition services agreement which Sierra Crest would expect to separately enter into a with HCAP Advisors post-closing would provide for an aggregate of $5.0 million in consideration to be paid to HCAP Advisors.
Party A’s November 30, 2020 updates to the November 12 Revised Party A Proposal (the “November 30 Revised Party A Proposal”) reflected terms substantially similar to the November 12 Revised Party A Proposal but (i) included a proposal to pay up to 10% of the merger consideration in cash in lieu of Party A’s common stock, and (ii) included a summary document from Party A’s outside legal counsel listing certain significant open business and legal issues with respect to the auction draft merger agreement, but did not include a detailed markup of the auction draft merger agreement.
On November 30, 2020, Party B submitted a mark-up of the auction draft merger agreement.
On December 1, 2020, the HCAP Special Committee held a virtual meeting, which members of HCAP’s management and representatives of KBW and Dechert attended at the invitation of the HCAP Special Committee. During the December 1, 2020 meeting, KBW provided the HCAP Special Committee with an update regarding the Formal Strategic Evaluation Process. The HCAP Special Committee, with the assistance of KBW, reviewed the November 30 Revised PTMN Proposal and the November 30 Revised Party A Proposal, as compared against each other and against the November 19 Revised Party B Proposal, and discussed each of the three proposals, including the proposed acquisition prices and the components thereof, execution risks relating to a transaction with each party, and the relative portfolio, leverage and platform resources of each party, among other items, noting that the recent updates reflected in the November 30 Revised PTMN Proposal and the November 30 Revised Party A proposal created further separation between the implied consideration represented by PTMN’s and Party A’s bids, on the one hand, and the implied consideration represented by the November 19 Revised Party B Proposal, on the other hand. The HCAP Special Committee, in consultation with Dechert and KBW, discussed the potential benefits of the flexible merger structure cited in the November 19 Revised Party B Proposal allowing HCAP Stockholder to elect to receive cash or stock consideration, and further discussion ensued regarding the potential liquidity and trading volume of any combined company’s common stock following a transaction with each party and the post-closing secondary market trading support plan referenced in the November 30 Revised Party A Proposal. During the December 1, 2020 meeting, Dechert also discussed with the HCAP Special Committee the mark-ups of the auction draft merger agreement received from PTMN and Party B and the summary issues list from Party A’s outside legal counsel regarding the auction draft merger agreement. Thereafter, the HCAP Special Committee instructed KBW to continue communications with each of PTMN, Party A, and Party B to improve the value of their bids for HCAP Stockholders.
On December 2, 2020, each of PTMN and Party B submitted revisions to the November 30 Revised PTMN Proposal and the November 19 Revised Party B Proposal, respectively. PTMN’s updates to the November 30 Revised PTMN Proposal (the “December 2 Revised PTMN Proposal”) reflected terms substantially similar to the November 30 Revised PTMN Proposal, but (i) increased the amount of the proposed cash payment to HCAP Stockholders from Sierra Crest to a range of $2.15 million to $2.75 million, and (ii) adjusted the consideration proposed to be paid by Sierra Crest to HCAP Advisors in connection with any transition services agreement to $3.25 million to $3.85 million.
Party B’s December 2, 2020 updates to the November 19 Revised Party B Proposal (the “December 2 Revised Party B Proposal”) improved the financial terms of the November 19 Revised Party B Proposal and represented an approximate 16.3% increase in value on a cash consideration per share basis as compared to the November 12 Revised Party B Proposal.
On December 2, 2020, Party A provided representatives of KBW with a verbal update to the November 30 Revised Party A Proposal, noting that Party A would provide flexibility to HCAP Stockholders to elect to receive up to 15.0% of the aggregate merger consideration in cash.
On December 3, 2020, the HCAP Special Committee held a virtual meeting, which representatives of KBW and Dechert attended at the invitation of the HCAP Special Committee. Portions of the meeting were also attended by members of HCAP’s management at the invitation of the HCAP Special Committee. During the

December 3, 2020 meeting, the HCAP Special Committee, with the assistance of KBW, reviewed the updates to PTMN’s and Party B’s proposals received since the last meeting, during which the HCAP Special Committee noted that the implied consideration represented by the December 2 Revised Party B Proposal (representing $7.50 per share for each share of HCAP Common Stock exchanged for cash and $6.34 per share for each share of HCAP Common Stock exchanged for shares of Party B’s common stock based on the market price of Party B’s common stock as of December 2, 2020) remained less competitive from a deal value perspective than each of the December 2 Revised PTMN Proposal and the November 30 Revised Party A Proposal (as updated by verbal indication on December 2, 2020). Extensive discussion ensued regarding, among other items, the structure of the merger consideration proposed in each bid, the flexibility afforded to HCAP stockholders in electing the form of consideration in connection with each of Party A’s and Party B’s bids, the percentage of the combined company HCAP Stockholders would own following each proposed transaction, any portfolio diligence to be completed by HCAP’s management with respect to each remaining interested party, and post-combination liquidity and projected dividend coverage with respect to the combined company represented by each proposal. Thereafter, the HCAP Special Committee instructed KBW to continue communications with each of PTMN, Party A, and Party B to collect best and final proposals from each.
On December 6, 2020, PTMN submitted revisions to the December 2 Revised PTMN Proposal (the “December 6 Revised PTMN Proposal”), which reflected terms substantially similar to the December 2 Revised PTMN Proposal, but (i) provided flexibility to HCAP Stockholders to elect to receive merger consideration in (a) shares of PTMN Common Stock or (b) cash, subject to a cap on the cash consideration to ensure the issuance of no more than 19.9% of the outstanding shares of PTMN Common Stock at closing of any merger, (ii) changed the amount of the proposed cash payment to HCAP Stockholders from Sierra Crest to $1.525 million, and (iii) adjusted the consideration proposed to be paid by Sierra Crest to HCAP Advisors in connection with any transition services agreement to $4.475 million.
On December 7, 2020, the HCAP Special Committee held virtual meetings, which members of HCAP’s management and representatives of KBW and Dechert attended at the invitation of the HCAP Special Committee. During the December 7, 2020 meetings, the HCAP Special Committee, with the assistance of KBW, reviewed in detail the primary differences between the December 6 Revised PTMN Proposal, the November 30 Revised Party A Proposal (as updated by verbal indication on December 2, 2020) and the December 2 Revised Party B Proposal, including with respect to the proposed acquisition prices cited in each, the flexibility afforded to HCAP stockholders in electing the form of consideration in connection with each bid, the source of funds or financing cited by each bidder, and additional details communicated by Party A, including regarding the amount of consideration to be paid to HCAP Advisors in connection with any transition services agreement which Party A’s investment adviser would expect to enter into with HCAP Advisors post-closing (expected payment to HCAP Advisors of $400,000 for the first quarter post-closing and $250,000 for the second quarter post-closing, with an option to terminate transition services prior to the second quarter post-closing upon prior written notice and payment of a $75,000 termination fee). KBW then reviewed and compared the implied consideration represented by each of the respective bids, which comparison indicated that each of the December 6 Revised PTMN Proposal ($7.70 per share of HCAP Common Stock, based on the market price of PTMN Common Stock as of December 4, 2020, adjusted for the PTMN/GARS Transaction and assuming that the aggregate merger consideration paid by PTMN consists of 19.9% of the then-outstanding shares of PTMN Common Stock with the remainder in cash) and the November 30 Revised Party A Proposal (as updated by verbal indication on December 2, 2020) ($7.60 per share of HCAP Common Stock, assuming for illustrative purposes a market price for Party A’s common stock equal to 0.86x its September 30, 2020 NAV, based on the median market-price-to-NAV ratio of selected BDCs as of December 4, 2020, and an implied NAV-for-adjusted-NAV exchange ratio to account for the discount assigned by Party A to HCAP’s September 30, 2020 NAV) represented implied consideration for HCAP Stockholders that could be in excess of the implied consideration represented by the December 2 Revised Party B Proposal. The HCAP Special Committee then further discussed with KBW the implied consideration included in the November 30 Revised Party A Proposal (as updated by verbal indication on December 2, 2020) against the respective implied consideration of each of the other proposals, assuming for comparative purposes that Party A’s non-listed common stock, if listed, traded at various potential discounts to NAV and discussed generally the potential trading prices of the combined company’s common stock post-closing in connection with each proposal.

During the December 7, 2020 meetings, in light of the merger consideration optionality proposed in each of the three remaining proposals, the HCAP Special Committee discussed with HCAP’s management and Mr. Jolson the potential for Mr. Jolson, and certain entities controlled by him, to agree to enter into a letter agreement pursuant to which he would elect to receive any merger consideration in shares of common stock rather than cash in order to provide other HCAP Stockholders with more flexibility to elect to receive cash and to enhance the potential liquidity of the combined company’s common stock post-closing. In addition, the HCAP Special Committee discussed with HCAP’s management and Mr. Jolson his willingness, in his capacity as a significant stockholder of HCAP, to consider entering into voting and support agreements with respect to any of the three remaining proposals under consideration, during which Mr. Jolson noted his support, as a significant stockholder of HCAP, for PTMN’s proposal. The HCAP Special Committee also discussed with HCAP’s management and Mr. Jolson the potential for Mr. Jolson to agree to transfer restrictions on his beneficially owned shares of HCAP Common Stock following execution of any definitive merger agreement and, following the closing of any transaction, on any shares of the combined company’s common stock in order to provide a form of additional post-closing secondary market trading support to independent stockholders.
Prior to conclusion of the December 7, 2020 meetings, following HCAP’s management’s exit from the meetings, Dechert reviewed with the HCAP Special Committee the fiduciary obligations governing the acts of directors, applicable fiduciary duties and the standards of judicial review with regard to a strategic alternatives review process, including with respect to potentially entering into an exclusivity agreement with any bidder. Thereafter, the HCAP Special Committee instructed KBW to communicate to PTMN that PTMN needed to improve its proposed consideration for HCAP Stockholders in order for the HCAP Special Committee to further consider PTMN’s proposal.
Late in the evening on December 7, 2020, PTMN submitted revisions to the December 6 Revised PTMN Proposal (the “December 7 Revised PTMN Proposal”), which reflected terms substantially similar to the December 6 Revised PTMN Proposal, but (i) changed the amount of the proposed cash payment to HCAP Stockholders from Sierra Crest to $2.15 million, and (ii) adjusted the consideration proposed to be paid by Sierra Crest to HCAP Advisors in connection with any transition services agreement to $3.85 million.
On December 8, 2020, the HCAP Special Committee held a virtual meeting, which representatives of KBW and Dechert attended at the invitation of the HCAP Special Committee, to review and discuss the updates reflected in the December 7 Revised PTMN Proposal, as compared to each of Party A’s and Party B’s most recent proposals. The HCAP Special Committee, with the assistance of KBW, observed that the implied consideration represented by the December 7 Revised PTMN Proposal had improved to $7.80 per share of HCAP Common Stock (based on the market price of PTMN Common Stock as of December 7, 2020, adjusted for the PTMN/GARS Transaction and assuming that the aggregate merger consideration paid by PTMN consists of 19.9% of the then-outstanding shares of PTMN Common Stock with the remainder in cash), discussed with KBW and Dechert the relative execution risks presented by each proposal, noting that the December 7 Revised PTMN Proposal required no PTMN Stockholder approval, and discussed the various potential premiums and discounts to net asset value post-closing at which shares of any combined company resulting from the November 30 Revised Party A Proposal would trade. Thereafter during the December 8, 2020 meeting, the HCAP Special Committee, in consultation with Dechert, discussed the potential for entering into an exclusivity agreement with PTMN, noting, among other things, (i) the uncertainty with respect to any potential discounts to NAV at which Party A’s non-listed common stock might trade if listed, including uncertainty regarding liquidity in the market and selling pressure for the common stock of any such combined company, (ii) the lower execution risk of proceeding with PTMN and BC Partners due to the fact the terms of the December 7 Revised PTMN Proposal required no PTMN stockholder approval, (iii) Mr. Jolson’s expressed willingness, in his capacity as a significant stockholder of HCAP, to (a) support PTMN’s proposal, (b) potentially enter into a voting and support agreement with PTMN to vote in favor of any merger with PTMN based on the December 7 Revised PTMN Proposal, and (c) potentially enter into a letter agreement with HCAP to require Mr. Jolson, and certain entities controlled by him, to (1) elect to receive any merger consideration in shares of common stock rather than cash and (2) agree to transfer restrictions on his beneficially owned shares of HCAP Common Stock following execution of any definitive merger agreement and, following the closing of any transaction, on any shares of the combined company’s common stock for a period of time post-closing, and (iv) PTMN’s recent successful execution of two BDC business combinations. Following further discussion, the HCAP Special Committee approved entry into a limited exclusivity agreement with PTMN pending approval from the Chair of the HCAP Special Committee of the final form thereof after consultation with Dechert.

Following the December 8, 2020 meeting, access to the electronic data room was terminated for all interested parties other than PTMN.
Also on December 8, 2020, Dechert provided a draft exclusivity agreement to Simpson Thacher to be entered into between PTMN and HCAP. Simpson Thacher returned a revised draft of the exclusivity agreement late in the evening on December 8, 2020.
Also on December 8, 2020, Dechert, at the direction of the HCAP Special Committee, requested from Simpson Thacher an updated mark-up of the draft Merger Agreement to reflect the terms of the December 7 Revised PTMN Proposal.
On December 9, 2020, HCAP entered into an exclusivity agreement (the “Exclusivity Agreement”) with PTMN and BC Partners granting BC Partners/PTMN the exclusive right, for a 30-day period, to negotiate a transaction with HCAP. Thereafter, all remaining interested parties were notified that HCAP had entered into an exclusivity agreement with another party.
On December 10, 2020, HCAP’s management received access to an electronic data room populated by PTMN and its advisors and subsequently began to undertake a reverse diligence review process regarding PTMN and Sierra Crest.
On December 10, 2020, the HCAP Special Committee held a virtual meeting with Dechert to discuss matters relating to the provision of retention arrangements by HCAP Advisors with certain of its employees who provide administrative services to HCAP, as the increased compensation costs would be reimbursable by HCAP pursuant to the HCAP Administration Agreement, during which the HCAP Special Committee noted the importance of retaining these essential administrative personnel pending consummation of any business combination. The HCAP Special Committee, in consultation with Dechert, also discussed the reverse due diligence process with respect to PTMN.
From December 10, 2020 through December 16, 2020, Dechert and Simpson Thacher exchanged various communications regarding proposed terms and consideration/HCAP Stockholder election mechanics to be reflected in PTMN’s revisions to the draft Merger Agreement.
In various exchanges between December 14, 2020 and December 22, 2020, the HCAP Special Committee, in consultation with Dechert, negotiated with Mr. Jolson the terms of a letter agreement (the “Jolson Letter Agreement”) between HCAP and Mr. Jolson with respect to 894,273 shares of HCAP Common Stock beneficially owned directly by Mr. Jolson and indirectly by Mr. Jolson through the Joseph A. Jolson 1991 Trust (the “Jolson Shares”), pursuant to which Mr. Jolson would agree (i) to elect to receive shares of PTMN Common Stock as consideration in connection with the Mergers for all of the Jolson Shares, (ii) to not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or beneficial ownership interest in or otherwise dispose of, or encumber any of the Jolson Shares or enter into any contract, option, or other agreement with respect to, or consent to, a transfer of, any of the Jolson Shares or his voting or economic interest therein other than pursuant to the Merger Agreement and in connection with the Mergers during the period commencing on the date of execution of the Jolson Letter Agreement and ending on the Closing Date and (iii) to not transfer any shares of PTMN Common Stock received in exchange for the Jolson Shares in the First Merger (the “Locked Up Securities”) or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Locked Up Securities for 90 days following the closing of the Mergers.
On December 14, 2020, HCAP’s management delivered a supplemental reverse diligence request list to PTMN.
On December 15, 2020, Dechert delivered a reverse legal due diligence request list to Simpson Thacher with respect to PTMN.
On December 16, 2020, Simpson Thacher delivered a legal due diligence request list to Dechert with respect to HCAP.
Between December 16, 2020 and December 20, 2020, Dechert and Simpson Thacher exchanged revised drafts of the Merger Agreement, as well as various correspondence relating to certain aspects of the Merger Agreement, and held various telephone calls to discuss comments to the Merger Agreement.

On December 21, 2020, the HCAP Special Committee held a virtual meeting, at which representatives of KBW and Dechert were present at the invitation of the HCAP Special Committee, during which KBW provided the HCAP Special Committee with an update on how recent movements in the trading prices of HCAP Common Stock and PTMN Common Stock affected the implied value of the transaction with PTMN under the December 7 Revised PTMN Proposal. The HCAP Special Committee also reviewed and discussed, with the assistance of KBW, various levels of implied value to HCAP Stockholders of the proposed consideration in the December 7 Revised PTMN Proposal based on various potential discounts to net asset value at which shares of PTMN Common Stock might trade prior to signing of any definitive merger agreement and prior to closing. Thereafter, during the December 21, 2020 meeting, Dechert provided an update on legal reverse due diligence, noting that it was ongoing, and provided the HCAP Special Committee with a summary of the material terms of the draft Merger Agreement, noting, among other things, any remaining significant provisions in the draft Merger Agreement that remained open to negotiation with PTMN and Simpson Thacher.
Following the December 21, 2020 meeting, and upon authorization from the HCAP Special Committee, Dechert sent Simpson Thacher a revised draft of the Merger Agreement.
On December 21, 2020, Simpson Thacher provided draft voting and support agreements (the “Voting Agreements”) to each of Mr. Jolson and certain entities controlled or influenced by Mr. Jolson, as beneficial owners, directly or indirectly, of 5% or more of the outstanding shares of HCAP Common Stock. Under the terms of the Voting Agreements, each covered stockholder would agree to vote their respective covered shares of HCAP Common Stock (i) in favor of the approval of the Merger Agreement and any other matters necessary for consummation of the other transactions contemplated by the Merger Agreement and any other action reasonably requested by PTMN in furtherance thereof, and (ii) against (A) any action, proposal, agreement, recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination or transaction between or involving HCAP and any other person that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the First Merger or any of the other transactions contemplated by the Merger Agreement, (B) any action or transaction that would result in a breach of any covenant, representation or warranty or other obligation or agreement of HCAP or any of its subsidiaries contained in the Merger Agreement, or of the relevant stockholder contained in the applicable Voting Agreement, (C) any amendment or other change to HCAP’s Restated Certificate of Incorporation (the “HCAP Certificate of Incorporation”) or HCAP’s Bylaws (the “HCAP Bylaws”), and (D) any other material change in HCAP’s corporate structure or business.
Between December 21, 2020 and December 22, 2020, Dechert and Simpson Thacher exchanged correspondence relating to certain aspects of the Merger Agreement and, late in the afternoon on December 22, 2020, Simpson Thacher sent Dechert a revised draft of the Merger Agreement.
Afterwards, on December 22, 2020, the HCAP Special Committee held a virtual meeting, which members of HCAP’s management and representatives of KBW and Dechert attended at the invitation of the HCAP Special Committee. During the December 22, 2020 meeting, Dechert provided an update on the draft Merger Agreement and related matters, including with respect to, among other things, the indemnification provisions, the affirmative and negative covenants, and any substantive revisions since the last meeting of the HCAP Special Committee. Mr. Jolson then discussed with the HCAP Special Committee the draft Voting Agreement he had received, versions of which PTMN had requested that he and certain entities controlled or influenced by him enter into concurrently with HCAP’s execution of any definitive merger agreement. Discussion ensued, after which the HCAP Special Committee requested that Mr. Jolson keep the HCAP Special Committee apprised of negotiations with PTMN regarding the Voting Agreements.
Following Mr. Jolson’s exit from the December 22, 2020 meeting, Dechert and KBW provided the HCAP Special Committee with a summary of recent developments in discussions with PTMN and Simpson Thacher and proposed timing, as well as an overview of the remaining provisions in the draft Merger Agreement subject to negotiation. A discussion ensued among the HCAP Special Committee and Dechert about the draft Merger Agreement, the proposed resolution of the remaining open items and the agreements reached with PTMN on certain of the items. HCAP’s management and Dechert also provided the HCAP Special Committee with an update on reverse business diligence and legal diligence, respectively.

Throughout the evening of December 22, 2020, through the morning of December 23, 2020, Dechert and Simpson Thacher held multiple telephone calls to discuss comments to the Merger Agreement and exchanged revised drafts of the Merger Agreement and other correspondence relating certain aspects of the Merger Agreement.
On December 23, 2020, the HCAP Board and the HCAP Special Committee held a virtual meeting, which was attended by representatives of HCAP Advisors, KBW, and Dechert, in order to consider approval of the Merger Agreement, and to receive an update on the status of negotiations and the documents related thereto. The HCAP Board and the HCAP Special Committee, with assistance from the representatives of Dechert, reviewed the duties of each director under Delaware law that were applicable in considering the proposed transactions, before reviewing the Merger Agreement, including a summary of the key terms and closing conditions thereof and related matters. HCAP’s management then provided the HCAP Special Committee with a summary of the reverse diligence review of PTMN. The HCAP Special Committee and the HCAP Board, in consultation with Dechert, then discussed the draft Jolson Letter Agreement between HCAP and Mr. Jolson, during which the representatives from Dechert noted that, in addition to Mr. Jolson’s planned execution of the Jolson Letter Agreement, Mr. Jolson and certain entities controlled or influenced by Mr. Jolson had confirmed their intent to enter into the Voting Agreements with PTMN in connection with the proposed execution of the Merger Agreement. Discussion ensued among the HCAP Special Committee and the HCAP Board regarding the benefits the Jolson Letter Agreement potentially provided to other HCAP Stockholders with respect to flexibility to elect to receive cash in any transaction, if desired, and potential enhancements to post-closing liquidity and secondary market support for the combined company’s common stock. Thereafter, the HCAP Special Committee requested that representatives of HCAP Advisors leave the meeting in order for the HCAP Special Committee to convene a meeting of the HCAP Special Committee.
During the December 23, 2020 HCAP Special Committee meeting, following the HCAP Advisors representatives’ exit, the HCAP Special Committee, with the assistance of KBW, reviewed the financial aspects of the proposed transaction, and KBW rendered an opinion to the HCAP Special Committee, which opinion was initially rendered verbally and subsequently confirmed by delivery of a written opinion, dated December 23, 2020, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate consideration (including the additional consideration from Sierra Crest) to be received by holders of HCAP Common Stock in the First Merger was fair, from a financial point of view, to such holders of HCAP Common Stock, collectively as a group, as more fully described in the section entitled “—Opinion of the Financial Advisor to the HCAP Special Committee” below. Following a discussion of the foregoing matters by the HCAP Special Committee, the HCAP Special Committee unanimously (i) determined, and recommended that the HCAP Board determine, that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the First Merger, are advisable and fair to and in the best interests of HCAP and HCAP Stockholders, (ii) authorized and approved the Merger Agreement and the transactions contemplated thereby, including the First Merger, (iii) recommended that the HCAP Board authorize and approve the Merger Agreement and the transactions contemplated thereby, including the First Merger, and thereafter direct that the Merger Agreement be executed and submitted to HCAP Stockholders for consideration at a special meeting, and (iv) recommended that the HCAP Board approve the Jolson Letter Agreement.
Thereafter, the HCAP Special Committee invited the representatives of HCAP Advisors to re-join the December 23, 2020 meeting and reconvene a full meeting of the HCAP Board. After discussion, based in part upon the unanimous recommendation of the HCAP Special Committee, the HCAP Board, including the HCAP Independent Directors, and excluding Messrs. Jolson and Buckanavage, who voluntarily recused themselves from the vote in light of their affiliation with HCAP Advisors, (i) authorized and approved the Merger Agreement and the transactions contemplated thereby, including the First Merger, (ii) declared that the Merger Agreement and the transactions contemplated thereby, including the First Merger, are advisable and in the best interests of, and fair to, HCAP and HCAP Stockholders, directed that the Merger Agreement be submitted for consideration at the HCAP Special Meeting, and recommended to HCAP Stockholders that they vote in favor of adoption and approval of the Merger Agreement, and (iii) approved each of the Merger Agreement and the transactions contemplated thereby, including, without limitation, the First Merger, and the Voting Agreements in all respects under Section 203 of the DGCL, to the extent any party to the Merger Agreement or a Voting Agreement would be deemed to be an “interested stockholder,” as defined in Section 203 of the DGCL, of HCAP as a result of or in connection with the transactions contemplated thereby, and related matters.

In the late afternoon on December 23, 2020, following approval of the Merger Agreement by the HCAP Board, PTMN, HCAP, Merger Sub and Sierra Crest executed and delivered the Merger Agreement. In connection therewith, (i) Mr. Jolson and HCAP entered into the Jolson Letter Agreement and (ii) each of Mr. Jolson and certain entities controlled or influenced by Mr. Jolson entered into Voting Agreements with PTMN.
Later on December 23, 2020, following execution and delivery of the Merger Agreement, the Jolson Letter Agreement and the Voting Agreements, HCAP and PTMN issued a joint press release publicly announcing the Mergers. On the morning of December 24, 2020, HCAP and PTMN held a joint conference call to discuss the Mergers.
HCAP Reasons for the Mergers
As previously disclosed, the HCAP Special Committee and HCAP Board reviewed a variety of strategic alternatives that they believed would enhance value for HCAP Stockholders.
In evaluating the merger proposal from PTMN, the HCAP Special Committee and HCAP Board, including the HCAP Independent Directors, consulted with and received the advice of HCAP’s management and certain outside advisors. In reaching its decision, the HCAP Special Committee and HCAP Board considered a number of factors, including the factors described in this section, and, as a result, determined that entering into the Merger Agreement and consummating the transactions contemplated thereby, including the Mergers, is in the best interests of HCAP and HCAP Stockholders.
The following discussion of the information and factors considered by the HCAP Special Committee and HCAP Board is not intended to be exhaustive. However, it includes all of the material factors considered by them in evaluating the Mergers. In view of the complexity and the large number of factors considered, the HCAP Special Committee and HCAP Board did not find it practicable to, and did not attempt to, quantify or assign any relative or specific weight individually to the various factors. Rather, they based their recommendation or approval, as applicable, on the totality of the information presented to and considered by them, including the duration, robustness and outcome of the competitive processes of seeking strategic alternatives for HCAP, and concluded that, overall, the positive factors of the Mergers to HCAP Stockholders outweigh the risks and potential negative factors related to the Mergers.
Financial Terms of the Merger Agreement with PTMN. The HCAP Special Committee and HCAP Board considered the financial terms of the Merger Agreement, including that:
•
on a market value basis, the transaction, including the Additional Cash Consideration from Sierra Crest, represents an implied market value for HCAP Common Stock of approximately $7.71 per share, which represents approximately 79% of HCAP’s September 30, 2020 NAV per share (adjusted for expected transaction expenses) and a 30.4% premium to the closing price of HCAP Common Stock on December 22, 2020. This implied market value is based on (i) HCAP’s adjusted September 30, 2020 NAV ($60.6 million, or $10.17 per share of HCAP Common Stock based on the outstanding shares of HCAP Common Stock as of December 23, 2020 (the date of the Merger Agreement), as adjusted for expected transaction expenses), (ii) PTMN’s estimated October 31, 2020 NAV ($208.6 million, or $2.78 per share of PTMN Common Stock, accounting for the PTMN/GARS Transaction, as adjusted for expected transaction expenses), and (iii) the closing price of PTMN Common Stock on December 22, 2020 (which was the last trading day before entering into the Merger Agreement) of $1.80;

•
on an NAV basis, HCAP Stockholders will collectively receive value per share of approximately 103.7% of the NAV per share of HCAP Common Stock, calculated based on (i) HCAP’s adjusted September 30, 2020 NAV and the outstanding shares of HCAP Common Stock as of December 23, 2020 (the date of the Merger Agreement), (ii) the estimated NAV per share of PTMN Common Stock as of October 31, 2020 (as adjusted for the PTMN/GARS Transaction and expected transaction expenses), and (iii) taking into account the value of the Additional Cash Consideration. The additional 3.7% premium above NAV per share of HCAP Common Stock is a result of the Additional Cash Consideration;

•
PTMN will issue to HCAP Stockholders shares of PTMN Common Stock equal to 19.9% of the number of shares of PTMN Common Stock issued and outstanding immediately prior to the Closing, and pay the remainder of the Merger Consideration in cash; and

•
HCAP Stockholders will have the option to elect to receive the Merger Consideration in cash, which provides immediate liquidity and certainty of value to HCAP Stockholders, or in shares of PTMN Common Stock, subject to adjustment based on the elections of other HCAP Stockholders, and that the Jolson Letter Agreement to which Mr. Jolson and HCAP are party will enhance the ability of minority HCAP Stockholders to receive cash based on their elections.

Thorough Review of Strategic Alternatives. The HCAP Special Committee and HCAP Board considered the results of the thorough review of strategic alternatives, including the following:
•
the HCAP Special Committee and HCAP Board reviewed a range of options, including continuing to operate HCAP on a standalone basis, a full liquidation of HCAP, internalization of HCAP Advisors’ investment advisory function, and various sale/merger transactions, including a stock sale, asset sale, merger or reverse merger, as well as other strategic transactions;

•
the HCAP Special Committee reviewed with KBW all indications of interest received during the Initial Strategic Evaluation Process coordinated by JMP Securities, directed KBW to contact, or coordinate the response to, nine potential strategic partners during the Formal Strategic Evaluation Process, all of which executed confidentiality agreements, and reviewed with KBW five indications of interest received from parties participating in the Formal Strategic Evaluation Process;

•
the beliefs of the HCAP Special Committee and HCAP Board (other than directors affiliated with HCAP Advisors, who abstained from voting), formed based on a review of the results of the strategic review process, which were evaluated with the assistance of HCAP’s management and certain outside advisors, that the Mergers are more favorable to HCAP Stockholders than other opportunities and alternatives reasonably available to HCAP, taking into account the potential risks, rewards and uncertainties associated with each alternative, including, among other opportunities and alternatives, the following: (i) pursuing business combinations with entities other than PTMN; (ii) pursuing a full liquidation of HCAP; and (iii) continuing to operate HCAP on a standalone basis;

•
the beliefs of the HCAP Special Committee and HCAP Board (other than directors affiliated with HCAP Advisors, who abstained from voting), which beliefs were formed after consultation with HCAP’s management and certain outside advisors, that prolonging the discussions with PTMN or continuing to solicit interest from additional third parties would be unlikely to lead to a better offer and could have resulted in the loss of PTMN’s proposed offer;

•
the fact that each of Mr. Jolson and certain entities controlled or influenced by Mr. Jolson has entered into a Voting Agreement with PTMN and intends to vote their respective covered shares of HCAP Common Stock in favor of the Mergers, contributing to the certainty of obtaining the required stockholder approval for the Merger Proposal;

•
the fact that HCAP entered into the Jolson Letter Agreement with Mr. Jolson, under which Mr. Jolson has agreed (i) to elect to receive shares of PTMN Common Stock as consideration in connection with the Mergers for all of the Jolson Shares, (ii) to not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or beneficial ownership interest in or otherwise dispose of, or encumber any of the Jolson Shares or enter into any contract, option, or other agreement with respect to, or consent to, a transfer of, any of the Jolson Shares or his voting or economic interest therein other than pursuant to the Merger Agreement and in connection with the Mergers during the period commencing on the date of the Jolson Letter Agreement and ending on the Closing Date and (iii) to not transfer any shares of the Locked Up Securities or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Locked Up Securities for 90 days following the Closing; the Jolson Letter Agreement enhances the ability of minority HCAP Stockholders to receive cash based on their elections and will provide a form of post-closing secondary market trading support to minority HCAP Stockholders for a period of time;

•
PTMN’s obligation to complete the Mergers is not conditioned upon receipt of financing, and each of PTMN and Sierra Crest has represented that it will have sufficient cash or sources of cash to enable it to pay the respective amounts due at the Closing; and

•	PTMN Stockholder approval is not required for the Mergers, contributing to additional likelihood of closing with PTMN.
Strategic and Business Considerations. The HCAP Special Committee and HCAP Board considered the various opportunities for the combined company to provide strategic and business opportunities for its stockholders and to generate additional stockholder value, including that:
•
based on the outstanding shares and relative NAV of HCAP Common Stock and PTMN Common Stock outstanding (each as adjusted for expected transaction expenses), as of September 30, 2020 with respect to HCAP, and as of October 31, 2020 with respect to PTMN and as estimated for pro forma adjustments to account for the PTMN/GARS Transaction, current HCAP Stockholders would own approximately 16.6% of the combined company immediately following the completion of the Mergers;

•
the combined company will be externally managed by Sierra Crest and is expected to have total assets in excess of $658 million, total investments of approximately $582 million and NAV in excess of $250.0 million (based on HCAP’s September 30, 2020 balance sheet and PTMN’s estimated October 31, 2020 balance sheet (with pro forma adjustments for the PTMN/GARS Transaction), not adjusted for transaction expenses);

•
following the Mergers, HCAP Stockholders are expected to benefit from (i) access to the full range of resources of Sierra Crest; (ii) investment opportunities originated through the BC Partners Credit platform; and (iii) the utilization of BC Partners’ broader resources, including relationships and institutional knowledge from over 30 years of private market investing;

•
the combined company’s investment portfolio following the Mergers will provide additional scale and portfolio diversification, which will position the combined company, among other things, to (i) capitalize on favorable market conditions; (ii) originate larger transactions with increased final hold positions; and (iii) enhance access to lower cost of capital from banks and capital market participants;

•	HCAP Stockholders of the combined company will have an ability to participate in the future growth of PTMN, including potential upside if shares of PTMN Common Stock trades higher in the future;
•	the Mergers are expected to deliver operational synergies for the combined company as a result of the larger scale and elimination of redundant HCAP expenses following the Mergers;
•	HCAP Stockholders are expected to realize net investment income per share accretion following the Closing;
•	the combined historical performance of HCAP and PTMN and expected ability of the combined entity to make future dividend payments to stockholders are expected to benefit HCAP Stockholders;
•
shares of PTMN Common Stock received in exchange for shares of HCAP Common Stock may be more liquid than HCAP Common Stock, given the increased size and diversification of the equity base of the combined company;

•	based on a review of PTMN, the belief that PTMN and BC Partners have shown the ability to successfully execute this type of merger transaction;
•
Sierra Crest, which serves as the investment adviser to PTMN, will serve as investment adviser to the combined company post-closing and, as a result, HCAP Stockholders who continue to hold shares of the combined company following the Closing will:

○
as compared to HCAP Advisors’ current 2.0% management fee on gross assets up to and including $350 million, benefit from a reduced base management fee under the PTMN Investment Advisory Agreement calculated at an annual rate of 1.50% of the combined company’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, at the end of the two most recently completed calendar quarters; provided, however, that the base management fee under the PTMN Investment Advisory Agreement will be 1.00% of the combined company’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, that exceed the product of (i) 200% and (ii) the value of the combined company’s NAV at the end of the most recently completed calendar quarter; and
○
as compared to the current 20% income-based incentive fee and 20% capital gains fee under the HCAP Investment Advisory Agreement, benefit from PTMN’s 17.50% Income-Based Fee and 17.50% Capital Gains Fee under the PTMN Investment Advisory Agreement.

•
HCAP’s knowledge of PTMN’s business, operations, financial condition, earnings and prospects, taking into account the results of HCAP’s and HCAP Advisors’ business and legal due diligence review of PTMN’s operations, its portfolio companies and other corporate and financial matters and the review conducted by HCAP and HCAP Advisors uncovered no significant issues.

Opinion of the Financial Advisor to the HCAP Special Committee. The HCAP Special Committee received the opinion, dated December 23, 2020, of KBW to the HCAP Special Committee as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of HCAP Common Stock, collectively as a group, of the Aggregate Merger Consideration in the First Merger, as more fully described below under “The Mergers—Opinion of the Financial Advisor to the HCAP Special Committee.”
Terms of the Merger Agreement. The HCAP Special Committee and HCAP Board considered the terms and conditions of the Merger Agreement and the course of negotiations thereof, including:
•	the fact that the Merger Agreement is unlikely to unduly deter third parties from making unsolicited acquisition proposals given that:
○
the Merger Agreement does not preclude HCAP from responding to and negotiating with respect to certain unsolicited acquisition proposals from third parties made prior to the time that HCAP Stockholders approve the Mergers and the Merger Agreement if any such third party makes an unsolicited acquisition proposal that the HCAP Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a “superior proposal” (as defined in the Merger Agreement) and that the failure of the HCAP Board to respond to such superior proposal would reasonably be expected to be inconsistent with the fiduciary duties of the HCAP Board under the DGCL; and

○
if, prior to the time that HCAP Stockholders approve the Merger Agreement, the HCAP Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that an unsolicited acquisition proposal constitutes a superior proposal, then, after complying with PTMN’s customary “matching rights,” the HCAP Board can terminate the Merger Agreement in order to substantially concurrently enter into a binding definitive agreement with respect to such superior proposal if the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under the DGCL, provided that, concurrently with such termination, HCAP will, at PTMN’s option, pay PTMN a termination fee of approximately $2.122 million or, in the event that HCAP shall have materially breached its obligations under the Merger Agreement, pay PTMN for damages subject to certain caps.

•	the fact that the Merger Agreement includes customary terms, including customary non-solicitation, closing and termination provisions;
•
the fact that the consideration and negotiation of the Merger Agreement was conducted through extensive arms-length negotiations under the oversight of the HCAP Special Committee, which is composed solely of the HCAP Independent Directors; and

•
the fact that the Merger Agreement includes a reciprocal termination fee of approximately $2.122 million, or approximately 3.5% of HCAP’s NAV as of September 30, 2020, which the HCAP Special Committee and HCAP Board believe is reasonable and would not preclude or substantially impede a possible superior proposal from being made, especially in light of the strategic alternatives review process undertaken by HCAP.

Risks and Potential Negative Factors. The HCAP Special Committee and HCAP Board considered the risks and potential negative factors relating to the Merger Agreement, including:

•
the fact that changes in the NAV of HCAP and PTMN before the completion of the Mergers may affect the amount and composition of the Aggregate Merger Consideration to be received by HCAP Stockholders, and changes in the market price of PTMN Common Stock may affect the market value of the Total Stock Consideration to be received by HCAP Stockholders;

•
the restrictions in the Merger Agreement on HCAP’s ability to respond to and negotiate certain unsolicited acquisition proposals from third parties, the requirement that HCAP pay PTMN an approximate $2.122 million termination fee if the Merger Agreement is terminated under certain circumstances and the risk that such restrictions and termination fee may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, HCAP from making unsolicited acquisition proposals;

•	the fact that there can be no assurance that the combined company will succeed or otherwise achieve its projected financial results;
•	the possibility that the consummation of the Mergers may be delayed or not occur at all, and the possible significant adverse impact that such event would have on HCAP and its business;
•
the existence of restrictions on the conduct of HCAP’s business during the period between execution of the Merger Agreement and the closing thereof, which may delay or prevent HCAP from undertaking business opportunities that may arise during such time which, absent the Merger Agreement, HCAP might otherwise have pursued;

•	the potential disruption to HCAP’s business that may result from the announcement of the Mergers and the resulting distraction of management’s attention from day-to-day operation of the business;
•
the fact that the income-based incentive fee under the PTMN Investment Advisory Agreement is subject to a 1.75% quarterly hurdle rate as opposed to 2% under the HCAP Investment Advisory Agreement and is not subject to a three-year total return requirement similar to the provision included in the HCAP Investment Advisory Agreement;

•	the risk that HCAP Stockholders may vote down the Merger Proposal at the HCAP Special Meeting; and
•	the fact that HCAP will be required to pay termination fees to PTMN if the Merger Agreement is terminated under certain circumstances.
The foregoing list does not include all the factors that the HCAP Special Committee and the HCAP Board considered in approving the Mergers and the Merger Agreement and recommending that HCAP Stockholders approve the Merger Proposal.
Interests of Certain Persons Related to HCAP in the Mergers
HCAP Advisors is an affiliate of JMP Group, a full-service investment banking and asset management firm. JMP Group currently holds an equity interest in the Company and, through its subsidiaries, owns a majority equity interest in HCAP Advisors. JMP Group conducts its primary business activities through two wholly-owned subsidiaries: (i) Harvest Capital Strategies, LLC (“HCS”), an SEC-registered investment adviser that focuses on venture capital and real estate funds, middle-market lending and private equity; and (ii) JMP Securities, a full-service investment bank that provides equity research, institutional brokerage and investment banking services to growth companies and their investors. Joseph A. Jolson, HCAP’s Chief Executive Officer and Chairman of the HCAP Board, is also the Chief Executive Officer and Chairman of the board of directors of, and has a financial interest in, JMP Group. As described above, on October 16, 2020, the HCAP Special Committee, on behalf of HCAP, entered into the JMP Securities Agreement with JMP Securities in connection with work performed by JMP Securities at the direction of HCAP Advisors in connection with the Initial Strategic Evaluation Process. In consideration for the services covered by the JMP Securities Agreement, HCAP agreed to pay JMP Securities the JMP Fee. On November 6, 2020, HCAP paid JMP Securities $100,000 under the terms of the JMP Securities Agreement and, upon the consummation of the Mergers, will be required under the JMP Securities Agreement to pay JMP Securities an additional $250,000 in fulfillment of the remainder of the JMP Fee payable under the terms of the JMP Securities Agreement.
Concurrently with the parties’ entry into the Merger Agreement, PTMN also entered into the Voting Agreements with each of Mr. Jolson and certain entities controlled or influenced by Mr. Jolson, which collectively owned an aggregate of approximately 32.24% of the outstanding shares of HCAP Common Stock as of December 22, 2020. Pursuant to the Voting Agreements, these stockholders have agreed to vote their respective covered shares of HCAP Common Stock (i) in favor of the approval of the Merger Agreement and any other matters necessary for consummation of the other transactions contemplated by the Merger Agreement and any other action reasonably requested by PTMN in furtherance thereof and (ii) against (A) any action, proposal, agreement, recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination or transaction between or involving HCAP and any other person that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the First Merger or any of the other transactions contemplated by the Merger Agreement, (B) any action or transaction that would result in a breach of any covenant, representation or warranty or other obligation or agreement of HCAP or any of its subsidiaries contained in the Merger Agreement, or of the relevant stockholder contained in the applicable Voting Agreement, (C) any amendment or other change to the HCAP Certificate of Incorporation or the HCAP Bylaws, and (D) any other material change in HCAP’s corporate structure or business. Prior to entry into the Voting Agreements, the HCAP Board adopted resolutions approving the Voting Agreements under Section 203 of the DGCL such that the restrictions on business combinations contained in Section 203 will not apply to the Mergers.
Concurrently with the parties’ entry into the Merger Agreement, HCAP also entered into the Jolson Letter Agreement with Mr. Jolson. Pursuant to the Jolson Letter Agreement, Mr. Jolson has agreed (i) to elect to receive shares of PTMN Common Stock as consideration in connection with the Mergers for all of the Jolson Shares, (ii) to not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or beneficial ownership interest in or otherwise dispose of, or encumber any of the Jolson Shares or enter into any contract, option, or other agreement with respect to, or consent to, a transfer of, any of the Jolson Shares or his voting or economic interest therein other than pursuant to the Merger Agreement and in connection with the Mergers during the period commencing on the date of the Jolson Letter Agreement and ending on the Closing Date and (iii) to not transfer any shares of the Locked Up Securities or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Locked Up Securities for 90 days following the Closing.
As disclosed above, Sierra Crest and HCAP Advisors have engaged in discussions regarding a transition services agreement pursuant to which HCAP Advisors would provide certain consulting services to Sierra Crest relating to HCAP’s existing investment portfolio subsequent to the Closing. As of the date hereof negotiations are still ongoing, but Sierra Crest and HCAP Advisors have discussed terms pursuant to which HCAP Advisors would receive, in exchange for its transition services, a quarterly fee of approximately $320,000 for three years, or $3.85 million of aggregate payments, following the Closing.
The HCAP Board Recommendation
The HCAP Board, acting on the unanimous recommendation of the HCAP Special Committee, approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and recommends that HCAP Stockholders vote “FOR” the Merger Proposal and, if necessary or appropriate, “FOR” the HCAP Adjournment Proposal.
Opinion of the Financial Advisor to the HCAP Special Committee
The HCAP Special Committee engaged KBW to render financial advisory and investment banking services to the HCAP Special Committee, including an opinion to the HCAP Special Committee as to the fairness, from a financial point of view, to the holders of HCAP Common Stock, collectively as a group, of the Aggregate Merger Consideration in the First Merger. The HCAP Special Committee selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the transaction. As part of its investment banking business, KBW is regularly engaged in the valuation of business development company securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the HCAP Special Committee held on December 23, 2020 at which the HCAP Special Committee evaluated the proposed transaction. At this meeting, KBW reviewed the financial aspects of the proposed transaction and rendered an opinion to the HCAP Special Committee to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Aggregate Merger Consideration in the First Merger was fair, from a financial point of view, to the holders of HCAP Common Stock, collectively as a group.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the HCAP Special Committee in connection with its consideration of the financial terms of the Mergers. The opinion addressed only the fairness, from a financial point of view, to holders of HCAP Common Stock, collectively as a group, of the Aggregate Merger Consideration in the First Merger. It did not address the underlying business decision of HCAP to engage in the Mergers or enter into the Merger Agreement or constitute a recommendation to the HCAP Special Committee or the HCAP Board in connection with the Mergers, and it does not constitute a recommendation to any holder of HCAP Common Stock or any stockholder of any other entity as to how to vote in connection with the Mergers or any other matter (including, with respect to holders of HCAP Common Stock, whether any HCAP Stockholder should make an Election), nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, stockholders’, or affiliates’ agreement with respect to the Mergers or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of HCAP and PTMN and bearing upon the Mergers, including, among other things:
•	a draft of the Merger Agreement, dated December 22, 2020 (the most recent draft then made available to KBW);
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of HCAP;
•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of HCAP;
•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of PTMN;
•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of PTMN;
•	certain other interim reports and other communications of HCAP and PTMN provided to their respective stockholders; and
•
certain other financial information concerning the businesses and operations of HCAP and PTMN that was furnished to KBW by HCAP and PTMN or KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•	the historical and current financial position and results of operations of HCAP and PTMN;
•	the assets and liabilities of HCAP and PTMN;
•	the nature and terms of certain other merger transactions and business combinations in the BDC industry;
•	a comparison of certain financial and stock market information for HCAP and PTMN with similar information for certain other companies the securities of which are publicly traded;

•
financial and operating forecasts and projections of HCAP that were prepared by, and provided to KBW and discussed with KBW by HCAP management and that were used and relied upon by KBW at the direction of such management and with the consent of the HCAP Special Committee; and

•
publicly available consensus “street estimates” of PTMN (as adjusted by PTMN management in the case of 2021 net investment income), as well as assumed long-term PTMN growth rates provided to KBW by PTMN management, all of which information was discussed with KBW by PTMN management and used and relied upon by KBW based on such discussions, at the direction of HCAP management and with the consent of the HCAP Special Committee.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the BDC industry generally. KBW also participated in discussions that were held with the respective managements of HCAP, PTMN and Sierra Crest regarding the respective past and current business operations, regulatory relations, financial condition and future prospects of HCAP and PTMN and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by HCAP, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with HCAP.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of HCAP as to the reasonableness and achievability of the financial and operating forecasts and projections of HCAP referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of HCAP and the HCAP Special Committee, upon PTMN management as to the reasonableness and achievability of the publicly available consensus “street estimates” of PTMN (as adjusted by PTMN management in the case of 2021 net investment income) and the assumed long-term PTMN growth rates, all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of PTMN consensus “street estimates” referred to above that such estimates (as adjusted) represented reasonable estimates generally consistent with, the best currently available estimates and judgments of PTMN management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of HCAP and PTMN that was provided to KBW was not prepared with the expectation of public disclosure. It is further understood that all of the foregoing financial information, including the publicly available consensus “street estimates” of PTMN, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of HCAP and PTMN, and with the consent of the HCAP Special Committee, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have a significant adverse impact on HCAP and PTMN. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either HCAP or PTMN since the date of the last financial statements of each such entity that were made available to KBW. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of HCAP or PTMN, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of HCAP or PTMN under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
the Mergers and any related transactions would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft reviewed by KBW and referred to above), with no adjustments to the Aggregate Merger Consideration and no other consideration or payments in respect of HCAP Common Stock;

•	the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;
•	each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•
there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Mergers or any related transaction and all conditions to the completion of the Mergers and any related transaction would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Mergers and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of HCAP, PTMN or the pro forma entity, or the Mergers.

KBW assumed that the Mergers would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of HCAP that HCAP relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to HCAP, PTMN, the Mergers and any related transaction, and the Merger Agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, to holders of HCAP Common Stock, collectively as a group, of the Aggregate Merger Consideration in the First Merger, without regard to any agreements that specific holders may enter into with PTMN with respect to whether such holders would receive the Cash Consideration or the Stock Consideration or the individual circumstances of specific holders with respect to control, voting or other rights or aspects which may distinguish such holders. KBW expressed no view or opinion as to any other terms or aspects of the Mergers or any term or aspect of any related transaction, including without limitation, the form or structure of the Mergers (including the form and structure of the aggregate merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Mergers or any such related transaction to HCAP, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the Mergers, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to KBW through the date of the opinion. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. At the direction of HCAP and without independent verification, KBW relied upon and assumed for purposes of its analyses and its opinion, that the Aggregate Cash Consideration would be approximately $16.9 million, the Total Stock Consideration would be approximately 14.9 million shares of Portman Ridge common stock, and the Per Share Cash Price would be $7.35. KBW expressed no view or opinion as to any changes after the date of its opinion to the net asset values, numbers of shares and other amounts on which the Aggregate Cash Consideration, the Total Stock Consideration and the Per Share Cash Price that KBW was directed to assume for purposes of its analyses and its opinion were based. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•	the underlying business decision of HCAP to engage in the Mergers or enter into the Merger Agreement;
•	the relative merits of the Mergers as compared to any strategic alternatives that are, have been or may be available to or contemplated by HCAP, the HCAP Special Committee or the HCAP Board;
•
the fairness of the amount or nature of any compensation to any of HCAP’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of HCAP Common Stock;

•
the effect of the Mergers or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of HCAP (other than the holders of HCAP Common Stock, collectively as a group, solely with respect to the Aggregate Merger Consideration (as described in KBW’s opinion) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of PTMN or any other party to any transaction contemplated by the Merger Agreement;

•	whether PTMN had sufficient cash, available lines of credit or other sources of funds to enable it to pay the Aggregate Cash Consideration to the holders of HCAP Common Stock at the Closing;
•	whether Sierra Crest had sufficient cash, available lines of credit or other sources of funds to enable it to pay the Additional Cash Consideration to the holders of HCAP Common Stock;
•
any elections by holders of HCAP Common Stock to receive Cash Consideration in lieu of Stock Consideration or the actual allocation between cash and stock among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Merger Agreement), or the relative fairness of the Cash Consideration and the Stock Consideration;

•	the actual value of PTMN Common Stock to be issued in the First Merger;
•
the prices, trading range or volume at which PTMN Common Stock or HCAP Common Stock would trade following the public announcement of the Mergers (including the PTMN Per Share Price) or the prices, trading range or volume at which PTMN Common Stock would trade following the consummation of the Mergers;

•	any advice or opinions provided by any other advisor to any of the parties to the Merger Agreement or any other transaction contemplated by the Merger Agreement; or
•
any legal, regulatory, accounting, tax or similar matters relating to HCAP, PTMN, their respective stockholders, or relating to or arising out of or as a consequence of the Mergers or any related transaction, including whether or not the Mergers would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, HCAP and PTMN. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the HCAP Special Committee in making its determination to recommend the approval by the HCAP Board of the Merger Agreement and the Mergers. Consequently, the analyses described below should not be viewed as determinative of the decision of Special Committee with respect to the fairness of the Aggregate Merger Consideration. The type and amount of consideration payable in the First Merger were determined through negotiation between HCAP and PTMN and the decision of HCAP to enter into the Merger Agreement was solely that of the HCAP Special Committee and the HCAP Board.

The following is a summary of the material financial analyses presented by KBW to the HCAP Special Committee in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the HCAP Special Committee, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
Implied Transaction Value for the Mergers. KBW calculated an implied transaction value for the proposed transaction of $45.9 million in the aggregate, or $7.71 per share of HCAP Common Stock, based on an assumed Aggregate Cash Consideration of $16.9 million, the Additional Cash Consideration of $2.15 million and the implied value of an assumed Total Stock Consideration of approximately 14.9 million shares of PTMN Common Stock using the closing price of PTMN Common Stock on December 22, 2020. This implied transaction value for the proposed transaction was used to calculate implied transaction multiples and those multiples were compared to the ranges of multiples found in the financial analyses described below.
Selected Companies Analysis. Using publicly available information, KBW compared the market performance of HCAP to seven selected publicly traded, externally managed business development companies with market capitalizations less than $150 million, excluding PTMN and growth/total return business development companies.
The selected companies with market capitalizations less than $150 million were as follows:
Oxford Square Capital Corp.
First Eagle Alternative Capital BDC, Inc.
OFS Capital Corporation
Medley Capital Corporation
Investcorp Credit Management BDC Inc.
Great Elm Capital Corp.
Capitala Finance Corp.
Using publicly available information, KBW also compared the market performance of PTMN to the above seven selected companies and an additional 11 selected publicly traded, externally managed business development companies with market capitalizations greater than $150 million and less than $300 million, excluding growth/total return business development companies.
The additional 11 selected companies were as follows:
PennantPark Investment Corporation	Oaktree Strategic Income Corporation
Gladstone Capital Corporation	Stellus Capital Investment Corporation
WhiteHorse Finance, Inc.	BlackRock Capital Investment Corporation
Solar Senior Capital Ltd.	Monroe Capital Corporation
Horizon Technology Finance Corporation	MVC Capital, Inc.
Saratoga Investment Corp.
To perform this analysis, KBW used market price information as of December 22, 2020 and reported NAV per share data as of the end of the most recent completed quarterly period available (which in the case of HCAP was September 30, 2020), except that the NAV per share data for PTMN was as of October 31, 2020 and reflected the PTMN/GARS Transaction, which was completed on October 28, 2020. KBW also used most recent quarter annualized (“MRQ annualized”) net investment income per share (“NII”) for HCAP, PTMN and the selected companies and calendar years 2020 and 2021 earnings per share estimates (“EPS”) taken from consensus “street estimates” of HCAP, PTMN and the selected companies.
KBW’s analysis showed the following concerning the market performance of HCAP and the seven selected companies with market capitalizations less than $150 million (excluding the impact of the MRQ annualized NII multiple for one of the selected companies, the calendar year 2020 EPS multiples for all of the selected companies and the calendar year 2021 EPS multiple for one of the selected companies, which multiples were considered to be not meaningful (“NM”)), as well as the corresponding transaction multiples of the proposed transaction based on the implied transaction value for the proposed transaction of $7.71 per share of HCAP Common Stock and using historical financial information for HCAP as of and for the three-month period (annualized) ended September 30, 2020:
Selected Companies – Market Capitalization Less than $150M
	HCAP	Proposed Transaction	Low	25th Percentile	Average	Median	75th Percentile	High
Price / NAV per share	0.58x	0.76x	0.36x	0.55x	0.60x	0.58x	0.68x	0.78x
Price / MRQ annualized NII	10.3x	13.4x	5.7x	8.6x	9.4x	9.0x	10.5x	13.3x
Price / 2020 EPS	NM		NM	NM	NM	NM	NM	NM
Price / 2021 EPS	19.4x		5.7x	8.3x	9.6x	9.2x	9.5x	16.1x
KBW’s analysis also showed the following concerning the market performance of PTMN and all 18 selected companies with market capitalizations less than $300 million (excluding the impact of the MRQ annualized NII multiple for one of the selected companies, the calendar year 2020 EPS multiples for 13 of the selected companies, and the calendar year 2021 EPS multiple for one of the selected companies, which multiples were considered to be not meaningful):
All Selected Companies
	PTMN	Low	25th Percentile	Average	Median	75th Percentile	High
Price / NAV per share	0.65x	0.36x	0.59x	0.75x	0.76x	0.86x	1.19x
Price / MRQ annualized NII	7.4x	5.7x	8.7x	12.2x	10.3x	11.7x	46.1x
Price / 2020 EPS	NM	9.6x	10.7x	18.0x	20.9x	24.1x	24.5x
Price / 2021 EPS	6.7x	5.7x	8.1x	10.9x	9.8x	12.0x	25.2x
KBW then applied a range of price-to-NAV per share multiples of 0.5x to 0.7x derived from the 25th percentile and 75th percentile multiples of the selected companies with market capitalizations less than $150 million to the September 30, 2020 NAV per share of HCAP and a range of price-to-MRQ annualized NII multiples of 8.6x to 10.5x derived from the 25th percentile and 75th percentile multiples of the selected companies with market capitalizations less than $150 million to the net investment income per share of HCAP for the three-month period ended September 30, 2020 annualized. This analysis indicated the following ranges of the implied value per share of HCAP Common Stock, as compared to the implied transaction value for the proposed transaction of $7.71 per outstanding share of HCAP Common Stock:
Implied Value Per Share Ranges of HCAP Common Stock
Based on NAV per share of HCAP as of September 30, 2020	$5.55 to $6.95
Based on annualized NII per share of HCAP for the 3-month period ended September 30, 2020	$4.92 to $6.00
No company used as a comparison in the above selected companies analysis is identical to HCAP or PTMN. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis – Business Development Companies. KBW reviewed publicly available information related to 20 selected acquisitions of business development companies announced since April 2009, referred to as the selected BDC transactions.

The selected BDC transactions were as follows:
Acquirer	Acquired Company
FS KKR Capital Corp.	FS KKR Capital Corp. II
Oaktree Specialty Lending Corp	Oaktree Strategic Income Corp
Barings BDC, Inc.	MVC Capital, Inc.
PTMN	GARS
Goldman Sachs BDC, Inc.	Goldman Sachs Middle Market Lending Corp.
Crescent Capital BDC, Inc.	Alcentra Capital Corp.
PTMN	OHA Investment Corporation
East Asset Management, LLC	Rand Capital Corporation
Golub Capital BDC, Inc.	Golub Capital Investment Corporation
FS Investment Corporation	Corporate Capital Trust, Inc.
Benefit Street Partners LLC; Barings	Triangle Capital Corporation
TCG BDC, Inc.	NF Investment Corp.
CĪON Investment Corporation	Credit Suisse Park View BDC, Inc.
MAST Capital Management LLC; Great Elm Capital Group Inc.	Full Circle Capital Corporation
Ares Capital Corporation	American Capital, Ltd.
PennantPark Floating Rate Capital Ltd.	MCG Capital Corporation
Saratoga Investment Corp.	GSC Investment Corp.
Ares Capital Corporation	Allied Capital Corporation
Prospect Capital Corporation	Patriot Capital Funding, Inc.
Highland Credit Strategies Fund	Highland Distressed Opportunities, Inc.
For each selected BDC transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company (including contributions by external managers) and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction (adjusted to reflect announced pre-closing adjustments):
•	Price to NAV per share of the acquired company; and
•	Price to latest 12 months net investment income per share of the acquired company.
KBW also reviewed the price per common share paid for the acquired company for the 16 selected BDC transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day and 30 days prior to the announcement of the acquisition (expressed as percentages and referred to as the one-day market premium and the 30-day market premium). The resulting transaction multiples and premiums for the selected BDC transactions were compared with the corresponding transaction multiples and premiums of the proposed transaction based on the implied transaction value for the proposed transaction of $7.71 per share of HCAP Common Stock and using historical financial information for HCAP as of and for the 12-month period ended September 30, 2020 and the closing prices of HCAP Common Stock on December 21, 2020 and November 20, 2020.
KBW’s analysis showed the following concerning the proposed transaction and the selected BDC transactions (excluding the impact of the price-to-LTM net investment income per share of three of the selected BDC transactions, which multiples were considered to be not meaningful because they were either negative or greater than 35.0x):
		Selected BDC Transactions
	Proposed Transaction	Low	25th Percentile	Average	Median	75th Percentile	High
Price / NAV Per Share	75.8%	40.0%	61.7%	80.3%	80.7%	100.0%	117.0%
Price / LTM NII Per Share	14.3x	2.4x	5.5x	8.7x	9.6x	10.7x	13.5x
One-Day Premium	37.1%	(39.9)%	0.9%	31.8%	24.4%	36.6%	222.0%
30-Day Premium	155.2%	(22.3)%	(6.0)%	32.8%	22.5%	33.3%	162.7%

KBW’s analysis also showed the following concerning the proposed transaction and the 13 selected BDC transactions involving non-affiliates (excluding the impact of the price-to-LTM net investment income per share of three of the selected transactions, which multiples were considered to be not meaningful because they were either negative or greater than 35.0x), 12 of which transactions involved publicly traded acquired companies:
		Selected BDC Transactions Involving Non-Affiliates
	Proposed Transaction	Low	25th Percentile	Average	Median	75th Percentile	High
Price / NAV Per Share	75.8%	40.0%	60.9%	77.3%	78.2%	99.9%	107.8%
Price / LTM NII Per Share	14.3x	4.3x	5.3x	8.1x	8.2x	10.6x	12.4x
One-Day Premium	37.1%	(39.9)%	21.8%	43.9%	30.0%	40.6%	222.0%
30-Day Premium	155.2%	(16.9)%	13.4%	44.7%	29.3%	50.5%	162.7%
KBW applied a range of price-to-NAV per share multiples of 0.6x to 1.0x derived from the 25th percentile and 75th percentile multiples of the selected BDC transactions to the September 30, 2020 NAV per share of HCAP. KBW also applied a range of price-to-LTM NII multiples of 5.5x to 10.7x derived from the 25th percentile and 75th percentile multiples of the selected BDC transactions to the net investment income per share of HCAP for the 12-month period ended September 30, 2020. In addition, KBW applied a range of one-day market premiums of 0.9% to 36.6% derived from the 25th percentile and 75th percentile one-day market premiums of the selected BDC transactions to the closing price of HCAP Common Stock on December 21, 2020 and a range of 30-day market premiums of (6.0%) to 33.3% derived from the 25th percentile and 75th percentile 30-day market premiums of the selected BDC transactions to the closing prices of HCAP Common Stock on November 20, 2020. This analysis indicated the following ranges of the implied value per share of HCAP Common Stock, as compared to the implied transaction value for the proposed transaction of $7.71 per outstanding share of HCAP Common Stock:
Implied Value Per Share Ranges of HCAP Common Stock
Based on September 30, 2020 NAV per share of HCAP	$6.28 to $10.17
Based on LTM NII per share of HCAP for the last 12 months ending September 30, 2020	$2.94 to $5.73
Based on One-Day Market Premium to Closing Price of HCAP Common Stock on December 21, 2020	$5.67 to $7.68
Based on 30-Day Market Premium/Discount to Closing Price of HCAP Common Stock on November 20, 2020	$2.84 to $4.03
No company or transaction used as a comparison in the above selected transaction analysis is identical to HCAP or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Discounted Cash Flow Analysis of HCAP. KBW performed a discounted cash flow analysis of HCAP on a standalone basis to estimate a range for the implied equity value of HCAP. In this analysis, KBW used financial and operating forecasts and projections of HCAP that were provided by HCAP management. KBW assumed discount rates ranging from 14.0% to 17.0%. Based on the financial and operating forecasts and projections of HCAP that were provided by HCAP management, the range of values was derived by calculating the present value of HCAP’s implied terminal value at the end of the projection period on December 31, 2022. In calculating implied terminal values for HCAP, KBW applied a range of 0.6x to 1.0x to HCAP’s estimated NAV per share as of December 31, 2022. This analysis resulted in a range of implied values per share of HCAP Common Stock of approximately $4.63 to $8.07 per share, as compared to the implied transaction value for the proposed transaction of $7.71 per outstanding share of HCAP Common Stock.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share, company cash flows, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of HCAP.

Dividend Discount Analysis of PTMN. KBW performed a dividend discount analysis of PTMN on a standalone basis to estimate ranges for the implied equity value of PTMN. In this analysis, KBW used publicly available consensus “street estimates” of PTMN (as adjusted by PTMN management in the case of 2021 net investment income) and assumed long-term growth rates for PTMN provided by PTMN management. KBW assumed discount rates ranging from 10.0% to 13.0%. Ranges of values were derived by adding (i) the present value of the estimated future dividends of PTMN over the period from the assumed Closing Date through December 31, 2024 and (ii) the present value of PTMN’s implied terminal value at the end of such period. KBW derived implied terminal values using two methodologies, one based on December 31, 2024 estimated NAV per share multiples and the other based on fiscal year 2024 estimated dividend yields. Using implied terminal values for PTMN calculated by applying a terminal multiple range of 0.6x to 1.0x to PTMN’s estimated NAV per share as of December 31, 2024, this analysis resulted in a range of implied values per share of PTMN Common Stock of approximately $1.96 to $2.95 per share. Using implied terminal values for PTMN calculated by applying a terminal dividend yield range of 12.0% to 8.0% to PTMN’s estimated fiscal year 2024 dividends, this analysis resulted in a range of implied values per share of PTMN Common Stock of approximately $2.42 to $3.48 per share.
The dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including NAV per share and dividend growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of PTMN or the pro forma combined company.
Liquidation Analysis of HCAP. KBW reviewed a liquidation analysis of HCAP that was provided by HCAP management. The liquidation analysis was based on projections of net proceeds that could be generated in a hypothetical liquidation and wind-down of HCAP that were prepared by HCAP management. The liquidation analysis indicated an estimated liquidation value per share of HCAP Common Stock that was below the implied transaction value for the proposed transaction of $7.71 per outstanding share of HCAP Common Stock.
The results of a liquidation analysis are highly dependent on the assumptions that must be made, including projected net proceeds from asset sales and the costs and expenses associated with winding down HCAP’s business and operations. The analysis did not purport to be indicative of the actual values or expected values in a liquidation and wind down of HCAP. KBW assumed no responsibility for the analysis or the assumptions or bases therefor and did not independently verify the accuracy or completeness thereof.
Relative Contribution Analysis. KBW analyzed the relative standalone contribution of PTMN and HCAP to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (a) historical balance sheet information for PTMN as of October 31, 2020 and income statement information for PTMN for the 12 months ending September 30, 2020, as adjusted to reflect the pro forma impact of the PTMN/GARS Transaction, which was completed on October 28, 2020, as if GARS was a subsidiary of PTMN throughout the applicable period, (b) historical balance sheet and income statement information for HCAP as of and for the 12-month period ended September 30, 2020, and (c) the closing prices of PTMN Common Stock and HCAP Common Stock on December 22, 2020. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of PTMN and HCAP Stockholders in the combined company based on an assumed Total Stock Consideration in the First Merger of approximately 14.9 million shares of PTMN Common Stock and also hypothetically assuming 100% stock consideration in the First Merger for illustrative purposes:
	PTMN as a % of Total	HCAP as a % of Total
Ownership
Based on Assumed Total Stock Consideration	83.4%	16.6%
Assuming 100% stock consideration	78.1%	21.9%

	PTMN as a % of Total	HCAP as a % of Total
Balance Sheet
Total Assets	80.0%	20.0%
Investments	83.5%	16.5%
Total Debt	81.5%	18.5%
Net Assets	77.5%	22.5%

Income Statement
LTM Net Investment Income	85.4%	14.6%

Market Capitalization
Pre-Deal Market Capitalization	79.3%	20.7%
Miscellaneous. KBW acted as financial advisor to the HCAP Special Committee in connection with the proposed transaction and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is regularly engaged in the valuation of business development company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, HCAP, its external advisor, PTMN and Sierra Crest. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of HCAP and PTMN for its and their own accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in PTMN. As HCAP was previously informed by KBW, such positions currently include an individual position in shares of PTMN Common Stock held by a senior member of the KBW advisory team providing services to HCAP in connection with the proposed transaction.
Pursuant to the KBW engagement agreement, HCAP agreed to pay KBW a cash fee equal to $900,000, $300,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the Mergers. HCAP also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith.
Other than in connection with the present engagement, during the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to HCAP or its affiliates. During the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to PTMN (formerly named KCAP prior to April 1, 2019) and received compensation for such services. KBW acted as (i) financial advisor to KCAP in connection with its December 2018 sale of certain of its asset management subsidiaries, and (ii) financial advisor to PTMN in connection with its April 2019 externalization of advisor transaction. In connection with its roles as (i) financial advisor to KCAP in connection with its December 2018 sale of certain of its asset management subsidiaries and (ii) financial advisor to PTMN in connection with its April 2019 externalization of advisor transaction, KBW received aggregate fees of approximately $1 million from KCAP and PTMN. In addition, as of the date of its opinion, an affiliate of KBW was engaged by PTMN to act as its agent to repurchase shares of PTMN Common Stock pursuant to a Rule 10b5-1 stock trading plan. During the two years preceding the date of KBW’s opinion, KBW did not provide investment banking and financial advisory services to Sierra Crest. KBW may in the future provide investment banking and financial advisory services to HCAP, its external advisor, PTMN or Sierra Crest and receive compensation for such services.
Certain Prospective Financial Information Provided by HCAP
HCAP provided the HCAP Special Committee and KBW with certain prospective financial information indicating, among other things, that projected dividends of HCAP were zero.
The prospective financial information set forth above was prepared for internal use and not with a view to public disclosure. The prospective financial information was not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information does not purport to present operations in accordance with U.S. generally accepted accounting principles, and HCAP’s registered public accounting firm has not examined, compiled or otherwise applied procedures to the prospective financial information and accordingly assumes no responsibility for such information. The prospective financial information provided by HCAP was based solely on the information available to HCAP management at that time. The inclusion of the prospective financial information in this document should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future results, and the forecasts should not be relied upon as such. Neither PTMN or HCAP nor any other person makes any representation to any security holders regarding the ultimate performance of HCAP compared to the prospective financial information set forth above. Although presented with numerical specificity, the prospective financial information is not fact and reflects numerous assumptions and estimates as to future events made by management of HCAP that were believed to be reasonable at the time the prospective financial information was prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to the business of HCAP, all of which are difficult to predict and many of which are beyond the control of HCAP. Other persons attempting to project the future results of HCAP will make their own assumptions that could result in projections materially different than those above. In addition, the prospective financial information does not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, does not give effect to the Mergers or any changes to the operations or strategy of PTMN that may be implemented after the consummation of the Mergers. Further, the prospective financial information does not take into account the effect of any failure to occur of the Mergers. Neither PTMN nor HCAP intends to update or otherwise revise the prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. The above prospective financial information are forward-looking statements. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The prospective financial information included above is not being included to influence your decision whether to vote for the Merger Proposal but because the prospective financial information were provided to the HCAP Special Committee.
Regulatory Approvals Required for the Mergers
The obligations of PTMN and HCAP to complete the Mergers are subject to the satisfaction or, where permissible, waiver of certain conditions, including the condition that PTMN Common Stock to be issued as part of the Merger Consideration has been approved for listing by Nasdaq and that the registration statement on Form N-14 (of which this proxy statement/prospectus forms a part) has become effective under the Securities Act. PTMN and HCAP have agreed to cooperate with each other and use their reasonable best efforts to obtain all actions, non-actions, clearances, waivers, consents, approvals, authorizations, licenses, permits or orders from any governmental or regulatory authority necessary to consummate the Mergers.
There can be no assurance that such regulatory approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Mergers.
Third-Party Consents Related to the Mergers
PTMN and HCAP have agreed to cooperate with each other and use their respective reasonable best efforts to obtain all necessary actions or non-actions, consents and approvals from third parties to consummate the transactions contemplated by the Merger Agreement, including the First Merger, and to make all necessary and to take all reasonable steps as may be necessary to obtain third party approvals to consummate the transactions contemplated by the Merger Agreement, including the First Merger. There can be no assurance that any permits, consents, approvals, confirmations or authorizations will be obtained or that such permits, consents, approvals, confirmations or authorizations will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following the Mergers.

DESCRIPTION OF THE MERGER AGREEMENT
The following summary, which includes certain of the material terms of the Merger Agreement, is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. PTMN and HCAP encourage you to read the Merger Agreement carefully and in its entirety.
Structure of the Mergers
Pursuant to the terms of the Merger Agreement, at the Effective Time, Acquisition Sub will be merged with and into HCAP, whereupon the separate existence of Acquisition Sub will cease, and HCAP will continue as the Surviving Corporation in the First Merger and a wholly-owned subsidiary of PTMN. Immediately after the Effective Time and as part of a single integrated transaction with the First Merger, the Surviving Corporation will be merged with and into PTMN, whereupon the separate existence of the Surviving Corporation will cease, and PTMN will continue as the Surviving Corporation.
Closing; Completion of the Proposed Mergers
Subject to the satisfaction of various conditions to closing (including obtaining the HCAP Stockholder Approval), the Closing will take place at 10:00 a.m. (local time) on a date to be specified by PTMN and HCAP, but no later than the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement, unless another time, date or place is agreed to in writing by PTMN and HCAP. Concurrently with the Closing, HCAP will cause a certificate of merger with respect to the First Merger (the “Certificate of First Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and the First Merger will become effective on the date and time at which the Certificate of First Merger has been duly filed with, and accepted for record by, the Delaware Secretary or at such other date and time as is agreed in writing between PTMN and HCAP and specified in the Certificate of First Merger (such date and time being the “Effective Time”). Immediately after the Effective Time and as part of a single integrated transaction with the First Merger, PTMN and the Surviving Corporation will cause a certificate of merger with respect to the Second Merger (the “Certificate of Second Merger”) to be executed and filed with the Delaware Secretary as provided under DGCL. The Second Merger will become effective on the date and time at which the Certificate of Second Merger has been duly filed with, and accepted for record by, the Delaware Secretary or at such other date and time as is agreed in writing between PTMN and HCAP and specified in the Certificate of Second Merger.
PTMN and HCAP expect to complete the Mergers during the second quarter of 2021.
Merger Consideration
Under the Merger Agreement, on the Determination Date, each of PTMN and HCAP will deliver to the other a calculation of its estimated NAV as of 5:00 p.m. New York City time as of the Determination Date, in each case, as approved by the HCAP Board or PTMN Board, as applicable, calculated in good faith and using the same assumptions and methodologies, and applying the same types of adjustments, used in preparing the NAV of HCAP as of September 30, 2020 or the NAV of PTMN as of September 30, 2020, as applicable. HCAP and PTMN will update and redeliver the Closing HCAP Net Asset Value or the Closing PTMN Net Asset Value, respectively, and as reapproved by the HCAP Board or PTMN Board, as applicable, in the event of a material change to such calculation between the Determination Date and the Closing Date or if needed to ensure that the calculation is determined within two days (excluding Sundays and holidays) prior to the Effective Time.
Subject to the terms and conditions of the Merger Agreement, at the Closing, PTMN will issue, in respect of all of the issued and outstanding shares of HCAP Common Stock (excluding HCAP treasury shares and all shares of HCAP Common Stock issued and outstanding immediately prior to the Effective Time that are owned by PTMN, Acquisition Sub, HCAP or any wholly-owned subsidiary thereof) in the aggregate, a number of shares of PTMN Common Stock equal to 19.9% of the number of shares of PTMN Common Stock issued and outstanding immediately prior to the Closing. In addition, subject to the terms and conditions of the Merger Agreement, at the Closing, PTMN will pay, in respect of all the issued and outstanding shares of HCAP Common Stock (excluding Cancelled Shares) in the aggregate, an amount of cash equal to the amount by which (i) the Closing HCAP Net Asset Value exceeds (ii) the product of (A) the Total Stock Consideration multiplied by (B) the PTMN Per Share NAV.

Each person who as of the Effective Time is a record holder of shares of HCAP Common Stock will be entitled, with respect to all or any portion of such shares, to make an Election to receive payment for their shares of HCAP Common Stock in cash, subject to the conditions and limitations set forth in the Merger Agreement. Any record holder of shares of HCAP Common Stock at the record date who does not make an Election will be deemed to have elected to receive payment for their shares of HCAP Common Stock in the form of PTMN Common Stock. For the purpose of making Elections, a record holder of HCAP Common Stock that is a registered clearing agency and which holds legal title on behalf of multiple ultimate beneficial owners will be entitled to submit elections as if each ultimate beneficial owner were a record holder of HCAP Common Stock.
Each Electing Share will be converted into the right to receive an amount in cash equal to the Per Share Cash Price, subject to certain adjustments as described below. The “Per Share Cash Price” means the quotient of (i) the sum of (A) the product of Total Stock Consideration multiplied by PTMN Per Share Price plus (B) the Aggregate Cash Consideration, divided by (ii) the number of shares of HCAP Common Stock issued and outstanding immediately prior to the Closing.
Each Non-Electing Share will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of PTMN Common Stock, equal to the Per Share Stock Amount, subject to certain adjustments as described below. The amount of PTMN Common Stock to be issued for each Non-Electing Share as ultimately determined is referred to the as the “Per Share Stock Consideration”
If the product of the Proposed Aggregate Stock Issuance Amount is greater than the Total Stock Consideration, then the number of Non-Electing Shares will be reduced by converting Non-Electing Shares into Electing Shares, until the Total Stock Consideration is equal to the Proposed Aggregate Stock Issuance Amount (determined on a whole-share basis). Any such reduction in the number of Non-Electing Shares will be applied among all stockholders who hold Non-Electing Shares, pro rata based on the aggregate number of Non-Electing Shares held by each such stockholder.
If the product of the Proposed Cash Consideration is an amount greater than the Aggregate Cash Consideration, then the number of Electing Shares will be reduced by converting Electing Shares into Non-Electing Shares, until the Aggregate Cash Consideration is equal to the Proposed Cash Consideration (determined on a whole-share basis). Any such reduction in the number of Electing Shares will be applied among all stockholders who hold Electing Shares, pro rata based on the aggregate number of Electing Shares held by each such stockholder.
Although the Merger Consideration (excluding the Additional Cash Consideration) paid to HCAP Stockholders will equal, in the aggregate, the Closing HCAP Net Asset Value, the Per Share Merger Consideration to be received by an individual HCAP Stockholder may represent an implied market value per share less than the Closing HCAP Net Asset Value per share and, depending on the Elections made by such HCAP Stockholder and Elections made by other HCAP Stockholders, may represent a value per share higher or less than the consideration received by other HCAP Stockholders calculated on the basis of the Closing PTMN Net Asset Value. However, as a result of certain limitations and adjustments pursuant to the terms of the Merger Agreement, including the adjustment mechanisms with respect to Non-Electing Shares as further described in “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations,” each holder of shares of HCAP Common Stock that are issued and outstanding immediately prior to the Effective Time will receive Per Share Merger Consideration approximately equal to the implied market value of the Per Share Merger Consideration received by other HCAP Stockholders at the Effective Time calculated on the basis of the market value of shares of PTMN Common Stock as of the Determination Date. See “Risk Factors—Risks Relating to the Mergers—The Per Share Merger Consideration received by an individual HCAP Stockholder may represent an implied market value per share less than the Closing HCAP Net Asset Value per share, and, depending on the Elections made by an HCAP Stockholder and Elections made by other HCAP Stockholders, the Per Share Merger Consideration received may represent a value per share higher or less than the consideration received by other HCAP Stockholders calculated on the basis of the Closing PTMN Net Asset Value.”
A Form of Election has been provided to record holders of HCAP Common Stock as of the record date for the HCAP Special Meeting. HCAP Stockholders who wish to elect to receive the Per Share Cash Price for any or all shares of HCAP Common Stock held by such holder may indicate so on the Form of Election. If you hold your shares of HCAP Common Stock through a broker, bank, trustee or other nominee and wish to elect to receive the Per Share Cash Price for any or all shares of HCAP Common Stock that you own beneficially, you must direct your intermediary accordingly by following the election instructions you receive from your broker, bank, trustee or other nominee. HCAP will use its best efforts to make the Form of Election and this proxy statement/prospectus available to all persons who become record holders of HCAP Common Stock during the period between such record date and the HCAP Special Meeting. Any such holder’s election to receive the Per Share Cash Price will be properly made only if the Exchange Agent has received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by (if such shares are not book-entry shares) the Certificate or Certificates to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of HCAP (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank of trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). If you hold your shares of HCAP Common Stock through a broker, bank, trustee or other nominee, the deadline to properly elect to receive the Per Share Cash Price for any or all shares of HCAP Common Stock that you own beneficially will be set by such broker, bank, trustee or other nominee and may be prior to the Election Deadline. Please contact your broker, bank, trustee or other nominee for more information.
Election Procedures
A Form of Election has been provided to record holders of HCAP Common Stock as of the record date for the HCAP Special Meeting. HCAP Stockholders who wish to elect to receive the Per Share Cash Price for any or all shares of HCAP Common Stock held by such holder may indicate so on the Form of Election. If you hold your shares of HCAP Common Stock through a broker, bank, trustee or other nominee and wish to elect to receive the Per Share Cash Price for any or all shares of HCAP Common Stock that you own beneficially, you must direct your intermediary accordingly by following the election instructions you receive from your broker, bank, trustee or other nominee.
HCAP will use its best efforts to make the Form of Election and this proxy statement/prospectus available to all persons who become record holders of HCAP Common Stock during the period between such record date and the HCAP Special Meeting. Any such holder’s election to receive the Per Share Cash Price will be properly made only if the Exchange Agent has received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by (if such shares are not book-entry shares) the Certificate or Certificates to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of HCAP (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank of trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). If you hold your shares of HCAP Common Stock through a broker, bank, trustee or other nominee, the deadline to properly elect to receive the Per Share Cash Price for any or all shares of HCAP Common Stock that you own beneficially will be set by such broker, bank, trustee or other nominee and may be prior to the Election Deadline. Please contact your broker, bank, trustee or other nominee for more information.
Any Form of Election may be revoked by the HCAP Stockholder submitting such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after the date of the HCAP Special Meeting, if the Exchange Agent is legally required to permit such revocations and the Effective Time has not occurred prior to such revocation. If you hold your shares of HCAP Common Stock through a broker, bank, trustee or other nominee, the process and deadline to revoke any election instruction provided to your intermediary will be established by such broker, bank, trustee or other nominee and may differ from the process and deadline set forth in the immediately preceding sentence. Please contact your broker, bank, trustee or other nominee for more information.
In addition, all Forms of Election will automatically be revoked if the Exchange Agent is notified in writing by PTMN and HCAP that the First Merger has been abandoned. If a Form of Election is so revoked, the Certificate or Certificates (or guarantee of delivery, as appropriate) for the shares of HCAP Common Stock to which such Form of Election relates will be promptly returned to the HCAP Stockholder submitting such Form of Election to the Exchange Agent. Any HCAP Stockholder who has revoked their Form of Election and has not submitted a separate Form of Election by the proper time on the Election Date will be deemed not to have made an Election, the shares held by such holder will be treated by the Exchange Agent as Non-Electing Shares.
The Exchange Agent will have discretion to determine whether or not an election to receive the Per Share Cash Price has been properly made or revoked with respect to shares of HCAP Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive the Per Share Cash Price was not properly made with respect to shares of HCAP Common Stock, such shares will be treated by the Exchange Agent as shares that were Non-Electing Shares. The Exchange Agent will also make all computations as to the allocation and the proration contemplated by the provisions of the Merger Agreement and any such computation will be conclusive and binding on the HCAP Stockholders. The Exchange Agent may, with the mutual agreement of PTMN and HCAP, make such rules as are consistent with the provisions of the Merger Agreement for the implementation of the Elections provided for therein as will be necessary or desirable fully to effect such Elections.
Under the Merger Agreement, on the Determination Date, each of PTMN and HCAP will deliver to the other a calculation of its estimated NAV as of 5:00 p.m. New York City time as of the Determination Date, in each case, as approved by the HCAP Board or PTMN Board, as applicable, calculated in good faith and using the same assumptions and methodologies, and applying the same types of adjustments, used in preparing the NAV of HCAP as of September 30, 2020 or the NAV of PTMN as of September 30, 2020, as applicable. HCAP and PTMN will update and redeliver the Closing HCAP Net Asset Value or the Closing PTMN Net Asset Value, respectively, and as reapproved by the HCAP Board or PTMN Board, as applicable, in the event of a material change to such calculation between the Determination Date and the Closing Date or if needed to ensure that the calculation is determined within 48 hours (excluding Sundays and holidays) prior to the Effective Time. Based on such calculations, the parties will calculate (i) the HCAP Per Share NAV and (ii) the PTMN Per Share NAV.
The Per Share Stock Amount will be appropriately adjusted if, between the Determination Date and the Effective Time, any change in the number of outstanding shares of PTMN Common Stock or HCAP Common Stock occurs as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period.
No fractional shares of PTMN Common Stock will be issued upon the conversion of HCAP Common Stock into PTMN Common Stock, and such fractional share interests will not entitle the owner thereof to any PTMN Common Stock or to vote or to any other rights of a holder of PTMN Common Stock. In lieu of any such fractional shares, each holder of HCAP Common Stock who would otherwise be entitled to such fractional shares will instead be entitled to an amount of cash based on a formula set forth in the Merger Agreement.
Allocation of Merger Consideration and Illustrative Elections and Calculations
General Assumptions for All Illustrations(1)(2)
Shares of PTMN Common Stock outstanding immediately prior to the Closing(3)	75,195,141
Shares of HCAP Common Stock outstanding immediately prior to the Closing(4)	5,968,296
Closing PTMN Net Asset Value(5)	$214,663,863
Closing HCAP Net Asset Value(6)	$60,706,521
PTMN Per Share NAV(7)	$2.85
PTMN Per Share Price(8)	$2.34
Total Stock Consideration(9)	14,963,833.06
Aggregate Cash Consideration(10)	$17,988,412.26
Per Share Cash Price(11)	$8.88
Proposed Stock Issuance Amount(12)	3.7953
(1)
Illustrations do not give effect to the payment by Sierra Crest of the Additional Cash Consideration to the HCAP Stockholders, which will be paid pro-rata to all HCAP Stockholders irrespective of their Election.

(2)	Certain figures have been rounded for purposes of the illustrations.
(3)	Based on number of shares of PTMN Common Stock issued and outstanding as of April 15, 2021.
(4)	Based on number of shares of HCAP Common Stock issued and outstanding as of April 15, 2021.
(5)	Amount equals PTMN NAV as of December 31, 2020 of $216,263,863 minus an estimated $1,600,000 of PTMN transaction expenses.

(6)	Amount equals HCAP NAV as of December 31, 2020 of $62,216,521 minus an estimated $1,510,000 of HCAP transaction expenses that had not been accrued as of December 31, 2020.
(7)	Amount equals Closing PTMN Net Asset Value divided by the number of shares of PTMN Common Stock outstanding immediately prior to the Closing.
(8)
Under the Merger Agreement, the PTMN Per Share Price is to be calculated based on the average of the volume weighted average price per share of PTMN Common Stock on Nasdaq on each of the ten consecutive trading days ending with the Determination Date. Assumed for purposes of this illustration to be $2.34, the average of the volume weighted average price per share of PTMN Common Stock on Nasdaq on each of the ten consecutive trading days ending on April 15, 2021, for purposes of this presentation.

(9)	Amount equals 19.9% of the PTMN Common Stock outstanding immediately prior to the Closing.
(10)	Amount by which (i) the Closing HCAP Net Asset Value exceeds (ii) the product of (a) the Total Stock Consideration multiplied by (b) the PTMN Per Share NAV.
(11)
Amount equal to the quotient of (i) the sum of (A) the product of Total Stock Consideration multiplied by the PTMN Per Share Price plus (B) the Aggregate Cash Consideration, divided by (ii) the number of shares of HCAP Common Stock issued and outstanding immediately prior to the Closing.

(12)	Amount equals the number of shares of PTMN Common Stock with a value equal to the Per Share Cash Price based on the PTMN Per Share Price.
Illustration #1: 100% of shares of HCAP Common Stock (other than the Jolson Shares) Elect to Receive Cash
Number of Electing Shares (election to receive cash)	5,074,023
Number of Non-Electing Shares (deemed election to receive PTMN Common Stock)(1)	894,273
Proposed Cash Consideration(2)	$45,061,841.27
Proposed Aggregate Stock Issuance Amount (shares of PTMN Common Stock)(3)	3,393,991.60
Cash received for each Electing Share	$3.55
Shares of PTMN Common Stock received for each Electing Share	2.28
Cash received for each Non-Electing Shares	$0.00
Shares of PTMN Common Stock received for each Non-Electing Share	3.7953
(1)	Includes the Jolson Shares. Pursuant to the Jolson Letter Agreement, Mr. Jolson has agreed to elect to receive shares of PTMN Common Stock as consideration for all of the Jolson Shares.
(2)	Amount equal to the product of (i) number of Electing Shares multiplied by (ii) the Per Share Cash Price.
(3)	Amount equal to the product of (i) the Proposed Stock Issuance Amount multiplied by (ii) the number of Non- Electing Shares. Rounded to the nearest whole share of PTMN Common Stock.
In Illustration 1, the Proposed Aggregate Stock Issuance Amount is less than the Total Stock Consideration so no conversion of Non-Electing Shares into Electing Shares would be required pursuant to the Merger Agreement.
However, since the Proposed Cash Consideration is an amount greater than the Aggregate Cash Consideration, the number of Electing Shares would be reduced by converting Electing Shares into Non-Electing Shares until the Aggregate Cash Consideration is equal to the Proposed Cash Consideration (determined on a whole-share basis). Applying such reduction among all stockholders who hold Electing Shares, pro rata based on the aggregate number of Electing Shares held by each such stockholder, it follows that each Electing Share would be converted into the right to receive $3.55 in cash and 2.28 shares of PTMN Common Stock (with cash payable in lieu of fractional shares), which shares have a value of $5.34 based on the PTMN Per Share Price.
Illustration #2: 100% of shares of HCAP Common Stock Elect to Receive Stock
Number of Electing Shares (election to receive cash)	0
Number of Non-Electing Shares (deemed election to receive PTMN Common Stock)(1)	5,968,296
Proposed Cash Consideration(2)	$0
Proposed Aggregate Stock Issuance Amount (shares of PTMN Common Stock)(3)	22,651,188.73
Cash received for each Electing Share	$0.00
Shares of PTMN Common Stock received for each Electing Share	0.00
Cash received for each Non-Electing Shares	$3.01
Shares of PTMN Common Stock received for each Non-Electing Share	2.51
(1)
Includes the Jolson Shares. Pursuant to the Jolson Letter Agreement, Mr. Jolson has agreed to elect to receive shares of PTMN Common Stock as consideration in connection with the Mergers for all of the Jolson Shares.

(2)	Amount equal to the product of (i) number of Electing Shares multiplied by (ii) the Per Share Cash Price.

(3)	Amount equal to the product of (i) the Proposed Stock Issuance Amount multiplied by (ii) the aggregate number of Non-Electing Shares. Rounded to the nearest whole share.
In Illustration 2, the Proposed Cash Consideration is less than the Aggregate Cash Consideration, so no conversion of Electing Shares into Non-Electing Shares would be required pursuant to the Merger Agreement.
However, because the Proposed Aggregate Stock Issuance Amount is greater than the Total Stock Consideration, the number of Non-Electing Shares would be reduced by converting Non-Electing Shares into Electing Shares until the Total Stock Consideration is equal to the Proposed Aggregate Stock Issuance Amount (determined on a whole-share basis). Applying such reduction among all stockholders who hold Non-Electing Shares pro rata based on the aggregate number of Non-Electing Shares held by each Stockholder, it follows that each Non-Electing Share would be converted into the right to receive $3.01 in cash and 2.51 shares of PTMN Common Stock (with cash payable in lieu of fractional shares), which shares have a value of $5.87 based on the PTMN Per Share Price.
Illustration #3: 50% of shares of HCAP Common Stock (other than Jolson Shares) Elect to Receive Cash
Number of Electing Shares (election to receive cash)	2,537,012
Number of Non-Electing Shares (deemed election to receive PTMN Common Stock)(1)	3,431,285
Proposed Cash Consideration(2)	$22,530,920.64
Proposed Aggregate Stock Issuance Amount (shares of PTMN Common Stock)(3)	13,022,590.16
Cash received for each Electing Share	$7.09
Shares of PTMN Common Stock received for each Electing Share	0.77
Cash received for each Non-Electing Shares	$0.00
Shares of PTMN Common Stock received for each Non-Electing Share	3.7953
(1)
Includes the Jolson Shares. Pursuant to the Jolson Letter Agreement, Mr. Jolson has agreed to elect to receive shares of PTMN Common Stock as consideration in connection with the Mergers for all of the Jolson Shares.

(2)	Amount equal to the product of (i) number of Electing Shares multiplied by (ii) the Per Share Cash Price.
(3)	Amount equal to the product of (i) the Proposed Stock Issuance Amount multiplied by (ii) the aggregate number of Non-Electing Shares. Rounded to the nearest whole share.
In Illustration 3, the Proposed Aggregate Stock Issuance Amount is less than the Total Stock Consideration, so no conversion of Non-Electing Shares into Electing Shares would be required pursuant to the Merger Agreement.
However, because the Proposed Cash Consideration exceeds the Aggregate Cash Consideration, the number of Electing Shares would be reduced by converting Electing Shares into Non-Electing Shares until the Aggregate Cash Consideration is equal to the Proposed Cash Consideration (determined on a whole-share basis). Applying such reduction among all stockholders who hold Electing Shares, pro rata based on the aggregate number of Electing Shares held by each such stockholder, it follows that that each Electing Share would be converted into the right to receive $7.09 in cash and 0.77 shares of PTMN Common Stock (which will be paid in cash payable in lieu of fractional shares), which shares have a value of $1.80 based on the PTMN Per Share Price.
Additional Cash Consideration
In connection with the transactions contemplated by the Merger Agreement, as additional consideration to the holders of shares of HCAP Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), Sierra Crest will pay or cause to be paid to such holders an aggregate amount in cash equal to $2.15 million.
Conversion of Shares; Exchange of Certificates; Book-Entry Shares
At the Effective Time, each Electing Share will be converted into the right to receive an amount in cash equal to the Per Share Cash Price, subject to certain adjustments as described under “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations.”
At the Effective Time, each Non-Electing Share will be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of PTMN Common Stock, equal to the Per Share Stock Amount, subject to certain adjustments as described under “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations.”

Each share of HCAP Common Stock converted per the above will no longer be outstanding and will be automatically canceled and will cease to exist, and the holders of certificates or book-entry shares (the “Book-Entry Shares”) which immediately prior to the Effective Time represented such HCAP Common Stock, will cease to have any rights with respect to such HCAP Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares, the Per Share Merger Consideration.
After the Effective Time, there will be no registration of transfers on the stock transfer books of HCAP of shares of HCAP Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer to the Exchange Agent for the Effective Time, they will be cancelled against delivery of the applicable Merger Consideration, for each share of HCAP Common Stock formerly represented by such Certificates or Book-Entry Shares.
Letter of Transmittal; Lost Certificates
As promptly as practicable following the Effective Time and in any event not later than the second business day thereafter, PTMN will cause the Exchange Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of HCAP Common Stock (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and which will be in the form and have such other provisions as PTMN and HCAP may reasonably specify and (ii) instructions (which instructions will be in the form and have such other provisions as PTMN and HCAP may reasonably specify) for use in effecting the surrender of the Certificates in exchange for (A) cash in an amount equal to the Per Share Cash Price (if any) multiplied by the number of shares of HCAP Common Stock previously represented by such Certificates, (B) cash in an amount equal to (x) the Additional Cash Consideration divided by the number of shares of HCAP Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares) multiplied by (y) the number of shares of HCAP Common Stock previously represented by such Certificates, (C) the number of shares of PTMN Common Stock (which will be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates, (D) any dividends or other distributions payable pursuant to the terms of the Merger Agreement and (E) any cash in lieu of fractional shares of PTMN Common Stock payable pursuant to the terms of the Merger Agreement. As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, PTMN will cause the Exchange Agent to issue and send to each holder of Book-Entry Shares that were converted into the right to receive the Per Share Merger Consideration pursuant to the Merger Agreement the Per Share Merger Consideration that such holder is entitled to receive in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares will forthwith be cancelled.
Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor, and PTMN will cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, but in any event within two business days following the later to occur of (i) the Effective Time of (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), such duly completed and validly executed letter of transmittal and such other documents, (A) cash in an amount equal to the Per Share Cash Price (if any) multiplied by the number of shares of HCAP Common Stock previously represented by such Certificate, (B) cash in an amount equal to (x) the Additional Cash Consideration divided by the number of shares of HCAP Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares) multiplied by (y) the number of shares of HCAP Common Stock previously represented by such Certificates, (C) the number of shares of PTMN Common Stock (which will be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate, (D) any dividends or other distributions payable pursuant to the terms of the Merger Agreement and (E) any cash in lieu of fractional shares of PTMN Common Stock payable pursuant to the terms of the Merger Agreement, and the Certificate (or affidavit of loss in lieu thereof) so surrendered will be forthwith canceled. The Exchange Agent will accept such

Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates on the cash payable upon the surrender of the Certificates.
If a Certificate for HCAP Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the Per Share Merger Consideration to which the holder thereof is entitled pursuant to the Merger Agreement upon receipt of appropriate evidence as to that loss, theft or destruction and appropriate and customary indemnification.
Appraisal Rights
Notwithstanding anything in the Merger Agreement to the contrary, shares of HCAP Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such HCAP Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) will not be converted into the right to receive the Per Share Merger Consideration, and will instead represent the right to receive payment of the consideration due to such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable law, then the right of such holder to be paid the fair value of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Per Share Merger Consideration, without interest and subject to any withholding of taxes required by applicable law. HCAP will give PTMN prompt notice of any demands received by HCAP for appraisal of HCAP Common Stock or any threats thereof, any actual or attempted withdrawals of such demands and any other demands, notices or instruments received by HCAP relating to rights to be paid the fair value of Dissenting Shares, and PTMN will have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, HCAP will not, except with the prior written consent of PTMN, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing. See “Appraisal Rights of HCAP Stockholders” for more information.
Withholding Taxes
PTMN, Sierra Crest, the Surviving Corporation and the Exchange Agent will be entitled to deduct and withhold from the Aggregate Merger Consideration any amounts payable pursuant to the Merger Agreement to any former holder of HCAP Common Stock such amounts as PTMN, Sierra Crest, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign tax law. If any amounts are withheld and paid over to the appropriate governmental entity, such withheld amounts will be treated as having been paid to the HCAP Stockholders from whom they were withheld.
Representations and Warranties
The Merger Agreement contains representations and warranties made by HCAP to PTMN and PTMN to HCAP, subject to specified exceptions and qualifications, relating to, among other things:
•	corporate organization, including incorporation, qualification and subsidiaries;
•	capitalization and subsidiaries;
•	power and authority to execute, deliver and perform obligations under the Merger Agreement;
•	absence of conflicts, and required government filings and consents;
•	compliance with applicable laws and permits;
•	SEC reports, financial statements and enforcement actions;
•	the accuracy and completeness of information supplied for inclusion in this proxy statement/prospectus;
•	disclosure controls and procedures;

•	absence of certain changes and actions since December 31, 2019;
•	absence of undisclosed liabilities;
•	absence of certain litigation, orders or investigations;
•	employee matters, including with respect to any employee benefit plans;
•	intellectual property matters;
•	tax matters;
•	material contracts;
•	real property matters;
•	environmental matters;
•	state takeover laws;
•	vote required for the First Merger;
•	brokers’ fees;
•	opinion of financial advisor;
•	insurance coverage; and
•	investment assets.
In addition, the Merger Agreement includes certain representations made by HCAP regarding the approval by the HCAP Board of the Jolson Letter Agreement and the Voting Agreements and by PTMN regarding the sufficiency of funds to pay the Aggregate Cash Consideration.
The Merger Agreement contains representations and warranties made by Sierra Crest to HCAP, subject to specified exceptions and qualifications, relating to, among other things:
•	organization and qualification;
•	power and authority to execute, deliver and perform obligations under the Merger Agreement;
•	absence of conflicts, and required government filings and consents;
•	compliance with applicable laws and permits;
•	absence of certain litigation, orders or investigations;
•	the accuracy of information supplied or to be supplied by Sierra Crest for inclusion in this proxy statement/prospectus; and
•	sufficiency of funds to pay the Additional Cash Consideration.
These representations and warranties were made as of a specific period of time, may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement and may have been included in the Merger Agreement for the purpose of allocating contractual risk between the parties rather than to establish matters as facts. The Merger Agreement is described herein, and attached as Annex A to this document, to provide you with information regarding its terms and conditions. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document.
For purposes of the Merger Agreement, “material adverse effect” with respect to PTMN, HCAP or Sierra Crest, as applicable, means, any fact, circumstance, event, change, occurrence or effect that (1) would have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of such party and its subsidiaries, taken as a whole, or (2) would, or would reasonably be expected to, materially impair, materially delay or prevent such party from timely performing its obligations under the Merger Agreement or consummating the transactions contemplated by the Merger Agreement. However, for purposes of the foregoing clause (i) only, none of the following will constitute or be taken into account in determining whether a material adverse effect will have occurred or exists or would reasonably be expected to occur or exist:
(i)	changes in general economic, financial market, business or geopolitical conditions;
(ii)
general changes or developments in any of the industries or markets in which such party, any of its subsidiaries, or any of the portfolio companies operate (or applicable portions or segments of such industries or markets);

(iii)	changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof;
(iv)
any change in the price or trading volume of such party’s or any of the portfolio companies’ securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “material adverse effect” will be taken into account in determining whether there has been a material adverse effect);

(v)
any failure by such party or any of the portfolio companies to meet published analyst estimates or expectations of such party’s or any of the portfolio companies’ revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” will be taken into account in determining whether there has been a material adverse effect);

(vi)
any failure by such party, any of its subsidiaries, or any portfolio company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” will be taken into account in determining whether there has been a material adverse effect);

(vii)
any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak (including COVID-19), or the related responses of governmental authorities with respect thereto;

(viii)	the negotiation, existence, announcement, or performance of the Merger Agreement and the consummation of the transactions contemplated;
(ix)	any action taken by such party, any of its subsidiaries, any portfolio company, in each case which is required or expressly permitted by the Merger Agreement; and
(x)	any actions taken (or omitted to be taken) at the written request of PTMN or HCAP, as applicable;
provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above will be taken into account in determining whether a material adverse effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on such party and its subsidiaries, taken as a whole, relative to the other participants in the industries in which such party and its subsidiaries operate.
Interim Operations of HCAP
HCAP has agreed that, between the date of the Merger Agreement and the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated (the “Interim Period”), except (a) as may be required by law, (b) as may be agreed in writing by PTMN (which consent will not be unreasonably withheld, delayed or conditioned), (c) as may be expressly contemplated or permitted pursuant to the Merger Agreement, (d) as set forth in HCAP’s disclosure letter or (e) as reasonably required to comply with, establish or implement COVID-19 measures: (x) HCAP will, and will cause its subsidiaries to, conduct the business of HCAP and its subsidiaries, as applicable, in the ordinary course of business and in a manner consistent with past practice in all material respects and use reasonable best efforts to preserve intact its business organization, maintain in effect all material licenses and permits required to carry on its business, maintain in effect any exemptive orders or exemptive relief which it has received from the SEC and which are currently in effect and preserve its material business relationships (provided that (1) no action by HCAP or its subsidiaries with respect to any of the matters specifically addressed by any other provisions of Section 6.1 of the Merger Agreement will be deemed a breach of this clause (x), unless such action would constitute a breach of one or more of such other provisions, (2) the failure by HCAP or any of its subsidiaries to take any action prohibited by clauses (a) through (m) below will not be deemed to be a breach of this clause (x), and (3) acquisitions and dispositions of investments in HCAP’s portfolio companies in accordance with HCAP’s investment objectives, policies, and restrictions in effect as of the date of the Merger Agreement will not be deemed to be a breach of this clause (x)); and (y) HCAP will not, and will not permit any of its subsidiaries to (provided that, notwithstanding anything in the Merger Agreement to the contrary, none of HCAP or its subsidiaries will be restricted or encumbered from taking any action, or be required or permitted to take any action, if such restriction, encumbrance, requirement or permission would contravene any provision of that certain Loan and Security Agreement dated as of October 29, 2013, as amended, by and among HCAP, HCAP Equity Holdings, LLC, and HCAP ICC, LLC, as borrowers, each of the financial institutions from time to time party thereto, and Pacific Western Bank (f/k/a CapitalSource Bank), as agent, bookrunner and a lender (the “HCAP Credit Facility”) or any related loan documents or any provision of that certain Indenture dated as of January 27, 2015, by and between HCAP and U.S. Bank National Association, as amended pursuant to the Second Supplemental Indenture dated as of August 24, 2017, by and between HCAP and U.S. Bank National Association (the “Existing Notes Indenture”) or 6.125% Notes due 2022 issued pursuant to the Existing Notes Indenture (the “Existing Notes”):
(a)	amend or otherwise change, in any material respect, the HCAP Certificate of Incorporation or the HCAP Bylaws (or such equivalent organizational or governing documents of any of its subsidiaries);
(b)
except for transactions solely among HCAP and its wholly-owned subsidiaries, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;

(c)
except for transactions solely among HCAP and its wholly-owned subsidiaries, issue, sell, pledge, dispose, encumber or grant any (i) shares of HCAP’s or its subsidiaries’ capital stock, (ii) options, warrants, convertible securities or other rights of any kind to acquire any shares of HCAP’s or its subsidiaries’ capital stock or (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, HCAP or any of its subsidiaries;

(d)
(i) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to HCAP’s or any of its subsidiaries’ capital stock or other equity interests, other than (A) dividends and distributions paid by any wholly-owned subsidiary of HCAP to HCAP or any of its wholly-owned subsidiaries, (B) regular quarterly cash distributions payable by HCAP on a quarterly basis consistent with past practices and HCAP’s investment objectives and policies as publicly disclosed (provided that, HCAP may only pay a quarterly cash dividend under this subsection (B) if such dividend is less than or equal to 95% of its estimated net investment income for such quarter; provided, further, that prior to declaring any such dividend, HCAP will provide PTMN with its good faith calculation of estimated net investment income for such quarter, and PTMN will have a reasonable opportunity to review and comment thereon), (C) the payment of the dividends set forth in HCAP’s disclosure letter, (D) the authorization and payment of any dividend or distribution necessary for HCAP to maintain its qualification as a RIC, as reasonably determined by HCAP, or (E) a tax dividend; or (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of HCAP or its subsidiaries (other than any wholly-owned subsidiaries) or any options, warrants, or rights to acquire any such shares or other equity interests;

(e)
directly or indirectly acquire (including by merger, consolidation or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among HCAP and its wholly-owned subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to acquisitions with collective purchase prices not exceeding $2 million in the aggregate and except for acquisitions of HCAP’s portfolio company investments in accordance with HCAP’s investment objectives, policies and restrictions;

(f)	incur any long-term indebtedness for borrowed money in an amount in excess of $2 million or guarantee any such indebtedness of any person (other than a wholly-owned subsidiary) in an amount in excess of $2 million, except for indebtedness or guarantees (i) incurred to replace, renew, extend, refinance or refund any existing indebtedness, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of the Merger Agreement, (iii) incurred under letters of credit in the ordinary course of business or (iv) as otherwise required in the ordinary course of business; provided, that HCAP may amend the Existing Loan Agreement to extend the maturity date, to the extent necessary or appropriate to maintain HCAP’s status as a RIC;
(g)
amend, enter into or terminate any contract to which HCAP or any of its subsidiaries is a party, except for the Merger Agreement or as expressly set forth in the Merger Agreement other than (i) in the ordinary course of business consistent with past practice in all material respects and (ii) which would not have a material adverse effect;

(h)
make any material change to its methods of accounting, except as required by United States generally accepted accounting principles (“GAAP”) (or any interpretation thereof), Regulation S-X of the Exchange Act or a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), or as otherwise required by applicable law;

(i)
(i) make or change any material tax election, (ii) change any material method of tax accounting other than in the ordinary course of business, (iii) amend any material tax return, (iv) settle or compromise any tax audit or other proceeding relating to a material amount of taxes or (v) agree to any extension or waiver of the statute of limitations with respect to a material amount of Tax;

(j)	amend, terminate, modify or waive any material rights under the HCAP Investment Advisory Agreement; provided, that the HCAP Investment Advisory Agreement will be terminated effective upon the Closing;
(k)
enter into a new line of business outside of HCAP’s investment objective as described in the HCAP SEC documents (provided, that the foregoing will not apply in any way to any of HCAP’s portfolio companies);

(l)
directly or indirectly sell, lease, license or otherwise subject to any lien or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein, except for dispositions of HCAP portfolio company investments in accordance with HCAP’s investment objectives, policies and restrictions;

(m)
directly or indirectly (1) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or amount of assets thereof or (2) make any equity, debt or other investment in, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of, any other Person (in the case of each of clauses (1) and (2), other than wholly owned subsidiaries) (the foregoing, “Acquisitions”). Notwithstanding the foregoing, the Merger Agreement provides that HCAP and its subsidiaries may make the following Acquisitions:

(i)
acquisitions of new Level 3 assets issued by HCAP’s portfolio companies (x) with a value, individually or in the aggregate, equal to less than 2.5% of HCAP’s NAV as of September 30, 2020 or (y) as contractually obligated under HCAP’s existing investment documents with HCAP’s portfolio companies (i.e., undrawn commitments);

(ii)
acquisitions of Level 2 assets with four or more quotes on Bloomberg from different market makers or rated BB- or higher, in each case at a purchase price not to exceed par value and not lower than 95% of par value; and

(iii)	acquisitions of U.S. treasury securities or similar cash-equivalent assets; or
(n)	enter into any agreement to do any of the foregoing.
Interim Operations of PTMN
Similarly, PTMN has agreed that, during the Interim Period, except (a) as may be required by law, (b) as may be agreed in writing by HCAP (which consent will not be unreasonably withheld, delayed or conditioned), (c) as may be expressly contemplated or permitted by the Merger Agreement, (iv) as set forth in its disclosure letter to the Merger Agreement or (e) as reasonably required to comply with, establish or implement COVID-19

Measures: (x) PTMN will, and will cause its subsidiaries to, conduct the business of PTMN and its subsidiaries, as applicable, in the ordinary course of business and in a manner consistent with past practice in all material respects and use reasonable best efforts to preserve intact its business organization, maintain in effect all material licenses and permits required to carry on its business, maintain in effect any exemptive orders or exemptive relief which it has received from the SEC and which are currently in effect and preserve its material business relationships (provided that (1) no action by PTMN or its subsidiaries (including Acquisition Sub) with respect to any of the matters specifically addressed by any other provisions of Section 6.2 of the Merger Agreement will be deemed a breach of this clause (x), unless such action would constitute a breach of one or more of such other provisions, (2) the failure by PTMN or any of its subsidiaries to take any action prohibited by clauses (a) through (j) below will not be deemed to be a breach of this clause (x), and (3) acquisitions and dispositions of investments in PTMN’s portfolio companies in accordance with PTMN’s investment objectives, policies, and restrictions in effect as of the date of the Merger Agreement will not be deemed to be a breach of this clause (x)); and (y) PTMN will not, and will not permit any of its subsidiaries to:
(a)	amend or otherwise change, in any material respect, the organizational documents of PTMN (or such equivalent organizational or governing documents of any of its subsidiaries);
(b)
except for transactions solely among PTMN and its wholly-owned subsidiaries, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;

(c)
except for transactions solely among PTMN and its wholly-owned subsidiaries, issue, sell, pledge, dispose, encumber or grant any (i) shares of its or its subsidiaries’ capital stock, (ii) options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock or (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, PTMN or any of its subsidiaries;

(d)
(i) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to PTMN’s or any of its subsidiaries’ capital stock or other equity interests, other than (A) dividends and distributions paid by any wholly-owned subsidiary of PTMN to PTMN or any of its wholly-owned subsidiaries, (B) regular quarterly cash distributions payable by PTMN on a quarterly basis consistent with past practices and PTMN’s investment objectives and policies as publicly disclosed or (C) the authorization and payment of any dividend or distribution necessary for PTMN to maintain its qualification as a RIC, as reasonably determined by PTMN; or (ii) purchase, redeem or otherwise acquire share of capital stock or other equity interests of PTMN or its subsidiaries (other than wholly-owned subsidiaries) or any option, warrants, or rights to acquire any such shares or other equity interests.

(e)
directly or indirectly acquire (including by merger, consolidation or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among PTMN and its wholly-owned subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case that are material to PTMN and its subsidiaries, taken as a whole, and except for acquisitions of PTMN’s portfolio company investments in accordance with PTMN’s investment objectives, policies and restrictions;

(f)
amend, enter into or terminate any contract to which PTMN or any of its subsidiaries is a party, except for the Merger Agreement or as expressly set forth in the Merger Agreement other than (i) in the ordinary course of business consistent with past practice in all material respects and (ii) which would not have a material adverse effect;

(g)
make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or as otherwise required by applicable law;

(h)
(i) make or change any material tax election, (ii) change any material method of tax accounting other than in the ordinary course of business, or (iii) agree to any extension or waiver of the statute of limitations with respect to a material amount of tax;

(i)
enter into a new line of business outside of PTMN’s investment objective as described in the PTMN’s SEC documents (provided, that the foregoing will not apply in any way to any of PTMN’s portfolio company); or

(j)	enter into any agreement to do any of the foregoing.
Additional Covenants
HCAP and PTMN have agreed to additional covenants, including the following matters:
Preparation of Proxy Statement/Prospectus
As promptly as practicable after the execution of the Merger Agreement, and in no event later than 30 days after the execution of the Merger Agreement, (i) HCAP will prepare (with PTMN’s reasonable cooperation) the proxy statement and, in consultation with PTMN, will set a preliminary record date for the HCAP Special Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and (ii) PTMN will prepare (with HCAP’s reasonable cooperation) and file with the SEC the registration statement on Form N-14, of which this proxy statement/prospectus is a part, in connection with the registration under the Securities Act of PTMN Common Stock to be issued in the First Merger. Each of PTMN and HCAP will use its reasonable best efforts to have the registration statement on Form N-14 declared effective under the Securities Act, and this proxy statement cleared of all comments from the SEC, as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the registration statement on Form N-14, PTMN will take all action reasonably required to be taken under any applicable state securities laws in connection with the issuance of PTMN Common Stock in connection with the First Merger. Each of PTMN and HCAP will furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the registration statement on Form N-14 and this proxy statement/prospectus. As promptly as practicable after the registration statement on Form N-14 will have become effective (and in no event later than the fifth day thereafter), HCAP will use its reasonable best efforts to cause this proxy statement to be mailed to its stockholders.
HCAP Special Meeting and HCAP Board Recommendation
Subject to the earlier termination of the Merger Agreement in accordance with the terms of the Merger Agreement, HCAP will, as soon as practicable following the effectiveness of the registration statement on Form N-14 (and in no event later than the 30th day thereafter), duly call, give notice of, convene and hold the HCAP Special Meeting solely for the purpose of seeking the stockholder approval of the Merger Proposal (“HCAP Stockholder Approval”); provided, that HCAP may postpone or adjourn the HCAP Special Meeting to a later date in accordance with the terms of the Merger Agreement. Notwithstanding the foregoing, HCAP will, at the request of PTMN, adjourn the HCAP Special Meeting to a date specified by PTMN for the absence of a quorum or if HCAP has not received proxies representing a sufficient number of shares of HCAP Common Stock to approve the Merger Proposal; provided, that no such postponement pursuant to this sentence will be required to be for a period exceeding 15 days.
The HCAP Board (other than the directors affiliated with HCAP, who abstained from voting), upon recommendation of the Special Committee, has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the First Merger, and made the recommendation contained herein that the HCAP Stockholders should vote “FOR” the Merger Proposal (the “HCAP Board Recommendation”). Neither the HCAP Board nor any committee thereof will (i) withhold or withdraw, or modify or qualify in a manner adverse to PTMN or Acquisition Sub, or propose publicly to withhold or withdraw, or modify or qualify in a manner adverse to PTMN or Acquisition Sub, the HCAP Board Recommendation, (ii) fail to include HCAP Board Recommendation in this proxy statement/prospectus, (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (as defined below) or (iv) resolve, agree or publicly propose to take any such actions (each such action in (i), (ii), (iii) and (iv) being referred to as a “HCAP Adverse Recommendation Change”). Notwithstanding any HCAP Adverse Recommendation Change, unless the Merger Agreement is terminated in accordance with its terms, the obligations of the parties hereunder will continue in full force and effect and such obligations will not be affected by the commencement, public proposal, public disclosure or communication to HCAP of any Competing Proposal (whether or not a Superior Proposal (as defined below)).

“Competing Proposal” means any inquiry, proposal, discussions, negotiations or offer from any third party (a) with respect to a merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or other transaction involving HCAP or any of its subsidiaries, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (1) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any mortgage or pledge in connection with a bona fide debt financing transaction entered into in the ordinary course of business consistent with past practice) that constitute or represent, or would constitute or represent if such transaction is consummated, twenty percent (20%) or more of the total assets (based on fair market value) of HCAP and its subsidiaries, taken as a whole, as of the date of such inquiry or proposal, or that generated twenty percent (20%) or more of net revenue or net income of HCAP and its subsidiaries, taken as a whole, for the 12-month period ending on the last day of HCAP’s then most recently completed fiscal quarter, or (2) twenty percent (20%) or more of the outstanding shares of any class of capital stock of, or other equity or voting interests in, HCAP or any of its subsidiaries or any resulting parent company of HCAP, in each case other than the Mergers.
“Superior Proposal” means a bona fide, unsolicited, written and binding Competing Proposal that is fully financed or has fully committed financing (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a third party on terms that the HCAP Board determines in good faith, after consultation with its financial and outside legal advisors, and considering all legal, financial, regulatory and other material aspects of, and the identity of the third party making, the Competing Proposal and such factors as the HCAP Board considers in good faith to be appropriate, (a) is more favorable to HCAP Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any revisions to the terms and conditions of the Merger Agreement proposed by PTMN to HCAP in writing in response to such Competing Proposal under the provisions of the Merger Agreement) and (b) is reasonably likely of being completed on the terms proposed on a timely basis.
Appropriate Actions; Consents; Filings
Each of HCAP, PTMN and Sierra Crest will use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the First Merger set forth in the Merger Agreement to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from governmental authorities or other persons necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, including the First Merger, and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid a proceeding by, any governmental authority or other persons necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, including the First Merger, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the First Merger, performed or consummated by such party in accordance with the terms of the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the First Merger and any other transactions to be performed or consummated by such party in accordance with the terms of the Merger Agreement and to carry out fully the purposes of the Merger Agreement. Without limiting the generality of the foregoing, each of the parties will make any applications and filings as reasonably determined by HCAP and PTMN are required under applicable United States or foreign competition, antitrust, merger control or investment laws (“Antitrust Laws”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than as required by law. PTMN will pay all filing fees and other charges for the filings required under any Antitrust Law by HCAP and PTMN.
Each of HCAP, PTMN and Sierra Crest will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a governmental authority or in connection with any proceeding initiated by a private party.

Access to Information; Confidentiality
Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of HCAP and PTMN will (and will cause each of its subsidiaries to) afford reasonable access to the other party’s representatives, in a manner not disruptive to the operations of the operations of the business of such party and its subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time (or until the earlier termination of the Merger Agreement), to the personnel, agents, properties, books and records of such party and its subsidiaries and, during such period, will (and will cause each of its subsidiaries to) furnish promptly to such representatives all information concerning the business, properties and personnel of such party and its subsidiaries as may reasonably be requested.
No Solicitation
HCAP will, and will cause its subsidiaries and its and their representatives to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal (an “Inquiry”) and immediately terminate all physical and electronic data room access previously granted to any such third party, (ii) request the prompt return or destruction of all confidential information previously furnished to any such third party with respect to any Competing Proposal or Inquiry and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or “standstill” agreement to which it or any of its affiliates or representatives is a party with respect to any Competing Proposal or Inquiry.
In addition, except as otherwise expressly provided in the Merger Agreement, until the Effective Time or, if earlier, the termination of the Merger Agreement, HCAP will not, and will cause its subsidiaries and its and their representatives not to, directly or indirectly:
•	(i) initiate, solicit, endorse, facilitate or knowingly encourage the making of any Competing Proposal or Inquiry;
•	(ii) continue or engage in negotiations or discussions with, or knowingly furnish any information to, any third party relating to a Competing Proposal or any Inquiry; or
•	(iii) resolve, agree or publicly propose to do any of the foregoing.
Notwithstanding the foregoing, at any time prior to the date that the HCAP Stockholder Approval is obtained, in the event that HCAP (or its representatives on HCAP’s behalf) receives directly or indirectly a written Inquiry or a written Competing Proposal from any third party that (i) HCAP Board determines in good faith to be bona fide, (ii) was unsolicited and (iii) did not otherwise result from a breach of the no solicitation provision of the Merger Agreement, HCAP and the HCAP Board and its representatives may engage or participate in negotiations or discussions with, or furnish any information and other access to, any third party making such Inquiry or Competing Proposal and its representatives and affiliates and prospective debt and equity financing sources that have been specifically engaged for the purpose of financing such Competing Proposal if the HCAP Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that:
•	(A) such Inquiry or Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; and
•	(B) the failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the HCAP Board under the DGCL;
provided that (x) prior to furnishing any information concerning HCAP and its subsidiaries HCAP receives from such person, to the extent such person is not already subject to a confidentiality agreement with HCAP containing confidentiality terms that are not materially less favorable in the aggregate to HCAP than those contained in the confidentiality agreement (unless HCAP offers to amend the confidentiality agreement to reflect such more favorable terms) (an “Acceptable Confidentiality Agreement”), and (y) HCAP will promptly provide or make available to PTMN (I) an unredacted copy of each such Acceptable Confidentiality Agreement and (II) all non-public information concerning it or its subsidiaries that it provides to any third party given such access that was not previously made available to PTMN or its representatives.

Neither HCAP nor the HCAP Board nor any committee thereof will effect an HCAP Adverse Recommendation Change and, except as expressly provided in the Merger Agreement, neither the HCAP Board nor any committee thereof will approve or recommend, and HCAP will not (and will cause each of its subsidiaries not to) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract or agreement, in each case constituting or with respect to, any Competing Proposal or Inquiry, in each case other than an Acceptable Confidentiality Agreement, and neither the HCAP Board nor any committee thereof will resolve, agree or publicly propose to take any such actions.
Notwithstanding the immediately preceding sentence, at any time prior to the receipt of the HCAP Stockholder Approval, subject to certain conditions and procedural requirements, the HCAP Board may, if HCAP has received a Competing Proposal after the date of the Merger Agreement that (i) HCAP Board has determined in good faith to be bona fide, (ii) was unsolicited, (iii) did not otherwise result from a breach of the no solicitation provision of the Merger Agreement and (iv) the HCAP Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause HCAP to enter into a binding definitive agreement providing for the consummation of such Superior Proposal concurrently with the termination of the Merger Agreement.
Directors’ and Officers’ Indemnification and Insurance
PTMN and Acquisition Sub have agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by the Merger Agreement), existing as of the date of the Merger Agreement in favor of the current or former directors, officers, managers, or employees, as the case may be, of HCAP, its subsidiaries or HCAP’s affiliates, including but not limited to officers and employees of HCAP Advisors (collectively, the “D&O Indemnified Parties”), as provided in their respective organizational documents as in effect on the date of the Merger Agreement or in any contract disclosed or made available to PTMN prior to the date of the Merger Agreement will survive the Merger and will continue in full force and effect.
To the fullest extent that HCAP or its subsidiaries would be permitted by applicable law as required by the organizational documents of HCAP or its subsidiaries as in effect on the date of the Merger Agreement, PTMN has agreed to:
•
(i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of HCAP, its investment adviser or any of its Subsidiaries prior to the Effective Time; or (B) the Merger Agreement or the transactions contemplated thereby; and;

•
(ii) pay in advance of the final disposition of any such claim, proceeding or investigation the expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it will ultimately be determined by a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable law.

Notwithstanding anything to the contrary contained in the Merger Agreement, PTMN will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, proceeding or investigation from all liability arising out of such claim, proceeding or investigation.
HCAP has agreed to purchase, effective as of the Closing, a six (6) year “tail” policy, on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by HCAP as of the date of the Merger Agreement, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated thereby (provided that PTMN will pay 50% of the total premium for such tail policy, which portion payable by PTMN will, in no event, exceed $308,250.

Notification of Certain Matters
Subject to applicable law, HCAP will give prompt written notice to PTMN, and PTMN will give prompt written notice to HCAP, of (a) any notice or other communication received by such party from any governmental authority in connection with the Merger Agreement, the Merger or the transactions contemplated thereby, or from any person alleging that the consent of such person is or may be required in connection with the Mergers or the transactions contemplated thereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to HCAP, the Surviving Corporation or PTMN, (b) any claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger Agreement, the Mergers or the transactions contemplated thereby and (c) any fact, circumstance or development of which HCAP or PTMN (as applicable) becomes aware that will or is reasonably likely to result in any of the closing conditions becoming incapable of being satisfied by 5:00 p.m. (New York time) on June 23, 2021 (the “Termination Date”).
Public Announcements
Except as otherwise provided in the Merger Agreement or required by applicable laws, prior to any HCAP Adverse Recommendation Change, each of HCAP, PTMN and Acquisition Sub will consult with each other before issuing any press release or public announcement with respect to the Merger Agreement or the transactions contemplated thereby, and none of the parties or their affiliates will issue any such press release or public announcement prior to obtaining the other parties’ written consent (which consent may be delivered via electronic mail, but will not be unreasonably withheld or delayed).
Acquisition Sub
PTMN will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under the Merger Agreement and to consummate the First Merger on the terms and conditions set forth in the Merger Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub will not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by the Merger Agreement.
No Control of the Other Party’s Business
Nothing contained in the Merger Agreement is intended to give HCAP or PTMN, directly or indirectly, the right to control or direct the operations of the other party or its subsidiaries prior to the Effective Time. Prior to the Effective Time, each of HCAP and PTMN will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its and its subsidiaries’ operations.
Rule 16b-3 Matters
Prior to the Effective Time, each of HCAP and PTMN will take all such steps as may be required to cause any dispositions of HCAP Common Stock (including derivative securities with respect to HCAP Common Stock) or acquisitions of PTMN Common Stock (including derivative securities with respect to PTMN Common Stock) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to HCAP or will become subject to such reporting requirements with respect to PTMN, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable law.
Repayment of HCAP Credit Facility
At least three business days prior to the Closing Date, HCAP will deliver to PTMN a draft copy of a customary payoff letter (subject to delivery of funds as arranged by PTMN) from the “Administrative Agent” (as defined in the HCAP Credit Facility) under the HCAP Credit Facility (the “Payoff Letter”), and, on or prior to the Closing Date, HCAP will deliver to PTMN an executed copy of the Payoff Letter to be effective upon the Closing. HCAP will, and will cause its subsidiaries to, deliver all the documents required for the termination of commitments under the HCAP Credit Facility, subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding thereunder (using funds arranged by PTMN).

Repayment or Assumption of Existing Notes
Effective as of the Closing, PTMN will, and will cause the Surviving Corporation to, take all such steps as may be necessary to either (a) pay or cause to be paid, or to provide adequate security (in the form of funds deposited with the trustee, as required under the Existing Notes Indenture for discharge or defeasance of the indebtedness under the Existing Notes) for the repayment of the full amount of principal and accrued interest, and any and all of the fees, costs, expenses, penalties and other amounts payable under the Existing Notes upon consummation of the Closing, and HCAP will instruct PTMN to deliver such amount to such account or accounts as required by the Existing Notes in connection with the repayment of the Existing Notes and will deliver evidence satisfactory to HCAP of repayment and cancellation, or adequate security (in the form of funds deposited into an escrow account with the trustee, as required under the Existing Notes Indenture) with respect to repayment, of such notes, or (b) expressly assume, by an indenture supplemental to the Existing Notes Indenture, executed and delivered to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Existing Notes and the performance of every covenant of the Existing Notes Indenture on the part of HCAP to be performed or observed.
Certain Tax Matters
During the period from the date of the Merger Agreement to the Effective Time, each of PTMN and HCAP will not, and will not permit any of its subsidiaries to, directly or indirectly, without the prior written consent of the other party, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause PTMN or HCAP (as applicable) to fail to qualify as a RIC.
Stock Exchange Listing
PTMN has agreed to use its best efforts to cause the shares of PTMN Common Stock to be issued in connection with the First Merger to be listed on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
Takeover Statutes and Provisions
None of the HCAP, PTMN or Acquisition Sub will take any action that would cause the First Merger and related transactions to be subject to requirements imposed by any takeover statutes. Each of HCAP and PTMN will take all necessary steps within its control to exempt (or ensure the continued exemption of) the First Merger from, or if necessary to challenge the validity or applicability of, any applicable takeover statute, as now or hereafter in effect.
Stockholder Litigation
Each of HCAP and PTMN will reasonably cooperate and consult with one another in connection with the defense and settlement of any proceeding by HCAP Stockholders or PTMN Stockholders against any of them or any of their respective directors, officers or affiliates with respect to the Merger Agreement or the transactions contemplated thereby. Each of HCAP and PTMN (a) will keep the other party reasonably informed of any material developments in connection with any such proceeding brought by its stockholders and (b) will not settle any such proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).
Coordination of Dividends
PTMN and HCAP will coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders, including a tax dividend, declared in accordance with the Merger Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur; it being understood and agreed that, on December 29, 2020, HCAP will distribute previously declared dividends of $0.16 per share of HCAP Common Stock.
Stockholder Notice
On the Closing Date, each of HCAP and PTMN will use commercially reasonable efforts to make a determination as to whether or not the Mergers constitute a “reorganization” within the meaning of Section 368(a) of the Code, which determination will be made reasonably and in good faith after consultation with tax counsel, but will not constitute a representation, warranty, covenant, obligation or guarantee of any kind whatsoever to HCAP, HCAP Stockholders or any other person with respect thereto (and no such person will be entitled to rely on such determination in any respect). In making such determination, HCAP and PTMN will be entitled to rely on certain customary assumptions and representations reasonably acceptable to HCAP and PTMN after consultation with tax counsel, including representations set forth in certificates of officers of HCAP and PTMN, which HCAP and PTMN will use commercially reasonable efforts to cause to be promptly provided to each other if requested by the other party. As soon as practicable after the Closing Date, PTMN will inform the stockholders in writing of any such determination. Each of HCAP, PTMN and Acquisition Sub will report the Mergers and the other transactions contemplated by the Merger Agreement in a manner consistent with such determination, except as otherwise required by applicable law. For the avoidance of doubt, if the Mergers constitute a “reorganization” within the meaning of Section 368(a) of the Code, the Merger Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which HCAP, PTMN and Acquisition Sub are parties under Section 368(b) of the Code.
Asset Coverage Requirement
Each of HCAP and PTMN agreed to use its reasonable best efforts to maintain “asset coverage” within the meaning of Section 18(h) of the 1940 Act of at least 150%, subject to compliance with those requirements set forth in the Merger Agreement.
Conditions to Closing the Merger
Conditions to the Obligations of Each Party
The respective obligations of HCAP and PTMN to consummate the First Merger are subject to the satisfaction or (to the extent permitted by law) waiver by HCAP and PTMN at or prior to the Effective Time of the following conditions:
•	HCAP will have obtained the HCAP Stockholder Approval;
•	the issuance of PTMN Common Stock in connection with the First Merger will have been approved for listing on Nasdaq, subject to official notice of issuance;
•	the registration statement on Form N-14 will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order; and
•
no governmental authority of competent jurisdiction will have issued or entered any law or order which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the First Merger.

Conditions to Obligations of PTMN and Acquisition Sub to Effect the First Merger
The obligations of PTMN and Acquisition Sub to effect the First Merger are also subject to the satisfaction or (to the extent permitted by law) waiver by PTMN at or prior to the Effective Time, of the following conditions:
•
the representations and warranties of HCAP contained in the Merger Agreement will be true and correct to the applicable bringdown standard (subject to the materiality thresholds set forth in the Merger Agreement) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be so true and correct as of such specific date only);

•	HCAP will have performed or complied in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date;
•	PTMN will have received a certificate signed by an executive officer of HCAP, dated as of the Closing Date, certifying as to certain matters set forth in the Merger Agreement; and
•	since the date of the Merger Agreement, there will not have occurred and be continuing any material adverse effect with respect to HCAP.

Conditions to Obligations of HCAP to Effect the First Merger
The obligation of HCAP to effect the First Merger is also subject to the satisfaction or (to the extent permitted by law) waiver by HCAP, at or prior to the Effective Time, of the following conditions:
•
each of the representations and warranties of PTMN, Acquisition Sub and Sierra Crest contained in the Merger Agreement will be true and correct to the applicable bringdown standard (subject to the materiality thresholds set forth in the Merger Agreement) as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be so true and correct as of such specific date only);

•
each of PTMN, Acquisition Sub and Sierra Crest will have performed or complied in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date;

•	HCAP will have received a certificate signed by an executive officer of PTMN, dated as of the Closing Date, certifying as to certain matters set forth in the Merger Agreement;
•	since the date of the Merger Agreement, there will not have occurred and be continuing any material adverse effect with respect to PTMN; and
•	since the date of the Merger Agreement, there will not have occurred and be continuing any material adverse effect with respect to Sierra Crest.
Frustration of Closing Conditions
None of PTMN, Acquisition Sub or HCAP may rely either as a basis for not consummating the First Merger or any of the other transactions contemplated by the Merger Agreement or terminating the Merger Agreement and abandoning the Mergers on the failure of any condition set forth in the Merger Agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by the Merger Agreement.
Termination of the Merger Agreement
Right to Terminate
Notwithstanding anything contained in the Merger Agreement to the contrary, the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the HCAP Stockholder Approval is obtained (except as otherwise expressly noted), as follows:
•	(a) by mutual written consent of HCAP and PTMN;
•	(b) by either HCAP or PTMN, if:
•
(i) the First Merger will not have been consummated on or before the Termination Date; provided that no party may terminate the Merger Agreement for this reason if the failure of such party to perform or comply with any of its obligations under the Merger Agreement has been the principal cause or resulted in the failure of the Closing to have occurred on or before the Termination Date;

•
(ii) prior to the Effective Time, any governmental authority of competent jurisdiction will have issued or entered any law or order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the transactions contemplated by the Merger Agreement, and such law or order or other action will have become final and non-appealable; provided that no party may terminate the Merger Agreement if the issuance of such law or order or taking of such action was proximately caused by the failure of such party to perform or comply with its obligations under the Merger Agreement and no party may terminate the Merger Agreement on this basis if it is then in material breach of any of its representations, warranties, covenants or obligations under the Merger Agreement; or

•
(iii) the HCAP Special Meeting (including any adjournments or postponements thereof) will have been duly held and completed and the HCAP Stockholder Approval will not have been obtained at such Special Meeting (or at any adjournment or postponement thereof) at which a vote on the adoption of the Merger Agreement is taken;

•	(c) by HCAP, if:
•
(i) PTMN, Acquisition Sub or Sierra Crest breaches or fails to perform any of their respective representations, warranties and covenants under the Merger Agreement, which breach or failure to perform would result in the failure of certain HCAP closing conditions, and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of written notice thereof by HCAP to PTMN (provided that HCAP is not then in material breach so as to result in the failure of a PTMN closing condition); or

•
(ii) prior to obtaining the HCAP Stockholder Approval, in order to substantially concurrently enter into a binding final agreement providing for the consummation of a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of the Merger Agreement (provided that HCAP has not breached any of the no solicitation provisions of the Merger Agreement in any material respect); or

•
(iii) at any time prior to the Effective Time, if (A) all of the closing conditions have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which will be capable of being satisfied if the Closing Date were the date of such termination), (B) PTMN and Acquisition Sub do not consummate the First Merger on or prior to the date the Closing is required to occur pursuant to the Merger Agreement, (C) HCAP will have irrevocably confirmed in writing to PTMN that it is ready, willing and able to complete the Closing on the date of such confirmation and throughout the three business day period following delivery of such confirmation, and (iv) PTMN and Acquisition Sub fail to effect the Closing within three business days following delivery of such confirmation;

•	(d) by PTMN, if:
•
(i) HCAP breaches or fails to perform any of its representations, warranties and covenants under the Merger Agreement, which breach of failure to perform would result in the failure of PTMN closing conditions, and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within thirty days after the giving of written notice thereof by PTMN to HCAP (provided that PTMN is not then in material breach so as to result in the failure of an HCAP closing condition); or

•
(ii) at any time prior to the receipt of the HCAP Stockholder Approval, (A) HCAP or the HCAP Board (or any committee thereof) will have made an HCAP Adverse Recommendation Change, (B) HCAP fails to publicly reaffirm the HCAP Board Recommendation within five business days after receipt of a written request therefor by PTMN, (C) HCAP, any of its subsidiaries or any of its or their representatives Intentionally Breaches (as defined below) the no-solicitation provision of the Merge Agreement in a material respect, and such breach remains uncured for five business days following written notice thereof by PTMN to HCAP, or (D) HCAP fails to recommend against any Competing Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten business days after the commencement thereof.

Termination Fees
Set forth below are summaries of the termination fees that may be payable if the Merger Agreement is terminated prior to consummation of the Mergers. PTMN or HCAP, as applicable, will be the entities entitled to receive any termination fees under the Merger Agreement. The PTMN Board and HCAP Board have approved the amount of the termination fee which may be paid.
HCAP Termination Fee
The Merger Agreement provides for the payment by HCAP to PTMN of a termination fee of $2,121,668 (the “HCAP Termination Fee”) if the Merger Agreement is terminated by:
•
either PTMN or HCAP, pursuant to paragraph (b)(iii) under “—Right to Terminate” above, and in any such case, prior to the HCAP Special Meeting, a Competing Proposal will have been publicly disclosed and not withdrawn prior to such date;

•	HCAP, pursuant to paragraph (c)(ii) under “—Right to Terminate” above; or
•	PTMN, pursuant to paragraph (d)(i) or (d)(ii) under “—Right to Terminate” above.
In any such case, PTMN will have the option, exercisable in its sole discretion by delivery of written notice to HCAP within two business days following the effective date of such termination, to be paid the HCAP Termination Fee (a “HCAP Termination Fee Election”).
In cases where PTMN would be entitled to make an HCAP Termination Fee Election (assuming, for purposes of determining whether or not PTMN would be entitled to make an HCAP Termination Fee Election, that PTMN is not in breach of the Merger Agreement) and PTMN does not make an HCAP Termination Fee Election, HCAP’s maximum aggregate monetary liability for all losses and damages actually suffered as a result of a breach or failure to perform by HCAP thereunder will not exceed $15,154,769 (the “HCAP Damages Cap”); provided, that the HCAP Damages Cap will instead be $60,619,074 if (A) the Merger Agreement is terminated pursuant to paragraph (c)(ii) under “—Right to Terminate” above or (B) a Tail Period Transaction (as defined below) is consummated (regardless of whether such consummation happens prior to or following the expiration of the Tail Period), and, in either case, PTMN suffers actual damages as a result of the breach of failure to perform by HCAP under the Merger Agreement.
“Tail Period Transaction” means HCAP’s entry into an Alternative Acquisition Agreement (as defined below) with respect to any Competing Proposal with a third party during the nine-month period immediately following any termination of the Merger Agreement; provided, that for purposes of this definition, the references to “twenty percent (20%)” in the definition of Competing Proposal will be deemed to be references to “fifty percent (50%).”
“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract or agreement, in each case constituting or with respect to, any Competing Proposal or Inquiry.
Reimbursement of PTMN Expenses
If the Merger Agreement is terminated by HCAP or PTMN in accordance with paragraph (b)(iii) under “—Right to Terminate” above, in circumstances in which the HCAP Termination Fee is not then payable to PTMN, then HCAP will reimburse PTMN and its affiliates for half of their documented out-of-pocket fees and expenses (including all documented fees and expenses of counsel, accountants, experts and consultants to PTMN and Acquisition Sub and their affiliates) incurred and payable by PTMN or Acquisition Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby (the “PTMN Expenses”), up to a maximum reimbursement payment of $500,000.
PTMN Termination Fee
The Merger Agreement provides for a payment by PTMN to HCAP of a termination fee of $2,121,668 if the Merger Agreement is terminated by:
•	HCAP, pursuant to paragraph (c)(i) or (c)(iii) under “—Right to Terminate” above; or
•
PTMN, pursuant to paragraph (b)(i) under “—Right to Terminate” above (at any time during which HCAP would have been entitled to terminate the Merger Agreement pursuant to paragraph (c)(i) or (c)(iii) under “—Right to Terminate” above).

In any such case, HCAP will have the option, exercisable in its sole discretion by delivery of written notice to PTMN within two business days following the effective date of such termination, to be paid the PTMN Termination Fee (a “PTMN Termination Fee Election”).
In cases where HCAP would be entitled to make a PTMN Termination Fee Election (assuming, for purposes of determining whether or not HCAP would be entitled to make a PTMN Termination Fee Election, that HCAP is not in breach of the Merger Agreement), PTMN’s maximum aggregate monetary liability for all losses and damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for a breach or failure to perform hereunder or otherwise will not exceed $59,009,074.

Effect of Termination
In the event that the Merger Agreement is terminated and the Mergers are abandoned, written notice thereof will be given by the terminating party to the other party, specifying the provisions of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will forthwith become null and void and of no effect without liability on the part of any party thereto, and all rights and obligations of any party thereto will cease, except that (1) PTMN and HCAP will remain liable to each other for any damages incurred arising out of any Intentional Breach (as defined below) of the Merger Agreement or Fraud (as defined below) and (2) certain designated provisions of the Merger Agreement will survive the termination, including, but not limited to, the termination and termination fee provisions and confidentiality provisions.
“Intentional Breach” means any breach of the Merger Agreement where the action or non-action constituting or giving rise to such breach was intentionally undertaken by the party taking such action, with actual knowledge that such action or non-action would or would reasonably be expected to constitute or give rise to a breach of the Merger Agreement.
“Fraud” means, of a person, an intentional and willful misrepresentation of or with respect to a representation or warranty set forth in the Merger Agreement, or in any certificate delivered thereunder, by such person, which misrepresentation constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation) with the specific intent to induce another party to rely upon such representation or warranty.
Amendment of the Merger Agreement
Subject to applicable law, each party of the Merger Agreement may only modify or amend the Merger Agreement by written agreement executed and delivered by the duly authorized officers of each of the respective parties, provided, that no amendment will be made to the Merger Agreement after the Effective Time. However, after receipt of the HCAP Stockholder Approval, if any such amendment will by applicable law require further approval of the HCAP Stockholders, the effectiveness of such amendment will be subject to the approval of the HCAP Stockholders.
Extension; Waiver
The conditions to each of the parties’ obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party (without the approval of the HCAP Stockholders) in whole or in part to the extent permitted by applicable law.
At any time prior to the Effective Time, HCAP or PTMN may (a) waive or extend the time for the performance of any of the obligations or other acts of PTMN, Acquisition Sub or Sierra Crest, in the case of HCAP, or HCAP, in the case of PTMN, or (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement on the part of PTMN, Acquisition Sub or Sierra Crest, in the case of HCAP, or HCAP, in the case of PTMN.
Expenses; Transfer Taxes
In general, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses. However, (i) PTMN and HCAP have agreed to split the costs associated with maintaining insurance for HCAP’s officers and directors subsequent to the completion of the Merger; and (ii) HCAP will be required to pay half of PTMN’s expenses incurred in connection with the Mergers, subject to a maximum reimbursement payment of $500,000, if the Merger Proposal is not approved by HCAP Stockholders at the HCAP Special Meeting, the Merger Agreement is subsequently terminated and PTMN is not otherwise entitled to the termination fee described elsewhere herein. It is expected that PTMN will incur approximately $1,600,000, or $0.02 per share, and HCAP will incur approximately $2,510,000, or $0.42 per share, of fees and expenses in connection with completing the Mergers. Other than taxes imposed upon holders of HCAP Common Stock, PTMN will pay all (a) transfer, stamp and documentary taxes or fees and (b) sales, use, gains, real property transfer and other similar taxes or fees arising out of or in connection with the Merger Agreement.

Governing Law; Jurisdiction
The Merger Agreement is governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the laws of another jurisdiction, except to the extent governed by the 1940 Act, in which case the latter will control.
Each of HCAP, PTMN, Acquisition Sub and Sierra Crest agrees that any proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby will be brought in the Delaware Court of Chancery, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties submits to the jurisdiction of any Acceptable Court in any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated thereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any proceeding in any such Acceptable Court or that any such proceeding brought in any such Acceptable Court has been brought in an inconvenient forum.
ACCOUNTING TREATMENT OF THE MERGERS
PTMN management has performed an analysis and determined that the Mergers are asset acquisitions and that PTMN is the accounting survivor. Therefore, the Mergers will be accounted for under the asset acquisition method of accounting by PTMN in accordance with ASC 805-50, Business Combinations—Related Issues. Under asset acquisition accounting, acquiring assets in groups not only requires ascertaining the cost of the asset (or net assets), but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. Per ASC 805-50-30-1, assets are recognized based on their cost to the acquiring entity, which generally includes transaction costs of the asset acquisition, and no gain or loss is recognized unless the fair value of noncash assets given as consideration differs from the assets carrying amounts on the acquiring entity’s records. ASC 805-50-30-2 goes on to say asset acquisitions in which the consideration given is cash are measured by the amount of cash paid. However, if the consideration given is not in the form of cash (that is, in the form of noncash assets, liabilities incurred, or equity interests issued), measurement is based on the cost to the acquiring entity or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measured.
The cost of the group of assets acquired in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair values of net identifiable assets acquired other than “non-qualifying” assets (for example cash) and does not give rise to goodwill.
The final allocation of the purchase price will be determined after the Mergers are completed and after completion of a final analysis to determine the estimated relative fair values of HCAP’s assets and liabilities. Increases or decreases in the estimated fair values of the net assets, commitments, and other items of HCAP as compared to the information shown in this proxy statement/prospectus may occur. Accordingly, the final adjustments may be materially different from the pro forma adjustments presented in this proxy statement/prospectus.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS
For purposes of this discussion, a “U.S. stockholder” or “U.S. holder” is a beneficial owner of HCAP Common Stock who for U.S. federal income tax purposes is:
•	a citizen or individual resident of the United States;
•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia;
•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
For purposes of this discussion, a “non-U.S. stockholder” or “non-U.S. holder” means a beneficial owner of HCAP Common Stock that is neither a U.S. stockholder nor a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).
If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds HCAP Common Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding HCAP Common Stock, you should consult your tax advisor.
This discussion addresses only those HCAP Stockholders that hold their HCAP Common Stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular HCAP Stockholders in light of their individual circumstances or to HCAP Stockholders that are subject to special rules, such as:
•	financial institutions;
•	pass-through entities and investors in such entities;
•	insurance companies;
•	tax-exempt organizations;
•	real estate investment trusts;
•	RICs;
•	mutual funds;
•	dealers in securities;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons who exercise dissenters’ rights;
•	persons that hold HCAP Common Stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	United States expatriates or former citizens or residents of the United States;
•	U.S. stockholders whose functional currency is not the U.S. dollar;
•	a person required to accelerate the recognition of any item of gross income with respect to HCAP Common Stock as a result of such income being recognized on an applicable financial statement;
•	persons who are not U.S. stockholders (except as otherwise disclosed below under “—Non-U.S. Stockholders”); and
•
persons who acquired their shares of HCAP Common Stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan, individual retirement accounts or other tax-deferred accounts.

In addition, the discussion does not address any alternative minimum tax, gift or estate tax, or any state, local or foreign tax consequences of the Mergers, nor does it address any tax consequences arising under Medicare tax on net investment income.
The following discussion is based on the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.
Qualification of the Mergers as a Reorganization under Section 368(a) of the Code
Subject to the discussion below, the Mergers, taken together, may qualify as a reorganization within the meaning of Section 368(a) of the Code. However, the Mergers will not qualify as a reorganization if the fair market value of the PTMN Common Stock received by HCAP Stockholders in the Mergers does not equal or exceed 40% of the aggregate consideration. As noted above under “Description of the Merger Agreement – Merger Consideration,” the amount of PTMN Common Stock and cash to be transferred in the Mergers is subject to adjustments.
On the Closing Date, PTMN and HCAP will use commercially reasonable efforts to make a determination, in consultation with tax counsel, as to whether or not the Mergers qualify as reorganization for U.S. federal income tax purposes, and, to the extent any such determination is made, PTMN will inform the HCAP Stockholders of such determination as soon as practicable after the Closing. The determination will be based on the then-existing law, will assume the absence of changes in existing facts, may rely on certain customary assumptions and may rely on representations contained in certificates executed by officers of PTMN and HCAP. The determination will neither bind the IRS nor preclude the IRS from adopting a contrary position. PTMN and HCAP have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Mergers. Furthermore, the obligations of PTMN and HCAP to complete the Mergers are not conditioned on the receipt of, and PTMN and HCAP will not receive, opinions from Simpson Thacher, counsel to PTMN, or Dechert, counsel to HCAP, to the effect that the Mergers will qualify as a reorganization for U.S. federal income tax purposes. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.
Accordingly, each HCAP shareholder should consult its tax advisor with respect to the particular tax consequence of the Mergers to such holder.
Tax Consequences if the Mergers Qualify as a Reorganization
If the Mergers, taken together, are treated as a reorganization within the meaning of Section 368(a) of the Code, the tax consequences for HCAP Stockholders who receive shares of PTMN Common Stock and cash in exchange for shares of HCAP Common Stock pursuant to the Mergers are as follows:
•
gain (but not loss) will be recognized in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the shares of PTMN Common Stock (including any fractional share deemed received) and cash (other than cash received in lieu of a fractional share of PTMN Common Stock) received by a holder of HCAP Common Stock (such cash including the holder’s share of the Aggregate Cash Consideration and possibly, as discussed below, the holder’s share of the Additional Cash Consideration) exceeds such holder’s tax basis in its HCAP Common Stock, and (2) the amount of cash received by such holder of HCAP Common Stock (such cash including the holder’s share of the Aggregate Cash Consideration and possibly, as discussed below, the holder’s share of the Additional Cash Consideration, but excluding any cash received in lieu of fractional interests in shares of PTMN Common Stock, as discussed in the section entitled “—Cash Received In Lieu of a Fractional Share of PTMN Common Stock” below);

•
the aggregate basis of the shares of PTMN Common Stock received in the Mergers will be the same as the aggregate basis of the HCAP Common Stock for which it is exchanged, decreased by the amount of cash received in the Mergers (such cash including the holder’s share of the Aggregate Cash Consideration and possibly, as discussed below, the holder’s share of the Additional Cash Consideration, but excluding any cash received in lieu of fractional interests in shares of PTMN Common Stock), decreased by any basis attributable to fractional interests in shares of PTMN Common

Stock for which cash is received, and increased by the amount of any gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional interests in shares of PTMN Common Stock for which cash is received); and
•	the holding period of shares of PTMN Common Stock received in exchange for shares of HCAP Common Stock will include the holding period of the HCAP Common Stock for which it is exchanged.
If the HCAP Stockholders acquired different blocks of HCAP Common Stock at different times or at different prices, any gain will be determined separately with respect to each block of HCAP Common Stock and such holders’ basis and holding period in their shares of PTMN Common Stock will be determined by reference to each block of HCAP Common Stock.
Gain that HCAP Stockholders recognize in connection with the Mergers generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their HCAP Common Stock for more than one year as of the date of the Mergers. Long-term capital gain of non-corporate HCAP Stockholders is generally taxed at preferential rates. All or part of the gain that a particular U.S. holder of HCAP Common Stock recognizes could be treated as dividend income rather than capital gain if (i) such U.S. stockholder is a significant shareholder of PTMN or (ii) such U.S. stockholder’s percentage ownership, taking into account constructive ownership rules, in PTMN after the Mergers is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of PTMN Common Stock rather than a combination of cash and shares of PTMN Common Stock in the Mergers. This could happen, for example, because of ownership of additional shares of PTMN Common Stock by such holder, ownership of shares of PTMN Common Stock by a person related to such holder or a share repurchase by PTMN from PTMN Stockholders. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, HCAP Stockholders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
The tax treatment of the receipt of the Additional Cash Consideration is unclear because there is limited authority addressing the tax consequences of the receipt of merger consideration from a party other than the acquiror. If the Additional Cash Consideration is treated as additional merger consideration received in exchange for HCAP Common Stock, such payment would be treated as part of the total consideration received in exchange for the HCAP Common Stock and treated in the manner described above. It is possible, however, that the Additional Cash Consideration may be treated as ordinary income and not as cash received in exchange for a U.S. stockholder’s HCAP Common Stock.
Although the matter is not free from doubt, PTMN and Sierra Crest intend to take the position that the Additional Cash Consideration received by U.S. stockholders is treated as additional merger consideration, and, assuming such position is respected, any gain recognized by a U.S. stockholder on the receipt of the Additional Cash Consideration should be capital gain or loss. No assurances can be given, however, that the IRS will not assert, or that a court would not sustain, a contrary position.
Limitations on Utilization of Loss Carryforwards and Unrealized Losses
In general, it is expected that limitations under the Code will apply to loss carryforwards and unrealized losses of HCAP as HCAP Stockholders before the Mergers are expected to hold less than 50% of the outstanding shares of PTMN immediately following the Mergers.
In this regard, the Mergers are expected to result in potential limitations on the ability of PTMN to use HCAP’s loss carryforwards and potentially to use unrealized capital losses inherent in the tax basis of the assets acquired, once realized, and on the ability of HCAP’s taxable subsidiaries to use their net operating loss carryforwards. These potential limitations generally would be imposed on an annual basis. Losses in excess of the limitation may be carried forward indefinitely for capital loss carryforwards and post-2017 net operating loss carryforwards while pre-2018 net operating loss carryforwards are subject to a 20-year expiration from the year incurred. The limitations generally would equal the product of the fair market value of HCAP’s (or HCAP’s taxable subsidiaries, as the case may be) equity immediately prior to the Mergers and the “long-term tax-exempt rate,” as published quarterly by the IRS, in effect at such time. No assurance can be given as to what long-term tax-exempt rate will be in effect at the time of the Mergers.
PTMN will be prohibited from using its capital loss carryforwards, if any, and unrealized losses (once realized) against the unrealized gains in HCAP’s portfolio at the time of the Mergers, if any, to the extent such gains are realized within five years following the Mergers, if HCAP has a net unrealized built in gain at the time of the Mergers. The ability of PTMN to absorb its losses in the future depends upon a variety of factors that cannot be known in advance. Even if PTMN is able to utilize its capital loss carryforwards or unrealized losses, the tax benefit resulting from those losses will be shared by both PTMN Stockholders and HCAP Stockholders following the Mergers. Therefore, a PTMN Stockholder or HCAP Stockholder may pay more taxes, or pay taxes sooner, than such stockholder otherwise would have paid if the Mergers did not occur.
PTMN will also be prohibited from using HCAP’s capital loss carryforwards, if any, and unrealized losses (once realized) against the unrealized gains in PTMN’s portfolio at the time of the Mergers, if any, to the extent such gains are realized within five years following the Mergers, if PTMN has a net unrealized built in gain at the time of the Mergers.
The ability of PTMN to use HCAP’s losses in the future depends upon a variety of factors that cannot be known in advance. Even if PTMN is able to utilize capital loss carryforwards or unrealized losses of HCAP, the tax benefit resulting from those losses will be shared by both HCAP Stockholders and PTMN Stockholders following the Mergers. Therefore, an HCAP Stockholder may pay more taxes, or pay taxes sooner, than such stockholder otherwise would have paid if the Mergers did not occur.
Further, in addition to the other limitations on the use of losses, under Section 381 of the Code, for the tax year of the Mergers, only that percentage of PTMN’s capital gain net income for such tax year (excluding capital loss carryforwards), if any, equal to the percentage of its tax year that remains following the Mergers can be reduced by HCAP’s capital loss carryforwards (as otherwise limited under Sections 382, 383 and 384 of the Code, as described above).
Cash Received In Lieu of a Fractional Share of PTMN Common Stock
A holder of HCAP Common Stock who receives cash in lieu of a fractional share of PTMN Common Stock will generally be treated as having received the fractional share pursuant to the Mergers and then as having sold that fractional share of PTMN Common Stock for cash. As a result, a holder of HCAP Common Stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Mergers, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.
Tax Consequences if the Mergers Do Not Qualify as a Reorganization
If the Mergers do not qualify as a reorganization, U.S. holders of HCAP Common Stock will be treated as having sold their HCAP Common Stock in a taxable sale and will generally recognize gain or loss equal to the difference between the fair market value of the PTMN Common Stock and cash received (including such holder’s share of the Aggregate Cash Consideration and possibly, as discussed above, the Additional Cash Consideration) and the basis in his or her HCAP Common Stock. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Mergers, the holding period for such shares of HCAP Common Stock is greater than one year. The deductibility of capital losses is subject to limitations. The aggregate tax basis of an HCAP Stockholder in the PTMN Common Stock received in the Mergers will equal its fair market value at the Effective Time, and the holding period for the PTMN Common Stock will begin the day after the Effective Time.
Backup Withholding and Information Reporting
Payments of cash to a holder of HCAP Common Stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to PTMN and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.
If the Mergers qualify as a reorganization, an HCAP Stockholder who receives PTMN stock as a result of the Mergers will be required to retain records pertaining to the Mergers. Each HCAP Stockholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives PTMN stock in the Mergers will be required to file a statement with such U.S. federal income tax return in accordance with U.S. Treasury Regulations Section 1.368-3 setting forth such holder’s basis (determined immediately prior to the exchange) in the HCAP Common Stock surrendered and the fair market value (determined immediately prior to the exchange) of the HCAP Common Stock that is exchanged by such significant holder. A “significant holder” is a holder of HCAP Common Stock who, immediately before the Mergers, owned at least 5% of the outstanding stock of HCAP or securities of HCAP with a basis for federal income taxes of at least $1.0 million.
Non-U.S. Stockholders
Gain recognized by a non-U.S. stockholder upon the exchange of HCAP Common Stock pursuant to the Mergers generally should not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a U.S. trade or business of such non-U.S. stockholder (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. stockholder generally should be subject to tax on such gain in the same manner as a U.S. stockholder and, if the non-U.S. stockholder is a foreign corporation, such corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•
the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Mergers and certain other requirements are met, in which case the non-U.S. stockholder generally should be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. stockholder, if any, provided the non-U.S. stockholder has timely filed U.S. federal income tax returns with respect to such losses; or

•
HCAP is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the mergers and (ii) the non-U.S. stockholder’s holding period in the HCAP Common Stock, and the non-U.S. stockholder owned (directly, indirectly or constructively) more than 5% of HCAP’s outstanding common stock at any time during the applicable period. Although there can be no assurances in this regard, HCAP does not believe that it is or was during the last five years a “United States real property holding corporation” for U.S. federal income tax purposes.

If the receipt of the Aggregate Cash Consideration has the effect of a distribution of a dividend for U.S. federal income tax purposes, then such cash payment may be subject to 30% withholding unless (i) the non-U.S. stockholder is eligible for a reduced tax treaty rate with respect to dividend income or (ii) amounts paid to the non-U.S. stockholder in the Mergers are effectively connected with a U.S. trade or business, in which case no such withholding will be required and such amounts will be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In general, a non-U.S. stockholder must furnish an IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI in order to prove its eligibility for any of the foregoing exemptions or reduced rates.
HCAP and PTMN generally intend to treat Additional Cash Consideration as additional merger consideration but, as discussed above under “—Tax Consequences if the Mergers Qualify as a Reorganization”, the tax treatment of the receipt of the Additional Cash Consideration is unclear because there is limited authority addressing the tax consequences of the receipt of merger consideration from a party other than the acquiror. If the Additional Cash Consideration is treated as additional merger consideration received in exchange for HCAP Common Stock, such payment would be treated as part of the total consideration received in exchange for the HCAP Common Stock and treated in the manner described above.

It is possible, however, that the Additional Cash Consideration may be treated as ordinary income and not as cash received in exchange for a non-U.S. stockholder’s HCAP Common Stock. In such a case, the Additional Cash Consideration would generally be subject to withholding of U.S. federal income tax at a rate of 30% if it is treated as payment from a U.S. source that is fixed or determinable, annual or periodic income. While it is possible that the Additional Cash Consideration would not be treated as U.S. source income for non-U.S. stockholders not present in the United States, the proper characterization of such payment is subject to significant uncertainty. Furthermore, because the Additional Cash Consideration is not being made by or for the benefit of PTMN, PTMN is not a paying or withholding agent with respect to the Additional Cash Consideration and will not be responsible for determining whether any amounts should be withheld with respect to the Additional Cash Consideration. PTMN cannot be certain whether or not an applicable paying agent or other applicable withholding agent would take the position that it is required to withhold U.S. federal income tax at a 30% rate (or, if applicable, a reduced rate under a tax treaty) with respect to the payment of Additional Cash Consideration made to a non-U.S. stockholder. If withholding results in an overpayment of taxes, a refund or credit may be obtainable, provided that the required information is timely furnished to the IRS. Non-U.S. stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding to the Additional Cash Consideration.
A non-U.S. stockholder will be subject to information reporting and, in certain circumstances, backup withholding with respect to the Aggregate Merger Consideration received by such holder pursuant to the Mergers, unless such non-U.S. stockholder certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such non-U.S. stockholder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Legislation commonly referred to as the “Foreign Account Tax Compliance Act” (“FATCA) generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (or “FFIs”) unless such FFIs either: (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (as “IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, FATCA also imposes a 30% withholding on payments to foreign entities that are not FFIs unless such foreign entities certify that they do not have a greater than 10% U.S. owner or provide the withholding agent with identifying information on each greater than 10% U.S. owner. Non-U.S. stockholders should consult their tax advisors regarding the potential application of FATCA withholding on amounts received by such holders in connection with the Mergers.
Distribution of Income and Gains
HCAP’s tax year is expected to end as a result of the Mergers. HCAP generally will be required to declare to its stockholders of record one or more distributions of all of its previously undistributed net investment income and net realized capital gain (if any), in order to maintain HCAP’s treatment as a RIC during its tax year ending with the date of the Mergers and to eliminate any U.S. federal income tax on its taxable income in respect of such tax year.
Moreover, if PTMN has net investment income or net realized capital gain, but has not distributed such income or gain prior to the Mergers and you acquire shares of PTMN Common Stock in the Mergers, a portion of your subsequent distributions from PTMN may, in effect, be a taxable return of part of your investment. Similarly, if you acquire PTMN Common Stock in the Mergers when PTMN holds appreciated securities, you may receive a taxable return of part of your investment if and when PTMN sells the appreciated securities and distributes the realized gain.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the Mergers and does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the Mergers. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Mergers, including tax return reporting requirements, the applicability and effect of United States federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.
U.S. Federal Income Taxation of an Investment in PTMN Common Stock
The following discussion is a general summary of certain U.S. federal income tax considerations applicable to PTMN and to an investment in PTMN Common Stock. This summary does not purport to be a complete description of the income tax considerations applicable to PTMN or its investors on such an investment. For example, the following discussion does not describe tax consequences that PTMN assumes to be generally known by investors or certain considerations that may be relevant to certain types of stockholders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, financial institutions, pass-through entities and investors in such entities, insurance companies, real estate investment trusts, RICs, mutual funds, dealers in securities, pension plans and trusts, financial institutions, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, United States expatriates or former citizens or residents of the United States, persons who mark-to-market PTMN Common Stock, persons required to accelerate the recognition of any item of gross income with respect to PTMN Common Stock as a result of such income being recognized on an applicable financial statement, and persons who hold PTMN Common Stock as part of a “straddle,” “hedge” or “conversion” transaction. Unless otherwise noted, the following discussion applies only to U.S. stockholders (as defined below) that hold shares of PTMN Common Stock as capital assets within the meaning of the Code. The following discussion is based upon the Code, U.S. Treasury Regulations, and administrative and judicial interpretations, each as of the date hereof and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. PTMN has not sought and will not seek any ruling from the IRS, regarding PTMN Common Stock issued in the Mergers. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax or the Medicare tax on net investment income. It does not discuss the special treatment under U.S. federal income tax laws that could result if PTMN invests in tax-exempt securities or certain other investment assets.
For purposes of this discussion, a “U.S. stockholder” or “U.S. holder” means a beneficial owner of shares of PTMN Common Stock that is for U.S. federal income tax purposes:
•	a citizen or individual resident of the United States;
•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. stockholder” means a beneficial owner of shares of PTMN Common Stock that is neither a U.S. stockholder nor a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).
If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of PTMN Common Stock, the tax treatment of a partner or member of the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective stockholder that is a partner in a partnership holding shares of PTMN Common Stock should consult his, her or its tax advisors with respect to the purchase, ownership and disposition of shares of PTMN Common Stock.
Tax matters are very complicated and the tax consequences to an investor of an investment in PTMN Common Stock will depend on the facts of his, her or its particular situation. PTMN encourages investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC
PTMN has elected to be treated as a RIC under Subchapter M of the Code. As a RIC, PTMN generally will not have to pay corporate-level U.S. federal income taxes on any income that PTMN distributes to its stockholders from its taxable earnings and profits. To qualify as a RIC, PTMN must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, in order to obtain RIC tax treatment, PTMN must distribute to its stockholders, for each taxable year, at least 90% of its “investment company taxable income,” which is generally its net ordinary income plus the excess, if any, of realized net short-term capital gain over realized net long-term capital loss (the “Annual Distribution Requirement”). Even if PTMN qualifies as a RIC, PTMN generally will be subject to corporate-level U.S. federal income tax on its undistributed taxable income and could be subject to U.S. federal excise, state, local and foreign taxes.
Taxation as a RIC
Provided that PTMN qualifies as a RIC and satisfies the Annual Distribution Requirement, PTMN will not be subject to U.S. federal income tax on the portion of its investment company taxable income and net capital gain (which generally is defined as net long-term capital gain in excess of net short-term capital loss) that it timely distributes to stockholders. PTMN will be subject to U.S. federal income tax at regular corporate rates on any income or capital gain not distributed (or deemed distributed) to its stockholders.
PTMN will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income of RICs unless it distributes in a timely manner an amount at least equal to the sum of (1) 98% of its ordinary income for each calendar year, (2) 98.2% of its capital gain net income for the one-year period ending October 31 in that calendar year and (3) any income recognized, but not distributed, in preceding years and on which PTMN paid no U.S. federal income tax. PTMN will generally review the benefits of avoiding excise tax against the costs of paying such tax.
In order to be treated as a RIC for U.S. federal income tax purposes, PTMN must, among other things:
•	elect to be treated as a RIC;
•	meet the Annual Distribution Requirement;
•	qualify to be treated as a BDC or be registered as a management investment company under the 1940 Act at all times during each taxable year;
•
derive in each taxable year at least 90% of its gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale or other disposition of stock or other securities or foreign currencies or other income derived with respect to its business of investing in such stock, securities or currencies (including but not limited to gain from options, futures and forward contracts) and net income derived from an interest in a “qualified publicly traded partnership” (as defined in the Code) (the “90% Income Test”); and

•	diversify its holdings so that at the end of each quarter of the taxable year:
○
at least 50% of the value of its assets consists of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of its assets or more than 10% of the outstanding voting securities of the issuer (which for these purposes includes the equity securities of a “qualified publicly traded partnership”); and

○
no more than 25% of the value of its assets is invested in the securities, other than U.S. Government securities or securities of other RICs, (i) of one issuer, (ii) of two or more issuers that are controlled, as determined under applicable tax rules, by PTMN and that are engaged in the same or similar or related trades or businesses or (iii) of one or more “qualified publicly traded partnerships” (the “Diversification Tests”).

To the extent that PTMN invests in entities treated as partnerships for U.S. federal income tax purposes (other than a “qualified publicly traded partnership”), PTMN generally must include the items of gross income derived by the partnerships for purposes of the 90% Income Test, and the income that is derived from a partnership (other than a “qualified publicly traded partnership”) will be treated as qualifying income for purposes of the 90% Income Test only to the extent that such income is attributable to items of income of the partnership which would be qualifying income if realized by PTMN directly. In addition, PTMN generally must take into account its proportionate share of the assets held by partnerships (other than a “qualified publicly traded partnership”) in which PTMN is a partner for purposes of the Diversification Tests.
In determining whether or not a RIC is in compliance with the Diversification Tests, the 90% Income Test and the Annual Distribution Requirement, a RIC may take into consideration certain cure provisions contained in the Code.
In order to meet the 90% Income Test, PTMN may establish one or more special purpose corporations to hold assets from which PTMN does not anticipate earning dividend, interest or other qualifying income under the 90% Income Test. Any investments held through such a special purpose corporation would generally be subject to U.S. federal income and other taxes, and therefore PTMN can expect to achieve a reduced after-tax yield on such investments.
PTMN may be required to recognize taxable income in circumstances in which PTMN does not receive a corresponding payment in cash. For example, if PTMN hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind interest or, in certain cases, increasing interest rates or issued with warrants), PTMN must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by PTMN in the same taxable year. PTMN may also have to include in income other amounts that PTMN has not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. PTMN anticipates that a portion of PTMN’s income may constitute original issue discount or other income required to be included in taxable income prior to receipt of cash.
Because any original issue discount or other amounts accrued will be included in PTMN’s investment company taxable income for the year of the accrual, PTMN may be required to make a distribution to its stockholders in order to satisfy the Annual Distribution Requirement, even though PTMN will not have received any corresponding cash amount. As a result, PTMN may have difficulty meeting the Annual Distribution Requirement necessary to obtain and maintain RIC tax treatment under the Code. PTMN may have to sell some of its investments at times and/or at prices PTMN would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If PTMN is not able to obtain cash from other sources, PTMN may fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax.
Furthermore, a portfolio company in which PTMN invests may face financial difficulty that requires PTMN to work-out, modify or otherwise restructure its investment in the portfolio company. Any such restructuring may result in unusable capital losses and future non-cash income. Any restructuring may also result in PTMN’s recognition of a substantial amount of non-qualifying income for purposes of the 90% Income Test, such as cancellation of indebtedness income in connection with the work-out of a leveraged investment (which, while not free from doubt, may be treated as non-qualifying income) or the receipt of other non-qualifying income.
Gain or loss realized by PTMN from warrants acquired by PTMN as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long PTMN held a particular warrant.
PTMN’s investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, PTMN’s yield on those securities would be decreased. Stockholders will generally not be entitled to claim a credit or deduction with respect to non-U.S. taxes paid by PTMN.
PTMN anticipates that the CLO vehicles in which it invests generally will constitute “passive foreign investment companies” (“PFICs”). Because PTMN acquires investments in PFICs (including equity tranche investments in CLO vehicles that are PFICs), PTMN may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such investments even if such income is distributed as a taxable dividend by PTMN to its stockholders. Certain elections may be available to mitigate or eliminate such tax on excess distributions, but such elections (if available) will generally require PTMN to recognize its share of the PFIC’s income for each year regardless of whether PTMN receives any distributions from such PFIC. PTMN must nonetheless distribute such income to maintain its status as a RIC.
If PTMN holds more than 10% of the shares in a foreign corporation that is treated as a controlled foreign corporation (“CFC”) (including equity tranche investments in a CLO vehicle treated as a CFC), PTMN may be treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporation in an amount equal to PTMN’s pro rata share of the corporation’s income for the tax year (including both ordinary earnings and capital gains). If PTMN is required to include such deemed distributions from a CFC in its income, PTMN will be required to distribute such income to maintain its RIC status regardless of whether or not the CFC makes an actual distribution during such year.
If PTMN is required to include amounts in income prior to receiving distributions representing such income, PTMN may have to sell some of its investments at times and/or at prices PTMN would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If PTMN is not able to obtain cash from other sources, PTMN may fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax.
In addition, as discussed above, to qualify as a RIC, PTMN must, among other thing, satisfy the 90% Income Test. Although the Code generally provides that the income inclusions from a PFIC for which PTMN has made a qualifying fund election (such a PFIC, a “QEF”) or a CFC will be “good income” for purposes of this 90% Income Test to the extent that the QEF or the CFC distributes such income to PTMN in the same taxable year in which the income is included in PTMN’s income, the Code does not specifically provide whether these income inclusions would be “good income” for this 90% Income Test if PTMN does not receive distributions from the QEF or CFC during such taxable year. The IRS has issued a series of private rulings in which it has concluded that all income inclusions from a QEF or a CFC included in a RIC’s gross income would constitute “good income” for purposes of the 90% Income Test. Such rulings are not binding on the IRS except with respect to the taxpayers to whom such rulings were issued. The IRS and U.S. Treasury Department have issued regulations that provide that the income inclusions from a QEF or a CFC will be good income for purposes of the 90% Income Test if PTMN receives a cash distribution from such entity in the same year attributable to the included income or the included income is derived with respect to PTMN’s business of investing in stocks and securities. Accordingly, under current law, PTMN believes that the income inclusions from a CLO that is a QEF or a CFC would be “good income” for purposes of the 90% Income Test whether or not such income is distributed by the QEF or CFC during the taxable year.
Under Section 988 of the Code, gain or loss attributable to fluctuations in exchange rates between the time PTMN accrues income, expenses, or other liabilities denominated in a foreign currency and the time PTMN actually collects such income or pays such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gain or loss on foreign currency forward contracts and the disposition of debt denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.
Although PTMN does not presently expect to do so, PTMN is authorized to borrow funds and to sell assets in order to satisfy its distribution requirements. However, under the 1940 Act, PTMN is not permitted to make distributions to PTMN Stockholders while its debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Business—Regulation of PTMN—Qualifying Assets” in Part I, Item 1 of PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and “Senior Securities of PTMN.” Moreover, PTMN’s ability to dispose of assets to meet its distribution requirements may be limited by (1) the illiquid nature of PTMN’s portfolio and/or (2) other requirements relating to PTMN’s status as a RIC, including the Diversification Tests. If PTMN disposes of assets in order to meet the Annual Distribution Requirement or to avoid the excise tax, PTMN may make such dispositions at times that, from an investment standpoint, are not advantageous.
If PTMN fails to satisfy the Annual Distribution Requirement or otherwise fails to qualify as a RIC in any taxable year, PTMN will be subject to tax in that year on all of its taxable income, regardless of whether PTMN makes any distributions to its stockholders. In that case, all of such income will be subject to corporate-level U.S. federal income tax, reducing the amount available to be distributed to its stockholders. See “—Failure To Obtain RIC Tax Treatment” below.

As a RIC, PTMN is not allowed to carry forward or carry back a net operating loss for purposes of computing its investment company taxable income in other taxable years. U.S. federal income tax law generally permits a RIC to carry forward (i) the excess of its net short-term capital loss over its net long-term capital gain for a given year as a short-term capital loss arising on the first day of the following year and (ii) the excess of its net long-term capital loss over its net short-term capital gain for a given year as a long-term capital loss arising on the first day of the following year. However, future transactions PTMN engages in may cause its ability to use any capital loss carryforwards, and unrealized losses once realized, to be limited under Section 382 of the Code. Certain of PTMN’s investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain and qualified dividend income into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause PTMN to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions, and (vii) produce income that will not be qualifying income for purposes of the 90% Income Test. PTMN will monitor its transactions and may make certain tax elections in order to mitigate the effect of these provisions.
As described above, to the extent that PTMN invests in equity securities of entities that are treated as partnerships for U.S. federal income tax purposes, the effect of such investments for purposes of the 90% Income Test and the Diversification Tests will depend on whether or not the partnership is a “qualified publicly traded partnership” (as defined in the Code). If the partnership is a “qualified publicly traded partnership,” the net income derived from such investments will be qualifying income for purposes of the 90% Income Test and will be “securities” for purposes of the Diversification Tests. If the partnership, however, is not treated as a “qualified publicly traded partnership,” the consequences of an investment in the partnership will depend upon the amount and type of income of the partnership allocable to PTMN and its proportionate share of the underlying assets of the partnership. The income derived from such investments may not be qualifying income for purposes of the 90% Income Test and, therefore, could adversely affect PTMN’s qualification as a RIC. PTMN intends to monitor its investments in equity securities of entities that are treated as partnerships for U.S. federal income tax purposes to prevent PTMN’s disqualification as a RIC.
PTMN may invest in preferred securities or other securities the U.S. federal income tax treatment of which may not be clear or may be subject to recharacterization by the IRS. To the extent the tax treatment of such securities or the income from such securities differs from the expected tax treatment, it could affect the timing or character of income recognized, requiring PTMN to purchase or sell securities, or otherwise change its portfolio, in order to comply with the tax rules applicable to RICs under the Code.
Taxation of U.S. Stockholders
Whether an investment in shares of PTMN Common Stock is appropriate for a U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of PTMN Common Stock by a U.S. stockholder may have adverse tax consequences. The following summary generally describes certain U.S. federal income tax consequences of an investment in shares of PTMN Common Stock by taxable U.S. stockholders and not by U.S. stockholders that are generally exempt from U.S. federal income taxation. U.S. stockholders should consult their own tax advisors before making an investment in PTMN Common Stock.
Distributions by PTMN generally are taxable to U.S. stockholders as ordinary income or capital gain. Distributions of PTMN’s “investment company taxable income” (which is, generally, PTMN’s ordinary income excluding net capital gain) will be taxable as ordinary income to U.S. stockholders to the extent of PTMN’s current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions paid by PTMN to noncorporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions generally will be eligible for taxation at rates applicable to “qualifying dividends” (currently at a maximum tax rate of 20%) provided that PTMN properly reports such distributions as “qualified dividend income” and certain holding period and other requirements are satisfied. In this regard, it is not anticipated that a significant portion of distributions paid by PTMN will be attributable to qualifying dividends; therefore, PTMN’s distributions generally will not qualify for the preferential rates applicable to qualified dividend income. Distributions of PTMN’s net capital gain (which is generally PTMN’s net long-term capital gain in excess of net short-term capital loss) properly reported by PTMN as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gain (currently at a maximum rate of 20% in the case of individuals, trusts or estates), regardless of the U.S. stockholder’s holding period for his, her or its PTMN Common Stock and regardless of whether paid in cash or reinvested in additional PTMN Common Stock. Distributions in excess of PTMN’s current and accumulated earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s PTMN Common Stock and, after the adjusted basis is reduced to zero, will constitute capital gain to such U.S. stockholder.
U.S. stockholders who receive distributions in the form of stock generally are subject to the same federal income tax consequences as are stockholders who elect to receive their distributions in cash. The U.S. stockholder will have an adjusted tax basis in the additional shares of PTMN Common Stock purchased through the plan equal to the amount of the reinvested distribution. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.
Although PTMN currently intends to distribute any long-term capital gain at least annually, PTMN may in the future decide to retain some or all of its long-term capital gain, but designate the retained amount as a “deemed distribution.” In that case, among other consequences, PTMN will pay tax on the retained amount, each U.S. stockholder will be required to include his, her or its proportionate share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by PTMN. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for his, her or its common stock. Since PTMN expects to pay tax on any retained capital gain at the regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on net capital gain, the amount of tax that individual U.S. stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds such U.S. stockholder’s liability for U.S. federal income tax. A U.S. stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes PTMN paid. In order to utilize the deemed distribution approach, PTMN must provide written notice to PTMN Stockholders prior to the expiration of 60 days after the close of the relevant taxable year. PTMN cannot treat any of its investment company taxable income as a “deemed distribution.”
For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, PTMN may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If PTMN makes such an election, a U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by PTMN in October, November or December of any calendar year, payable to U.S. stockholders of record on a specified date in any such month and actually paid during January of the following year, will be treated as if it had been received by PTMN’s U.S. stockholders on December 31 of the year in which the dividend was declared.
PTMN may have the ability to declare a large portion of a distribution in shares of PTMN Common Stock to satisfy the Annual Distribution Requirement. If a portion of such distribution is paid in cash (which portion may be as low as 20% based on certain public and private rulings issued by the IRS) and certain requirements are met, the entire distribution to the extent of PTMN’s current and accumulated earnings and profits will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. stockholders will be taxed on the distribution as if the entire distribution was a cash distribution, even though most of the distribution was paid in shares of PTMN Common Stock.
If an investor purchases shares of PTMN Common Stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of his, her or its investment.
A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder sells or otherwise disposes of his, her or its shares of PTMN Common Stock. The amount of gain or loss will be measured by the difference between such U.S. stockholder’s adjusted tax basis in the PTMN Common Stock sold and the amount of the proceeds received in exchange. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its shares for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of PTMN Common Stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of PTMN Common Stock may be disallowed if other substantially identical shares are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. The ability to otherwise deduct capital loss may be subject to other limitations under the Code.
In general, U.S. stockholders taxed at individual rates currently are subject to a maximum U.S. federal income tax rate of 20% on their recognized net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in PTMN Common Stock. Such rate is lower than the maximum rate on ordinary income currently payable by such U.S. stockholders. In addition, individuals with modified adjusted gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses). Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the 21% rate also applied to ordinary income.
Noncorporate U.S. stockholders with net capital loss for a year (capital loss in excess of capital gain) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital loss of a noncorporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate stockholders generally may not deduct any net capital loss for a year, but may carry back such losses for three years or carry forward such losses for five years.
PTMN (or the applicable withholding agent) will send to each of its U.S. stockholders, as promptly as possible after the end of each calendar year, a notice reporting the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal income tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the 20% maximum rate). Dividends paid by PTMN generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to qualifying dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.
PTMN (or the applicable withholding agent) may be required to withhold U.S. federal income tax, or backup withholding, from all distributions to any noncorporate U.S. stockholder (1) who fails to furnish PTMN with a correct taxpayer identification number or a certificate that such U.S. stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies PTMN that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Backup withholding tax is not an additional tax, and any amount withheld may be refunded or credited against the U.S. stockholder’s U.S. federal income tax liability, provided that proper information is timely provided to the IRS.
Under U.S. Treasury Regulations, if a U.S. stockholder recognizes a loss with respect to shares of PTMN Common Stock of $2 million or more for a noncorporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on IRS Form 8886 (or successor form). Direct stockholders of portfolio securities in many cases are excepted from this reporting requirement, but under current guidance, stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. Stockholders should consult their own tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Taxation of Non-U.S. Stockholders
Whether an investment in the shares is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares by a non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisers before investing in PTMN Common Stock. Distributions of PTMN’s “investment company taxable income” to non-U.S. stockholders that are not “effectively connected” with a U.S. trade or business carried on by the non-U.S. stockholder, will generally be subject to withholding of U.S. federal income tax at a rate of 30% (or lower rate provided by an applicable treaty) to the extent of PTMN’s current and accumulated earnings and profits, unless an applicable exception applies. However, PTMN generally is not required to withhold any amounts with respect to distributions of (i) U.S.-source interest income that would not have been subject to withholding of U.S. federal income tax if they had been earned directly by a non-U.S. stockholder, and (ii) net short-term capital gains in excess of net long-term capital losses that would not have been subject to withholding of U.S. federal income tax if they had been earned directly by a non-U.S. stockholder, in each case only to the extent that such distributions are properly reported by PTMN as “interest-related dividends” or “short-term capital gain dividends,” as the case may be, and certain other requirements are met. No certainty can be provided that any of PTMN’s distributions will be reported as eligible for this exception.
Actual or deemed distributions of PTMN’s net capital gain to a non-U.S. stockholder, and gains realized by a non-U.S. stockholder upon the sale of PTMN Common Stock, that are not effectively connected with a U.S. trade or business carried on by the non-U.S. stockholder, will generally not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless the non-U.S. stockholder is a nonresident alien individual and is physically present in the United States for more than 182 days during the taxable year and meets certain other requirements. However, withholding of U.S. federal income tax at a rate of 30% on capital gain of nonresident alien individuals who are physically present in the United States for more than the 182 day period only applies in exceptional cases because any individual present in the United States for more than 182 days during the taxable year is generally treated as a U.S. resident for U.S. income tax purposes; in that case, he or she would be subject to U.S. income tax on his or her worldwide income at the graduated rates applicable to U.S. citizens, rather than the 30% U.S. federal withholding tax.
If PTMN distributes its net capital gain in the form of deemed rather than actual distributions (which PTMN may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the non-U.S. stockholder’s allocable share of the tax PTMN pays on the capital gain deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. Accordingly, investment in PTMN Common Stock may not be appropriate for a non-U.S. stockholder.
Distributions of PTMN’s “investment company taxable income” and net capital gain (including deemed distributions) to non-U.S. stockholders, and gains realized by non-U.S. stockholders upon the sale of PTMN Common Stock that are “effectively connected” with a U.S. trade or business carried on by the non-U.S. stockholder (or if an income tax treaty applies, attributable to a “permanent establishment” in the United States), will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens, residents and domestic corporations. Corporate non-U.S. stockholders may also be subject to an additional branch profits tax at a rate of 30% imposed by the Code (or lower rate provided by an applicable treaty). In the case of a noncorporate non-U.S. stockholder, PTMN may be required to withhold U.S. federal income tax from distributions that are otherwise exempt from withholding tax (or taxable at a reduced rate) unless the non-U.S. stockholder certifies his or her foreign status under penalties of perjury or otherwise establishes an exemption.
PTMN may have the ability to declare a large portion of a distribution in shares of PTMN Common Stock to satisfy the Annual Distribution Requirement. If a portion of such dividend is paid in cash (which portion may be as low as 20% under certain public and private rulings issued by the IRS) and certain requirements are met, the entire distribution to the extent of PTMN’s current and accumulated earnings and profits will be treated as a dividend for U.S. federal income tax purposes. As a result, non-U.S. stockholders will be taxed on the distribution as if the entire distribution was cash distribution, even though most of the distribution was paid in shares of PTMN Common Stock.

The tax consequences to a non-U.S. stockholder entitled to claim the benefits of an applicable tax treaty may differ from those described herein. Non-U.S. stockholders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in PTMN Common Stock.
A non-U.S. stockholder who is a nonresident alien individual or foreign corporation may be subject to information reporting and withholding of U.S. federal income tax on dividends unless the non-U.S. stockholder provides PTMN or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption from withholding.
FATCA generally imposes a 30% withholding tax on payments of certain types of income to FFIs unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an IGA with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the withholding tax include U.S.-source interest and dividends. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to foreign entities that are not FFIs unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a non-U.S. stockholder and the status of the intermediaries through which they hold their shares, non-U.S. stockholders could be subject to this 30% withholding tax with respect to distributions on their shares. Under certain circumstances, a non-U.S. stockholder might be eligible for refunds or credits of such taxes.
Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.
Failure To Obtain RIC Tax Treatment
If PTMN were unable to obtain tax treatment as a RIC, PTMN would be subject to tax on all of its taxable income at regular corporate rates. PTMN would not be able to deduct distributions to stockholders, nor would they be required to be made. Distributions would generally be taxable to PTMN Stockholders as dividend income to the extent of PTMN’s current and accumulated earnings and profits (in the case of noncorporate U.S. stockholders, at a maximum rate applicable to qualified dividend income of 20%, provided certain holding period and other requirements are met). Subject to certain limitations under the Code, corporate stockholders would be eligible for the dividends-received deduction.
Distributions in excess of PTMN’s current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain.
If PTMN fails to meet the RIC requirements for more than two consecutive years and then seeks to re-qualify as a RIC, PTMN would be required to recognize gain to the extent of any unrealized appreciation in its assets unless PTMN made a special election to pay corporate-level U.S. federal income tax on any such unrealized appreciation during the succeeding five-year period.

PROPOSAL 1: THE MERGER PROPOSAL
HCAP is asking HCAP Stockholders to approve the Merger Proposal pursuant to which (i) Acquisition Sub will merge with and into HCAP, with HCAP continuing as the surviving corporation and as a wholly-owned subsidiary of PTMN, and (ii) immediately after the effectiveness of the First Merger, HCAP will merge with and into PTMN, with PTMN continuing as the surviving corporation. Subject to the terms and conditions of the Merger Agreement, HCAP stockholders will have an opportunity, subject to certain limitations, to elect to receive either cash or shares of PTMN Common Stock upon completion of the Mergers in consideration for their shares of HCAP Common Stock, as described in the sections titled “Description of the Merger Agreement—Merger Consideration” and “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations.”
Approval of the Merger Proposal is required for the completion of the Mergers. In the event the Merger Proposal is approved by HCAP Stockholders, but the Merger Agreement is terminated prior to the closing of the Mergers, the Mergers will not be completed.
ON THE UNANIMOUS RECOMMENDATION OF THE HCAP SPECIAL COMMITTEE, THE HCAP BOARD RECOMMENDS THAT HCAP STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.
HCAP Stockholders may vote “FOR” or “AGAINST,” or they may “ABSTAIN” from voting on, the Merger Proposal. The affirmative vote of the holders of a majority of the outstanding shares of HCAP Common Stock entitled to vote at the HCAP Special Meeting is required to approve the Merger Proposal. Abstentions and broker non-votes will have the effect of a vote “against” this proposal. Properly executed and returned proxies will be voted “FOR” the approval of the Merger Proposal unless the relevant HCAP Stockholder designates otherwise.
Appraisal Rights
HCAP Stockholders will be entitled to exercise appraisal rights with respect to the Merger in accordance with Section 262 of the DGCL. For more information, see “Appraisal Rights of HCAP Stockholders” and “Description of the Merger Agreement—Appraisal Rights.”
PROPOSAL 2: THE ADJOURNMENT PROPOSAL
HCAP is asking HCAP Stockholders to approve the adjournment of the HCAP Special Meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes at the time of the HCAP Special Meeting to approve the Merger Proposal.
ON THE UNANIMOUS RECOMMENDATION OF THE HCAP SPECIAL COMMITTEE, THE HCAP BOARD RECOMMENDS THAT, IF NECESSARY OR APPROPRIATE, HCAP STOCKHOLDERS VOTE “FOR” THE HCAP ADJOURNMENT PROPOSAL.
HCAP Stockholders may vote “FOR” or “AGAINST,” or they may “ABSTAIN” from voting on, the HCAP Adjournment Proposal. The affirmative vote of the holders of a majority of the shares of HCAP Common Stock present in person or represented by proxy and entitled to vote at the HCAP Special Meeting, whether or not a quorum is present, is required to approve the HCAP Adjournment Proposal. Abstentions will have the same effect as a vote “against” approval of the HCAP Adjournment Proposal. Broker non-votes will have no effect on the voting outcome of the HCAP Adjournment Proposal.

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION

PTMN

Price Range of Common Stock
PTMN Common Stock began trading on December 11, 2006 and is currently traded on Nasdaq under the symbol “PTMN.” The following table sets forth: (i) the NAV per share of PTMN Common Stock as of the applicable period end, (ii) the range of high and low closing sales prices of PTMN Common Stock as reported on Nasdaq during the applicable period, (iii) the closing high and low sales prices as a premium (discount) to NAV during the appropriate period, and (iv) the dividends and distributions per share of PTMN Common Stock declared during the applicable period.
	NAV per share(1)	Closing Sales Price		Premium/ (Discount) of High Sales Price to NAV(2)	Premium/ (Discount) of Low Sales Price to NAV(2)	Dividends and Distributions Declared
Period		High	Low
Fiscal Year Ending December 31, 2021
Second quarter (through April 15, 2021)	*	$2.42	$2.22	*	*	*
First quarter	*	2.17	1.82	*	*	*
Fiscal Year Ending December 31, 2020
Fourth quarter	$2.88	$1.91	$1.26	(33.7)%	(56.3)%	$0.06
Third quarter	2.85	1.35	1.05	(52.6)%	(63.2)%	0.06
Second quarter	2.71	1.44	0.84	(46.9)%	(69.2)%	$0.00
First quarter	2.69	2.36	0.75	(12.3)%	(72.1)%	0.12
Fiscal Year Ended December 31, 2019
Fourth quarter	$3.40	$2.26	$2.03	(33.5)%	(40.3)%	$0.06
Third quarter	3.55	2.47	2.15	(30.4)%	(39.4)%	0.06
Second quarter	3.73	3.75	2.25	0.5%	(39.7)%	0.10
First quarter	3.85	3.68	3.32	(4.4)%	(13.8)%	0.10
(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated as of the respective high or low closing sales price divided by the quarter-end NAV.
*	NAV has not yet been finally determined for any day after December 31, 2020.
The last reported price for PTMN Common Stock as of April 15, 2021 was $2.42 per share. As of April 15, 2021, PTMN had 59 stockholders of record. This does not include the number of stockholders that hold shares through banks or broker-dealers.
PTMN cannot predict the price at which its common stock will trade. Shares of closed-end investment companies frequently trade at a discount to their NAV and PTMN’s stock may also be discounted in the market. This characteristic of closed-end investment companies is separate and distinct from the risk that PTMN’s NAV per share may decline. PTMN cannot predict whether shares of its common stock will trade above, at or below its NAV. The risk of loss associated with this characteristic of closed-end investment companies may be greater for investors expecting to sell shares of common stock soon after the purchase of such shares of common stock. In addition, if PTMN Common Stock trades below its NAV, it will generally not be able to issue additional shares of its common stock at its market price without first obtaining the approval of PTMN Stockholders and the PTMN Independent Directors.
Pursuant to PTMN’s dividend reinvestment plan, PTMN will reinvest all cash dividends or distributions declared by the PTMN Board on behalf of stockholders who do not elect to receive their distributions in cash. As a result, if the PTMN Board declares a distribution, then stockholders who have not elected to “opt out” of PTMN’s dividend reinvestment plan will have their distributions automatically reinvested in additional shares of PTMN Common Stock. See “Business—Dividend Reinvestment Plan” in Part I, Item 1 of PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference in this proxy statement/prospectus for additional information regarding PTMN’s dividend reinvestment plan.

HCAP
HCAP Common Stock began trading on May 2, 2013 and is currently traded on Nasdaq GM under the symbol “HCAP.” The following table sets forth: (i) the NAV per share of HCAP Common Stock as of the applicable period end, (ii) the high and low closing sales prices of HCAP Common Stock as reported on Nasdaq GM during the applicable period, and (iii) the closing high and low sales prices as a premium (discount) to NAV during the appropriate period.
	NAV per share(1)	Closing Sales Price		Premium/ (Discount) of High Sales Price to NAV(2)	Premium/ (Discount) of Low Sales Price to NAV(2)
Period		High	Low
Fiscal Year Ended December 31, 2021
Second quarter (through April 15, 2021)	*	$9.00	$8.63	*	*
First quarter	*	8.65	7.53	*	*
Fiscal Year Ended December 31, 2020
Fourth quarter	$10.42	$7.56	$3.02	(27.4)%	(71.0)%
Third quarter	10.17	4.20	3.04	(58.7)%	(70.1)%
Second quarter	10.24	4.92	3.96	(52.0)%	(61.3)%
First quarter	10.37	9.08	2.72	(12.4)%	(73.8)%
Fiscal Year Ended December 31, 2019
Fourth quarter	$11.23	$10.06	$8.69	(10.4)%	(22.6)%
Third quarter	11.52	10.55	9.83	(8.4)%	(14.7)%
Second quarter	11.89	10.65	10.19	(10.4)%	(14.3)%
First quarter	12.11	11.65	9.85	(3.8)%	(18.7)%
Fiscal Year Ended December 31, 2018
Fourth quarter	$12.30	$11.35	$9.32	(7.7)%	(24.2)%
Third quarter	12.33	11.41	10.60	(7.5)%	(14.0)%
Second quarter	12.52	10.61	10.04	(15.3)%	(19.8)%
First quarter	12.70	11.77	10.19	(7.3)%	(19.8)%
(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Calculated for each quarter as (i) NAV subtracted from the respective high or low closing share price divided by (ii) NAV.
*	NAV has not yet been finally determined for any day after December 31, 2020.
The last reported price for HCAP Common Stock on April 15, 2021 was $8.86 per share. As of April 12, 2021, HCAP had 15 stockholders of record. This does not include the number of stockholders that hold shares through banks or broker-dealers.

BUSINESS OF PTMN
The information in “Business” in Part I, Item 1 of PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference.
DETERMINATION OF NET ASSET VALUE OF PTMN
The information in “Business—Determination of Net Asset Value” in Part I, Item 1 of PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference.
REGULATION OF PTMN
The information in “Business—Regulation” in Part I, Item 1 of PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PTMN
The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference.

SENIOR SECURITIES OF PTMN
Information about PTMN’s senior securities is shown as of the dates indicated in the below table. This information about PTMN’s senior securities should be read in conjunction with PTMN’s audited and unaudited consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PTMN” as incorporated by reference herein. KPMG LLP’s report on the senior securities table as of December 31, 2020 and 2019 is included in their audit report on the consolidated financial statements, which are incorporated by reference herein. Ernst & Young LLP’s report on the senior securities table as of December 31, 2018, 2017 and 2016 is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part.
Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Involuntary Liquidating Preference per Unit(3)	Average Market Value per Unit(4)
	(dollars in thousands)
Senior securities payable
Fiscal 2011	$60,000	$4,009	—	N/A
Fiscal 2012	101,400	3,050	—	N/A
Fiscal 2013	192,592	2,264	—	N/A
Fiscal 2014	223,885	2,140	—	N/A
Fiscal 2015	208,049	2,025	—	N/A
Fiscal 2016	180,881	2,048	—	N/A
Fiscal 2017	104,407	2,713	—	N/A
Fiscal 2018	103,763	2,490	—	N/A
Fiscal 2019(5)	156,978	1,950	—	N/A
Fiscal 2020(6)	377,910	1,560	—	N/A
(1)	Total amount of each class of senior securities outstanding at the end of the period presented.
(2)
Asset coverage per unit is the ratio of the carrying value of PTMN’s total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.

(3)
The amount to which such class of senior security would be entitled upon the involuntary liquidation of the issuer in preference to any security junior to it. The “—” indicates information which the SEC expressly does not require to be disclosed for certain types of senior securities.

(4)
Not applicable, except with respect to the 7.375% Notes Due 2019 and the 6.125% Notes Due 2022, as other debt securities are not registered for public trading. For the years ended December 31, 2017, 2016, 2015, 2014, 2013 and for the period from October 17, 2012 (date of issuance) to December 31, 2012, the average market value per $1,000 of par value of the 7.375% Notes Due 2019 was $1,016.04, $1,000.00, $1,011.96, $1,037.72, $1,032.96 and $1,012.28, respectively. For the years-ended December 31, 2019 and 2018 and for the period from August 14, 2017 (date of issuance) to December 31, 2017, the average market value per $1,000 of par value of the 6.125% Notes Due 2022 was $1,009.93, $1,009.20 and $1,006.00, respectively. For the year ended December 31, 2020, the average market value per $1,000 of par value of the 6.125% Notes Due 2022 was $953.20. Average market value is computed by taking the daily average of the closing prices for the period.

(5)	As of December 31, 2019, the Total Amount Outstanding Exclusive of Treasury Securities consisted of 6.125% Notes Due 2022 of $77,407 and Revolving Credit Facilities of $79,571.
(6)
As of December 31, 2020, the Total Amount Outstanding Exclusive of Treasury Securities consisted of 6.125% Notes Due 2022 of $76,726, Revolving Credit Facilities of $49,321 and 2018-2 Secured Notes of $251,863.

PORTFOLIO COMPANIES OF PTMN
The following table sets forth certain information as of December 31, 2020 for each portfolio company in which PTMN had an investment. Percentages shown for class of securities held by PTMN represent percentage of the class owned and do not necessarily represent voting ownership or economic ownership. Percentages shown for equity securities other than warrants or options represent the actual percentage of the class of security held before dilution. Percentages shown for warrants and options held represent the percentage of class of security PTMN may own on a fully diluted basis assuming PTMN exercises its warrants or options. Each variable rate debt investment that is determined by a reference to LIBOR resets either monthly, quarterly, semi-annually or annually.
The PTMN Board approved the valuation of PTMN’s investment portfolio, as of December 31, 2020, at fair value as determined in good faith using a consistently applied valuation process in accordance with PTMN’s documented valuation policy that has been reviewed and approved by the PTMN Board, who also approve in good faith the valuation of such securities as of the end of each quarter. For more information relating to PTMN investments, see PTMN’s schedules of investments included in PTMN’s financial statements incorporated by reference in this proxy statement/prospectus.
Debt Securities Portfolio
Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
1A Smart Start LLC 500 E Dallas Rd #100, Grapevine, TX 76051 Consumer goods: Non-durable	(8)(14)(21)	Senior Secured Loan — First Lien Term Loan 5.8% Cash, 3 Month Libor (1.00%) + 4.75%; Libor Floor 1.00%, Due 8/27	10/28/2020	$2,094,750	$1,837,151	$2,102,176

Advanced Lighting Technologies, Inc. 7905 Cochran Road Suite 300 Glenwillow, OH 44139 Consumer goods: Durable	(5)(8)(13)	Junior Secured Loan — Second Lien Notes, 10.0% PIK, 3 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 10/23	6/13/2012	1,464,432	951,271	3,075

Advantage Capital Holdings LLC 415 Bedford Road - Suite 102 Pleasantville NY, 10570 Banking, Finance, Insurance & Real Estate	(8)(13)(14)(21)	Senior Secured Loan — Term Loan 5.0% Cash, 8.0% PIK, Due 1/25	2/14/2020	2,422,152	2,422,152	2,425,301

Advantage Capital Holdings LLC 415 Bedford Road - Suite 102 Pleasantville NY, 10570 Banking, Finance, Insurance & Real Estate	(8)(13)(21)	Senior Secured Loan — Delayed Draw Term Loan 5.0% Cash, 8.0% PIK, Due 1/25	2/14/2020	1,735,880	1,735,880	1,738,137

Advantage Capital Holdings LLC 415 Bedford Road - Suite 102 Pleasantville NY, 10570 Banking, Finance, Insurance & Real Estate	(8)(13)(21)	Senior Secured Loan — Delayed Draw Term Loan 5.0% Cash, 8.0% PIK, Due 1/25	2/14/2020	—	—	1,353

AIS Holdco, LLC 801 Crescent Center Drive Franklin, TN 37067 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan A 5.2% Cash, 3 Month Libor (0.21%) + 5.00%, Due 8/25	10/28/2020	2,562,205	2,054,605	2,341,855

Allied Universal Holdco LLC 161 Washington St, Suite 600, Conshohocken, PA 19428 Services: Business	(8)(14)(21)	Senior Secured Loan — Initial Term Loan 4.4% Cash, 1 Month Libor (0.15%) + 4.25%, Due 7/26	3/23/2020	5,156,518	4,229,619	5,142,312

AMCP Pet Holdings, Inc. 38281 Industrial Park Road, Lisbon, OH 44432 Beverage, Food and Tobacco	(8)(13)(14)(21)	Senior Secured Loan — Delayed Draw Term Loan 1.0% Cash, Due 10/26	12/9/2020	—	(19,849)	(20,000)

Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
AMCP Pet Holdings, Inc. 38281 Industrial Park Road, Lisbon, OH 44432 Beverage, Food and Tobacco	(8)(13)(14)(21)	Senior Secured Loan — First Lien Term Loan 7.3% Cash, 3 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 10/26	12/9/2020	5,000,000	4,900,755	4,900,000

AMCP Pet Holdings, Inc. 38281 Industrial Park Road, Lisbon, OH 44432 Beverage, Food and Tobacco	(8)(13)(21)	Senior Secured Loan — Revolving Loan 0.5% Cash, Due 10/26	12/9/2020	—	(19,972)	(20,000)

Analogic Corporation 8 Centennial Drive Peabody, MA 01960 Electronics	(8)(13)(14)	Senior Secured Loan — Revolver 0.5% Cash, Due 6/23	10/28/2020	—	0	(3,033)

Analogic Corporation 8 Centennial Drive Peabody, MA 01960 Electronics	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan A 6.3% Cash, 1 Month Libor (1.00%) + 5.25%; Libor Floor 1.00%, Due 6/24	10/28/2020	3,555,811	3,103,457	3,502,474

Anthem Sports & Entertainment Inc. 8269 E. 23rd Ave Denver, CO 80238 Media: Broadcasting & Subscription	(8)(13)(14)(21)	Senior Secured Loan — Term Loan 7.8% Cash, 2.8% PIK, 3 Month Libor (1.00%) + 6.75%; Libor Floor 1.00%, Due 9/24	9/9/2019	3,592,120	3,495,363	3,486,871

Anthem Sports & Entertainment Inc. 8269 E. 23rd Ave Denver, CO 80238 Media: Broadcasting & Subscription	(8)(13)(21)	Senior Secured Loan — Revolving Loan 10.5% Cash, 3 Month Libor (1.00%) + 9.50%; Libor Floor 1.00%, Due 9/24	9/9/2019	416,667	385,912	384,925

Ascensus Specialties LLC 2821 Northrup Way, Suite 275 Bellevue, WA 98004 Chemicals, Plastics & Rubber	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 4.9% Cash, 1 Month Libor (0.15%) + 4.75%, Due 9/26	10/28/2020	1,703,780	1,435,922	1,697,135

Athos Merger Sub LLC 520 US-22, Bridgewater Township, NJ 08807 Services: Business	(8)(14)	Senior Secured Loan — First Lien Term Loan 5.1% Cash, 1 Month Libor (0.15%) + 5.00%, Due 7/26	10/28/2020	1,329,088	1,142,784	1,312,474

BJ Services, LLC 11211 FM 2920 Rd. Tomball, TX 77375 Energy: Oil & Gas	(8)(13)(14)	Senior Secured Loan — First Out Term Loan 8.5% Cash, 3 Month Libor (1.50%) + 7.00%; Libor Floor 1.50%, Due 1/23	10/28/2020	3,573,631	3,094,158	3,540,397

BMC Acquisition, Inc. 12404 Park Central Drive, Suite 400S Dallas, TX, 75251 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — Initial Term Loan 6.3% Cash, 6 month Libor (1.00%) + 5.25%; Libor Floor 1.00%, Due 12/24	1/2/2018	2,910,000	2,909,020	2,878,863

Bristol Hospice 206 North 2100 West, Ste 202, Salt Lake City, UT 84116 Healthcare & Pharmaceuticals	(8)(13)(14)(21)	Senior Secured Loan — Delayed Draw Term Loan 1.0% Cash, Due 12/26	12/22/2020	—	(8,182)	(8,219)

Bristol Hospice 206 North 2100 West, Ste 202, Salt Lake City, UT 84116 Healthcare & Pharmaceuticals	(8)(13)(14)(21)	Senior Secured Loan — Unitranche 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 12/26	12/22/2020	2,178,082	2,134,719	2,134,521

C.P. Converters, Inc. 15 Grumbacher Rd, York, PA 17406 Chemicals, Plastics & Rubber	(8)(13)(14)	Senior Secured Loan — Seventh Amendment Acquisition Loan 7.5% Cash, 1 Month Libor (1.00%) + 6.50%; Libor Floor 1.00%, Due 6/23	6/26/2020	2,962,500	2,901,315	2,918,063

Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
Carestream Health, Inc. 150 Verona Street, Rochester, NY 14608 Healthcare & Pharmaceuticals	(8)(13)(14)	Junior Secured Loan — 2023 Extended Term Loan (Second Lien) 5.5% Cash, 8.0% PIK, 6 month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 8/23	5/8/2020	1,629,516	1,454,610	1,394,866

Centric Brands Inc. 350 Fifth Ave, Empire State Building, 6th Floor New York, NY 10118 Machinery (Non-Agrclt/Constr/Electr)	(8)(13)(14)	Senior Secured Loan — Revolver 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 10/24	10/28/2020	403,134	333,931	367,420

Centric Brands Inc. 350 Fifth Ave, Empire State Building, 6th Floor New York, NY 10118 Machinery (Non-Agrclt/Constr/Electr)	(8)(13)(14)(20)	Senior Secured Loan — First Lien Last Out Term Loan, 10.0% PIK, Due 10/25	10/28/2020	7,989,577	6,378,529	6,825,496

Child Development Schools, Inc. 6053 Veterans Pkwy, Bldg 300, Columbus, GA 31909 Services: Consumer	(8)(13)(14)	Senior Secured Loan — Term Loan 5.3% Cash, 3 Month Libor (1.00%) + 4.25%; Libor Floor 1.00%, Due 5/23	6/6/2018	4,246,226	4,241,127	4,198,243

Chloe Ox Parent, LLC 4055 Valley View Ln Ste 400 Dallas, TX 75244 Services: Business	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 12/24	10/28/2020	1,837,439	1,552,347	1,752,917

Circustrix Holdings, LLC 42 West Center Street, Suite 301 Provo, UT 84603 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan B, 7.8% PIK, Due 1/22	10/28/2020	6,319,500	4,455,164	4,194,884

Coinamatic Canada Inc. 301 Matheson Blvd West, Mississauga, ON, L5R 3G3, Canada Consumer goods: Durable	(3)(13)(14)	Junior Secured Loan — Initial Canadian Term Loan (Second Lien) 8.0% Cash, 1 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 5/23	12/18/2019	521,646	467,075	487,217

Colibri Group, LLC McKissock, LLC 218 Liberty Street, Warren, PA 16365 Services: Business	(8)(13)(14)(20)(21)	Senior Secured Loan — Last out DDTL 9.1% Cash, 3 Month Libor (1.00%) + 8.05%; Libor Floor 1.00%, Due 5/25	3/31/2020	932,983	927,022	932,983

Colibri Group, LLC McKissock, LLC 218 Liberty Street, Warren, PA 16365 Services: Business	(8)(13)(14)(20)(21)	Senior Secured Loan — Last Out Term Loan 9.1% Cash, 3 Month Libor (1.00%) + 8.05%; Libor Floor 1.00%, Due 5/25	3/31/2020	6,033,990	5,995,440	6,033,990

Colibri Group, LLC McKissock, LLC 218 Liberty Street, Warren, PA 16365 Services: Business	(8)(13)(14)(20)(21)	Senior Secured Loan — Last Out Second Amendment TL 9.1% Cash, 3 Month Libor (1.00%) + 8.05%; Libor Floor 1.00%, Due 5/25	3/31/2020	690,407	685,996	690,407

Convergeone Holdings Corp. 10900 Nesbitt Avenue South Bloomington, MN 55437 Electronics	(8)(14)	Senior Secured Loan — First Lien Term Loan 5.1% Cash, 1 Month Libor (0.15%) + 5.00%, Due 1/26	10/28/2020	2,168,026	1,740,712	2,054,204

CSM Bakery Solutions Limited (fka CSM Bakery Supplies Limited) 2711 Centerville Road, Suite 400, Wilmington, DE 19808 Beverage, Food and Tobacco	(8)(14)	Senior Secured Loan — Term Loan (First Lien) 7.3% Cash, 3 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 1/22	6/11/2020	1,265,625	1,248,537	1,251,577

Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
CSM Bakery Solutions Limited (fka CSM Bakery Supplies Limited) 2711 Centerville Road, Suite 400, Wilmington, DE 19808 Beverage, Food and Tobacco	(8)(13)(14)	Junior Secured Loan — Term Loan (Second Lien) 8.8% Cash, 3 Month Libor (1.00%) + 7.75%; Libor Floor 1.00%, Due 2/22	6/11/2020	3,083,490	3,086,814	2,988,519

Datalink, LLC 14055 Riveredge Dr Ste 600, Tampa, FL 33637 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 7.3% Cash, 3 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 11/26	11/23/2020	2,975,000	2,894,347	2,893,188

Datalink, LLC 14055 Riveredge Dr Ste 600, Tampa, FL 33637 Healthcare & Pharmaceuticals	(8)(13)	Senior Secured Loan — Delayed Draw Term Loan (First Lien) 1.0% Cash, Due 11/26	11/23/2020	—	(14,180)	(14,438)

Deliver Buyer, Inc. 131 Griffin Way, Mount Washington, KY 40047 Capital Equipment	(8)(13)(14)	Senior Secured Loan — Incremental Term Loan (First Lien) 7.3% Cash, 3 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 5/24	7/1/2020	2,892,750	2,816,722	2,872,790

Digitran Innovations B.V. (Pomeroy Solutions Holding Company, Inc.) Jachthavenweg 109 H, Amsterdam, 1081 KM, Netherlands High Tech Industries	(5)(8)(13)	Senior Secured Loan — Senior Term Loan B, 7.0% PIK, Due 5/25	5/29/2020	1,484,979	1,092,213	748,132

Digitran Innovations B.V. (Pomeroy Solutions Holding Company, Inc.) Jachthavenweg 109 H, Amsterdam, 1081 KM, Netherlands High Tech Industries	(8)(13)	Senior Secured Loan — Super Senior Term Loan B 2.0% Cash, 7.0% PIK, Due 5/25	5/29/2020	959,944	943,862	940,745

Digitran Innovations B.V. (Pomeroy Solutions Holding Company, Inc.) Jachthavenweg 109 H, Amsterdam, 1081 KM, Netherlands High Tech Industries	(3)(13)	Senior Secured Loan — EUR Term Loan A, 5.0% PIK, Due 7/25	5/11/2020	324,350	285,676	268,222

Digitran Innovations B.V. (Pomeroy Solutions Holding Company, Inc.) Jachthavenweg 109 H, Amsterdam, 1081 KM, Netherlands High Tech Industries	(8)(13)	Senior Secured Loan — Senior Term Loan A, 5.0% PIK, Due 5/25	5/29/2020	1,467,506	1,074,740	1,063,942

DMT Solutions Global Corporation 37 Executive Drive Danbury, CT 06810 Electronics	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 7.2% Cash, 3 Month Libor (0.24%) + 7.00%, Due 7/24	10/28/2020	6,381,442	5,158,548	6,142,138

Drilling Info Holdings, Inc. 2901 Via Fortuna #200 Austin, TX 78746 High Tech Industries	(8)(14)(21)	Senior Secured Loan — 2019 Delayed Draw Term Loan (First Lien) 2.0% Cash, Due 7/25	6/27/2019	—	(1,375)	(10,621)

Drilling Info Holdings, Inc. 2901 Via Fortuna #200 Austin, TX 78746 High Tech Industries	(8)(14)(21)	Senior Secured Loan — Initial Term Loan (First Lien) 4.4% Cash, 1 Month Libor (0.15%) + 4.25%, Due 7/25	6/27/2019	465,621	465,621	452,042

Drilling Info Holdings, Inc. 2901 Via Fortuna #200 Austin, TX 78746 High Tech Industries	(8)(13)(14)(21)	Senior Secured Loan — 2020 Term Loan (First Lien) 4.7% Cash, 1 Month Libor (0.15%) + 4.50%, Due 7/25	2/14/2020	992,500	988,340	947,838

Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
Electronics for Imaging, Inc. 6750 Dumbarton Circle Fremont, CA 94555 Electronics	(8)(14)	Senior Secured Loan — First Lien Term Loan 5.2% Cash, 1 Month Libor (0.15%) + 5.00%, Due 7/26	10/28/2020	2,181,735	1,639,163	1,875,605

ELO Touch Solutions, Inc. 670 N. McCarthy Blvd. Milpitas, CA 95035 High Tech Industries	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 6.6% Cash, 1 Month Libor (0.15%) + 6.50%, Due 12/25	10/28/2020	2,665,527	2,267,328	2,632,741

Emtec, Inc. 555 East Lancaster Ave., Suite 510 Radnor, PA 19087 Services: Business	(8)(13)	Senior Secured Loan — First Lien Term Loan A 10.0% Cash, 1 Month Libor (1.50%) + 8.50%; Libor Floor 1.50%, Due 8/21	10/28/2020	2,395,175	2,138,552	2,377,690

Emtec, Inc. 555 East Lancaster Ave., Suite 510 Radnor, PA 19087 Services: Business	(5)(8)(13)	Senior Secured Loan — First Lien Term Loan B, 10.3% PIK, Due 8/21	10/28/2020	1,734,498	1,394,239	1,620,368

Energy Acquisition Lp One City Place Drive Suite 450 St Louis, MO 63141 Electronics	(14)	Senior Secured Loan — First Lien Term Loan 4.4% Cash, 1 Month Libor (0.15%) + 4.25%, Due 6/25	10/28/2020	4,887,218	3,940,620	4,752,820

Ensono, LP 3333 Finley Road Downers Grove, IL 60515 Telecommunications	(8)(13)(14)	Junior Secured Loan — Term Loan (Second Lien) 9.4% Cash, 1 Month Libor (0.15%) + 9.25%, Due 6/26	12/18/2019	1,700,000	1,530,845	1,648,660

Evergreen North America Acquisition, LLC 704-C Old Undewood Rd. La Porte, Texas 77571 Environmental Industries	(8)(13)(14)	Senior Secured Loan — Term Loan 6.0% Cash, 6 month Libor (1.00%) + 5.00%; Libor Floor 1.00%, Due 6/22	6/21/2016	975,366	976,863	963,174

Firstlight Holdco Inc. 491 Lisbon Street Lewistown, ME 04240 Telecommunications	(8)(13)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 7.7% Cash, 1 Month Libor (0.15%) + 7.50%, Due 7/26	12/18/2019	400,000	362,000	383,000

Fusion Connect, Inc. 420 Lexington Ave., Suite 1718 New York, NY 10170 Telecommunications	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan B 10.0% Cash, 6 month Libor (2.00%) + 8.00%; Libor Floor 2.00%, Due 7/25	10/28/2020	2,964,925	1,730,558	1,885,989

Geo Parent Corporation 4475 E 74th Ave, Suite 100, Commerce City, CO 80022 Media: Advertising, Printing & Publishing	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 5.4% Cash, 1 Month Libor (0.15%) + 5.25%, Due 12/25	10/28/2020	3,290,011	2,830,592	3,170,254

GI Revelation Acquisition LLC 283 Greenwich Ave, Greenwich, CT 06830 Services: Business	(8)(13)(14)(21)	Senior Secured Loan — Initial Term Loan (First Lien) 5.2% Cash, 1 Month Libor (0.15%) + 5.00%, Due 4/25	5/22/2020	3,902,444	3,490,451	3,629,663

GK Holdings, Inc. 9000 Regency Parkway Suite 400, Cary, NC 27518 Services: Business	(5)(8)(13)	Junior Secured Loan — Initial Term Loan (Second Lien) 13.3% Cash, 3 Month Libor (1.00%) + 12.25%; Libor Floor 1.00%, Due 1/22	1/30/2015	1,500,000	1,495,464	839,100

Global Integrated Flooring Systems Inc. 3700 32nd Street SE Grand Rapids, MI 49512 Consumer goods: Durable	(8)(13)	Senior Secured Loan — Revolver 0.8% Cash, Due 2/23	10/28/2020	—	(0)	(42,857)

Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
Global Integrated Flooring Systems Inc. 3700 32nd Street SE Grand Rapids, MI 49512 Consumer goods: Durable	(8)(13)	Senior Secured Loan — First Lien Term Loan 9.5% Cash, 3 Month Libor (1.25%) + 8.25%; Libor Floor 1.25%, Due 2/23	10/28/2020	6,412,500	4,110,863	3,851,348

Global Tel*Link Corporation 12021 Sunset Hills Road, Suite 100, Reston, VA 20190 Telecommunications	(8)(14)	Junior Secured Loan — Loan (Second Lien) 8.4% Cash, 1 Month Libor (0.15%) + 8.25%, Due 11/26	5/21/2013	1,500,000	1,481,015	1,062,000

Gruden Acquisition, Inc. 601 Lexington Avenue Suite 53 New York, NY 10022 Transportation: Cargo	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 8/22	10/28/2020	2,414,315	2,071,047	2,404,658

Grupo HIMA San Pablo, Inc. P.O. Box 4980 Caguas, PR 00726 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — Term B Loan (First Lien) 10.5% Cash, 3 Month Libor (1.50%) + 9.00%; Libor Floor 1.50%, Due 1/18	1/30/2013	2,702,232	2,702,232	2,418,498

Grupo HIMA San Pablo, Inc. P.O. Box 4980 Caguas, PR 00726 Healthcare & Pharmaceuticals	(5)(8)(13)	Junior Secured Loan — Term Loan (Second Lien) 13.8% Cash, Due 7/18	1/30/2013	7,191,667	7,191,667	199,209

Hayward Industries, Inc. 620 Division Street, Elizabeth, NJ 07207 Consumer goods: Durable	(8)(13)(14)	Junior Secured Loan — Initial Loan (Second Lien) 8.4% Cash, 1 Month Libor (0.15%) + 8.25%; Libor Floor 0.00%, Due 8/25	12/18/2019	2,159,333	1,893,917	2,107,077

HDC/HW Intermediate Holdings, LLC 211 Wacker Dr., Suite 900E Chicago, IL 60606 High Tech Industries	(8)(13)(14)	Senior Secured Loan — Revolver 8.5% Cash, 3 Month Libor (1.00%) + 7.50%; Libor Floor 1.00%, Due 12/23	10/28/2020	669,722	561,785	632,486

HDC/HW Intermediate Holdings, LLC 211 Wacker Dr., Suite 900E Chicago, IL 60606 High Tech Industries	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan A 8.5% Cash, 3 Month Libor (1.00%) + 7.50%; Libor Floor 1.00%, Due 12/23	10/28/2020	6,596,764	5,533,583	6,229,984

Helix Acquisition Holdings, Inc. 9501 Technology Boulevard, Suite 401, Rosemont, IL 60018 Metals & Mining	(8)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 8.3% Cash, 3 Month Libor (0.25%) + 8.00%, Due 9/25	12/18/2019	1,400,000	1,219,188	1,326,500

Hoffmaster Group, Inc. 2920 N. Main Street P.O. Box 2038 Oshkosh, WI 54903 Forest Products & Paper	(8)(13)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 10.5% Cash, 3 Month Libor (1.00%) + 9.50%; Libor Floor 1.00%, Due 11/24	5/6/2014	1,600,000	1,576,633	1,270,880

Holley Purchaser, Inc. 1801 Russellville Rd. Bowling Green, KY 42101 Banking, Finance, Insurance & Real Estate	(8)(14)	Senior Secured Loan — First Lien Term Loan A 5.2% Cash, 3 Month Libor (0.21%) + 5.00%, Due 10/25	10/28/2020	6,487,528	5,528,001	6,339,547

Idera, Inc. 2950 North Loop Freeway West Suite 700, Houston, TX 77042 High Tech Industries	(8)(13)(14)(21)	Junior Secured Loan — Loan (Second Lien) 10.0% Cash, 6 Month Libor (1.00%) + 9.00%; Libor Floor 1.00%, Due 6/27	6/27/2019	7,500,000	7,408,450	7,344,000

Infobase Holdings, Inc. 132 West 31st Street New York, NY 10001 High Tech Industries	(8)(13)(14)	Senior Secured Loan — Term Loan 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 12/22	12/13/2017	1,850,000	1,841,858	1,850,000

Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
Infobase Holdings, Inc. 132 West 31st Street New York, NY 10001 High Tech Industries	(8)(13)(14)	Senior Secured Loan — Term Loan (add on) 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 12/22	12/13/2017	1,961,372	1,952,741	1,961,373

Institutional Shareholder Services Inc. 702 King Farm Boulevard, Suite 400 Rockville, MD 20850 Banking, Finance, Insurance & Real Estate	(8)(14)	Senior Secured Loan — First Lien Term Loan 4.8% Cash, 3 Month Libor (0.25%) + 4.50%, Due 3/26	10/28/2020	4,769,657	4,022,186	4,751,771

Intermedia Holdings, Inc. 825 East Middlefield Road, Mountain View, CA 94043 High Tech Industries	(8)(14)	Senior Secured Loan — First Lien Term Loan A 7.0% Cash, 1 Month Libor (1.00%) + 6.00%; Libor Floor 1.00%, Due 7/25	10/28/2020	2,695,439	2,349,230	2,693,336

Janus International Group, LLC 135 Janus International Blvd. Temple, GA 30179 Construction & Building	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan B 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 2/25	10/28/2020	2,193,340	1,889,233	2,152,544

Keeco, LLC 30736 Wiegman Road Hayward, CA 94544 Consumer goods: Durable	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan A 9.5% Cash, 0.5% PIK, 1 Month Libor (1.75%) + 7.75%; Libor Floor 1.75%, Due 3/24	10/28/2020	5,627,336	4,717,415	5,571,062

Lifescan Global Corporation 360 North Crescent Drive, Beverly Hills, CA 90210 Healthcare & Pharmaceuticals	(8)(14)	Senior Secured Loan — First Lien Term Loan A 6.2% Cash, 3 Month Libor (0.24%) + 6.00%, Due 10/24	10/28/2020	3,233,554	2,674,220	3,089,063

Location Services Holdings, LLC 3923 Ranchero Drive Ann Arbor, MI 48108 Services: Business	(8)(13)(14)(21)	Senior Secured Loan — Revolving Credit 7.8% Cash, 1 Month Libor (1.00%) + 6.75%; Libor Floor 1.00%, Due 5/21	11/7/2019	2,291,667	2,270,203	2,197,917

Luminii LLC 7777 N. Merrimac Avenue Niles, IL 60714 Construction & Building	(8)(13)(14)	Senior Secured Loan — Revolver 7.3% Cash, 3 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 4/23	10/28/2020	343,473	300,180	326,729

Luminii LLC 7777 N. Merrimac Avenue Niles, IL 60714 Construction & Building	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan B 7.3% Cash, 3 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 4/23	10/28/2020	7,134,945	6,235,604	6,903,059

Mag Ds Corp. 12730 Fair Lakes Circle, Suite 600, Fairfax, VA 22033 Aerospace and Defense	(8)(13)(14)(21)	Senior Secured Loan — First Lien Term Loan 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 4/27	10/28/2020	3,990,000	3,327,258	3,803,268

Maxor National Pharmacy Services, LLC 320 S. Polk St., Suite 100 Amarillo, TX 79101 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan B 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 11/23	10/28/2020	8,532,796	7,439,057	8,453,441

Maxor National Pharmacy Services, LLC 320 S. Polk St., Suite 100 Amarillo, TX 79101 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — Revolver 0.5% Cash, Due 11/22	10/28/2020	—	(0)	(5,441)

Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
McNally Industries, LLC 401 City Avenue Bala Cynwyd, PA 19004 Consumer goods: Durable	(8)(13)	Senior Secured Loan — Delayed Draw Term Loan (First Lien) 7.3% Cash, 1 Month Libor (1.50%) + 5.75%; Libor Floor 1.50%, Due 8/24	10/28/2020	49,147	42,989	49,024

McNally Industries, LLC 401 City Avenue Bala Cynwyd, PA 19004 Consumer goods: Durable	(8)(13)	Senior Secured Loan — Revolver 0.5% Cash, Due 8/24	10/28/2020	—	(5,507)	(125)

McNally Industries, LLC 401 City Avenue Bala Cynwyd, PA 19004 Consumer goods: Durable	(8)(13)	Senior Secured Loan — First Lien Term Loan 7.3% Cash, 1 Month Libor (1.50%) + 5.75%; Libor Floor 1.50%, Due 8/24	10/28/2020	6,770,625	5,922,332	6,753,698

Ministry Brands, LLC 14488 Old Stage Rd, Lenoir City, TN 37772 Electronics	(8)(13)(14)	Junior Secured Loan — April 2018 Incremental Term Loan (Second Lien) 9.0% Cash, 3 Month Libor (1.00%) + 8.00%; Libor Floor 1.00%, Due 6/23	12/18/2019	6,000,000	5,555,131	5,722,800

Mother's Market & Kitchen, Inc. 100 Kalmus Drive Costa Mesa, CA 92626 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 6.8% Cash, 3 Month Libor (1.25%) + 5.50%; Libor Floor 1.25%, Due 7/23	10/28/2020	6,954,470	6,070,606	6,841,807

MountainTop Financial, LLC 1100 Peachtree St NE #200, Atlanta, GA 30309 Transportation: Cargo	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan A 8.5% Cash, 3 Month Libor (1.50%) + 7.00%; Libor Floor 1.50%, Due 3/24	10/28/2020	6,379,954	5,584,923	6,353,158

MSM Acquisitions, Inc. 800 Concar Drive, Suite 100, San Mateo, CA 94402 Services: Business	(8)(13)(14)	Senior Secured Loan — Delayed Draw Term Loan (First Lien) 1.0% Cash, Due 6/22	12/31/2020	—	7,339	7,353

MSM Acquisitions, Inc. 800 Concar Drive, Suite 100, San Mateo, CA 94402 Services: Business	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 7.0% Cash, 1 Month Libor (1.00%) + 6.00%; Libor Floor 1.00%, Due 1/26	12/31/2020	7,058,824	6,970,629	6,970,588

Nasco Healthcare Inc. 96 Cimmings Point Road, Stamford, CT 06902 Healthcare, Education and Childcare	(8)(13)(14)(21)	Senior Secured Loan — Term Loan 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 6/21	5/22/2020	4,509,119	4,220,080	4,285,015

Navex Topco, Inc. 6000 Meadows Road, Suite 200, Lake Oswego, OR 97035 Electronics	(8)(13)(14)(18)(21)	Junior Secured Loan — Initial Term Loan (Second Lien) 7.2% Cash, 1 Month Libor (0.15%) + 7.00%, Due 9/26	12/4/2018	7,700,000	7,222,712	7,488,250

Naviga Inc. 7900 International Dr., Suite 800 Bloomington, MN 55425 Services: Business	(8)(13)(14)	Senior Secured Loan — Delayed Draw Term Loan 8.0% Cash, 3 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 12/22	10/28/2020	461,859	401,461	455,532

Naviga Inc. 7900 International Dr., Suite 800 Bloomington, MN 55425 Services: Business	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 8.0% Cash, 3 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 12/22	10/28/2020	411,227	321,598	401,837

Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
Naviga Inc. 7900 International Dr., Suite 800 Bloomington, MN 55425 Services: Business	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 8.0% Cash, 3 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 12/22	10/28/2020	5,050,283	4,389,994	4,981,094

Novetta Solutions, LLC 7921 Jones Branch Drive McLean, VA 22102 High Tech Industries	(8)(14)	Senior Secured Loan — First Lien Term Loan 6.0% Cash, 3 Month Libor (1.00%) + 5.00%; Libor Floor 1.00%, Due 10/22	10/28/2020	1,943,730	1,677,869	1,939,678

Orbit Purchaser LLC 333 Thornall Street, 7th Floor Edison, NJ 08837 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — Incremental First Lien Term Loan 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 10/24	10/28/2020	1,539,869	1,339,929	1,527,242

Orbit Purchaser LLC 333 Thornall Street, 7th Floor Edison, NJ 08837 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 10/24	10/28/2020	2,548,122	2,211,950	2,527,227

Orbit Purchaser LLC 333 Thornall Street, 7th Floor Edison, NJ 08837 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — Delayed Draw Term Loan 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 10/24	10/28/2020	745,098	648,353	738,988

Phoenix Guarantor Inc. 805 North Whittington Parkway, Louisville, KY 40222 Healthcare & Pharmaceuticals	(8)(13)(14)	Junior Secured Loan — Term Loan Second Lien 9.3% Cash, 1 Month Libor (1.00%) + 8.25%; Libor Floor 1.00%, Due 3/27	12/18/2019	1,200,000	1,100,239	1,179,480

Pinstripe Holdings, LLC 200 S Executive Drive, Suite 400, Brookfield, WI 53005 Services: Business	(8)(13)(14)	Senior Secured Loan — Initial Term Loan 6.3% Cash, 6 month Libor (0.27%) + 6.00%, Due 1/25	1/17/2019	4,912,500	4,845,938	4,620,206

PromptCare Companies, The 41 Spring Street New Providence, NJ 07974 Healthcare & Pharmaceuticals	(8)(13)(14)(21)	Senior Secured Loan — Second Delayed Draw Term Loan 1.0% Cash, Due 12/25	2/20/2020	—	(2,326)	(4,091)

PromptCare Companies, The 41 Spring Street New Providence, NJ 07974 Healthcare & Pharmaceuticals	(8)(13)(14)(21)	Senior Secured Loan — Term Loan 6.3% Cash, 1 Month Libor (1.00%) + 5.25%; Libor Floor 1.00%, Due 12/25	2/20/2020	3,870,000	3,837,015	3,840,975

PromptCare Companies, The 41 Spring Street New Providence, NJ 07974 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — First Delayed Draw Term Loan 6.3% Cash, 1 Month Libor (1.00%) + 5.25%; Libor Floor 1.00%, Due 12/25	2/20/2020	540,000	535,398	535,950

PSC Industrial Holdings Corp. 5151 San Felipe, Ste. 1100, Houston, TX 77056 Environmental Industries	(8)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 9.5% Cash, 1 Month Libor (1.00%) + 8.50%; Libor Floor 1.00%, Due 10/25	10/5/2017	3,000,000	2,962,901	2,622,495

PVHC Holding Corp 5711 Old Buncombe Road, Greenville, SC 29609 Containers, Packaging and Glass	(8)(13)(14)	Senior Secured Loan — Initial Term Loan 5.8% Cash, 3 Month Libor (1.00%) + 4.75%; Libor Floor 1.00%, Due 8/24	8/10/2018	2,815,200	2,806,740	2,502,994

Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
Q Holding Company (fka Lex Precision Corp) 32125 Solon Road, Suite 100 Solon, OH 44139 Chemicals, Plastics & Rubber	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 6.0% Cash, 3 Month Libor (1.00%) + 5.00%; Libor Floor 1.00%, Due 12/23	10/28/2020	2,379,005	1,917,038	2,234,599

Qualtek USA, LLC 600 First Avenue, Suite 600 King of Prussia, PA 19406 High Tech Industries	(8)(14)	Senior Secured Loan — First Lien Term Loan 7.3% Cash, 3 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 7/25	10/28/2020	5,660,358	4,507,974	5,358,491

RA Outdoors, LLC 717 N. Harwood St., Suite 2300 Dallas, TX 75201 Services: Business	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 5.8% Cash, 3 Month Libor (1.00%) + 4.75%; Libor Floor 1.00%, Due 9/24	10/28/2020	7,206,556	6,272,077	7,139,535

Radiology Partners, Inc 2101 El Segundo Boulevard, Suite 401, El Segundo, CA 90245 Healthcare & Pharmaceuticals	(8)(14)(21)	Senior Secured Loan — Term B Loan (First Lien) 5.3% Cash, 12 Month Libor (1.04%) + 4.25%, Due 7/25	3/24/2020	7,000,000	5,845,451	6,900,845

Radius Aerospace, Inc. 5425 Wisconsin Avenue, Suite 200, Chevy Chase, MD 20815 Aerospace and Defense	(8)(13)(14)	Senior Secured Loan — Initial Term Loan 6.8% Cash, 3 Month Libor (1.00%) + 5.75%; Libor Floor 1.00%, Due 3/25	6/27/2019	6,877,500	6,801,385	6,351,371

Ravn Air Group, Inc. 4700 Old International Airport Road, Anchorage, AK 99502 Aerospace and Defense	(5)(8)(13)	Senior Secured Loan — Initial Term Loan 6.0% Cash, Due 7/21	7/29/2015	1,015,351	247,543	225,306

Ritedose Holdings I, Inc One Technology Circle Columbia, SC 29203 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — Revolver 0.5% Cash, Due 9/23	10/28/2020	—	(0)	(1,988)

Ritedose Holdings I, Inc One Technology Circle Columbia, SC 29203 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 7.5% Cash, 3 Month Libor (1.00%) + 6.50%; Libor Floor 1.00%, Due 9/23	10/28/2020	7,457,779	6,506,876	7,430,185

Riverside Fund V, L.P. 699 Boylston Street, Boston MA 02116 Banking, Finance, Insurance & Real Estate	(13)(21)	Senior Secured Loan — Term Loan 9.5% Cash, Due 3/21	10/28/2020	2,500,000	2,475,000	2,475,000

Robertshaw US Holding Corp. 1222 Hamilton Parkway Itasca, IL 60143 Capital Equipment	(8)(13)	Junior Secured Loan — Initial Term Loan (Second Lien) 9.0% Cash, 1 Month Libor (1.00%) + 8.00%; Libor Floor 1.00%, Due 2/26	2/15/2018	3,000,000	2,980,618	2,393,100

Roscoe Medical, Inc. 21973 Commerce Parkway, Strongsville, OH 44149 Healthcare & Pharmaceuticals	(8)(13)	Junior Secured Loan — Term Loan (Second Lien) 11.3% Cash, Due 3/21	3/26/2014	8,201,777	8,199,552	7,894,210

Safe Fleet Holdings LLC 6800 East 163rd Street, Belton, MO 64012 Automotive	(8)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 7.8% Cash, 6 month Libor (1.00%) + 6.75%; Libor Floor 1.00%, Due 2/26	12/18/2019	700,000	624,061	616,875

San Vicente Capital LLC 11 726 San Vicente Blvd., Suite 300 Los Angeles, CA 90049 Telecommunications	(8)(13)(14)(21)	Senior Secured Loan — Term Loan 9.5% Cash, 3 Month Libor (1.50%) + 8.00%; Libor Floor 1.50%, Due 6/25	6/10/2020	3,000,000	2,960,051	3,003,900

Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
SCSG EA Acquisition Company, Inc. 1 American Center, 3100 West End Avenue, Suite 150 Nashville, TN 37203 Healthcare & Pharmaceuticals	(8)(13)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 9.3% Cash, 3 Month Libor (1.00%) + 8.25%; Libor Floor 1.00%, Due 9/24	8/18/2017	6,000,000	5,968,089	5,761,200

Shipston Group, U.S., Inc. 22122 Telegraph Rd Southfield, MI 48033 Automotive	(8)(13)(14)(20)	Senior Secured Loan — First Lien Term Loan 7.5% Cash, 2.4% PIK, 1 Month Libor (1.25%) + 8.65%; Libor Floor 1.25%, Due 9/23	10/28/2020	6,299,241	5,355,206	6,124,122

Smartronix, Inc, 23540 Cottonwood Pkwy, California, MD 20619 Services: Business	(8)(13)(14)(21)	Senior Secured Loan — Initial Term Loan 7.5% Cash, 3 Month Libor (1.50%) + 6.00%; Libor Floor 1.50%, Due 12/25	5/1/2020	4,962,406	4,742,756	4,815,519

Sundance Holdings Group, LLC 3865 W 2400 S West Valley City, UT 84120-7212 Retail	(8)(13)(14)(20)	Senior Secured Loan — First Lien Term Loan 7.2% Cash, 2.0% PIK, 3 Month Libor (1.00%) + 6.23%; Libor Floor 1.00%, Due 5/24	10/28/2020	6,768,583	5,790,208	6,597,338

Surgical Specialties Corporation (Us), Inc. 247 Station Drive, Suite NE1 Westwood, MA 02090 Healthcare & Pharmaceuticals	(3)(13)(14)	Senior Secured Loan — First Lien Term Loan 5.2% Cash, 1 Month Libor (0.15%) + 5.00%, Due 5/25	10/28/2020	4,341,432	3,483,355	3,963,727

Tailwind Randys, LLC 485 Lexington Avenue, New York, NY 10017 Automotive	(8)(13)(14)	Senior Secured Loan — Initial Term Loan 6.0% Cash, 3 Month Libor (1.00%) + 5.00%; Libor Floor 1.00%, Due 5/25	6/27/2019	4,925,000	4,860,904	4,910,717

Tank Partners Equipment Holdings LLC 575 Fifth Avenue 14th Floor, New York NY 10017 Energy: Oil & Gas	(5)(8)(13)	Senior Unsecured Bond — 10.000% - 02/2022 – Tank Convert 0.0% Cash, 10.0% PIK, Due 2/22	2/15/2019	481,051	416,170	207,766

Tex-Tech Industries, Inc. One City Center, 11th Floor, Portland, ME 04101 Textiles and Leather	(8)(13)(14)	Junior Secured Loan — Term Loan (Second Lien) 10.0% Cash, 1 Month Libor (1.00%) + 9.00%; Libor Floor 1.00%, Due 8/24	8/24/2017	12,508,000	12,415,194	10,860,696

The Cook & Boardman Group, LLC 3916 Westpoint Blvd. Winston-Salem, NC 27103 Construction & Building	(8)(14)	Senior Secured Loan — First Lien Term Loan 6.8% Cash, 3 Month Libor (1.00%) + 5.75%; Libor Floor 1.00%, Due 10/25	10/28/2020	1,635,880	1,377,740	1,564,311

The Edelman Financial Center, LLC 4000 Legato Road, 9th Floor Fairfax, VA 22033 Banking, Finance, Insurance & Real Estate	(8)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 6.9% Cash, 1 Month Libor (0.11%) + 6.75%, Due 7/26	12/18/2019	300,000	272,637	302,250

Theragenics Corp 5203 Bristol Industrial Way Buford, GA 30518 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan B 9.0% Cash, 3 Month Libor (1.00%) + 8.00%; Libor Floor 1.00%, Due 5/24	10/28/2020	8,212,500	7,015,358	7,971,052

TLE Holdings, LLC 210 Hillsboro Technology Drive, Deerfield Beach, FL 33441 Healthcare, Education and Childcare	(8)(13)(14)(21)	Senior Secured Loan — Initial Term Loan 7.0% Cash, 6 month Libor (1.00%) + 6.00%; Libor Floor 1.00%, Due 6/24	6/27/2019	5,631,157	5,612,790	5,490,378

Portfolio Company / Principal Business		Investment Interest Rate1 / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]
TLE Holdings, LLC 210 Hillsboro Technology Drive, Deerfield Beach, FL 33441 Healthcare, Education and Childcare	(8)(13)(14)(21)	Senior Secured Loan — Delayed Draw Term Loan 7.0% Cash, 6 month Libor (1.00%) + 6.00%; Libor Floor 1.00%, Due 6/24	6/27/2019	742,874	741,666	724,255

Triangle Home Fashions LLC 9 Nicholas Ct. Dayton, NJ 08810 Consumer goods: Durable	(8)(13)(14)(20)	Senior Secured Loan — First Lien Term Loan 7.7% Cash, 1 Month Libor (1.00%) + 6.72%; Libor Floor 1.00%, Due 3/23	10/28/2020	10,500,000	9,222,836	10,447,500

TronAir Parent Inc. One Embarcadero Center, 39th Floor, San Francisco, CA 94111 Aerospace and Defense	(8)(13)(14)	Senior Secured Loan — Initial Term Loan (First Lien) 5.8% Cash, 12 Month Libor (1.00%) + 4.75%; Libor Floor 1.00%, Due 9/23	9/30/2016	967,172	966,030	838,248

TRSO I, Inc. 2700 E. Interstate 20 P.O. Box 2488, Odessa, TX 79760 Energy: Oil & Gas	(8)(13)(14)	Junior Secured Loan — Term Loan (Second Lien) 14.0% Cash, 3 Month Libor (1.00%) + 13.00%; Libor Floor 1.00%, Due 12/20	12/24/2012	1,000,000	999,999	1,000,000

TRSO II, Inc. 2700 E. Interstate 20 P.O. Box 2488, Odessa, TX 79760 Energy: Oil & Gas	(5)(8)(13)	Junior Secured Loan — Promissory Note, 1.7% PIK, Due 1/25	1/24/2020	71,626	71,626	—

Vectra Co. 120 South Central Ave., Suite 200, St. Louis, MO 63105 Chemicals, Plastics & Rubber	(8)(14)	Junior Secured Loan — Initial Loan (Second Lien) 7.4% Cash, 1 Month Libor (0.15%) + 7.25%, Due 3/26	12/18/2019	400,000	354,613	380,334

Vero Parent, Inc. 50 Tice Blvd Woodcliff Lake, NJ 07677 Services: Business	(8)(14)	Senior Secured Loan — First Lien Term Loan 6.5% Cash, 3 Month Libor (0.23%) + 6.25%, Due 8/24	10/28/2020	2,790,055	2,417,526	2,789,009

Wash MultiFamily Acquisition Inc. 100 N. Spulveda Boulevard, 12th Floor, El Segundo, CA 90245 Consumer goods: Durable	(8)(13)(14)	Junior Secured Loan — Initial US Term Loan (Second Lien) 8.0% Cash, 1 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 5/23	12/18/2019	2,978,354	2,666,444	2,781,783

WireCo WorldGroup Inc. 2400 W75th St., Prairie Village, KS 66208 Capital Equipment	(8)(13)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 10.0% Cash, 6 month Libor (1.00%) + 9.00%; Libor Floor 1.00%, Due 9/24	8/9/2016	3,000,000	2,978,909	2,458,500

Wonder Love, Inc. 1875 Century Park East, Suite 1200, Los Angeles, CA 90067 Media: Diversified & Production	(8)(13)(14)(21)	Senior Secured Loan — Term Loan 6.0% Cash, 3 Month Libor (1.00%) + 5.00%; Libor Floor 1.00%, Due 11/24	11/18/2019	2,700,000	2,658,914	2,612,250

Zest Acquisition Corp. 2875 Loker Avenue East, Carlsbad, CA 92010 Healthcare, Education and Childcare	(8)(13)(14)(18)	Junior Secured Loan — Initial Term Loan (Second Lien) 8.5% Cash, 1 Month Libor (1.00%) + 7.50%; Libor Floor 1.00%, Due 3/26	3/8/2018	3,500,000	3,485,385	3,291,400

Total Investment in Debt Securities (187% of net asset value at fair value)				$437,751,485	$392,932,411	$404,860,855

Equity Securities Portfolio
Portfolio Company / Principal Business	Investment[15]	Initial Acquisition Date	Quantity/Par /Shares	Cost	Fair Value[2]
4L Technologies Inc.(8)(13)(19) 2222 Sedwick Drive Durham, NC 27713 Healthcare & Pharmaceuticals	Class A Preferred Units	5/29/2020	321	29,277	29,275

AAPC Holdings LLC.(8)(13)(21)(22) 2222 Sedwick Drive Durham, NC 27713 Healthcare & Pharmaceuticals	Class A Preferred Units; 18% PIK; No maturity	6/27/2019	5,500,000	5,500,000	5,500,000

Advanced Lighting Technologies, Inc.(8)(13)(19) 7905 Cochran Road Suite 300 Glenwillow, OH 44139 Consumer goods: Durable	Warrant	6/13/2012	354	—	—

Advanced Lighting Technologies, Inc.(8)(13)(19) 7905 Cochran Road Suite 300 Glenwillow, OH 44139 Consumer goods: Durable	Membership Interests	6/13/2012	18,520	182,000	—

Advantage Capital Holdings LLC(8)(13)(19)(22) 415 Bedford Road - Suite 102 Pleasantville NY, 10570 Banking, Finance, Insurance & Real Estate	Class A Membership Units	2/14/2020	628	—	—

Anthem Sports & Entertainment Inc. (8)(13)(19)(21) 8269 E. 23rd Ave Denver, CO 80238 Media: Broadcasting & Subscription	Warrant Class A, 9/29 maturity	9/9/2019	221	43,887	17,315

Anthem Sports & Entertainment Inc. (8)(13)(19)(21) 8269 E. 23rd Ave Denver, CO 80238 Media: Broadcasting & Subscription	Warrant Class B, 9/29 maturity	9/9/2019	39	—	—

Anthem Sports & Entertainment Inc. (8)(13)(19)(21) 8269 E. 23rd Ave Denver, CO 80238 Media: Broadcasting & Subscription	Warrant Common Stock, 9/29 maturity	9/9/2019	721	—	—

ATP Oil & Gas Corporation(8)(12)(19) 4600 Post Oak Place, Suite 100, Houston, TX, 77027 Energy: Oil & Gas	Limited Term Royalty Interest	12/18/2019	2,271,449	2,271,449	2,006,598

Centric Brands Inc. (8)(13)(19) 350 Fifth Ave, Empire State Building, 6th Floor New York, NY 10118 Machinery (Non-Agrclt/Constr/Electr)	Common	10/28/2020	36,342	—	34,525

Instruction Acquisition, LLC(8)(13)(19) 255 W Federal St, Youngstown, OH 44503 Services: Business	Membership Units	7/2/2007	1,076	1,079,617	1,000

EJF Investments Ltd.(3)(19) 399 Park Ave, New York, NY 10043 Services: Business	Preferred Equity, 0%; 6/25 maturity	6/17/2020	1,366,900	1,256,485	1,407,907

Emtec, Inc.(8)(13)(19) 555 East Lancaster Ave., Suite 510 Radnor, PA 19087 Services: Business	Preferred Equity	10/28/2020	319,357	—	—

Oneida Group, Inc.(8)(13)(19) 519 N. Pierce Avenue Lancaster, OH 43130 Consumer goods: Durable	Common	10/28/2020	1,085,565	345,834	347,381

Faraday Holdings LLC.(8)(13)(19) 10 Bunsen Irvine, CA 92618 Consumer goods: Durable	Class D Shares	10/28/2020	2,752	548,377	865,493

Portfolio Company / Principal Business	Investment[15]	Initial Acquisition Date	Quantity/Par /Shares	Cost	Fair Value[2]
FP WRCA Coinvestment Fund VII, Ltd.(3)(13)(19) 2400 W75th St., Prairie Village, KS 66208 Capital Equipment	Class A Shares	2/2/2007	1,500,000	1,500,000	480,300

Fusion Connect, Inc. (8)(13)(19) 420 Lexington Ave., Suite 1718 New York, NY 10170 Telecommunications	Common	10/28/2020	121,871	865,854	1,039,560

GIG Rooster Holdings I, LLC (8)(13)(18)(19) 16285 Park Ten Place, Suite 120 Houston, TX 77084 Energy: Oil & Gas	Common	10/28/2020	99	—	123,354

New Millennium Holdco, Inc. (Millennium Health, LLC)(8)(13)(19) 16981 Via Tazon, San Diego, CA 92127 Healthcare & Pharmaceuticals	Common	10/7/2014	29,699	1,953,300	1,000

Ohene Holdings B.V.(3)(13)(19) Gustav Mahlerplein 23 A Symp 5th, Amsterdam, 1082MS Services: Business	Warrants	3/31/2019	4	—	—

Prosper Marketplace (6)(13)(19) P.O. Box 396081 San Francisco, CA 94139 Consumer goods: Durable	Class B Preferred Units	10/28/2020	912,865	278,865	365,146

Roscoe Investors, LLC(8)(13)(19) 21973 Commerce Parkway, Strongsville, OH 44149 Healthcare & Pharmaceuticals	Class A Units	3/26/2014	10,000	1,000,000	454,000

Tank Partners Equipment Holdings, LLC(8)(9)(13)(16)(19) 575 Fifth Avenue 14th Floor, New York NY 10017 Energy: Oil & Gas	Class A Units	8/28/2014	49,000	6,228,000	—

TRSO II, Inc.(8)(13)(19) 2700 E. Interstate 20 P.O. Box 2488, Odessa, TX 79760 Energy: Oil & Gas	Common Stock	12/24/2012	1,228	420,289	—

Valterra Products Holdings, LLC(8)(13)(19) 15230 San Fernando Mission Blvd Mission Hills, CA 91345 Consumer goods: Durable	Class A Units	10/28/2020	185,847	981,365	1,144,818

Valterra Products Holdings, LLC(8)(13)(19) 15230 San Fernando Mission Blvd Mission Hills, CA 91345 Consumer goods: Durable	Class B Units	10/28/2020	20,650	109,040	127,205

Total Investment in Equity Securities (6% of net asset value at fair value)			$13,435,508	$24,593,639	$13,944,876

CLO Fund Securities
Portfolio Company	Investment[15,11]	Initial Acquisition Date	Percentage Ownership	Amortized Cost	Fair Value[2]
Catamaran CLO 2013- 1 Ltd.(3)(13)(21) Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	Subordinated Securities, effective interest 10.7%, 1/28 maturity	6/4/2013	23.3%	6,219,310	2,611,423

Catamaran CLO 2014-1 Ltd.(3)(13) Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	Subordinated Securities, effective interest 2.4%, 4/30 maturity	5/6/2014	22.2%	9,998,258	3,835,632

Dryden 30 Senior Loan Fund(3)(13) 655 Broad Street 8th Floor Newark, NJ 07102	Subordinated Securities, effective interest 21.2%, 11/28 maturity	10/10/2013	6.8%	1,272,501	1,322,100

Catamaran CLO 2014-2 Ltd.(3)(13)(21) Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	Subordinated Securities, effective interest 0.0%, 10/26 maturity	8/15/2014	24.9%	6,065,598	—

Catamaran CLO 2015-1 Ltd.(3)(6)(13)(21) Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	Subordinated Securities, effective interest 9.0%, 4/27 maturity	5/5/2015	9.9%	4,141,981	1,609,400

Catamaran CLO 2016-1 Ltd.(3)(13) Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	Subordinated Securities, effective interest 8.0%, 1/29 maturity	12/21/2016	24.9%	8,872,484	3,549,000

Catamaran CLO 2018-1 Ltd(3)(13) Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	Subordinated Securities, effective interest 10.0%, 10/31 maturity	9/27/2018	24.8%	9,157,681	6,655,000

Total Investment in CLO Fund Securities (9% of net asset value at fair value)				$45,727,813	$19,582,555
Asset Manager Affiliates
Portfolio Company / Principal Business	Investment[15]	Initial Acquisition Date	Percentage Ownership	Cost	Fair Value[2]
Asset Manager Affiliates(8)(9)(13)(16) 650 Madison Ave FL23, New York, NY 10022	Asset Management Company	12/11/2006	100%	$17,791,230	$—

Total Investment in Asset Manager Affiliates (0% of net asset val ue at fair value)				$17,791,230	$—
Derivatives
Portfolio Company / Principal Business	Investment[15]	Initial Acquisition Date	Cost	Fair Value[2]
AAPC Holdings LLC.(13)(21)(22) 2222 Sedwick Drive Durham, NC 27713 Banking, Finance, Insurance & Real Estate	Securities Swap and Option Agreement	9/30/2019	$—	$(1,120,695)

HDNet Holdco LLC (13)(21)(22) 8269 E. 23rd Ave Denver, CO 80238 Media: Broadcasting & Subscription	Call Option	9/9/2019	30,609	12,077

Total Derivatives (0% of net asset value at fair value)			$30,609	$(1,108,618)
Joint Ventures

Portfolio Company / Principal Business	Investment[15]	Initial Acquisition Date	Percentage Ownership	Cost	Fair Value[2]
KCAP Freedom 3 LLC(9)(13)(16) 650 Madison Ave FL23, New York, NY 10022	Joint Venture	7/19/2017	60%	$24,914,858	$19,748,808
BCP Great Lakes Holdings LP(10)(17)(18) Limited Partnership 650 Madison Ave FL23, New York, NY 10022	Joint Venture	12/11/2018	27%	30,017,600	29,600,355

Total Investment in Joint Ventures (23% of net asset value at fair value)				$54,932,458	$49,349,163

Total Investments[4]				$536,008,160	$486,628,831
[1]
A majority of the variable rate loans in the Company’s investment portfolio bear interest at a rate that may be determined by reference to either LIBOR or an alternate Base Rate (commonly based on the Federal Funds Rate or the Prime Rate), which typically resets semi-annually, quarterly, or monthly at the borrower’s option. The Borrower may also elect to have multiple interest reset periods for each December 31, 2020 loan. For each such loan, the Company has provided the weighted average annual stated interest rate in effect at December 31, 2020. As noted in the table above, 74% (based on par) of debt securities contain floors which range between 1.00% and 2.00%.

[2]	Reflects the fair market value of all investments as of December 31, 2020 as determined by the Company’s Board of Directors.
[3]	Non-U.S. company or principal place of business outside the U.S.
[4]
The aggregate cost of investments for federal income tax purposes is approximately $572 million. The aggregate gross unrealized appreciation is approximately $53.1 million, the aggregate gross unrealized depreciation is approximately $138.6 million, and the net unrealized depreciation is approximately $85.5 million.

[5]	Loan or debt security is on non-accrual status and therefore is considered non-income producing.
[6]
Held through Garrison Capital Equity Holdings II LLC and net of non-controlling member’s interest of 17.5% pursuant to the Amended and Restated Limited Liability Company Agreement of Garrison Capital Equity Holdings II LLC.

[7]	Money market account.
[8]
Qualified asset for purposes of section 55(a) of the Investment Company Act of 1940, as amended (the “1940 Act”). Qualifying assets represent approximately 86.2% of the total assets at December 31, 2020.

[9]
As defined in the 1940 Act, the Company is deemed to be both an “Affiliated Person” and has “Control” of this portfolio company as the Company owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company (including through a management agreement). Other than for purposes of the 1940 Act, the Company does not believe that it has control over this portfolio company.

[10]	Non-voting.
[11]
CLO Subordinated Investments are entitled to periodic distributions which are generally equal to the remaining cash flow of the payments made by the underlying fund’s investments less contractual payments to debt holders and fund expenses. The estimated annualized effective yield indicated is based upon a current projection of the amount and timing of these distributions. Such projections are updated on a quarterly basis and the estimated effective yield is adjusted prospectively.

[12]
This investment is on non-accrual status and receives a 5% royalty interest on oil being produced on certain fields. All production payments received are being applied to the cost basis and are considered return of capital.

[13]	Fair value of this investment was determined using significant unobservable inputs.
[14]	As of December 31, 2020, this investment is pledged to secure the Company’s debt obligations.
[15]
The Company's investments are generally acquired in private transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and, therefore, are generally subject to limitations on resale, and may be deemed to be “restricted securities'' under the Securities Act of 1933.

[16]
As defined in the 1940 Act, the Company is deemed to be both an “Affiliated Person” and has “Control” of this portfolio company as the Company owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company.

[17]	Ownership of LP interest held through the holding company BCP Great Lakes Fund, L.P, a non-U.S. company or principal place of business outside the U.S.
[18]
Under the 1940 Act, the Company is deemed to be an “Affiliated Person” of, as defined in the 1940 Act, this portfolio company as the Company owns at least 5% but no more than 25% of the portfolio company’s outstanding voting securities or is under common control with such portfolio company. Other than for purpose of the 1940 Act, the Company does not believe it has control over this portfolio company.

[19]	Non-income producing.
[20]
In addition to the stated interest rate of this security, which is the amount disclosed in this schedule, the Company is entitled to receive additional interest as a result of an arrangement with other lenders in the syndication, whereby the “first out” tranche will have priority over the Company’s “last out” tranche with respect to payments of principal, interest and any other amounts due thereunder from the borrower. The additional interest received during the quarter has been annualized and included in the spread disclosed for this investment.

[21]	Represents co-investment made with the Company's affiliates in accordance with the terms of the exemptive relief that the Company received

[22]	Information related to the Company’s derivatives is presented below as of December 31, 2020:
Description	Payments made	Payments received	Counterparty	Maturity date	Notional amount	Value	Upfront payments/receipts	Unrealized gain (loss)
Securities Swap and Option Agreement	18% PIK	16% Cash	Advantage Capital Holdings LLC.	9/15/24	$5,500,000	$(1,120,695)	$—	$(1,120,695)
Description	Counterparty	Number of shares	Notional amount	Exercise price	Expiration date	Value
Call option	HDNet Holdco LLC	0.2	$7,656	$0.01	N/A	$12,077
MANAGEMENT OF PTMN
Please refer to “Director and Executive Officer Information,” “Corporate Governance,” “Executive Compensation” and “Director Compensation” in Part III of PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference into this proxy statement/prospectus, for information relating to the management of PTMN.
PORTFOLIO MANAGEMENT OF PTMN
The management of PTMN’s investment portfolio is the responsibility of Sierra Crest and the PTMN investment team (the “PTMN Investment Team”). All investment decisions require the majority approval of the PTMN investment committee (the “PTMN Investment Committee”). The PTMN Investment Team sources, identifies and diligences investment opportunities and presents the opportunity to the PTMN Investment Committee for approval. The PTMN Investment Committee is currently comprised of three members of BC Partners Credit (“BCP Credit”) (Ted Goldthorpe, Matthias Ederer and Henry Wang), and two members of BCP PE (Raymond Svider and Graeme Dell). The PTMN Investment Committee meets regularly to review the opportunities presented by the PTMN Investment Team. Follow-on investments in existing portfolio companies may require the PTMN Investment Committee’s approval beyond that obtained when the initial investment in the company was made. In addition, temporary investments, such as those in cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less, may require approval by the PTMN Investment Committee. The PTMN Board, including a majority of the PTMN Independent Directors, oversees and monitors the investment performance and, beginning with the second anniversary of the effective date of the PTMN Investment Advisory Agreement, will annually review the compensation PTMN pays to Sierra Crest.
None of Sierra Crest’s investment professionals receive any direct compensation from PTMN in connection with the management of PTMN’s portfolio.
The following individuals (the “PTMN Portfolio Managers”) have senior responsibility for the management of our investment portfolio: Ted Goldthorpe, Matthias Ederer Henry Wang, Raymond Svider, Graeme Dell, and Patrick Schafer. Mr. Schafer is PTMN’s Chief Investment Officer and has primary responsibility for the day-to-day implementation and management of PTMN’s investment portfolio.
Biographical information regarding senior members of the PTMN Portfolio Managers who are not directors or executive officers of PTMN is as follows:
Matthias Ederer
Mr. Ederer is a founding partner of BCP Credit, having previously been a partner and founding team member of Wingspan Investment Management, which he joined in 2013. Prior to Wingspan, he spent seven years in Goldman Sachs’ Special Situations Group and Bank Loan Distressed Investing Group in New York and London.
Raymond Svider
Mr. Svider is a Partner and Chairman of BC Partners. He joined BC Partners in Paris in 1992 before moving to the London office in 2000 to lead its investments in the technology and telecoms industries. Mr. Svider then relocated to New York in 2008. Previously, Mr. Svider worked in investment banking at Wasserstein Perella in New York and Paris, and at the Boston Consulting Group in Chicago.
Henry Wang
Mr. Wang is a founding partner of BCP Credit, having formerly been a Partner at Stonerise Capital Partners where he spent over five years. Previously, he worked for over seven years at Goldman Sachs in its Special Situations Group and Investment Banking Division. Mr. Wang also worked for Vulcan Capital (Paul Allen’s investment firm, co-founder of Microsoft) and Thomas Weisel Partners.

Material conflicts of interest that may arise in connection with the PTMN Portfolio Managers’ management of PTMN’s investments, on the one hand, and the investments of the other accounts managed by Sierra Crest and its affiliates, on the other. See “Risk Factors—Risks related to our business—There may be conflicts of interest related to obligations that Sierra Crest’s senior management and investment team has to other clients” in PTMN’s Annual Report on Form 10-K for the year ended December 31, 2020 incorporated by reference herein.
Equity Securities
The dollar range of equity securities in PTMN beneficially owned at December 31, 2020 by each member of the PTMN Investment Committee is as follows:
Name	Dollar Range of Equity Securities in PTMN(1)
Graeme Dell	None
Matthias Ederer	None
Ted Goldthorpe	$100,001—$500,000
Patrick Schafer	$50,001—$100,000
Raymond Svider	None
Henry Wang	None
(1)	Dollar ranges are as follows: None; $1—$10,000; $10,001—$50,000; $50,001—$100,000; $100,001—$500,000; $500,001—$1,000,000 or Over $1,000,000.
Other Accounts Managed
The information below lists the number of other accounts for which each member of the PTMN Investment Committee was primarily responsible for the day-to-day management as of the fiscal year ended December 31, 2020.
Name of PTMN Investment Committee member	Type of Accounts	Total No. of Other Accounts Managed	Total Other Assets (in millions)(1)	No. of Other Accounts where Advisory Fee is Based on Performance	Total Assets in Other Accounts where Advisory Fee is Based on Performance (in millions)(2)
Graeme Dell	Registered Investment Companies	2	$369	2	$369
	Other Pooled Investment Vehicles	5	$1,444	5	$1,444
	Other Accounts	5	$1,007	4	$911
Matthias Ederer	Registered Investment Companies	2	$369	2	$369
	Other Pooled Investment Vehicles	5	$1,444	5	$1,444
	Other Accounts	5	$1,007	4	$911
Ted Goldthorpe	Registered Investment Companies	2	$369	2	$369
	Other Pooled Investment Vehicles	5	$1,444	5	$1,444
	Other Accounts	5	$1,007	4	$911
Patrick Schafer	Registered Investment Companies	—	—	—	—
	Other Pooled Investment Vehicles	—	—	—	—
	Other Accounts	—	—	—	—
Raymond Svider	Registered Investment Companies	2	$369	2	$369
	Other Pooled Investment Vehicles	5	$1,444	5	$1,444
	Other Accounts	5	$1,007	4	$911
Henry Wang	Registered Investment Companies	2	$369	2	$369
	Other Pooled Investment Vehicles	5	$1,444	5	$1,444
	Other Accounts	5	$1,007	4	$911
(1)	Total Other Assets as defined by BCP, which includes undrawn commitments.
(2)	Represents the assets under management of the accounts managed that have the potential to generate fees in addition to management fees based on total assets.

Compensation
BCP’s financial arrangements with the PTMN Portfolio Managers, its competitive compensation and its career path emphasis at all levels reflect the value senior management places on key resources. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include base compensation and performance-based, discretionary compensation.
Base Compensation: Generally, the PTMN Portfolio Managers receive base compensation based on their position with the firm that is consistent with the market rate of annual salaries paid to similarly situated investment professionals.
Discretionary Compensation: The PTMN Portfolio Managers also receive discretionary compensation generally consisting of two components: an annual bonus and carried interest.
•
Annual Bonus: Generally, a PTMN Portfolio Manager receives an annual bonus based on the performance of BCP, the performance of the PTMN Portfolio Manager’s group within BCP and the individual’s performance, achievement of certain internal objectives and contribution to the overall performance of these portfolios and BCP as a whole.

•	Carried Interest: Generally, a PTMN Portfolio Manager receives carried interests with respect to the BCP-advised funds, subject to standard terms and conditions, including vesting.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF PTMN
PTMN has procedures in place for the review, approval and monitoring of transactions involving PTMN and certain persons related to PTMN. As a BDC, PTMN is prohibited under the 1940 Act from participating in certain transactions with certain of its affiliates without the prior approval of the PTMN Independent Directors and, in some cases, the SEC. The affiliates with which PTMN may be prohibited from transacting include its officers, directors and employees and any person controlling or under common control with PTMN.
In addition, PTMN adopted and maintains a code of ethics pursuant to Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the code may invest in securities for their personal investment accounts, including securities that may be purchased or held by PTMN, so long as such investments are made in accordance with the code’s requirements and applicable law. A copy of the code of ethics is available on the Corporate Governance section of PTMN’s website at www.PortmanRidge.com.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF PTMN
As of April 15, 2021, there were 75,195,141 shares of PTMN Common Stock outstanding.
No person is deemed to control PTMN, as such term is defined in the 1940 Act.
The following table sets forth, as of the date of this proxy statement/prospectus, information with respect to the beneficial ownership of PTMN Common Stock by:
•	each person known to PTMN to beneficially own more than 5% of the outstanding shares of PTMN Common Stock;
•	each of PTMN’s directors and each named executive officer; and
•	all of PTMN’s directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 75,195,141 shares of PTMN Common Stock outstanding as of April 15, 2021.
Unless otherwise indicated, to PTMN’s knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, each stockholder maintains an address of c/o Portman Ridge, 650 Madison Avenue, 23rd Floor, New York, New York 10022.
Name and Address	Number of Shares	Percentage of Class	Pro forma percentage of outstanding common stock of PTMN
Directors and Executive Officers:
Independent Directors
Alexander Duka	10,000	*	*
George Grunebaum	—	—	—
Christopher Lacovara(1)	212,634	*	*
Dean C. Kehler(2)	1,674,000	2.2%	1.8%
Robert Warshauer	20,000	*	—
Matthew Westwood	43,263	*	—
Joseph Morea	18,210	*	*
Non-Independent Directors
Graeme Dell	—	—	—
Ted Goldthorpe	97,651	*	*
Executive Officers
Jason T. Roos	—	—	—
Andrew Devine	—	—	—
Patrick Schafer	49,500	*	*
Directors and Executive Officers as a Group (11 persons)	2,125,258	2.8%	2.3%
5% Holders
Sarpa Holdings LLC(3)	5,598,681	7.4%	6.2%
Silver Creek Capital Management(4)	3,846,872	5.1%	4.3%
*	Less than 1%.
(1)
Excludes shares of common stock held by KKAT Acquisition Company III, LLC, KKAT Acquisition Company IV, LLC, KKAT Acquisition Company V, LLC, KKAT Acquisition Company VII, LLC and KKAT Acquisition Company VIII, LLC (the “KKAT Entities”). Mr. Lacovara is a member of the KKAT entities and therefore may have a pecuniary interest in certain of the shares held by the KKAT entities. Mr. Lacovara disclaims beneficial ownership of the shares held by the KKAT entities except to the extent of their respective pecuniary interests therein.

(2)
Includes 1,800,000 shares acquired by Mr. Kehler as consideration for his indirect sale of certain property and limited liability company interests in Trimaran Advisors, L.L.C. to PTMN on February 29, 2012. Mr. Kehler indicated that he has sole dispositive and voting power over 725,000 of such shares which were delivered at the closing of the transaction.

(3)	As reported on a Schedule 13G filed by Sarpa Holdings LLC (“Sarpa”) on February 17, 2021. The principal address of Sarpa is 1870 Ogden Drive, Burlingame, CA 94010.
(4)
As reported on a Schedule 13G filed by Silver Creek Capital Management LLC (“Silver Creek”) on February 18, 2021. The principal address of Silver Creek is 1301 Fifth Avenue, 40th Floor, Seattle, Washington 98101.

The following table sets forth the dollar range of PTMN’s equity securities beneficially owned by each of PTMN’s directors as of December 31, 2020. PTMN is not part of a “family of investment companies,” as that term is defined in Schedule 14A.
Name of Director	Dollar Range of Equity Securities($)(1)(2)
Independent Directors
Alexander Duka	$10,001-$50,000
George Grunebaum	None
Christopher Lacovara	>$100,000
Dean C. Kehler	>$100,000
Robert Warshauer	$10,001-$50,000
Non-Independent Directors
Graeme Dell	None
Ted Goldthorpe	>$100,000
Matthew Westwood(3)	>$100,000
Joseph Morea(4)	$10,001-$50,000
(1)
Based on the closing price of PTMN Common Stock on Nasdaq on April 15, 2021 of $2.42. The dollar range of equity securities beneficially owned are: none, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or > $100,000.

(2)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(3)	Mr. Westwood joined the Board on October, 26, 2020.
(4)	Mr. Morea joined the Board on October, 26, 2020.
The following table sets forth the dollar range of interests in other private funds advised by and beneficially owned by any of the PTMN Independent Directors and his or her immediate family as of December 31, 2020.
Name of Director	Name of Owners	Name of Investment	Title of Class	Value of Securities(1)
Alexander Duka	Alexander Duka and Barbara Duka	BC Partners Special Opportunities Fund I LP	Limited Partnership	Over $ 100,000
Alexander Duka	Alexander Duka and Barbara Duka	BC Partners Lending Corporation	Common Stock	Over $ 100,000
George Grunebaum	George Grunebaum	BC Partners Lending Corporation	Common Stock	Over $ 100,000
Robert Warshauer	Robert Warshauer	BC Partners Lending Corporation	Common Stock	Over $ 100,000
Robert Warshauer	Robert Warshauer	BCP Special Opportunities Fund I LLP	Limited Partnership	Over $ 100,000
(1)	Dollar ranges are as follows: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or over $100,000.

BUSINESS OF HCAP
The information in “Business” in Part I, Item 1 of HCAP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference.
DETERMINATION OF NET ASSET VALUE OF HCAP
The information in “Business—Determination of Net Asset Value and Portfolio Valuation Process” in Part I, Item 1 of HCAP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference.
REGULATION OF HCAP
The information in “Business—Regulation as a BDC” in Part I, Item 1 of HCAP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF HCAP
The information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of HCAP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference.

SENIOR SECURITIES OF HCAP
Information about HCAP’s senior securities is shown as of the dates indicated in the below table. This information about HCAP’s senior securities should be read in conjunction with HCAP’s audited and unaudited consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCAP” as incorporated by reference herein. RSM US LLP’s report on the senior securities table as of December 31, 2020 and 2019 is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. PricewaterhouseCoopers LLP’s report on the senior securities table as of December 31, 2018, 2017, 2016, 2015, 2014, 2013, 2012, and 2011 is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part.
Class and Year	Total Amount Outstanding Exclusive of Treasury Securities(1) (in millions)	Asset Coverage per Unit(2)	Involuntary Liquidating Preference per Unit(3)	Average Market Value per Unit(4)
December 31, 2020 2022 HCAP Notes(6) HCAP Credit Facility(7)	$28.8	$4,402	—	$23.4
	35.6	3,556	—	N/A
December 31, 2019 2022 HCAP Notes(6) HCAP Credit Facility(7)	28.8	4,843	—	25.46
	43.7	3,186	—	N/A
December 31, 2018 2022 HCAP Notes(6) HCAP Credit Facility(7)	28.8	4,318	—	25.36
	17.0	7,303	—	N/A
December 31, 2017 2022 HCAP Notes(6) HCAP Credit Facility(7)	28.8	4,426	—	25.43
	16.7	7,610	—	N/A
December 31, 2016 2020 HCAP Notes(5) HCAP Credit Facility(7)	27.5	4,168	—	25.45
	26.9	4,233	—	N/A
December 31, 2015 2020 HCAP Notes(5) HCAP Credit Facility(7)	27.5	4,251	—	25.55
	29.7	4,011	—	N/A
December 31, 2014 HCAP Credit Facility(7)	26.1	4,485	—	N/A
December 31, 2013 HCAP Credit Facility(7)	—	N/A	—	N/A
December 31, 2012 Senior secured revolving credit facility with JMP Group(8)			—
	28.2	1,707	—	N/A
December 31, 2011(9) Senior secured revolving credit facility with JMP Group(8)			—
	4.7	2,229	—	N/A
(1)	Total amount of each class of senior securities outstanding at the end of the period presented.
(2)
Asset coverage per unit is the ratio of HCAP’s total assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.

(3)
The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(4)
Not applicable to the HCAP Credit Facility and senior secured revolving credit facility with JMP Group because these senior securities are not registered for public trading. Average market value for HCAP’s former 7.00% Notes due 2020 (the “2020 HCAP Notes”) is calculated with daily close price listed on Nasdaq GM from issuance of the 2020 HCAP Notes, January 27, 2015, through December 31, 2015 and December 31, 2016, as applicable. Average market value for the 2022 HCAP Notes is calculated with daily close price listed on Nasdaq GM from issuance of the 2022 HCAP Notes, August 24, 2017, through December 31, 2017, December 31, 2018, December 31, 2019, and December 31, 2020, as applicable.

(5)
On January 27, 2015, HCAP closed the public offering of $25.0 million in aggregate principal amount of the 2020 HCAP Notes. On February 4, 2015, HCAP closed on an additional $2.5 million in aggregate principal amount of the 2020 HCAP Notes to cover the over-allotment option exercised by the underwriters. The ticker symbol for the 2020 HCAP Notes was “HCAPL.” HCAP redeemed all of the issued and outstanding 2020 HCAP Notes on September 23, 2017.
(6)
On August 24, 2017, HCAP closed the public offering of $25.0 million in aggregate principal amount of its 2022 HCAP Notes. On September 1, 2017, HCAP closed on an additional $3.75 million in aggregate principal amount of 2022 HCAP Notes to cover the over-allotment option exercised by the underwriters. HCAP used the proceeds from the 2022 HCAP Notes to redeem the 2020 HCAP Notes in full on September 23, 2017. The ticker symbol for the 2022 HCAP Notes is "HCAPZ."

(7)
HCAP entered into the HCAP Credit Facility on October 29, 2013. In connection with HCAP’s entry into the HCAP Credit Facility, HCAP also terminated its senior secured revolving credit facility with JMP Group, effective as of October 29, 2013.

(8)
Prior to its initial public offering on May 2, 2013, Harvest Capital Credit, HCAP’s predecessor, was party to a senior secured revolving credit facility with JMP Group. The senior secured revolving credit facility with JMP Group was terminated effective October 29, 2013.

(9)	HCAP's operations commenced on September 6, 2011.
PORTFOLIO COMPANIES OF HCAP
The following table sets forth certain information as of December 31, 2020, for each portfolio company in which HCAP had a debt or equity investment. Other than these investments, HCAP’s only formal relationships with its portfolio companies are the managerial assistance ancillary to its investments that HCAP may provide, if requested, and the board observation or participation rights HCAP may receive.
Portfolio Company	% of Net Assets	Investment (1) (2) (10) (11) (12)		Origination Date	Outstanding Principal	Cost	Fair Value
Non-Control / Non-Affiliate Investments
Banking, Finance, Insurance & Real Estate
World Business Lenders, LLC 101 Hudson Street, 33rd Floor Jersey City, NJ 07302	0.0%	Class B Equity Interest (0.28% fully diluted common equity)	(7)	12/2013		$200,000	$—-

Beverage, Food & Tobacco
GNC Holdings, LLC 300 Sixth Avenue, Pittsburgh, PA 15222	2.2%	Junior Secured Term Loan, due 10/2016 (9.23%; LIBOR + 6.00% + 3.00% fee)	(13)	10/2020	1,805,102	1,461,179	1,344,801

Capital Equipment
ProAir, LLC 3260 Eagle Park Dr., NE, #100 Grand Rapids, MI 49525	6.4%	Junior Secured Term Loan, due 12/2022 (15.50%; 13.50% with a 2.40% lIBOR floor + 0.50% PIK)	(4) (9)	09/2017	7,698,531	7,424,544	3,998,000

Construction & Building
Coastal Screen & Rail, LLC 1127 Poinsettia Dr Delray Beach, FL 33444	12.7%	Senior Secured Term Loan, due 01/2023 (14.00%; 10.50% Cash + 3.50% PIK)	(4)	01/2018	7,295,206	7,220,501	7,295,206
		Senior Secured Revolving Line of Credit, due 07/22 (8.26%; 3M LIBOR + 8.00%)	(3)	01/2018	100,000	100,000	100,000
		Preferred Equity Interest (3.90% fully diluted Common Equity)	(5)	01/2018		150,000	491,712

Consumer Goods - Durable
Water-Land Manufacturing & Supply, LLC 9200 NW 58th Street Doral, FL 33178	4.0%	Junior Secured Term Loan, due 05/2023 (12.75%; 3M LIBOR + 10.50% with a 2.25% LIBOR floor)		08/2018	2,500,000	2,470,997	2,500,000

Environmental Industries
KC Engineering & Construction Services, LLC 4921 Memorial Highway Suite 300, Tampa, FL 33634	5.9%	Class A Membership Interest (2.5% fully diluted common equity)	(5)	10/2017		906,761	3,699,198

High Tech Industries
Back Porch International, Inc. 6405 SW Rosewood St, Ste C Lake Oswego, OR 97035	11.0%	Senior Secured Term Loan, due 03/2024 (13.50%; 1M LIBOR + 10.25% + 1.00% PIK)	(4)	09/2019	6,825,893	6,734,136	6,825,893

Portfolio Company	% of Net Assets	Investment (1) (2) (10) (11) (12)		Origination Date	Outstanding Principal	Cost	Fair Value
GK Holdings, Inc. 9000 Regency Pkwy Ste 500 Cary, NC, 27518-8520	2.5%	Junior Secured Term Loan, due 01/2022 (13.25%; 3M LIBOR + 10.25% with a 1.00% LIBOR floor + 2.00% default rate)	(4) (9)	01/2015	3,000,000	2,972,406	1,575,000

Media: Advertising, Printing & Publishing
Brite Media LLC 475 14th Street, Suite 200 Oakland, CA 94612	0.3%	Class A Interest (0.86% fully diluted common equity)		04/2014		125,000	167,554
Peerless Media, LLC 20 Speen Street, Suite 403 Framingham, MA 01701	5.8%	Senior Secured Term Loan, due 02/2024 (11.40%; 1M LIBOR + 8.50% with a 2.40% LIBOR floor + 0.50% PIK)		02/2019	3,609,615	3,584,585	3,609,615

Services: Business
Safety Services Acquisition Corp. 2626 S Roosevelt St, Suite 2 Tempe, AZ 85282	7.2%	Senior Secured Term Loan, due 08/2021 (13.75%; 3M LIBOR + 8.75% with a 1.00% LIBOR floor + 4.00% PIK)	(4)	03/2017	4,464,931	4,463,347	4,464,931
		Series A Preferred Equity (0.57% fully diluted common equity)		04/2012		100,000	41,892

Surge Busy Bee Holdings, LLC 7700 Windrose #G300 Plano, TX 75024	11.2%	Senior Secured Term Loan, due 11/2022 (10.15%; 1M LIBOR + 10.00%)	(4)	11/2017	3,706,250	3,620,193	3,550,000
		Senior Secured Term Loan, due 11/2022 (14.00%; 12.00% Cash + 2.00% PIK)	(4)	11/2017	3,540,127	3,471,682	3,412,000
		Senior Secured Revolving Line of Credit, due 11/2021	(3)	11/2017	—	—	—
		Class B Equity Warrants (4.75% fully diluted common equity)		11/2017		76,475	—

Total Non-Control / Non-Affiliate Investments					44,545,655	45,081,806	43,075,802

Affiliate Investments
Aerospace & Defense
Flight Lease XII, LLC 324 Datura Street, Suite 252 West Palm Beach, FL 33401	0.3%	Common Equity Interest (19.23% fully diluted common equity)	(5)	03/2017		$158,346	$158,346

Capital Equipment
V-Tek, Inc. 751 Summit Avenue PO Box 3104 Mankato, MN 56001	7.1%	Senior Secured Term Loan, due 03/2022 (6.0%)		03/2017	3,237,500	3,243,138	2,866,296
		Senior Secured Revolvling Line of Credit, due 03/2021 (6.75%; 3M LIBOR + 6.50%)	(3)	03/2017	1,536,097	1,536,097	1,525,000
		Common Equity Interest (8.98% fully diluted common equity)	(5)	03/2017		150,000	—

Construction & Building
National Program Management & Project Controls, LLC 126 E. 56th Street, 9th Floor New York, NY 10022	23.7%	Senior Secured Term Loan, due 06/2023 (9.75%; 1M LIBOR + 8.25% with a 1.50% LIBOR floor)		06/2018	5,427,595	5,368,931	5,536,147
		Senior Secured Delayed Draw Term Loan, due 06/2023 (9.75%; 1M LIBOR + 8.25% with a 1.50% LIBOR floor)	(3)	06/2018	63,193	62,933	64,456
		Class A Membership Interest (5.10% fully diluted common equity)	(5)	06/2018		2,791,241	9,236,765

Portfolio Company	% of Net Assets	Investment (1) (2) (10) (11) (12)		Origination Date	Outstanding Principal	Cost	Fair Value
Metals & Mining
Northeast Metal Works, LLC 410 John Downey Drive New Britain, CT 06051	17.4%	Senior Secured Term Loan, due 12/2021 (10.00%; 5.0)% Cash + 5.00% PIK)		09/2014	13,722,292	13,720,633	10,813,299
		Preferred Equity Interest (22.79% fully diluted common equity; 12.0% cumulative preferred return)	(5)	05/2017		1,515,520	—

Services: Business
Kleen-Tech Acquisition, LLC 7100 Broadway, Suite 6-L Denver, CO 80221	0.5%	Common Equity Units (6.89% fully diluted common equity)	(5)	05/2019		250,000	325,000

Surge Hippodrome Holdings, LLC 7700 Windrose #G300 Plano, TX 75024	7.6%	Senior Secured Term Loan (Last Out), due 08/2024 (13.50%; 3M LIBOR + 11.50%)		08/2019	5,460,000	5,184,550	4,746,273
		Common Equity Interest (10.69% fully diluted common equity)	(5)	08/2019		464,421	6,205
		Common Equity Warrants (6.38% fully diluted common equity)	(5)	08/2019		237,579	3,993

Telecommunications
Slappey Communications, LLC 4260 Cahaba Heights Court, Suite 100 Birmingham, AL 35243	0.5%	Common Equity Units (11.33% preferred equity / 7.05% fully diluted common equity)	(5)	05/2019		288,946	281,648

Total Affiliate investments					29,446,677	34,972,335	35,563,428

Control Investments
Aerospace & Defense
Flight Lease VII, LLC 324 Datura Street, Suite 252 West Palm Beach, FL 33401	0.5%	Common Equity Interest (46.14% fully diluted common equity)	(8)	03/2016		$300,000	$300,000

Healthcare & Pharmaceuticals
Infinite Care, LLC 750 West Hampden, Suite 105 Englewood, CO 80110	17.1%	Senior Secured Term Loan, due 01/2022 (8.0% with a borrower PIK option)	(6)	02/2016	5,043,356	3,314,219	5,043,356
		Senior Secured Revolving Line of Credit, due 01/2022 (8.0% with a borrower PIK option)	(6)	02/2016	4,777,403	4,416,981	4,777,403
		Membership Interest (100.00% membership interests)	(5) (6)	02/2016		5,949,000	794,584

Total Control Investments					9,820,759	13,980,200	10,915,343
Total Investments					83,813,091	94,034,341	89,554,573
(1)	Debt investments are income-producing investments unless an investment is on non-accrual. Common equity, preferred equity, residual values and warrants are non-income-producing.
(2)
For each loan, HCAP has provided the interest rate in effect on the date presented, as well as the contractual components of that interest rate. In the case of HCAP's variable or floating rate loans, the interest rate in effect takes into account the applicable LIBOR rate in effect on December 31, 2020 or, if higher, the applicable LIBOR floor.

(3)	Line of credit has an unfunded commitment in addition to the amounts shown in the above Portfolio Companies table.
(4)	The cash coupon and/or PIK coupon on the loan is subject to a pricing grid based on certain leverage ratios of the portfolio company.
(5)	The investment is owned by HCAP Equity Holdings, LLC, one of HCAP's taxable blocker subsidiaries.
(6)
Infinite Care, LLC (“ICC”) was previously in default under the terms of its credit agreement with HCAP and was on non-accrual status through September 30, 2020. During the fourth quarter of 2020, due to operational improvements, ICC began to service its current debt obligations to HCAP. In October 2017, HCAP exercised its rights under a stock pledge of ICC. HCAP formed a wholly owned subsidiary, HCAP ICC, LLC, to exercise its proxy right under the pledge agreement and take control of ICC’s board of directors. In January 2018, HCAP took control of ICC's equity after accelerating the debt and auctioning ICC’s equity in a public sale. HCAP bid a portion of its outstanding debt to gain control of ICC in connection with the public sale process. Upon the completion of the sale process in January 2018, HCAP converted $2.0 million of its debt investment in ICC into shares of ICC’s membership interests.
(7)
Investment is not a qualifying asset as defined under Section 55(a) of the 1940 Act. Qualifying assets must represent at least 70% of total assets at the time of acquisition of any additional non-qualifying assets. HCAP's non-qualifying assets, on a fair value basis, totaled approximately 0.8% of HCAP's total assets as of December 31, 2020.

(8)
This is an equity investment that receives a cash flow stream based on lease payments received by Flight Lease VII, LLC. Flight Lease VII, LLC owns an aircraft that was leased to one lessee. The lessee had been in arrears on its lease payments and, in June of 2018, Flight Lease VII, LLC terminated the lease. As a result of the cessation of cash flows, future payments on this equity investment will resume only if Flight Lease VII, LLC is successful in obtaining a new lessee or sells the aircraft. For the year ended December 31, 2020, HCAP recognized an impairment charge of $0.1 million, which is presented in the “net realized gains (losses) - control investments” line item on HCAP's Consolidated Statement of Operations included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(9)	This debt investment is on non-accrual status as of December 31, 2020.
(10)	The HCAP Credit Facility is secured by all of HCAP's assets.
(11)	All of HCAP's portfolio investments are generally subject to restrictions on sale as “restricted securities”, unless otherwise noted.
(12)	Unless otherwise indicated, all portfolio company investments are Level 3 assets whose values were determined using significant unobservable inputs.
(13)
In October 2020, General Nutrition, Inc. (”GNC”) was restructured upon its sale. HCAP received approximately $1.9 million, representing a full payoff at par of each of its New Money DIP Term Loan and its Roll-up DIP Term Loan. HCAP also received an additional $1.2 million, representing a discounted payoff of its $3.0 million original tranche B-2 Term Loan and received its pro rata share of a new Second Lien Term Loan with a par value of $1.8 million in GNC Holdings, LLC. HCAP recognized a realized loss of $0.3 million relating to this transaction, which is presented in the "net realized gains (losses) - non-affiliated/non-control investments" line item on HCAP's Consolidated Statement of Operations included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

MANAGEMENT OF HCAP
Please refer to “Directors, Executive Officers and Corporate Governance” and “Executive Compensation” in Part III of HCAP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference into this proxy statement/prospectus, for information relating to the management of HCAP.
PORTFOLIO MANAGEMENT OF HCAP
The management of HCAP’s investment portfolio is the responsibility of HCAP Advisors and its investment committee (the “HCAP Investment Committee”). HCAP Advisors serves as HCAP’s investment adviser and, subject to the overall supervision of HCAP’s board of directors, the principals of HCAP Advisors described below manage HCAP’s day-to-day operations and provide investment advisory and management services to HCAP.
HCAP Investment Committee
HCAP Advisors has an investment committee that is responsible for approving all key investment decisions that are made by HCAP Advisors on HCAP’s behalf. The members of the HCAP Investment Committee are Messrs. Joseph Jolson, Richard Buckanavage, James J. Fowler, and Bryan B. Hamm. The members of the HCAP Investment Committee have extensive investment experience and collectively currently manage or oversee an investment portfolio that includes alternative assets such as long-short equity hedge funds, middle-market lending, private equity and HCAP. All key investment decisions made by HCAP Advisors on HCAP’s behalf, including screening, initial approvals, final commitment, funding, and material amendments, require approval from three of the four members of the HCAP Investment Committee and must include the approval of Mr. Jolson and Mr. Buckanavage.
Information regarding members of the HCAP Investment Committee who are not also members of HCAP’s board of directors is as follows:
Bryan B. Hamm. Mr. Hamm served as the President of Medalist Partners Corporate Finance LLC until the second quarter of 2020 and has more than 25 years of experience in leveraged finance, asset-based, and distressed agented and syndicated middle-market secured lending transactions covering a broad range of industries. During his career, he has overseen approximately $2.5 billion of distressed lending transactions. Prior to co-founding Cratos Capital Partners, the predecessor to JMP Credit Advisors and Medalist Partners Corporate Finance LLC, in May 2006, Mr. Hamm held a variety of senior management positions throughout a 14-year career at Wells Fargo Foothill, Inc. As an Executive Vice President, he served as a member of that firm’s investment committee from 2000 through 2006. Mr. Hamm received his undergraduate degree from the University of Massachusetts and is a former Certified Public Accountant.
James J. Fowler. Mr. Fowler was appointed by the HCAP Board in March 2018 to serve as HCAP’s Chief Investment Officer. He also serves and has been a Managing Director of JMP Group, a full-service investment banking and asset management firm, since February 2001. Commencing April 2016 to present, he is serving as the Portfolio Manager of JMP Capital I LLC, which is a credit fund providing debt capital to lower middle market companies. Prior to this role, from 2010 to 2016, Mr. Fowler was a Co-Portfolio Manager of Harvest Opportunities Partners II, which was a market-neutral equity hedge fund dedicated to investing in small and mid-sized financial services companies. Mr. Fowler joined JMP’s asset management platform in February 2007, and from February 2008 until December 2012, he was the non-Executive Chairman of the Board of Directors of New York Mortgage Trust (NASD: NYMT), which is a New York-based mortgage real estate investment trust (REIT) that was recapitalized in February 2008 by entities owned by JMP Group's broker/dealer (JMP Securities) where he covered a wide range of mortgage and specialty finance companies. During this period, from 2005-2007, he also served as Co-Director of Equity research. Mr. Fowler holds a B.S. degree in Finance from Golden Gate University.
Investment Professionals
The principals of HCAP Advisors, Messrs. Jolson and Buckanavage, are responsible for HCAP’s day-to-day management. They are supported by investment professionals at HCAP Advisors, including Seth Tutlis, and expect to draw upon the resources of JMP Group, including its investment professionals as well as finance and operational professionals, in connection with HCAP’s investment activities. Information regarding Mr. Tutlis is set forth below.
Seth Tutlis has been an investment professional at HCAP Advisors investment adviser since 2014. Before joining HCAP Advisors, Mr. Tutlis was an investment professional and a member of the investment committee at Prospect Capital, a middle-market private credit and equity investment firm. From 2006 to 2009, he was an investment professional at Patriot Capital Funding, a publicly-traded BDC focused on credit and equity investments in lower middle-market businesses. From 1998 to 2006, Mr. Tutlis worked at various asset management and equity research organizations including AllianceBernstein Institutional Investments (and its predecessor Sanford C. Bernstein), Soundview Capital Management, and Sidoti & Company, where he covered a variety of sectors including aerospace & defense, and engineering & construction. Mr. Tutlis holds an MBA from the Yale School of Management and a BS from Sacred Heart University. He is also a CFA charterholder.
HCAP is also able to access additional investment resources through HCAP Advisors and JMP Group, as needed. Through the HCAP Administration Agreement, for example, HCAP is able to utilize the logistical expertise of HCAP Advisors to facilitate the execution of HCAP’s investments.
The partners and investment professionals of HCAP Advisors and the members of the HCAP Investment Committee that support HCAP are not employed by HCAP and receive no compensation directly from HCAP in connection with the management of HCAP’s portfolio. However, through their financial interests in and/or employment with HCAP Advisors, they are indirectly compensated by HCAP through the investment advisory fees its pays to HCAP Advisors.
The following table shows the dollar range of HCAP Common Stock beneficially owned by each member of the HCAP Investment Committee as of April 15, 2021:
Member of HCAP Investment Committee	Dollar Range of Equity Securities In HCAP(1)(2)(3)
Joseph A. Jolson	Over $1,000,000
Richard P. Buckanavage	$100,001 − $500,000
James J. Fowler	None
Bryan B. Hamm	None
(1)	Dollar ranges are as follows: None, $1-$10,000, $10,001-$50,000, $50,001-$100,000, $100,001-$500,000, $500,001-$1,000,000 or Over $1,000,000.
(2)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(3)	The dollar range of equity securities beneficially owned in HCAP is based on the closing price for HCAP Common Stock of $8.86 on April 15, 2021 on Nasdaq GM.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF HCAP
HCAP has procedures in place for the review, approval and monitoring of transactions involving HCAP and certain persons related to HCAP. As a BDC, HCAP is prohibited under the 1940 Act from participating in certain transactions with certain of its affiliates without the prior approval of the HCAP Independent Directors and, in some cases, the SEC. The affiliates with which HCAP may be prohibited from transacting include its officers, directors and employees and any person controlling or under common control with HCAP.
In addition, HCAP adopted and maintains a code of ethics pursuant to Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the code may invest in securities for their personal investment accounts, including securities that may be purchased or held by HCAP, so long as such investments are made in accordance with the code’s requirements and applicable law. A copy of the code of ethics is available on the Corporate Governance section of HCAP’s website at www.harvestcapitalcredit.com.
HCAP Advisors is an affiliate of JMP Group, a full-service investment banking and asset management firm. JMP Group currently holds an equity interest in the Company and, through its subsidiaries, owns a majority equity interest in HCAP Advisors. JMP Group conducts its primary business activities through two wholly-owned subsidiaries: (i) HCS, an SEC-registered investment adviser that focuses on venture capital and real estate funds, middle-market lending and private equity; and (ii) JMP Securities, a full-service investment bank that provides equity research, institutional brokerage and investment banking services to growth companies and their investors. Joseph A. Jolson, HCAP’s Chief Executive Officer and Chairman of the HCAP Board, is also the Chief Executive Officer and Chairman of the board of directors of, and has a financial interest in, JMP Group. As described above, on October 16, 2020, the HCAP Special Committee, on behalf of HCAP, entered into the JMP Securities Agreement with JMP Securities in connection with work performed by JMP Securities at the direction of HCAP Advisors in connection with the Initial Strategic Evaluation Process. In consideration for the services covered by the JMP Securities Agreement, HCAP agreed to pay JMP Securities the JMP Fee. On November 6, 2020, HCAP paid JMP Securities $100,000 under the terms of the JMP Securities Agreement and, upon the consummation of the Mergers, will be required under the JMP Securities Agreement to pay JMP Securities an additional $250,000 in fulfillment of the remainder of the JMP Fee payable under the terms of the JMP Securities Agreement.
Concurrently with the parties’ entry into the Merger Agreement, PTMN also entered into the Voting Agreements with each of Mr. Jolson and certain entities controlled or influenced by Mr. Jolson, which collectively owned an aggregate of approximately 32.24% of the outstanding shares of HCAP Common Stock as of December 22, 2020. Pursuant to the Voting Agreements, these stockholders have agreed to vote their respective covered shares of HCAP Common Stock (i) in favor of the approval of the Merger Agreement and any other matters necessary for consummation of the other transactions contemplated by the Merger Agreement and any other action reasonably requested by PTMN in furtherance thereof and (ii) against (A) any action, proposal, agreement, recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination or transaction between or involving HCAP and any other person that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the First Merger or any of the other transactions contemplated by the Merger Agreement, (B) any action or transaction that would result in a breach of any covenant, representation or warranty or other obligation or agreement of HCAP or any of its subsidiaries contained in the Merger Agreement, or of the relevant stockholder contained in the applicable Voting Agreement, (C) any amendment or other change to the HCAP Certificate of Incorporation or the HCAP Bylaws, and (D) any other material change in HCAP’s corporate structure or business. Prior to entry into the Voting Agreements, the HCAP Board adopted resolutions approving the Voting Agreements under Section 203 of the DGCL such that the restrictions on business combinations contained in Section 203 will not apply to the Mergers.
Concurrently with the parties’ entry into the Merger Agreement, HCAP also entered into the Jolson Letter Agreement. Pursuant to the Jolson Letter Agreement, Mr. Jolson has agreed (i) to elect to receive shares of PTMN Common Stock as consideration in connection with the Mergers for all of the Jolson Shares, (ii) to not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or beneficial ownership interest in or otherwise dispose of, or encumber any of the Jolson Shares or enter into any contract, option, or other agreement with respect to, or consent to, a transfer of, any of the Jolson Shares or his voting or economic interest therein other than pursuant to the Merger Agreement and in connection with the Mergers during the period commencing on the date of the Jolson Letter Agreement and ending on the Closing Date and (iii) to not transfer any shares of the Locked Up Securities or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Locked Up Securities for 90 days following the Closing.
CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS OF HCAP
As of April 15, 2021, there were 5,968,296 shares of HCAP Common Stock outstanding. As of such date, to HCAP’s knowledge, there are no persons who would be deemed to “control” HCAP, as such term is defined in the 1940 Act.
The following tables sets forth, as of April 15, 2021, certain ownership information with respect to HCAP Common Stock for those persons who directly or indirectly own, control or hold with the power to vote, five percent or more of the outstanding HCAP Common Stock and all officers and directors of HCAP, individually and as a group. Pro forma percentage of ownership is based on 90,158,974 shares of PTMN Common Stock expected be outstanding immediately following consummation of the Mergers based on the number of issued and outstanding shares of PTMN Common Stock as of April 15, 2021.
Unless otherwise indicated, HCAP believes that each beneficial owner set forth in the tables below has sole voting and investment power. HCAP’s directors in the table below are divided into two groups — interested directors and independent directors. Interested Directors are “interested persons” of HCAP as defined in Section 2(a)(19) of the 1940 Act. Unless otherwise indicated, the address of all HCAP executive officers and directors is c/o Harvest Capital Credit Corporation, 450 Park Avenue, 5th Floor, New York, NY 10022.
Name and address	Number of Shares	Percentage of outstanding HCAP Common Stock(1)	Range of Pro Forma percentage of outstanding common stock of PTMN(4)
JMP Group LLC(2) 600 Montgomery Street, Suite 1100 San Francisco, CA 94111	990,861	16.6%	2.8%-4.2%
Joseph A. Jolson(3) 600 Montgomery Street, Suite 1100 San Francisco, CA 94111	930,041	15.6%	2.6%-3.9%
(1)	Based on 5,968,296 shares of HCAP Common Stock outstanding as of April 15, 2021.
(2)
Consists of 990,861 shares of common stock of the Company held of record by JMP Securities LLC, over which JMP Securities LLC has shared voting and investment power. JMP Securities LLC is a direct, wholly owned subsidiary of JMP Holding LLC, which is a direct, wholly owned subsidiary of JMP Group Inc., which is a direct, wholly owned subsidiary of JMP Investment Holdings LLC, which is a wholly owned subsidiary of JMP Group LLC.

(3)
The total number of shares reported includes 864,273 shares owned by the Joseph A. Jolson 1991 Trust, of which Mr. Jolson is the trustee and over which shares Mr. Jolson has shared voting and investment power; 35,768 shares owned by The Jolson Family Foundation, of which foundation Mr. Jolson is President and Treasurer and over which shares Mr. Jolson has shared voting and investment power, but no pecuniary interest; and 30,000 shares owned directly by Mr. Jolson.

(4)
Pro Forma percentage of outstanding common stock of PTMN is dependent upon the number of shares electing to receive cash relative to the number of shares electing to receive shares and each individual shareholder's election. The ranges in this column use the assumptions set forth under “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” except that such ranges assume that each of JMP Group LLC and Mr. Jolson elect to receive shares of PTMN Common Stock as consideration in connection with the Mergers in exchange for all of their shares of HCAP Common Stock and that all other holders of HCAP Common Stock either (a) elect to receive shares of PTMN Common Stock as consideration in connection with the Mergers in exchange for all of their shares of HCAP Common Stock, with respect to the lower end of the range, or (b) elect to receive cash as consideration in connection with the Mergers in exchange for all of their shares of HCAP Common Stock, with respect to the higher end of the range.

Name	Number of Shares	Percentage of outstanding HCAP Common Stock(1)	Range of Pro forma percentage of outstanding common stock of PTMN(3)
Directors and Executive Officers:
Independent Directors
Dorian B. Klein	—	—	—
Jack G. Levin	—	—	—
Richard A. Sebastiao	14,570	*	*
Non-Independent Directors
Joseph A. Jolson	930,041(2)	15.6%	2.6%-3.9%
Richard P. Buckanavage	47,566	*	*
Executive Officers
William E. Alvarez, Jr.	4,849	*	*
James J. Fowler	—	—	—
Directors and Executive Officers as a Group (7 persons)	997,026	16.7%	2.8%-3.9%
*	Less than 1%.
(1)	Based on 5,968,296 shares of HCAP Common Stock outstanding as of April 15, 2021.
(2)
The total number of shares reported includes 864,273 shares owned by the Joseph A. Jolson 1991 Trust, of which Mr. Jolson is the trustee and over which shares Mr. Jolson has shared voting and investment power; 35,768 shares owned by The Jolson Family Foundation, of which foundation Mr. Jolson is President and Treasurer and over which shares Mr. Jolson has shared voting and investment power, but no pecuniary interest; and 30,000 shares owned directly by Mr. Jolson.

(3)
Pro Forma percentage of outstanding common stock of PTMN is dependent upon the number of shares electing to receive cash relative to the number of shares electing to receive shares and each individual shareholder's election. The ranges in this column use the assumptions set forth under “Description of the Merger Agreement—Allocation of Merger Consideration and Illustrative Elections and Calculations” except that such ranges assume that each of JMP Group LLC and Mr. Jolson elect to receive shares of PTMN Common Stock as consideration in connection with the Mergers in exchange for all of their shares of HCAP Common Stock and that all other holders of HCAP Common Stock either (a) elect to receive shares of PTMN Common Stock as consideration in connection with the Mergers in exchange for all of their shares of HCAP Common Stock, with respect to the lower end of the range, or (b) elect to receive cash as consideration in connection with the Mergers in exchange for all of their shares of HCAP Common Stock, with respect to the higher end of the range.

Dollar Range of Equity Securities Beneficially Owned by Directors
The following table sets forth the dollar range of HCAP’s equity securities beneficially owned by each of HCAP’s directors as of April 15, 2021. HCAP is not part of a “family of investment companies,” as that term is defined in Schedule 14A.
Name of Director	Dollar Range of Equity Securities in HCAP(1)
Independent Directors
Dorian B. Klien	None
Jack G. Levin	None
Richard A. Sebastiao	Over $100,000
Interested Directors
Joseph A. Jolson	Over $100,000
Richard P. Buckanavage	Over $100,000
(1)	Dollar ranges are as follows: None; $1 – $10,000; $10,001 – $50,000; $50,001 – $100,000; over $100,000.

DESCRIPTION OF CAPITAL STOCK OF PTMN
The following description is based on relevant portions of the DGCL and on the PTMN Certificate of Incorporation and the PTMN Bylaws. This summary may not contain all of the information that is important to you, and PTMN refers you to the DGCL and the PTMN Certificate of Incorporation and the PTMN Bylaws for a more detailed description of the provisions summarized below.
Capital Stock
PTMN’s authorized stock consists of 100,000,000 shares of PTMN Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share. PTMN Common Stock is traded on Nasdaq under the ticker symbol “PTMN.” There are no outstanding options or warrants to purchase PTMN’s stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, PTMN Stockholders generally are not personally liable for its debts or obligations.
The following are PTMN’s outstanding classes of securities as of April 15, 2021:
(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by PTMN or for PTMN’s Account	Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	100,000,000	929,262	75,195,141
Preferred Stock	5,000,000	—	—
PTMN Common Stock
Under the terms of the PTMN Certificate of Incorporation, all shares of PTMN Common Stock have equal rights as to earnings, assets, dividends and voting, and those shares that have been issued are duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to PTMN Stockholders if, as and when authorized by the PTMN Board and declared by PTMN out of funds legally available therefor. Shares of PTMN Common Stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by U.S. federal and state securities laws or by contract. In the event of PTMN’s liquidation, dissolution or winding up, each share of PTMN Common Stock would be entitled to share ratably in all of PTMN’s assets that are legally available for distribution after PTMN pays all debts and other liabilities and subject to any preferential rights of holders of any series preferred stock that might be outstanding at that time. Each share of PTMN Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of common stock possess exclusive voting power except (i) as provided with respect to any other class or series of capital stock or (ii) as may be required by the 1940 Act if PTMN fails to meet certain asset coverage requirements. There is no cumulative voting in the election of directors, or any other matter, which means that holders of a majority of the outstanding shares of common stock are able elect all of PTMN’s directors, and holders of less than a majority of such shares are unable to elect any director.
PTMN Preferred Stock
In addition to shares of common stock, the PTMN Certificate of Incorporation authorizes the issuance of preferred stock. Under the terms of the PTMN Certificate of Incorporation, the PTMN Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. The PTMN Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.
Every issuance of preferred stock is required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to PTMN Common Stock, PTMN meet a coverage ratio of total assets to total senior securities, which include all of PTMN’s borrowings and its preferred stock, of at least 200% (or the 150% asset coverage ratio effective as of March 29, 2019) and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are unpaid in an amount equal to two full years’ dividends, and to continue to be so represented until all dividends in arrears have been paid or otherwise provided for. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock.
For any series of preferred stock that PTMN may issue, PTMN’s Board of Directors will determine, and the prospectus supplement relating to such series will describe:
•	the designation and number of shares of such series;
•	the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, which dividends are cumulative and not participating;
•	any provisions relating to convertibility or exchangeability of the shares of such series;
•	the rights and preferences, if any, of holders of shares of such series upon PTMN’s liquidation, dissolution or winding up of PTMN’s affairs;
•	the voting powers, if any, of the holders of shares of such series;
•	any provisions relating to the redemption of the shares of such series;
•	any limitations on PTMN’s ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;
•	any conditions or restrictions on PTMN’s ability to issue additional shares of such series or other securities;
•	if applicable, a discussion of certain U.S. federal income tax considerations; and
•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.
Shares of preferred stock must be issued in one or more series with such particular terms as may be fixed by the PTMN Board, provided that no series will have preference or priority over any other series upon the distribution of PTMN’s assets or in respect of payment of interest or dividends.
Provisions of the DGCL and PTMN’s Certificate of Incorporation and Bylaws
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
Under the PTMN Certificate of Incorporation, PTMN will fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of PTMN’s directors or officers or is or was serving at PTMN’s request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees and related disbursements), judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, penalties and amounts paid or to be paid in settlement, actually and reasonably incurred by such person in connection with such action, suit or proceeding, except with respect to any matter as to which such person will have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such person’s action was in PTMN’s best interests or to be liable to PTMN or PTMN Stockholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. The PTMN Certificate of Incorporation also provides that PTMN’s directors will not be personally liable to PTMN or PTMN Stockholders for monetary damages for breaches of their fiduciary duty as directors, except for (i) any breach of their duty of loyalty to PTMN or PTMN Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorization of illegal dividends or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. So long as PTMN is regulated under the 1940 Act, the above indemnification and limitation of liability will be limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its stockholders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Delaware law also provides that indemnification permitted under the law will not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.
The PTMN Certificate of Incorporation permits PTMN to secure insurance on behalf of any person who is or was or has agreed to become a director or officer of PTMN’s company or is or was serving at PTMN’s request as a director or officer of another enterprise for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. PTMN has obtained liability insurance for PTMN’s officers and directors.
Delaware Anti-Takeover Law
PTMN is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested stockholders” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. The PTMN Certificate of Incorporation and the PTMN Bylaws provide that:
•	PTMN’s Board of Directors is divided into three classes, as nearly equal in size as possible, with staggered three-year terms;
•	directors may be removed only for cause, at a meeting called for that purpose, by the affirmative vote of the holders of 75% of the shares of PTMN’s capital stock entitled to vote; and
•
subject to the requirements of the 1940 Act, any vacancy on PTMN’s Board of Directors, however the vacancy occurs, including a vacancy due to an enlargement of the Board of Directors, may only be filled by vote of the directors then in office.

The classification of PTMN’s Board of Directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire PTMN, or of discouraging a third party from acquiring PTMN.
The PTMN Certificate of Incorporation and the PTMN Bylaws also provide that:
•
any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

•	special meetings of the stockholders may only be called by PTMN’s Board of Directors, Chairman of the Board of Directors or Chief Executive Officer.
The PTMN Bylaws provide that, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to PTMN. These provisions could delay, until the next stockholders’ meeting, stockholder actions which are favored by the holders of a majority of PTMN’s outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for PTMN Common Stock, because such person or entity, even if it acquired a majority of PTMN’s outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.
Delaware’s law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Under the PTMN Certificate of Incorporation and the PTMN Bylaws, the affirmative vote of the holders of at least 75% of the shares of PTMN’s capital stock then outstanding and entitled to vote is required to amend or repeal any of the provisions of the PTMN Bylaws. Similarly, the PTMN Certificate of Incorporation provides that the vote of at least 75% of the shares of PTMN’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, is required to amend or repeal any provision of the certificate of incorporation pertaining to PTMN’s Board of Directors, limitation of liability, indemnification, stockholder action or amendments to the certificate of incorporation, to approve a proposal to convert, whether by merger or otherwise, from a closed-end company to an open-end company or to approve a proposal to effect PTMN’s liquidation or dissolution. However, if such amendment or proposal is approved by at least 75% of PTMN’s Continuing Directors (in addition to approval by PTMN’s Board of Directors), such amendment or proposal may be approved by the stockholders entitled to cast a majority of the votes entitled to be cast on such matter. “Continuing Directors” is defined in the PTMN Certificate of Incorporation as PTMN’s directors at the time of the completion of PTMN’s initial public offering as well as those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the continuing directors then on PTMN’s Board of Directors. The stockholder vote with respect to the PTMN Certificate of Incorporation or the PTMN Bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series preferred stock that might be outstanding at the time any such changes are submitted to stockholders.
Election of Directors
According to the PTMN Certificate of Incorporation, at every annual or special meeting of stockholders of PTMN, each record holder of PTMN Common Stock will be entitled to cast one (1) vote for each share of PTMN Common Stock standing in such holder’s name on the stock transfer records of PTMN for the election of directors and on matters submitted to a vote of stockholders of PTMN.
Classified Board of Directors
According to the PTMN Certificate of Incorporation, on the first date that PTMN has more than twenty stockholders of record, PTMN’s Board of Directors will be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible and no class will include less than one director. The term of office of directors of one class will expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor will be elected and will qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors will be apportioned among the classes as equally as possible by PTMN’s Board of Directors. In the event of any decrease in the number of directors, all classes of directors will be decreased equally as nearly as possible by PTMN’s Board of Directors. The initial term of office of directors of Class I will expire at the annual meeting of stockholders in 2007; that of Class II will expire at the annual meeting in 2008; and that of Class III will expire at the annual meeting in 2009; and in all cases as to each director when such director’s successor will be elected and will qualify or upon such director’s earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders, beginning with the annual meeting of stockholders in 2007, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of election.
Number of Directors; Removal; Vacancies
According to the PTMN Certificate of Incorporation, the number of directors of PTMN will be fixed from time to time by, or in the manner provided in, the PTMN Bylaws, but will never be less than the minimum number required by the 1940 Act. The PTMN Bylaws state the number of directors which will constitute the Board of Directors will initially be seven (7) but may be increased or decreased from time to time by the Board of Directors; provided, however, that (i) the number of directors will not be fewer than five (5) or greater than eleven (11) and (ii) no decrease in the number of directors will shorten the term of any incumbent director. Except as otherwise provided by the PTMN Bylaws or the Certificate of Incorporation, the directors will be elected at the annual meeting of stockholders.
According to the PTMN Certificate of Incorporation, subject to the rights of the shares of any series of Preferred Stock then outstanding, any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 75% of the shares of PTMN’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class.

According to the PTMN Certificate of Incorporation, PTMN’s Board of Directors is expressly authorized to change the number of directors in any or all of the classes without the consent of the stockholders. Subject to the applicable requirements of the 1940 Act and the rights of the shares of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies on PTMN’s Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may only be filled by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and has qualified.
The PTMN Bylaws state any director of PTMN may resign at any time by giving notice in writing or by electronic transmission of his resignation to PTMN. Any such resignation will take effect at the time specified therein or, if the time when it will become effective will not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective. Newly created directorships resulting from any increase in the number of directors or any vacancies in PTMN’s Board of Directors resulting from death, resignation, retirement, disqualification, removal or any other cause will be filled as provided in the Certificate of Incorporation. Any director may be removed as provided in the Certificate of Incorporation.
Action by Stockholders
According to the PTMN Certificate of Incorporation, on the first date that PTMN has more than twenty stockholders of record, any action required or permitted to be taken by the stockholders of PTMN must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of PTMN.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
The PTMN Bylaws state that except as required by law, only persons who are nominated in accordance with the following procedures will be eligible for election as directors of PTMN. Nominations of persons for election to PTMN’s Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as provided under Section 3 of Article II of the PTMN Bylaws (a) by or at the direction of PTMN’s Board of Directors (or any duly authorized committee thereof) (subject to Section 13(a) of Article III of the PTMN Bylaws) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in Article II Section 11 of the PTMN Bylaws and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in Section 11 of the PTMN Bylaws.
The PTMN Bylaws also state that except as required by applicable law, no business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of PTMN’s Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of PTMN’s Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of PTMN (i) who is a stockholder of record on the date of the giving of the notice provided for in Article II Section 12 of the PTMN Bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in Article II, Section 12 of the PTMN Bylaws.
Stockholder Meetings
The PTMN Bylaws state that all meetings of the stockholders for the election of directors or for any other purpose will be held at any such place, either within or outside the State of Delaware, as will be designated from time to time by PTMN’s Board of Directors and stated in the notice of meeting or in a duly executed waiver of notice thereof.

An annual meeting of stockholders will be held each year and stated in a notice of meeting or in a duly executed waiver thereof. The date, time and place of such meeting will be determined by the Chief Executive Officer of PTMN; provided that if the Chief Executive Officer does not act, PTMN’s Board of Directors will determine the date, time, and place of such meeting. At such annual meeting, the stockholders will elect, by a plurality vote, the directors whose term expires at such annual meeting and transact such other business as may properly be brought before the meeting.
Except as otherwise expressly required by statute, written notice of each annual and special meeting of stockholders stating the date, time and place of the meeting (and, in the case of a special meeting, the purpose or purposes for which the meeting is called) will be given to each stockholder of record entitled to vote there at not less than ten nor more than 60 days before the date of the meeting. Business transacted at any special meeting of stockholders will be limited to such matter(s) brought before the meeting by or at the direction of PTMN’s Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer, as applicable, and stated in the notice. Notice will be given personally or by mail and, if by mail, will be sent in a postage prepaid envelope, addressed to the stockholder at his address as it appears on the records of PTMN. Notice by mail will be deemed given at the time when the same will be deposited in the United States mail, postage prepaid. Notice of any meeting will not be required to be given to any person (a) who attends such meeting, except when such person attends the meeting in person or by proxy for the express purpose of objecting (at the beginning of the meeting) to the transaction of any business because the meeting is not lawfully called or convened, or (b) who (either before or after the meeting) will submit a signed written waiver of notice thereof either in person or by proxy. Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any written waiver of notice.
Calling of Special Meetings of Stockholders
The PTMN Bylaws state that special meetings of stockholders may be called for any purpose by PTMN’s Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer and may be held on such date and at such time and place, either within or outside the State of Delaware, as will be stated in a notice of meeting or in a duly executed waiver of notice thereof.
Conflict with the 1940 Act
According to the PTMN Certificate of Incorporation, in the event that any provision of the PTMN Certificate of Incorporation is or becomes inconsistent with any provision of the General Corporation Law of the State of Delaware, the 1940 Act or any other applicable law, the provision of the PTMN Certificate of Incorporation will not be given any effect to the extent of such inconsistency but will otherwise be given full force and effect.

DESCRIPTION OF CAPITAL STOCK OF HCAP
HCAP’s authorized stock consists of 100,000,000 shares of HCAP Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share.
The following are HCAP’s outstanding classes of securities as of April 15, 2021:
(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by HCAP as Treasury Stock	Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	100,000,000	641,965	5,968,296
Preferred Stock	2,000,000	—	—
HCAP Common Stock
HCAP Common Stock is traded on Nasdaq GM under the ticker symbol “HCAP.” No HCAP Common Stock has been authorized for issuance under any equity compensation plans. Under Delaware law, HCAP Stockholders generally are not personally liable for HCAP’s debts or obligations.
All shares of HCAP Common Stock have equal rights as to earnings, assets, dividends and other distributions and voting. When they are issued, shares of HCAP Common Stock will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of HCAP Common Stock if, as, and when declared by the HCAP Board out of assets legally available therefor, subject to any preferential dividend rights of outstanding preferred stock.
Shares of HCAP Common Stock have no preemptive, subscription, redemption or conversion rights. Shares of HCAP Common Stock are freely transferable, except when their transfer is restricted by U.S. federal and state securities laws or by contract. In the event of HCAP’s liquidation, dissolution or winding up, each share of HCAP Common Stock is entitled to receive ratably HCAP’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.
Each share of HCAP Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Except as provided with respect to any other class or series of stock, the holders of HCAP Common Stock will possess exclusive voting power. At any annual meeting, HCAP Stockholders will elect, by a plurality vote, the nominated directors for appointment to the HCAP Board. The holders of a majority of the voting power of the issued and outstanding shares of HCAP Common Stock entitled to vote at any meeting of HCAP Stockholders (present in person or represented by proxy) constitutes a quorum for the transaction of business at all meetings of HCAP Stockholders, except as otherwise provided by statute or by the HCAP Certificate of Incorporation. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the issued and outstanding shares of HCAP Common Stock entitled to vote thereon, present and voting, in person or represented by proxy, will decide any question brought before such meeting, unless the question is one upon which by express provision of Delaware law or of the HCAP Certificate of Incorporation or the HCAP Bylaws, a different vote is required.
Preferred Stock
In addition to shares of HCAP Common Stock, the HCAP Certificate of Incorporation authorizes the HCAP Board, without stockholder approval, to issue shares of preferred stock in one or more series, by filing a certificate pursuant to the applicable Delaware law to establish from time to time the number of shares to be included in each such series, and to fix the voting powers (if any), designation, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof.

Provisions of the HCAP Certificate of Incorporation or the HCAP Bylaws that may have the effect of delaying, deferring or preventing a change of control
HCAP is subject to Section 203 of the DGCL, which regulates, subject to some exceptions, acquisitions of publicly held Delaware corporations. In general, Section 203 prohibits HCAP from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:
•	The HCAP Board approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the shares of HCAP Common Stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•
on or subsequent to the date the person became an interested stockholder, the HCAP Board approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding shares of HCAP Common Stock not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:
•	any merger or consolidation involving HCAP and the interested stockholder;
•
any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all of HCAP’s assets or the aggregate market value of all the outstanding shares of HCAP Common Stock involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by HCAP of any shares of HCAP Common Stock to the interested stockholder;
•	any transaction involving HCAP that has the effect of increasing the proportionate share of HCAP Common Stock owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through HCAP.
In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire HCAP.
Removal of Directors and Filing of Board Vacancies
The HCAP Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of HCAP’s capital stock then outstanding and entitled to vote, voting together as a single class. Under the HCAP Certificate of Incorporation, any vacancy on the HCAP Board, however the vacancy occurs, including a vacancy due to an enlargement of the HCAP Board, may only be filled by the HCAP Board, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. These provisions could have the effect of more difficult for a third party to acquire HCAP, or of discouraging a third party from acquiring HCAP.
Classified Board of Directors
The HCAP Board is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board of directors may render a change in control of HCAP or removal of HCAP’s incumbent management more difficult. This provision could delay for up to two years the replacement of a majority of the HCAP Board.

Action by Stockholders
Under the HCAP Certificate of Incorporation and the HCAP Bylaws, any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
The HCAP Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the HCAP Board and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the HCAP Board, (2) pursuant to HCAP’s notice of meeting or (3) by a stockholder who is a stockholder of record on the date of the giving of the notice provided for in the HCAP Bylaws, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the HCAP Bylaws. Nominations of persons for election to the HCAP Board at a special meeting may be made only by or at the direction of the HCAP Board and, provided that the HCAP Board has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record on the date of the giving of the notice provided for in the HCAP Bylaws, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the HCAP Bylaws.
Stockholder Meetings
The HCAP Certificate of Incorporation and the HCAP Bylaws provide that any action required or permitted to be taken by HCAP Stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. The HCAP Bylaws provide that, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to HCAP. These provisions could delay until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of the HCAP outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for HCAP Common Stock, because such person or entity, even if it acquired a majority of HCAP’s outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.
Calling of Special Meetings of Stockholders
The HCAP Bylaws provide that special meetings of stockholders may be called by the HCAP Board, the chairman of the HCAP Board or HCAP’s Chief Executive Officer.
Amending Governing Documents
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. The DGCL also provides generally that the affirmative vote of a majority of the shares present in person or by proxy at a meeting and entitled to vote is required to amend a corporation’s bylaws, unless a corporation’s certificate of incorporation or bylaws require a greater percentage.
Under the HCAP Certificate of Incorporation, the vote of at least 66-2/3% of the shares of HCAP’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, will be required to amend or repeal certain provisions of the HCAP Certificate of Incorporation pertaining to the HCAP Board, limitation of liability, indemnification, stockholder action, and amendments to the HCAP Certificate of Incorporation. In addition, under the HCAP Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the shares of HCAP’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, will be required to amend or repeal any of the provisions of the HCAP Bylaws. The HCAP Certificate of Incorporation also permits the HCAP Board to amend or repeal the HCAP Bylaws by a majority vote.

PTMN DIVIDEND REINVESTMENT PLAN
The information in “Business—Dividend Reinvestment Plan” in Part 1, Item 1 of PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference.
HCAP DIVIDEND REINVESTMENT PLAN
HCAP has adopted a dividend reinvestment plan that provides for reinvestment of its cash distributions and other distributions on behalf of HCAP Stockholders, unless an HCAP Stockholder elects to receive cash as provided below. As a result, if the HCAP Board authorizes, and HCAP declares, a cash distribution, then HCAP Stockholders who have not “opted out” of our dividend reinvestment plan will have their cash distribution automatically reinvested in additional shares of HCAP Common Stock, rather than receiving the cash distribution.
No action is required on the part of a registered HCAP Stockholder to have their cash distribution reinvested in shares of HCAP Common Stock. A registered HCAP Stockholder may elect to receive an entire distribution in cash by notifying American Stock Transfer & Trust Company, LLC, the plan administrator and HCAP’s transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than ten days prior to the record date fixed by the HCAP Board for distributions to HCAP Stockholders. The plan administrator will set up an account for shares acquired through the plan for each HCAP Stockholder who has not elected to receive dividends or other distributions in cash and hold such shares in non-certificated form. Upon request by an HCAP Stockholder participating in the plan, received in writing not less than ten days prior to the record date, the plan administrator will, instead of crediting shares and/or carrying shares in the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of HCAP Common Stock and a check for any fractional share.
Those HCAP Stockholders whose shares are held by a broker or other nominee and who wish to elect to receive distributions in cash must contact their broker or nominee.
HCAP expects to use primarily newly issued shares of HCAP Common Stock to implement the plan, whether the shares of HCAP Common Stock are trading at a premium or at a discount to net asset value. Under such circumstances, the number of shares of HCAP Common Stock to be issued to an HCAP Stockholder is determined by dividing the total dollar amount of the distribution payable to such HCAP Stockholder by 95% of the market price per share of HCAP Common Stock at the close of trading on the payment date fixed by HCAP Board. Market price per share of HCAP Common Stock on that date will be the closing price for such shares on Nasdaq GM or, if no sale is reported for such day, at the average of their electronically-reported bid and asked prices. HCAP reserves the right to purchase shares of HCAP Common Stock in the open market in connection with its implementation of the plan. Shares of HCAP Common Stock purchased in open market transactions by the plan administrator will be allocated to an HCAP Stockholder based on the average purchase price, excluding any brokerage charges or other charges, of all shares of HCAP Common Stock purchased in the open market.
There will be no brokerage charges or other charges to HCAP Stockholders who participate in the plan. The plan administrator’s fees under the plan will be paid by HCAP. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares of HCAP held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a brokerage commission from the proceeds.
The plan may be terminated by HCAP upon notice in writing mailed to each participant. All correspondence concerning the plan should be directed to the plan administrator by mail at Plan Administrator c/o American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.
If a participant withdraws or the plan is terminated, the plan administrator will continue to hold its shares of HCAP Common Stock in book-entry form unless such participant requests that such shares of HCAP Common Stock be sold or issued. Upon receipt of the instructions, a certificate for each whole share of HCAP Common Stock in the participant’s account under the plan will be issued and the participant will receive a cash payment for any fraction of a share of HCAP Common Stock in the participant’s account.
If an HCAP Stockholder holds shares of HCAP Common Stock with a brokerage firm that does not participate in the plan, such participant will not be able to participate in the plan and any dividend reinvestment may be effected on different terms than those described above. The HCAP Stockholders should consult their own financial advisors for more information.

COMPARISON OF PTMN AND HCAP STOCKHOLDER RIGHTS
The following is a summary of the material differences between the rights of PTMN Stockholders and HCAP Stockholders. The following discussion is not intended to be complete and is qualified by reference to the PTMN Certificate of Incorporation, the PTMN Bylaws, the HCAP Certificate of Incorporation, the HCAP Bylaws and the DGCL. These documents are incorporated by reference in this document and will be sent to stockholders of PTMN and HCAP upon request. See “Where You Can Find More Information.”
As Delaware corporations, both PTMN and HCAP are subject to the DGCL and afford similar rights to their stockholders. As set forth in the section titled “Description of the Merger Agreement—Merger Consideration,” HCAP Stockholders will have an opportunity, subject to certain limitations, to elect to receive either cash or PTMN Common Stock in consideration for their shares of HCAP Common Stock. Among the material differences between PTMN Stockholder and HCAP Stockholder rights are the voting thresholds required for certificate of incorporation and bylaws amendments and voting thresholds for the election or removal of directors. For more information, see the table below.
	Rights of PTMN Stockholders	Rights of HCAP Stockholders
Authorized Stock
PTMN is authorized to issue 105,000,000 shares of stock, consisting of 100,000,000 shares of voting common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. The number of authorized shares of common stock and preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of PTMN’s capital stock entitled to vote, without the separate vote of the holders of PTMN Common Stock or PTMN preferred stock as a class. The PTMN Board may provide by resolution for the issuance of shares of preferred stock in one or more series, establish the number of shares to be included in each such series, and to fix the rights, voting powers (if any), designations, preferences, privileges, restrictions, and other rights including, but not limited to, dividend rights, conversion rights, redemption privileges and liquidations preferences, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. As of April 15, 2021, there were 75,195,141 shares of PTMN Common Stock outstanding and no shares of preferred stock issued and outstanding.

HCAP is authorized to issue 102,000,000 shares of capital stock, consisting of 100,000,000 shares of HCAP Common Stock and 2,000,000 shares of preferred stock, $0.001 par value per share. The HCAP Certificate of Incorporation expressly authorizes the HCAP Board, without stockholder approval, to issue shares of preferred stock, in one or more series, by filing a certificate pursuant to the applicable Delaware law to establish from time to time the number of shares to be included in each such series, and to fix for each such series such voting powers (if any), designations, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. As of April 15, 2021, there were 5,968,296 shares of HCAP Common Stock outstanding and no shares of preferred stock issued and outstanding.

Amendment of Certificate or Articles of Incorporation
The DGCL requires the PTMN Board to adopt a resolution declaring the proposed amendment advisable, and submit the proposed amendment to the stockholders for approval at a special or annual meeting. The approval of a majority of the combined voting power of all of the shares of all classes of capital stock then entitled

Subject to certain exceptions, the DGCL requires the HCAP Board to adopt a resolution declaring the proposed amendment advisable and submit the proposed amendment to the stockholders for approval at a special or annual meeting. The approval of a majority of the combined voting power of all of the shares

	Rights of PTMN Stockholders	Rights of HCAP Stockholders

to vote is required to amend the PTMN Certificate of Incorporation. Amendments to Articles V, VI, VII, VIII, or IX of the PTMN Certificate of Incorporation, require the affirmative vote of at least 75% of the stockholders entitled to vote, provided, however, that if the Continuing Directors (as defined in the PTMN Certificate of Incorporation), by a vote of at least 75% of such Continuing Directors, in addition to the approval of the PTMN Board, approve such proposal or amendment, the affirmative vote of the holders of a majority of the votes entitled to be cast is sufficient to approve such matter.

of all classes of capital stock then entitled to vote and, if applicable, a majority of the outstanding stock of each class entitled to vote thereon as a class, is required to amend the HCAP Certificate of Incorporation. However, amendments to Articles V (Board of Directors), VI (Limitation of Liability), VII (Indemnification), VIII (Stockholder Action) or IX (Amendment) of the HCAP Certificate of Incorporation, require the affirmative vote of at least 66-2/3% of the shares of HCAP capital stock then outstanding and entitled to vote in an election of directors, voting together as a single class.

Amendment of Bylaws
The PTMN Certificate of Incorporation provides that the PTMN Bylaws may be amended or repealed by the PTMN Board or by the affirmative vote of at least 75% of the shares of PTMN’s capital stock then outstanding and entitled to vote in the election of directors, voting in a single class.

The HCAP Certificate of Incorporation provides that the HCAP Board may, without the assent or vote of the stockholders, amend or repeal the HCAP Bylaws, subject to the power of the stockholders to alter or repeal any bylaw; provided that the HCAP Bylaws will not be amended or repealed by the HCAP Stockholders, and no provision inconsistent therewith will be adopted by the HCAP Stockholders, in each case without the affirmative vote of at least 66-2/3% of the shares of HCAP’s capital stock then outstanding and entitled to vote in the election of directors, voting in a single class.

Business Combinations with Interested Stockholders
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time at which such person became an interested stockholder unless: (i) prior to such time, the board of directors approved either the business combination or transaction in which the stockholder became an interested stockholder; (ii) upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or (iii) the business combination is approved by both the board of directors and by holders of at least two-thirds of the corporation’s
Same.

	Rights of PTMN Stockholders	Rights of HCAP Stockholders

outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, a “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder,” and “interested stockholder” means a stockholder that, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15% of the corporation’s outstanding voting stock.

	Although Section 203 of the DGCL permits PTMN to elect not to be governed by its provisions, PTMN has not made this election.	HCAP also has not elected not to be governed by Section 203 of the DGCL.

Voting Rights
Each PTMN Stockholder is entitled to one vote per share of PTMN Common Stock on all matters upon which stockholders are entitled to vote. Except as described below with regard to the election of directors, the PTMN Bylaws provide that a majority of votes cast at a meeting of stockholders duly called and at which a quorum is present decides all matters, except as otherwise required by the DGCL or as provided for in the PTMN Certificate of Incorporation.

Each HCAP Stockholder is entitled to one vote per share of HCAP Common Stock on all matters upon which HCAP Stockholders are entitled to vote and do not have cumulative voting rights. Except as otherwise required by the DGCL, the HCAP Certificate of Incorporation or the HCAP Bylaws, the HCAP Bylaws provide that any question properly brought before any meeting of stockholders will be decided by the vote of the holders of a majority of the voting power of the issued and outstanding shares of HCAP Common Stock entitled to vote thereon, present and voting, in person or represented by proxy.

Dividends and Distributions; Redemption Rights
Pursuant to the DGCL, PTMN may pay dividends only out of the surplus of PTMN or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Pursuant to the DGCL, dividends may not be declared out of net profits, however, if PTMN’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is eliminated. Furthermore, the DGCL generally provides that a Delaware corporation may redeem or repurchase its
Same as PTMN.

	Rights of PTMN Stockholders	Rights of HCAP Stockholders
shares only if the redemption or repurchase would not impair the capital of such corporation.

The PTMN Bylaws provide that holders of PTMN Common Stock will have the right to receive dividends as and when declared by the PTMN Board in its sole discretion at any regular or special meeting, subject to any limitations on the declaring of dividends imposed by the PTMN Certificate of Incorporation.

The HCAP Bylaws provide that the HCAP Board may declare dividends upon the capital stock of HCAP from time to time as declared by the HCAP Board out of assets or funds of HCAP legally available therefor.

Quorum
The PTMN Bylaws require that a majority of the holders of the issued and outstanding voting stock entitled to vote thereat will constitute a quorum at all meetings of stockholders, except where a greater percentage is required by law.

The HCAP Bylaws require that a majority of the voting power of the issued and outstanding shares of HCAP Common Stock entitled to vote thereat (present in person or represented by proxy) will constitute a quorum at all meetings of stockholders, except where a greater percentage is required by law or by the HCAP Certificate of Incorporation.

Appraisal Rights
Under the DGCL, stockholders who dissent from a merger or consolidation of the corporation generally have the right to demand and receive payment of the fair value of their stock, as appraised by the Delaware Chancery Court; provided, however, that dissenters’ rights are inapplicable (i) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation and (ii) to any class of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (A) shares of the surviving corporation or depository receipts in respect thereof, (B) stock (or depository receipts thereof) of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 holders, (C) cash in lieu of fractional shares or depository receipts of such corporations or (D) or any combination of the above.
Same as PTMN.

Number of Directors	The number of directors may be increased or decreased from time to time by the PTMN Board, provided that the number of directors will not be fewer than five or	The number of directors may be increased or decreased from time to time by the HCAP Board; provided that (i) the number of directors will not be less than five nor

	Rights of PTMN Stockholders	Rights of HCAP Stockholders
	greater than eleven. The PTMN Board is currently comprised of eight members.	more than nine and (ii) no decrease in the number of directors will shorten the term of any incumbent director. The HCAP Board is currently comprised of five members.

Election of Directors	The PTMN Bylaws provide that each director is elected by a plurality of the votes cast with respect to the director.	The HCAP Bylaws provide that election of a nominated director requires the plurality vote of the HCAP Stockholders.

Removal of Directors
The PTMN Certificate of Incorporation provides that, any director may be removed from office at any time, only for cause, at a special meeting called for that purpose, by the affirmative vote of the holders of at least 75% of the voting power of all of the shares of capital stock of PTMN then outstanding and entitled to vote in the election of directors, voting together as a single class.

The HCAP Certificate of Incorporation provides that any director may be removed only for cause by the affirmative vote of the holders of at least 66-2/3% of the shares of HCAP’s capital stock then outstanding and entitled to vote, voting together as a single class.

Advance Notice of Director Nominations and New Business
The PTMN Bylaws require advance written notice for stockholders to nominate a director or bring other business before a meeting of stockholders. For a nomination or other business to be brought before an annual meeting, a stockholder must deliver notice to the secretary of PTMN not less than 90 days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made. In the case of a special meeting of stockholder, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

The HCAP Bylaws require advance written notice for stockholders to nominate a director or bring other business before a meeting of stockholders. To be timely, the stockholder’s notice must be delivered to or mailed and received at the principal executive offices of HCAP addressed to the attention of the Secretary of HCAP (a) in the case of an annual meeting not less than 90 days before the anniversary of the previous year’s annual meeting of stockholders; provided that if the annual meeting is scheduled to be held on a date more than thirty (days prior to or delayed by more than sixty days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of (x) the close of business 90 days prior to such annual meeting or (y) the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

	Rights of PTMN Stockholders	Rights of HCAP Stockholders
Call and Notice of Stockholders’ Meetings
Annual Meetings. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of PTMN is held on the date and at the time set by PTMN’s Chief Executive Officer, or if PTMN’s Chief Executive Officer does not act, by the PTMN Board.

Annual Meetings. The annual meeting of stockholders will be held on such date and at such time as may be fixed by HCAP’s Chief Executive Officer, or if the Chief Executive Officer does not act, by the HCAP Board and stated in the notice of the meeting, or in a duly executed waiver thereof.

Special Meetings. Special meetings of stockholders may be called for any purposes by the PTMN Board, the chairman of the board or PTMN’s Chief Executive Officer.
Special Meetings. Special meetings of the stockholders may be called for any purpose by the HCAP Board, the Chairman of HCAP Board or HCAP’s Chief Executive Officer and may be held on such date and at such time and place as stated in a notice of meeting or in a duly executed waiver of notice thereof.

Record Date. The PTMN Bylaws provide that its board of directors may fix in advance a future date, not more than 60 days nor less than ten days preceding the date of a stockholder meeting, as the record date for determination of the stockholders entitled to notice of and to vote at any such meeting and any adjournment thereof. Only those stockholders who are stockholders of record on the date so fixed are entitled to notice of and to vote at such meeting.

Record Date. The DGCL and the HCAP Bylaws provide that the HCAP Board may fix in advance a record date, not more than 60 days nor less than ten days before the date of a stockholder meeting, as the record date for determination of the stockholders entitled to notice of and to vote at any such meeting and any adjournment thereof. Only those stockholders who are stockholders of record on the date so fixed are entitled to notice of and to vote at such meeting.

Notice. Written notice of each meeting of stockholders stating the date, hour, place and the purposes thereof must be given as provided by law not less than ten nor more than 60 days before such meeting (unless a different time is specified by law) to every stockholder entitled to vote at such meeting.

Notice. Except as otherwise expressly required by statute, written notice of each meeting of stockholders stating the date, time and place (and, in the case of a special meeting, the purpose) must be given to each stockholder of record entitled to vote not less than ten nor more than 60 days before the date of the meeting.

Written Consent in Lieu of Stockholder Meeting
The DGCL and the PTMN Certificate of Incorporation provide that on the first date that PTMN has more than 20 stockholders of record, any action required or permitted to be taken by the stockholders may not be effected by written consent of the stockholders, it must be effected at a duly called annual or special meeting of such holders.

The HCAP Certificate of Incorporation provides that any action required or permitted to be taken by the HCAP Stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Stockholder Inspection Rights
The PTMN Bylaws and the DGCL provide that except as otherwise provided in the 1940 Act, any PTMN Stockholder of record, in person or by attorney or other agent, will, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any

The HCAP Bylaws provide that any stockholder of record, in person or by attorney or other agent, will, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose HCAP’s stock ledger, a list of its

	Rights of PTMN Stockholders	Rights of HCAP Stockholders

proper purpose PTMN’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. In every instance where an attorney or other agent will be the person who seeks the right of inspection, the demand under oath will be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath will be directed to PTMN at its registered office in the State of Delaware or at its principal place of business.

stockholders, and its other books and records, and to make copies or extracts therefrom. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand under oath must be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath must be directed to HCAP at its registered office in the State of Delaware or at its principal place of business.

Exculpation
The DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting personal liability of a director (but not an officer) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability resulting from (i) breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock purchase or redemption or
Same as PTMN.

(iv) any transaction from which the director derived an improper personal benefit. Subject to any limitation in the 1940 Act, the PTMN Certificate of Incorporation limits, to the maximum extent permitted by Delaware law in effect from time to time, the liability of directors of PTMN.

Indemnification and Advancement
As permitted by the DGCL, the PTMN Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact: (a) that he or she is or was a director or officer or (b) is or was serving at the request of PTMN as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, “another enterprise” or “other enterprise”), whether either in case (a) or in case (b) the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity

The HCAP Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he/she is or was a director or officer of HCAP or is or was serving at the request of HCAP as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any

	Rights of PTMN Stockholders	Rights of HCAP Stockholders

while so serving, will be indemnified and held harmless by PTMN to the fullest extent authorized by the DGCL (subject to any limitation in the 1940 Act) as the same exists or may hereafter be amended, respectively (but, in the case of any amendment to Section 145 of the DGCL, with respect to actions taken prior to such amendment, only to the extent that such amendment permits any corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended (“ERISA”) excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith if such person satisfied the applicable level of care to permit such indemnification under the DGCL.

other capacity while so serving, will be indemnified and held harmless by HCAP to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits HCAP to provide broader indemnification rights than said law permitted HCAP to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under ERISA, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith.

As permitted by the DGCL, the PTMN Certificate of Incorporation further obligates PTMN to advance expenses incurred by an officer or director of PTMN in defending any civil, criminal, administrative or investigative action, suit, or proceeding, upon delivery to PTMN of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it will ultimately be determined that he or she is not entitled to be indemnified by PTMN for such expenses.

As permitted by the DGCL, the HCAP Certificate of Incorporation further obligates HCAP to advance expenses incurred by a director or officer of HCAP in defending a Proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it will ultimately be determined that he or she is not entitled to be indemnified by HCAP for such expenses.

The PTMN Certificate of Incorporation also permits the PTMN Board to extend indemnification rights to employees and agents of PTMN. PTMN has indemnification agreements in place with certain of its directors and officers.

Exclusive Forum
While Section 115 of the DGCL would permit PTMN to include a provision in the PTMN Certificate of Incorporation or the PTMN Bylaws requiring, consistent with applicable jurisdictional requirements, that any or all internal corporate claims be brought solely and exclusively in any or all of the courts of the State of Delaware, neither the PTMN Certificate of Incorporation nor the PTMN Bylaws contain such a provision.
Same as PTMN.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR
OF PTMN AND HCAP
PTMN’s investment securities are held under a custody agreement with U.S. Bank National Association. The address of the custodian is U.S. Bank National Association, Corporate Trust Services, One Federal Street, 3rd Floor, Boston, MA 02110. The transfer agent and registrar for PTMN Common Stock, American Stock Transfer & Trust Company, acts as PTMN’s transfer agent, dividend paying and reinvestment agent for PTMN Common Stock. The principal business address of the transfer agent is 59 Maiden Lane, New York, New York 10038. U.S. Bank National Association, PTMN’s trustee under an indenture and the first supplemental indenture thereto relating to the 2022 Notes, is the paying agent, registrar and transfer agent relating to the 2022 Notes. The principal business address of PTMN’s trustee is One Federal Street, 10th Floor, Boston, MA 02110.
HCAP’s securities are held under a custody agreement by U.S. Bank National Association. The address of HCAP’s custodian is: U.S. Bank Global Corporate Trust Services, 190 S. LaSalle St. 8th Floor, Chicago, IL 60603. American Stock Transfer & Trust Company, LLC acts as HCAP’s transfer agent, distribution paying agent and registrar. The principal business address of American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, New York 11219, telephone number: (800) 937-5449.
BROKERAGE ALLOCATION AND OTHER PRACTICES
Since PTMN generally acquires and disposes of PTMN’s investments in privately negotiated transactions, PTMN infrequently uses brokers in the normal course of its business. Subject to policies established by the PTMN Board, PTMN generally does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for PTMN, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While PTMN generally seeks reasonably competitive trade execution costs, PTMN does not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, PTMN may select a broker based partly upon brokerage or research services provided to PTMN. In return for such services, PTMN may pay a higher commission than other brokers would charge if PTMN determines in good faith that such commission is reasonable in relation to the services provided, and PTMN’s management and employees are authorized to pay such commission under these circumstances.
LEGAL MATTERS
Certain legal matters regarding the securities offered hereby have been passed upon for PTMN by Simpson Thacher.
EXPERTS
The consolidated financial statements of PTMN and its consolidated subsidiaries at December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 appearing in PTMN’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by KPMG LLP, independent registered public accounting firm, located at 345 Park Avenue, New York, NY 10154, as set forth in their report therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of PTMN and its consolidated subsidiaries for the year ended December 31, 2018 appearing in PTMN’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, located at 5 Times Square, New York, NY 10036, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of HCAP at December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 appearing in HCAP’s annual report on Form 10-K for the year ended December 31, 2020 have been audited by RSM US LLP, independent registered public accounting firm, located at 151 W 42nd Street, 19th Floor, New York, NY 10036, as set forth in their report therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of HCAP for the year ended December 31, 2018 incorporated in this proxy statement/prospectus by reference to HCAP’s annual report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, located at 405 Howard Street, Suite 600, San Francisco, CA 94105, given on the authority of such firm as experts in accounting and auditing.
APPRAISAL RIGHTS OF HCAP STOCKHOLDERS
General
Under Section 262 of the DGCL, HCAP Stockholders who do not vote in favor of the Merger Proposal (or otherwise waive appraisal rights) and who properly comply with the procedures specified in Section 262 of the DGCL will be entitled to appraisal rights under Delaware law to have the Delaware Court of Chancery determine the “fair value” of such stockholder’s shares of HCAP Common Stock as of the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Mergers) and thereafter to receive payment of such “fair value” in cash, together with interest, if any, at the rate specified in Section 262 of the DGCL in lieu of receiving the Per Share Merger Consideration.
The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this document as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “HCAP Stockholder” are to the record holder of the shares of HCAP Common Stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.
Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to such meeting, must notify each stockholder who was a stockholder on the record date for notice of such meeting with respect to shares of common stock for which appraisal rights are available, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This document constitutes the required notice, and a copy of Section 262 of the DGCL is attached to this document as Annex C. An HCAP Stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Merger Consideration.
How to Exercise and Perfect Your Appraisal Rights
HCAP Stockholders wishing to exercise the rights to seek an appraisal of their shares must satisfy ALL of the following conditions:
•
you must not vote in favor of, or consent to, the Merger Proposal (or otherwise waive appraisal rights). Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Proposal, and it will result in you losing the right of appraisal and will effectively nullify any previously delivered written demand for appraisal of your HCAP Common Stock, if you vote by proxy and wish to exercise your appraisal rights you must vote “against” the Merger Proposal or abstain from voting your shares of HCAP Common Stock;

•	you must deliver to HCAP (at the address set forth below) a written demand for appraisal of your shares of HCAP Common Stock before the vote on the Merger Proposal at the HCAP Special Meeting; and
•	you must continuously hold the shares of HCAP Common Stock from the date of making the demand through the Effective Time.
Voting, virtually or by proxy, against, abstaining from voting on or failing to vote on the Merger Proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights
Only an HCAP Stockholder of record of shares of HCAP Common Stock is entitled to demand an appraisal of the shares registered in that HCAP Stockholder’s name. A demand for appraisal must be executed by or on behalf of the HCAP Stockholder of record. The demand should set forth, fully and correctly, the HCAP stockholder’s name as it appears on the Certificate, Book-Entry Share or in the stock ledger. The demand must reasonably inform HCAP of the identity of the HCAP Stockholder and that the HCAP Stockholder intends to demand appraisal of his, her or its HCAP Common Stock. Beneficial owners who do not also hold their shares of HCAP Common Stock of record may not directly make appraisal demands to HCAP. The beneficial holder must, in such cases, have the owner of record, such as a broker, bank, trustee or nominee, submit the required demand in respect of those shares of HCAP Common Stock of record. A record owner, such as a broker, bank, trustee or nominee, who holds shares of HCAP Common Stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of HCAP Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of HCAP Common Stock as to which appraisal is sought. Where no number of shares of HCAP Common Stock is expressly mentioned, the demand will be presumed to cover all shares of HCAP Common Stock held in the name of the record owner.
IF YOU HOLD YOUR SHARES OF HCAP COMMON STOCK IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BROKER, BANK, TRUSTEE OR NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK, TRUSTEE OR NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF HCAP COMMON STOCK. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES OF HCAP COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK, TRUSTEE OR NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE HCAP STOCKHOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.
If you own shares of HCAP Common Stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for an HCAP Stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, such person is acting as agent for the record owner. If you hold shares of HCAP Common Stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:
Harvest Capital Credit Corporation
450 Park Avenue, 5th Floor
New York, NY 10022
The Surviving Corporation’s Actions After Completion of the Mergers
If the Mergers are completed, the surviving corporation will give written notice that the Mergers have become effective within ten days after the Effective Time to each HCAP Stockholder that did not vote in favor of, or consent in writing to, the Merger Proposal and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. Any HCAP Stockholder that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the Per Share Merger Consideration, without interest, by delivering a written withdrawal of the demand for appraisal to the surviving corporation, except that any attempt to withdraw made more than 60 days after the Effective Time will require written approval of the surviving corporation. Within 120 days after the Effective Time, but not later, any HCAP Stockholder that has complied with the requirements of Section 262 of the DGCL, and who is otherwise entitled to appraisal rights, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by an HCAP Stockholder, demanding a determination of the value of the shares of HCAP Common Stock held by all such HCAP Stockholders. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.
Within 120 days after the Effective Time, any HCAP Stockholder that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal and with respect to which HCAP has received demands for appraisal, and the aggregate number of holders of those shares. Upon receiving such a written request, the surviving corporation must mail the statement within the later of ten days of receipt by the surviving corporation of the request or ten days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of HCAP Common Stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph. If a petition for appraisal is not duly filed, then the right to appraisal will cease.
If a petition for appraisal is duly filed by any HCAP Stockholder who has properly perfected his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which HCAP Stockholders have complied with the provisions of Section 262 of the DGCL and have become entitled to appraisal rights and may require the HCAP Stockholders demanding appraisal who hold certificated shares to submit their Certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any HCAP Stockholder who fails to comply with this direction. With respect to the shares of HCAP Common Stock that are listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery shall dismiss the proceedings as to all HCAP Stockholders of such shares of HCAP Common Stock who are otherwise entitled to appraisal rights in connection with the Merger unless (i) the total number of shares of HCAP Common Stock entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the Merger for such total number of shares of HCAP Common Stock exceeds $1 million or (iii) the merger was approved pursuant to Section 253 or Section 267 of the DGCL.
Determination of Fair Value
Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of HCAP Common Stock owned by such HCAP Stockholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of HCAP Common Stock at the Effective Time held by all HCAP Stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the Mergers. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such fair value, with interest thereon, if any, to the HCAP Stockholders entitled to receive the same, upon surrender by such HCAP Stockholders of their Certificates or, in the case of Book-Entry Shares, forthwith. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each HCAP Stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.
In determining the fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy.
HCAP Stockholders considering seeking appraisal should be aware that the fair value of their shares of HCAP Common Stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of HCAP Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. No representation is made as to the outcome of the appraisal of fair value of your shares of HCAP Common Stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the Per Share Merger Consideration. HCAP does not anticipate offering more than the Per Share Merger Consideration to any HCAP Stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of HCAP Common Stock is less than the value of the Per Share Merger Consideration.
If no party files a petition for appraisal within 120 days after the Effective Time, then all HCAP Stockholders will lose the right to an appraisal, and will instead receive the Per Share Merger Consideration, without interest thereon, less any withholding taxes.
The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each HCAP Stockholder is responsible for its own attorneys’ and expert witnesses’ expenses, although, upon application of an HCAP Stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any HCAP Stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of HCAP Common Stock entitled to appraisal.
Any HCAP Stockholder that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the shares of HCAP Common Stock subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to HCAP Stockholders of record as of a record date prior to the Effective Time.
Any HCAP Stockholder that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the Per Share Merger Consideration by delivering a written withdrawal of the demand for appraisal to the surviving corporation, except that any attempt to withdraw made more than 60 days after the Effective Time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any HCAP Stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any HCAP Stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such HCAP Stockholder’s demand for appraisal and to accept the terms offered in the Merger Agreement within 60 days. If you fail to perfect, effectively withdraw or otherwise lose the appraisal right, your shares of HCAP Common Stock will be converted into the right to receive the Per Share Merger Consideration, without interest thereon, less any withholding taxes in accordance with the Merger Agreement.
Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights will result in the loss of appraisal rights. In that event, you will be entitled to receive the Per Share Merger

Consideration for your shares in accordance with the Merger Agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an HCAP Stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.
OTHER MATTERS
No other matter is likely to come before the HCAP Special Meeting or may properly come before the HCAP Special Meeting.
HCAP is seeking stockholder approval of the adjournment of the HCAP Special Meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes at the time of the HCAP Special Meeting to approve the Merger Proposal.
STOCKHOLDERS SHARING AN ADDRESS
Only one copy of this document may be delivered to two or more stockholders of any of PTMN and HCAP who share an address, unless contrary instructions from one or more of such stockholders have been provided to PTMN or HCAP, as applicable.
On written or oral request, PTMN, as applicable, will deliver promptly a separate copy of this document to a stockholder at a shared address to which a single copy of this document was delivered. PTMN Stockholders sharing an address who wish, in the future, to receive separate copies or a single copy of PTMN’s proxy statements and annual reports should provide oral or written notice to PTMN, as applicable, by calling PTMN collect at (212) 891-2880 or by writing to PTMN at 650 Madison Avenue, 23rd Floor, New York, New York 10022, Attention: Secretary.
On written or oral request, HCAP will deliver promptly a separate copy of this document to a stockholder at a shared address to which a single copy of this document was delivered. HCAP Stockholders who wish to receive a separate copy of this document, or to receive a single copy if multiple copies were delivered, now or in the future, should submit their request by writing to HCAP or by calling HCAP collect at (212) 906-3589. Please direct your written requests to Harvest Capital Credit Corporation, 450 Park Avenue, 5th Floor, New York, NY 10022, Attention: Corporate Secretary.
WHERE YOU CAN FIND MORE INFORMATION
PTMN has filed with the SEC a registration statement on Form N-14 (of which this proxy statement/prospectus is a part), together with all amendments and related exhibits, under the Securities Act. The registration statement contains additional information about PTMN and the securities being offered by this document.
Each of PTMN and HCAP file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information PTMN and HCAP file with the SEC at www.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.
PTMN maintains a website at www.PortmanRidge.com and makes all of its annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through its website. Information contained on PTMN’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on PTMN’s website to be part of this proxy statement/prospectus. You may also obtain such information, free of charge, and make stockholder inquiries by calling PTMN collect at (212) 891-2880 or by writing to PTMN at 650 Madison Avenue, 23rd Floor, New York, New York 10022, Attention: Secretary.

HCAP maintains a website at www.harvestcapitalcredit.com and makes all of its annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through its website. Information contained on HCAP’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on HCAP’s website to be part of this proxy statement/prospectus. You may also obtain such information, free of charge, and make stockholder inquiries by contacting HCAP at 450 Park Avenue, 5th Floor, New York, NY 10022, Attention: Corporate Secretary, by calling collect at (212) 906-3589 or by sending an e-mail to balvarez@harvestcaps.com.

INCORPORATION BY REFERENCE FOR PTMN
This proxy statement/prospectus is part of a registration statement that PTMN has filed with the SEC. Pursuant to the Small Business Credit Availability Act, PTMN is allowed to “incorporate by reference” the information that it files with the SEC, which means PTMN can disclose important information to you by referring you to those documents.
This proxy statement/prospectus and any prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•	PTMN’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021;
•	PTMN’s Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 11, 2021, January 12, 2021 and March 16, 2021; and
•
the description of PTMN Common Stock referenced in PTMN’s Registration Statement on Form 8-A (No. 001-33180), as filed with the SEC on December 4, 2006, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

To obtain copies of these filings, see “Where You Can Find More Information.”

INCORPORATION BY REFERENCE FOR HCAP
This proxy statement/prospectus is part of a registration statement that PTMN has filed with the SEC. HCAP is allowed to “incorporate by reference” the information that it files with the SEC, which means HCAP can disclose important information to you by referring you to those documents.
This proxy statement/prospectus and any prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•	HCAP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 12, 2021;
•	HCAP’s Current Report on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 26, 2021;
•	any description of shares of HCAP Common Stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;
•	Restated Certificate of Incorporation of HCAP, dated May 2, 2013 (filed with the SEC as Exhibit (a)(1) to Pre-Effective Amendment No. 2 to HCAP’s Registration Statement on Form N-2 on April 24, 2013);
•	Bylaws of HCAP, dated January 16, 2013 (filed with the SEC as to Exhibit (b)(1) to Pre-Effective Amendment No. 1 to HCAP’s Registration Statement on Form N-2 filed on March 26, 2013).
To obtain copies of these filings, see “Where You Can Find More Information.”

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

PORTMAN RIDGE FINANCE CORPORATION,

RYE ACQUISITION SUB INC.,

HARVEST CAPITAL CREDIT CORPORATION

and

SIERRA CREST INVESTMENT MANAGEMENT LLC

Dated as of December 23, 2020

AA-i

(continued)
AA-ii

(continued)
AA-iii

(continued)
Appendix A	Definitions
Exhibit A	Certificate of Incorporation of the Surviving Corporation
AA-iv

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 23, 2020 (this “Agreement”), is made by and among Portman Ridge Finance Corporation, a Delaware corporation (“Parent”), Rye Acquisition Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Acquisition Sub”), Harvest Capital Credit Corporation, a Delaware corporation (the “Company”), and Sierra Crest Investment Management LLC, a Delaware limited liability company (the “Parent External Adviser”). Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.
W I T N E S S E T H:
WHEREAS, each of Parent and the Company has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act;
WHEREAS, each of (i) the board of directors of the Company (the “Company Board”), upon the approval of and recommendation by the Special Committee of the Company Board (the “Company Special Committee”), and (ii) the respective boards of directors of Parent (the “Parent Board”) and Acquisition Sub has unanimously approved the acquisition of the Company by Parent upon the terms and subject to the conditions and limitations set forth in this Agreement;
WHEREAS, the Company Board and the board of directors of Acquisition Sub have approved and declared advisable, and each of the Parent Board and Parent as the sole stockholder of Acquisition Sub has approved or adopted, this Agreement and the transactions contemplated hereby, including the merger of Acquisition Sub with and into the Company (the “First Merger”), with the Company surviving as a wholly-owned Subsidiary of Parent (sometimes referred to in such capacity as the “Surviving Corporation”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);
WHEREAS, immediately after the First Merger, the Surviving Corporation shall merge with and into Parent (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent as the surviving company in the Second Merger, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL;
WHEREAS, the Company Board has recommended that the Company’s stockholders approve the adoption of this Agreement; and
WHEREAS, each of Parent, Acquisition Sub, Parent External Adviser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I

THE MERGERS
Section 1.1 The Mergers.
(a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned Subsidiary of Parent.
(b) Subject to the terms and conditions of this Agreement and in accordance with the DGCL, immediately after the Effective Time and as part of a single integrated transaction with the First Merger, the Surviving Corporation shall be merged with and into Parent, whereupon the separate existence of the Surviving Corporation shall cease, and Parent shall continue as the surviving corporation.
Section 1.2 The Closing. Subject to the provisions of Article VII, the closing of the First Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”). The Closing shall take place via the remote exchange of documentation.
Section 1.3 Effective Time.
(a) Concurrently with the Closing, the Company shall cause a certificate of merger with respect to the First Merger (the “Certificate of First Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL. The First Merger shall become effective on the date and time at which the Certificate of First Merger has been duly filed with, and accepted for record by, the Delaware Secretary or at such other date and time as is agreed in writing between Parent and the Company and specified in the Certificate of First Merger (such date and time being hereinafter referred to as the “Effective Time”).
(b) Immediately after the Effective Time and as part of a single integrated transaction with the First Merger, Parent and the Surviving Corporation shall cause a certificate of merger with respect to the Second Merger (the “Certificate of Second Merger”) to be executed and filed with the Delaware Secretary as provided under the DGCL. The Second Merger shall become effective on the date and time at which the Certificate of Second Merger have been duly filed with, and accepted for record by, the Delaware Secretary or at such other date and time as is agreed in writing between Parent and the Company and specified in the Certificate of Second Merger (such date and time being hereinafter referred to as the “Second Effective Time”).
(c) The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, (i) from and after the Effective Time, the Surviving Corporation shall possess all property, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the obligations, liabilities, and duties of the Company and Acquisition Sub shall become the obligations, liabilities and duties of the Surviving Corporation, and (ii) from and after the Second Effective Time, Parent shall possess all property, rights, privileges, powers and franchises of the Surviving Corporation and Parent, and all of the obligations, liabilities, and duties of the Surviving Corporation and Parent shall become the obligations, liabilities and duties of Parent.
Section 1.4 Certificates of Incorporation and Bylaws.
(a) At the Effective Time, the certificate of incorporation of the Company as the Surviving Corporation shall be amended to be identical to that set forth in Exhibit A hereto until thereafter amended in accordance with Applicable Law and the applicable provisions of the certificate of incorporation of the Surviving Corporation (subject to Section 6.7).
(b) At the Effective Time, and without any further action on the part of the Company and Acquisition Sub, the bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except the references to Acquisition Sub’s name shall be replaced by references to “Harvest Capital Credit Corporation”), until thereafter amended in accordance with Applicable Law and the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation (subject to Section 6.7).
(c) The certificate of incorporation of Parent, as in effect immediately prior to the Second Effective Time, shall continue to be Parent’s certificate of incorporation after the Second Effective Time, until later amended as provided by Law and such certificate of incorporation. The bylaws of Parent, as in effect immediately prior to the Second Effective Time, shall continue to be Parent’s bylaws after the Second Effective Time, until later amended as provided by Law, the certificate of incorporation of Parent and such bylaws.
Section 1.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected, designated or qualified, as the case may be.

Section 1.6 Officers. From and after the Effective Time, the officers of Acquisition Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 2.1 Effect on Securities.
(a) First Merger. At the Effective Time, by virtue of the First Merger and without any action on the part of the Company, Parent, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:
(i) Cancellation of Company Securities. Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding and held by a Subsidiary of the Company or held, directly or indirectly, by Parent or Acquisition Sub immediately prior to the Effective Time and all treasury shares (collectively, “Cancelled Shares”), shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(ii) Conversion of Company Securities. At the Closing, Parent shall issue, in respect of all of the issued and outstanding shares of Company Common Stock (excluding any Cancelled Shares) in the aggregate, a number of Parent Common Stock equal to 19.9% of the number of shares of Parent Common Stock issued and outstanding immediately prior to the Closing (such number of shares of Parent Common Stock, the “Total Stock Consideration”). The product of the Total Stock Consideration multiplied by the Parent Per Share Price shall be referred to herein as the “Total Stock Consideration Value.” On the Determination Date, Parent shall deliver to the Company a calculation of the amount by which (A) the Closing Company Net Asset Value exceeds (B) the product of (i) the Total Stock Consideration multiplied by (ii) the Parent Per Share NAV (the “Aggregate Cash Consideration”), calculated in good faith; provided, that the Parent shall update and redeliver the calculation of the Aggregate Cash Consideration, in the event that the Company delivers to Parent an updated calculation of Closing Company Net Asset Value pursuant to Section 2.7. For the avoidance of doubt, the aggregate amount of cash to be paid pursuant to this Section 2.1(a)(ii) shall be an amount equal to the Aggregate Cash Consideration. Each holder of Company Common Stock shall have the right to elect, pursuant to Section 2.3, whether to receive payment for their shares of Company Common Stock in the form of Parent Common Stock or cash, subject to the conditions and limitations set forth in this Section 2.1(a)(ii). Each share of Company Common Stock (other than a Cancelled Share) shall be entitled to receive, pursuant to this Section 2.1, either the Per Share Stock Amount or an amount of cash equal to the Per Share Cash Price. Illustrative examples of the conversion mechanics described in this Section 2.1(a)(ii) are included in Schedule A attached hereto; provided, that, in the event of any conflict between the calculations in Schedule A and the language of this Section 2.1(a)(ii), the language of this Section 2.1(a)(ii) shall control.
(1) Default Election to Receive Stock. Each Non-Electing Share shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Parent common stock, par value $0.01 per share (the “Parent Common Stock”), equal to the Per Share Stock Amount (the “Proposed Stock Issuance Amount”), subject to Section 2.1(a)(ii)(3) and Section 2.1(a)(ii)(4). The amount of Parent Common Stock to be issued for each Non-Electing Share as ultimately determined pursuant to the foregoing sentence shall be referred to as the “Per Share Stock Consideration” and, together with the Per Share Cash Price, the “Per Share Merger Consideration.” As used in this Section 2.1(a)(ii), the term “Proposed Aggregate Stock Issuance Amount” shall mean the product of (x) the Proposed Stock Issuance Amount multiplied by (y) the aggregate number of Non-Electing Shares.
(2) Election to Receive Cash. Each Electing Share shall be converted into the right to receive an amount in cash equal to the Per Share Cash Price, subject to Section 2.1(a)(ii)(3) and Section 2.1(a)(ii)(4).

(3) Insufficient Stock Consideration. Notwithstanding anything to the contrary in this Agreement, if, after the Election contemplated pursuant to Section 2.3, the Proposed Aggregate Stock Issuance Amount is greater than the Total Stock Consideration, then the number of Non-Electing Shares shall be reduced, by converting Non-Electing Shares into Electing Shares, until the Total Stock Consideration is equal to the Proposed Aggregate Stock Issuance Amount (determined on a whole-share basis). Any such reduction in the number of Non-Electing Shares shall be applied among all stockholders who hold Non-Electing Shares, pro rata based on the aggregate number of Non-Electing Shares held by each such stockholder. Promptly following the delivery by Parent to the Company of Parent’s calculation of the Aggregate Cash Consideration, the Company shall deliver to Parent its calculation of any adjustment pursuant to this Section 2.1(a)(ii)(3).
(4) Insufficient Cash Consideration. Notwithstanding anything to the contrary in this Agreement, if, after the Election contemplated pursuant to Section 2.3, the Proposed Cash Consideration is an amount greater than the Aggregate Cash Consideration, then the number of Electing Shares shall be reduced, by converting Electing Shares into Non-Electing Shares, until the Aggregate Cash Consideration is equal to the Proposed Cash Consideration (determined on a whole-share basis). Any such reduction in the number of Electing Shares shall be applied among all stockholders who hold Electing Shares, pro rata based on the aggregate number of Electing Shares held by each such stockholder. Promptly following the delivery by Parent to the Company of Parent’s calculation of the Aggregate Cash Consideration, the Company shall deliver to Parent its calculation of any adjustment pursuant to this Section 2.1(a)(ii)(4).
(iii) As of the Effective Time, each share of Company Common Stock to be converted into the right to receive the Per Share Merger Consideration as provided in this Section 2.1(a)(ii) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (the “Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.2, the Per Share Merger Consideration.
(iv) Conversion of Acquisition Sub Capital Stock. Each share of common stock, par value of $0.0001 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.
(v) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Determination Date and the Effective Time, any change in the number of outstanding shares of Parent Common Stock or Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(a)(v) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
(vi) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(a)(ii), and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to vote or to any other rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three (3) decimal places. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 2.1(a)(vi), be entitled under Section 2.1(a)(ii) and (B) the Parent Per Share Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amount, without interest, to the holders of Company Common Stock entitled to receive such cash. The payment of cash in lieu of fractional share interests pursuant to this Section 2.1(a)(vi) is not a separately bargained-for consideration.
(b) Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Surviving Corporation or Parent or the holders of any securities of the Surviving Corporation or Parent, each share of common stock, par value $0.001 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist without any consideration being payable therefor.
Section 2.2 Exchange of Certificates.
(a) Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 2.1(a)(ii) and for the payment by Parent External Adviser of the Additional Cash Consideration as provided in Section 6.19. At or prior to the Effective Time, (A) Parent shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent (i) book-entry shares (or certificates if requested) representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 2.1(a)(ii) in exchange for outstanding shares of Company Common Stock and (ii) cash in an aggregate amount equal to the Aggregate Cash Consideration, and Parent shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 2.2(d), and (B) Parent External Adviser shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent cash in an aggregate amount equal to the Additional Cash Consideration (such shares of Parent Common Stock and Aggregate Cash Consideration and Additional Cash Consideration provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). For purposes of the deposit referred to in clause (A) above, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.1(a)(vi). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 2.1(a)(ii) or Section 6.19, Parent (in the case of payments contemplated by Section 2.1(a)(ii)) or Parent External Adviser (in the case of payments contemplated by Section 6.19), as applicable, shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payments. Parent shall cause the Exchange Fund to be (x) held for the benefit of the holders of Company Common Stock and (y) applied promptly to making the payments pursuant to Section 2.1(a)(ii) and Section 6.19. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1(a) and Section 6.19, except as expressly provided for in Section 2.2(f).
(b) As promptly as practicable following the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify) for use in effecting the surrender of the Certificates in exchange for (A) cash in an amount equal to the Per Share Cash Price (if any) multiplied by the number of shares of Company Common Stock previously represented by such Certificates, (B) cash in an amount equal to (x) the Additional Cash Consideration divided by the number of shares of Company Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares) multiplied by (y) the number of shares of Company Common Stock previously represented by such Certificates, (C) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates pursuant to Section 2.1(a)(ii), (D) any dividends or other distributions payable pursuant to Section 2.2(d) and (E) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(a)(v). As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause the Exchange Agent to issue and send to each holder of Book-Entry Shares that were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a)(ii) the Per Share Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a)(ii) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall forthwith be cancelled.
(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, but in any event within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), such duly completed and validly executed letter of transmittal and such other documents, (A) cash in an amount equal to the Per Share Cash Price (if any) multiplied by the number of shares of Company Common Stock previously represented by such Certificate, (B) cash in an amount equal to (x) the Additional Cash Consideration divided by the number of shares of Company Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares) multiplied by (y) the number of shares of Company Common Stock previously represented by such Certificates, (C) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 2.1(a)(ii), (D) any dividends or other distributions payable pursuant to Section 2.2(d) and (E) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(a)(vi), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates Shares on the cash payable upon the surrender of the Certificates.
(d) Distributions with Respect to Unexchanged Shares. Subject to Applicable Law, following surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, there shall be paid to the holder of the Parent Common Stock issued in exchange for such Certificate, without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.2(c), payable with respect to such shares of Parent Common Stock.
(e) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.2(d)) may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, only if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one (1) year after the Effective Time shall be delivered to Parent or its designee, upon demand, and any such holders prior to the First Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.2(d). Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Certificates or Book-Entry Shares for the Per Share Merger Consideration.
(g) No Liability. None of Parent, the Parent External Adviser, Acquisition Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(h) Withholding. Parent, the Parent External Adviser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration any amounts otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as Parent, the Parent External Adviser, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Parent External Adviser, the Surviving Corporation or the Exchange Agent on behalf of the Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Parent External Adviser, the Surviving Corporation or the Exchange Agent.
Section 2.3 Elections.
(a) Each person who as of the Effective Time is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such shares, to make an election (an “Election”) to receive the Per Share Cash Price in lieu of the Per Share Stock Consideration. Each election shall be for a specified number of shares of company Common Stock (the “Specified Number”). If a holder of Company Common Stock fails to specify a Specified Number on its Form of Election, such holder shall be deemed not to have made an Election, and such holder’s shares shall be treated by the Exchange Agent as Non-Electing Shares. For the purpose of making Elections and determining whether a Specified Number has or has not been specified, a record holder of Company Common Stock that is a registered clearing agency and whose legal title on behalf of multiple ultimate beneficial owners shall be entitled to submit elections as if each ultimate beneficial owner were a record holder of Company Common Stock.
(b) The Company shall prepare and mail a form of election (the “Form of Election”) with the Proxy Statement (as defined in Section 3.7) to holders of Company Common Stock of record as of the record date for the Company Stockholders Meeting (as defined in Section 6.3(b)), which shall be used by each holder of Company Common Stock who wishes to elect to receive the Per Share Cash Price for any or all shares of Company Common Stock held by such holder. In addition, the Company shall use its best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Company Stockholders Meeting. Any such holder’s election to receive the Per Share Cash Price will be properly made only if the Exchange Agent has received at its designated office, by 5:00 p.m., New York City time, no later than the Business Day that is five (5) Business Days preceding the Closing Date (the “Election Date”), a Form of Election properly completed and signed and accompanied by (if such shares are not Book-Entry Shares) the Certificate or Certificates to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank of trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery).
(c) Any Form of Election may be revoked by the holder of Company Common Stock submitting such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after the date of the Company Stockholders Meeting, if the Exchange Agent is legally required to permit such revocations and the Effective Time has not occurred prior to such revocation. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the First Merger has been abandoned. If a Form of Election is so revoked, the Certificate or Certificates (or guarantee of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the holder of Company Common Stock submitting such Form of Election to the Exchange Agent. Any holder of Company Common Stock who has revoked their Form of Election and has not submitted a separate Form of Election pursuant to the terms of Section 2.3(b) by the proper time on the Election Date shall be deemed not to have made an Election, the shares held by such holder shall be treated by the Exchange Agent as Non-Electing Shares.
(d) The Exchange Agent shall have discretion to determine whether or not an election to receive the Per Share Cash Price has been properly made or revoked pursuant to this Section 2.3 with respect to shares of Company Common Stock and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive the Per Share Cash Price was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares that were Non-Electing Shares. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.1(a)(ii)(3) and Section 2.1(a)(ii)(4) and any such computation shall be conclusive and binding on the holders of Company Common Stock. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.3 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.
Section 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Company Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the consideration due to such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other Applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration, without interest and subject to any withholding of Taxes required by Applicable Law. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock or any threats thereof, any actual or attempted withdrawals of such demands and any other demands, notices or instruments received by the Company relating to rights to be paid the fair value of Dissenting Shares, and the Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.
Section 2.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration to which the holder thereof is entitled pursuant to this Article II.
Section 2.6 Transfers; No Further Ownership Rights. After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 2.1(a)(ii), for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.
Section 2.7 Net Asset Value Calculations.
(a) Two days prior to the Closing Date (such date, the “Determination Date”), the Company shall deliver to Parent a calculation of the estimated net asset value of the Company as of 5:00 p.m. New York City time as of the Determination Date (the “Closing Company Net Asset Value”), as approved by the Company Board, calculated in good faith and based on the same assumptions and methodologies, and applying the same types of adjustments, used in preparing the calculation of the net asset value of the Company as of September 30, 2020 as set forth on, and modified by, Section 2.7(a) of the Company Disclosure Letter (and, in the case of the line items under “Transaction Costs & Expenses” therein, giving effect to the transactions contemplated hereby); provided, that the Company shall update and redeliver the calculation of the Closing Company Net Asset Value, as reapproved by the Company Board, in the event there is a material change to the Closing Company Net Asset Value between the Determination Date and the Closing and as needed to ensure the Closing Company Net Asset Value is determined within two days (excluding Sundays and holidays) prior to the Effective Time. The Chief Financial Officer of the Company shall certify in writing to Parent the calculation of the Closing Company Net Asset Value.
(b) On the Determination Date, Parent shall deliver to the Company a calculation of the estimated net asset value of Parent as of 5:00 p.m. New York City time as of the Determination Date (the “Closing Parent Net Asset Value”), as approved by the Parent Board, calculated in good faith and based on the same assumptions and methodologies, and applying the same types of adjustments, used in preparing the calculation of the net asset value of Parent as of September 30, 2020 as set forth on, and modified by, Section 2.7(b) of the Parent Disclosure Letter (and, in the case of the line items under “Transaction Costs & Expenses” therein, giving effect to the transactions contemplated hereby); provided, that Parent shall update and redeliver the calculation of the Closing Parent Net Asset Value, as reapproved by the Parent Board, in the event there is a material change to the Closing Parent Net Asset Value between the Determination Date and the Closing and as needed to ensure the Closing Parent Net Asset Value is determined within two days (excluding Sundays and holidays) prior to the Effective Time. The Chief Financial Officer of Parent shall certify in writing to the Company the calculation of the Closing Parent Net Asset Value.
(c) Each of the Company and Parent shall afford the other, and the other’s respective Representatives, reasonable access to the individuals who have prepared the calculations of the Closing Company Net Asset Value and the Closing Parent Net Asset Value, as applicable, and to the applicable information, books, records, work papers and back-up materials (including any reports prepared by valuation agents) used in preparing the same, in order to assist the other and the other’s respective Representatives in reviewing the calculations undertaken pursuant to this Section 2.7.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company SEC Documents filed by the Company prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Parent as follows:
Section 3.1 Organization and Qualification. Each of the Company and its Subsidiaries (a) is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and (b) has the requisite entity power and authority to conduct its business as it is now being conducted, except, in the case of this clause (b), where the failure to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect. The Company’s Restated Certificate of Incorporation (as amended, the “Company’s Charter”) and its Bylaws (as amended, the “Company’s Bylaws”), as currently in effect, are included in the Company SEC Documents and are in full force and effect and the Company is not in violation of such documents. The Company has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect.
Section 3.2 Capitalization; Subsidiaries.
(a) As of the close of business on December 18, 2020, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, 5,958,479 of which were issued and outstanding and 641,965 of which were held by the Company as treasury stock, and (ii) 2,000,000 shares of preferred stock, zero of which were issued and outstanding. No shares of Company Common Stock are held by Subsidiaries of the Company.
(b) All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the Company Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.
(c) As of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive capital stock of the Company or any of its Subsidiaries, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company or any of its Subsidiaries or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.
(d) Each Subsidiary of the Company on the date hereof is listed on Section 3.2(d) of the Company Disclosure Letter. Except as set forth on Section 3.2(d) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate (as applicable) ownership interests in each such Subsidiary, free and clear of all Liens except for Permitted Liens.
Section 3.3 Authority Relative to Agreement.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder

Approval, to consummate the transactions contemplated hereby (other than the Second Merger). The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby (other than the Second Merger), have been duly and validly authorized by all necessary corporate action by the Company, and except for the Company Stockholder Approval and the filing of the Certificate of First Merger with the Delaware Secretary and the Certificate of Second Merger with the Delaware Secretary, no other corporate action or Proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (other than the Second Merger). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Bankruptcy and Equity Exception”).
(b) The Company Board has, at a meeting duly called and held, by resolutions adopted by the directors and upon the unanimous approval of and recommendation by the Company Special Committee, (i) approved and adopted this Agreement and the transactions contemplated hereby (other than the Second Merger) and approved the Jolson Agreements pursuant to the resolutions attached as Schedule 3.3(b) of the Company Disclosure Letter, (ii) determined that this Agreement and the transactions contemplated hereby (other than the Second Merger) are advisable, fair to and in the best interests of the Company and Company’s stockholders, (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholders’ Meeting and (iv) made the Company Recommendation (provided that any change or modification or rescission of such recommendation by the Company Board in accordance with Section 6.6(d) shall not be a breach of the representation in this clause (iv)).
(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (other than the Second Merger) will (i) violate any provision of the Company’s Charter or the Company’s Bylaws or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) assuming (x) the repayment in full of all obligations under the Existing Credit Facility and termination of the commitments thereunder and (y) either the repayment in full of all obligations under the Existing Notes or the assumption by Parent or one of its Subsidiaries of all of the Company’s obligations under the Existing Notes, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have a Company Material Adverse Effect.
Section 3.4 No Conflict; Required Filings and Consents. No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Securities Act, the Exchange Act and the Investment Company Act, (ii) the filing of the Certificate of First Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 8.6 or a Tax Dividend, (iv) compliance with applicable rules and regulations of NASDAQ and (v) other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 3.5 Permits; Compliance with Laws.
(a) The Company and each of its Subsidiaries are in compliance, and have been operated in compliance, in all material respects, with all Applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority of any material non-compliance with any Applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(b) The Company and each of its Subsidiaries is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and other Applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c) The Company is in compliance with Section 61 of the Investment Company Act and as of the date hereof the Company’s asset coverage ratio calculated in accordance with Section 18 of the Investment Company Act is above 150%.
(d) Neither the Company nor any of its Subsidiaries is in default or violation of any (i) Law applicable to the Company or any of its Subsidiaries or (ii) Permits necessary for the Company and its Subsidiaries to carry on their respective businesses as now being conducted, except for any such defaults or violations that would not have a Company Material Adverse Effect.
(e) The Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for the Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Company Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(f) The Company and each of its Subsidiaries holds and is in compliance with all Permits required in order to permit the Company and each of its Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Laws as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(g) No “affiliated person” (as defined under the Investment Company Act) of the Company or the Company External Adviser has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of the Company, threatened that would result in any such disqualification.
(h) The minute books and other similar records of the Company contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of the Company, the Company Board and any committees of the Company Board.
(i) Notwithstanding the foregoing, no representation or warranty in this Section 3.5 is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or

“internal control over financial reporting,” employee and employee benefits matters, intellectual property matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 3.6 (Company SEC Documents; Financial Statements; Enforcement Actions), Section 3.8 (Disclosure Controls and Procedures), Section 3.12 (Employee Matters), Section 3.13 (Trademarks, Patents and Copyrights), Section 3.14 (Taxes), Section 3.16 (Real Property) and Section 3.17 (Environmental), respectively.
Section 3.6 Company SEC Documents; Financial Statements; Enforcement Actions.
(a) Since December 31, 2019, the Company has filed with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by the Company since such date, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading).
(b) The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto).
(c) Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business (or that would, to the Knowledge of the Company, upon consummation of the First Merger restrict in any respect the conduct of the business of Parent or any of its Subsidiaries), or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, except as would not have a Company Material Adverse Effect, nor has the Company or any of its Subsidiaries been advised in writing or, to the Knowledge of the Company, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing that would have a Company Material Adverse Effect.
Section 3.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in (a) the registration statement on Form N-14 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the First Merger (as amended or supplemented from time to time, the “Form N-14”) will, at the time the Form N-14 is filed with the SEC or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting (the “Proxy Statement”) will, at the date it or any amendment or supplement is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Acquisition Sub, or to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub for inclusion or incorporation by reference therein).
Section 3.8 Disclosure Controls and Procedures. The Company and its Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.
Section 3.9 Absence of Certain Changes or Events. Since December 31, 2019, through the date of this Agreement, except as expressly contemplated by this Agreement, (a) the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Company Material Adverse Effect.
Section 3.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby, (d) for liabilities and obligations which have been discharged or paid prior to the date of this Agreement or (e) for liabilities or obligations that would not have a Company Material Adverse Effect, as of the date hereof, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company.
Section 3.11 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would have a Company Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any of its Subsidiaries that would have a Company Material Adverse Effect.
Section 3.12 Employee Matters. Neither the Company nor any of its Subsidiaries has (a) any employees or (b) any “employee benefit plans” as defined in Section 3(3) of ERISA, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, fringe benefit, retirement, health, medical or other similar employee benefit plan, program or agreement covering any of their respective current or former employees, officers or other service providers.
Section 3.13 Trademarks, Patents and Copyrights.
(a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and accurate list (in all material respects) of all material United States and foreign: (i) patents and patent applications; (ii) trademark registrations and applications (including internet domain name registrations); and (iii) copyright registrations and applications owned by the Company or its Subsidiaries as of the date hereof. Such registrations for Intellectual Property Rights owned by the Company or its Subsidiaries are in effect and subsisting and, to the Knowledge of the Company, valid.
(b) Section 3.13(b) of the Company Disclosure Letter sets forth a complete and accurate list (in all material respects) of all agreements under which: (i) the Company or any of its Subsidiaries are granted the right to use any Intellectual Property Rights owned by a third party material to the respective businesses of the Company and its Subsidiaries (excluding any agreement for off the shelf or commercially available software or non-exclusive licenses granted in the ordinary course of business); and (ii) the Company or any of its Subsidiaries have granted the right to use any of the Company IPR to a third party (other than non-exclusive licenses granted by the Company or its Subsidiaries in the ordinary course of business).
(c) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries own or have the right to use in the manner currently used, all patents,

trademarks, trade names, copyrights, internet domain names, service marks, trade secrets, software, know-how and other similar proprietary rights and industrial and intellectual property rights (the “Intellectual Property Rights”) that are material to the respective businesses of the Company and its Subsidiaries as currently conducted.
(d) To the Knowledge of the Company as of the date hereof, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted does not infringe upon or otherwise violate any Intellectual Property Rights of any other Person, except for any such infringement that would not have a Company Material Adverse Effect. As of the date of this Agreement, there is no such claim pending or, to the Knowledge of the Company, threatened, except for any such infringement or other violation that would not have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person is infringing or otherwise violating any Intellectual Property Rights that are material to the respective businesses of the Company or its Subsidiaries as currently conducted, except for any such infringement or other violation as would not have a Company Material Adverse Effect, and in the last three (3) years, neither the Company nor any of its Subsidiaries have sent any written notice to any Person alleging that such Person is infringing, misappropriating or violating any Company IPR. Notwithstanding anything to the contrary in this Agreement, this Section 3.13(d) constitutes the only representation and warranty of the Company with regard to any actual or alleged infringement or other violation of any Intellectual Property Rights of any other Person.
Section 3.14 Taxes. Except as would not have a Company Material Adverse Effect:
(a) The Company and each of its Subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate and (ii) paid all Taxes due and payable (whether or not shown as due on such Tax Returns), except for Taxes contested in good faith or for which adequate reserves have been established on the financial statements in accordance with GAAP.
(b) There are no pending or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of Taxes of or with respect to the Company or any of its Subsidiaries.
(c) All Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other Third Parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.
(d) Neither the Company nor any of its Subsidiaries (i) has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries), or (ii) has any liability for the Taxes of another Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or otherwise as a matter of Law.
(e) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary commercial Contracts, the principle subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to the Company or its Subsidiaries.
(f) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(g) Neither the Company nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(h) The Company has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). The Company has qualified as a RIC with respect to its first taxable year ending on December 31, 2013, and with respect to each taxable year thereafter (including its taxable year ending on the Effective Time). No challenge to Company’s status as a RIC is pending or has been threatened in writing. For each taxable year of the Company ending on or before the Effective Time, the Company has satisfied the distribution requirements imposed on a RIC under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by the Company after the date of this Agreement has been timely paid).
(i) Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code.
Section 3.15 Material Contracts.
(a) Section 3.15(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party, except for this Agreement or as expressly set forth below, that:
(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of the Company or any of its Subsidiaries;
(ii) except with respect to investments set forth in the Company SEC Documents, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to the Company and its Subsidiaries, taken as a whole;
(iii) except with respect to investments set forth in the Company SEC Documents, is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among the Company and any of its Subsidiaries) relating to indebtedness for borrowed money (excluding letters of credit) in an amount in excess of $2 million individually;
(iv) is a non-competition or non-solicitation Contract that purports to limit in any material respect the manner in which, or the localities in which, any material business of the Company or any of its Subsidiaries (taken as a whole) is conducted or the types of material businesses that the Company or its Subsidiaries conduct;
(v) is a Contract (other than a Contract relating to acquisitions or dispositions of investments in any Company Portfolio Company, or any entity that becomes a Company Portfolio Company as a result of such investment) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into after December 31, 2019, and which has not yet been consummated, pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $2 million or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $2 million; or
(vi) is a Contract for the purpose of another Person providing investment advisory or investment management services to the Company or any of its Subsidiaries (including the Company Investment Advisory Agreement).
(b) Neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Company Material Contract to which it is a party except for such breaches or defaults as would not have a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract except for such breaches or defaults as would not have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto, except such as would not have a Company Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception.
Section 3.16 Real Property.
(a) Neither the Company nor any of its Subsidiaries owns any real property in fee (or the equivalent interest in the applicable jurisdiction).

(b) As of the date of this Agreement, except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have a valid leasehold, subleasehold or license interests in all real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Company Leased Real Property”).
(c) As of the date of this Agreement, except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Company Leased Real Property or any lender alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.
Section 3.17 Environmental. Except as would not have a Company Material Adverse Effect:
(a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing all Permits required for their respective operations under applicable Environmental Laws;
(b) there is no pending or, to the Knowledge of the Company, threatened Proceeding pursuant to any Environmental Law against the Company or any of its Subsidiaries;
(c) neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or is potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. Neither the Company nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law; and
(d) with respect to the Company Leased Real Property, there has been no Release of Hazardous Materials by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other Person that is reasonably expected to result in an obligation by the Company or any of its Subsidiaries to remediate such Hazardous Materials pursuant to applicable Environmental Law or that is reasonably expected to result in liability of the Company or any of its Subsidiaries pursuant to applicable Environmental Law with respect to such Hazardous Materials.
Section 3.18 Takeover Statutes. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or any other takeover or anti-takeover statute or similar federal or state law (any such laws, “Takeover Statutes”) are applicable to this Agreement or the First Merger. The Company Board has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to this Agreement or the transactions contemplated hereby, including the Mergers.
Section 3.19 Vote Required. The adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of securities or capital stock of the Company that is required in connection with the consummation of the transactions contemplated hereby. Each holder of shares of Company Common Stock entitled to vote at the Company Stockholders’ Meeting is entitled to one vote per share.
Section 3.20 Brokers and Consultants. No investment banker, broker or finder other than Keefe, Bruyette & Woods, Inc. (“KBW”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. No consultants or similar third parties other than JMP Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any consulting or similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 3.21 Opinion of Financial Advisors. The Company Special Committee has received the opinion of KBW, dated the date hereof, to the effect that, as of the date hereof, and based upon and subject to the limitations and assumptions set forth in such opinion, the Merger Consideration, collectively with the Additional Cash Consideration, in the First Merger is fair, from a financial point of view, to the holders of Company Common Stock.
Section 3.22 Insurance. The Company or its Affiliates have paid, or caused to be paid, all premiums due under all material insurance policies covering the Company or its Subsidiaries and have not received written notice that the Company or its Subsidiaries are in default with respect to any obligations under such policies, other than as would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, the Company or any of its Subsidiaries, other than as would not have a Company Material Adverse Effect.
Section 3.23 Investment Assets. Each of the Company and each of its Subsidiaries owns all securities, indebtedness and other financial instruments held by it, free and clear of any material Liens, except to the extent such securities, indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or any of its Subsidiaries and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business.
Section 3.24 Acknowledgment of Disclaimer of Other Representations and Warranties. The Company acknowledges that, as of the date hereof, it and its Representatives: (a) have received access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of Parent and its Subsidiaries, and the Parent Portfolio Companies, which Parent and its Representatives have made available to them and (ii) the electronic data room in connection with the transactions contemplated hereby; (b) have received and may continue to receive from Parent and its Subsidiaries and their respective Representatives certain estimates, forecasts, projections and other forward-looking information, as well as certain business plan information, regarding Parent and its Subsidiaries, and the Parent Portfolio Companies, and their respective businesses and operations (collectively, “Parent Forecasts”); and (c) have had opportunities to meet with the management of Parent and its Subsidiaries and to discuss the business and assets of Parent and its Subsidiaries and the Parent Portfolio Companies. The Company acknowledges and agrees that (x) there are uncertainties inherent in attempting to make Parent Forecasts, with which the Company is familiar, and the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Parent Forecasts (including the reasonableness of the assumptions underlying such Parent Forecasts), and the Company shall have no claim against Parent, its Subsidiaries or the Parent External Adviser, or any of their respective Representatives, or the Parent Portfolio Companies, with respect to any such Parent Forecasts and (y) the Company has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of Parent, its Subsidiaries and the Parent Portfolio Companies and, in making its determination to proceed with the transactions contemplated hereby, including the Mergers, the Company has relied on the results of its own independent review and analysis. The Company further acknowledges and agrees that (1) any Parent Forecast, data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Company or any of its Representatives, including any materials or information made available in the electronic data room in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by Parent’s management or otherwise, are not and shall not be deemed to constitute or be the subject of any representation or warranty unless and only to the extent any such material or information is the subject of an express representation or warranty set forth in Article IV or in any certificate delivered pursuant hereto; and (2) except for the representations and warranties expressly set forth in Article IV or in any certificate delivered pursuant hereto, (A) none of Parent, any of Parent’s Subsidiaries, the Parent External Adviser or any other Person makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Mergers and the Company shall have no claim against Parent, any of its Subsidiaries, the Parent External Adviser, any Parent Portfolio Companies or any of the respective Representatives thereof in respect of any such representation or warranty and (B) no Person has been authorized by Parent, any of its Subsidiaries or the Parent External Adviser to make any representation or warranty relating to itself or its business or otherwise in connection with the Mergers. Nothing in this Section 3.24 shall apply to or limit any claim for Fraud.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or any Company Portfolio Company, or with respect to any other information provided to Parent or Acquisition Sub or any of their respective Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Neither the Company nor any other Person will have or be subject to any claim, liability or indemnification obligation to Parent, Acquisition Sub or any other Person resulting from the distribution or failure to distribute to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, estimates, Forecasts or other material made available to Parent or Acquisition Sub in the electronic data room maintained by the Company for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or in any certificate delivered pursuant hereto. Nothing in this Section 3.25 shall apply to or limit any claim for Fraud.
Section 3.26 Jolson Agreements. The Company Board has approved the Jolson Agreements.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
Except as disclosed in the Parent SEC Documents filed by Parent prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or as disclosed in the Parent Disclosure Letter, Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 4.1 Organization and Qualification. Each of Parent and its Subsidiaries (including Acquisition Sub) (a) is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and (b) has the requisite entity power and authority to conduct its business as it is now being conducted, except, in the case of this clause (b), where the failure to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries (including Acquisition Sub) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of such documents. Parent has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect.
Section 4.2 Capitalization; Subsidiaries.
(a) As of the close of business on December 18, 2020, the authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, 75,164,230 of which were issued and outstanding and 5,000,000 of which were held by Parent as treasury stock, and (ii) 5,000,000 shares of preferred stock of Parent, par value $0.01 per share, zero shares of which were outstanding. Acquisition Sub does not have any Subsidiaries and has no shares of preferred stock authorized, issued or outstanding.
(b) All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the Parent Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.
(c) As of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party obligating Parent or any of its Subsidiaries (including Acquisition Sub) to issue, transfer or sell any shares of capital stock or other equity interest in Parent or any of its Subsidiaries (including Acquisition Sub) or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Parent or any of its Subsidiaries (including Acquisition

Sub) to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive capital stock of Parent or any of its Subsidiaries, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, Parent or any of its Subsidiaries (including Acquisition Sub) or (iv) voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent.
(d) Each Subsidiary of Parent (including Acquisition Sub) on the date hereof is listed on Section 4.2(d) of the Parent Disclosure Letter. Except as set forth on Section 4.2(d) of the Parent Disclosure Letter, Parent owns, directly or indirectly, all of the issued and outstanding company, partnership or corporate (as applicable) ownership interests in each such Subsidiary (including Acquisition Sub), free and clear of all Liens except for Permitted Liens.
Section 4.3 Authority Relative to Agreement.
(a) Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by Parent and Acquisition Sub, and except for the filing of the Certificate of First Merger with the Delaware Secretary and the Certificate of Second Merger with the Delaware Secretary, no other corporate action or Proceeding on the part of Parent or Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception.
(b) The Parent Board and the board of directors or similar governing body of Acquisition Sub has, at a meeting duly called and held, by resolutions unanimously adopted by directors or similar governing members (i) approved and adopted this Agreement and the transactions contemplated hereby and (ii) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Parent, Acquisition Sub and their respective stockholders or other equityholders, as applicable. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has approved and adopted this Agreement.
(c) Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent, any of its Subsidiaries or Acquisition Sub, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Parent Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of Parent or any of its Subsidiaries other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have a Parent Material Adverse Effect.
Section 4.4 No Conflict; Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) applicable requirements of and filings with the SEC under the Securities Act and the Exchange Act, (ii) the filing of each of the Certificate of First Merger and the Certificate of Second Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business,

(iii) such filings as may be required in connection with the Taxes described in Section 8.6, (iv) compliance with applicable rules and regulations of the NASDAQ and (vi) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect.
Section 4.5 Permits; Compliance with Laws.
(a) Parent and each of its Subsidiaries are in compliance, and have been operated in compliance, in all material respects, with all Applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority of any material non-compliance with any Applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
(b) Parent and each of its Subsidiaries are in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and other Applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(c) Parent is in compliance with Section 61 of the Investment Company Act and as of the date hereof Parent’s asset coverage ratio calculated in accordance with Section 18 of the Investment Company Act is above 150%.
(d) Neither Parent nor any of its Subsidiaries is in default or violation of any (i) Law applicable to Parent or any of its Subsidiaries or (ii) Permits necessary for Parent and its Subsidiaries to carry on their respective businesses as now being conducted, except for any such defaults or violations that would not have a Parent Material Adverse Effect.
(e) Parent has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for Parent, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Parent Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
(f) Parent and each of its Subsidiaries holds and is in compliance with all Permits required in order to permit Parent and each of its Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all Applicable Laws as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written or, to the Knowledge of Parent, oral notification from a Governmental Authority of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(g) No “affiliated person” (as defined under the Investment Company Act) of Parent or the Parent External Adviser has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of Parent, threatened that would result in any such disqualification.
(h) The minute books and other similar records of Parent contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders of Parent, the Parent Board and any committees of the Parent Board.

(i) Notwithstanding the foregoing, no representation or warranty in this Section 4.5 is made with respect to Parent SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee and employee benefits matters, intellectual property matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 4.6 (Parent SEC Documents; Financial Statements; Enforcement Actions), Section 4.8 (Disclosure Controls and Procedures), Section 4.13 (Employee Matters), Section 4.14 (Trademarks, Patents and Copyrights), Section 4.15 (Taxes), Section 4.17 (Real Property) and Section 4.18 (Environmental), respectively.
Section 4.6 Parent SEC Documents; Financial Statements; Enforcement Actions.
(a) Since December 31, 2019, Parent has filed with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed with the SEC by Parent since such date, including any amendments thereto, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Investment Company Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed (or, if amended, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading (or, in the case of a Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein , in light of the circumstances under which they were made, not misleading).
(b) The consolidated financial statements (including all related notes) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and their consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto).
(c) Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other enforcement action by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority that currently restrict the conduct of its business (or that would, to the Knowledge of Parent, upon consummation of the First Merger restrict in any respect the conduct of the business of Parent or any of its Subsidiaries), or that relate to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, except as would not have a Parent Material Adverse Effect, nor has Parent or any of its Subsidiaries been advised in writing or, to the Knowledge of Parent, verbally by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing that would have a Parent Material Adverse Effect.
Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in (a) the Form N-14 will, at the time the Form N-14 is filed with the SEC or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, at the date it or any amendment or supplement is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Acquisition Sub regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).
Section 4.8 Disclosure Controls and Procedures. Parent and its Subsidiaries maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.
Section 4.9 Absence of Certain Changes or Events. Since December 31, 2019 through the date of this Agreement, except as expressly contemplated by this Agreement, (a) the respective businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Parent Material Adverse Effect.
Section 4.10 No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in Parent’s financial statements (as amended or restated, if applicable) or the notes thereto included in the Parent SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 2019, (c) for liabilities or obligations incurred in connection with the transactions contemplated hereby, (d) for liabilities and obligations which have been discharged or paid prior to the date of this Agreement or (e) for liabilities or obligations that would not have a Parent Material Adverse Effect, as of the date hereof, none of Parent or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Parent.
Section 4.11 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect.
Section 4.12 Absence of Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the First Merger or (ii) agrees to vote against any Superior Proposal; or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the First Merger.
Section 4.13 Employee Matters. Neither Parent nor any of its Subsidiaries has (a) any employees or (b) any “employee benefit plans” as defined in Section 3(3) of ERISA, or any employment bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, fringe benefit, retirement, health, medical or other similar employee benefit plan, program or agreement covering any of their respective current or former employees, officers or other service providers.
Section 4.14 Trademarks, Patents and Copyrights.
(a) Section 4.14(a) of the Parent Disclosure Letter sets forth a complete and accurate list (in all material respects) of all material United States and foreign: (i) patents and patent applications; (ii) trademark registrations and applications (including internet domain name registrations); and (iii) copyright registrations and applications owned by Parent or its Subsidiaries as of the date hereof. Such registrations for Intellectual Property Rights owned by Parent or its Subsidiaries are in effect and subsisting and, to the Knowledge of Parent, valid.
(b) Section 4.14(b) of the Parent Disclosure Letter sets forth a complete and accurate list (in all material respects) of all agreements under which: (i) Parent or any of its Subsidiaries are granted the right to use any Intellectual Property Rights owned by a third party material to the respective businesses of Parent and its Subsidiaries (excluding any agreement for off the shelf or commercially available software or non-exclusive licenses granted in the ordinary course of business); and (ii) Parent or any of its Subsidiaries have granted the right to use any of the Parent IPR to a third party (other than non-exclusive licenses granted by Parent or its Subsidiaries in the ordinary course of business).
(c) Except as would not have a Parent Material Adverse Effect, to the Knowledge of Parent, Parent and its Subsidiaries own or have the right to use in the manner currently used all Intellectual Property Rights that are material to the respective businesses of Parent and its Subsidiaries as currently conducted.
(d) To the Knowledge of Parent as of the date hereof, the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted does not infringe upon or otherwise violate any Intellectual Property Rights of any other Person, except for any such infringement that would not have a Parent Material Adverse Effect. As of the date of this Agreement, there is no such claim pending or, to the Knowledge of Parent, threatened, except for any such infringement or other violation that would not have a Parent Material Adverse Effect. To the Knowledge of Parent, no other Person is infringing or otherwise violating any Intellectual Property Rights that are material to the respective businesses of Parent and its Subsidiaries as currently conducted, except for any such infringement or other violation as would not have a Parent Material Adverse Effect, and in the last three (3) years, neither Parent nor any of its Subsidiaries have sent any written notice to any Person alleging that such Person is infringing, misappropriating or violating any Parent IPR. Notwithstanding anything to the contrary in this Agreement, this Section 4.14(d) constitutes the only representation and warranty of Parent with regard to any actual or alleged infringement or other violation of any Intellectual Property Rights of any other Person.
Section 4.15 Taxes. Except as would not have a Parent Material Adverse Effect:
(a) Parent and each of its Subsidiaries have (i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate and (ii) paid all Taxes due and payable (whether or not shown as due on such Tax Returns), except for Taxes contested in good faith or for which adequate reserves have been established on the financial statements in accordance with GAAP.
(b) There are no pending or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of Taxes of or with respect to Parent or any of its Subsidiaries.
(c) All Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors or other Third Parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose.
(d) Neither Parent nor any of its Subsidiaries has (i) ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent or any of its Subsidiaries), or (ii) has any liability for the Taxes of another Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or otherwise as a matter of Law.
(e) Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries or customary commercial Contracts, the principle subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to Parent or its Subsidiaries.
(f) There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.
(g) Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(h) Acquisition Sub is a newly formed entity created for the purpose of undertaking the First Merger. Prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(i) Parent has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. Parent has qualified as a RIC with respect to its first taxable year ending on December 31, 2006, and with respect to each taxable year thereafter (including its taxable year ending on the Effective Time). No challenge to Parent’s status as a RIC is pending or has been threatened in writing. For each taxable year of Parent ending on or before the Effective Time, Parent has satisfied the distribution requirements imposed on a RIC under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by Parent after the date of this Agreement has been timely paid).
(j) Within the past two years, neither Parent nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code.
Section 4.16 Material Contracts.
(a) Section 4.16(a) of the Parent Disclosure Letter sets forth a list, as of the date hereof, of each Parent Material Contract. For purposes of this Agreement, “Parent Material Contract” means any Contract to which Parent or any of its Subsidiaries is a party, except for this Agreement or as expressly set forth below, that:
(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) of Parent or any of its Subsidiaries;
(ii) except with respect to investments set forth in the Parent SEC Documents, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to Parent and its Subsidiaries, taken as a whole;
(iii) except with respect to investments set forth in the Parent SEC Documents, is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment (other than those between or among Parent and any of its Subsidiaries) relating to indebtedness for borrowed money (excluding letters of credit) in an amount in excess of $7 million individually;
(iv) is a non-competition or non-solicitation Contract that purports to limit in any material respect the manner in which, or the localities in which, any material business of Parent and its Subsidiaries (taken as a whole) is conducted or the types of material businesses that Parent or its Subsidiaries conduct;
(v) is a Contract (other than a Contract relating to acquisitions or dispositions of investments in any Parent Portfolio Company, or any entity that becomes a Parent Portfolio Company as a result of such investment) relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into after December 31, 2019, and which has not yet been consummated, pursuant to which (A) Parent reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $7 million or (B) any other Person has the right to acquire any assets of Parent or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $7 million; or
(vi) is a Contract for the purpose of another Person providing investment advisory or investment management services to Parent or any of its Subsidiaries (including the Parent Investment Advisory Agreement).
(b) Neither Parent nor any of its Subsidiaries is in breach of or default under the terms of any Parent Material Contract to which it is a party except for such breaches or defaults as would not have a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract except for such breaches or defaults as would not have a Parent Material Adverse Effect. Each Parent Material Contract is a valid and binding obligation of Parent or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of Parent, the other parties thereto, except such as would not have a Parent Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception.

Section 4.17 Real Property.
(a) Neither Parent nor any of its Subsidiaries owns any real property in fee (or the equivalent interest in the applicable jurisdiction).
(b) As of the date of this Agreement, except as would not have a Parent Material Adverse Effect, Parent and each of its Subsidiaries have a valid leasehold, subleasehold or license interests in all real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any of its Subsidiaries (collectively, including the improvements thereon, the “Parent Leased Real Property”).
(c) As of the date of this Agreement, except as would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for Parent Leased Real Property or any lender, alleging that Parent or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.
Section 4.18 Environmental. Except as would not have a Parent Material Adverse Effect:
(a) Parent and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing all Permits required for their operations under applicable Environmental Laws;
(b) there is no pending or, to the Knowledge of Parent, threatened Proceeding pursuant to any Environmental Law against Parent or any of its Subsidiaries;
(c) none of Parent or any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that Parent or any of its Subsidiaries has been or is in violation or is potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. None of Parent or any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law; and
(d) with respect to the Parent Leased Real Property, there has been no Release of Hazardous Materials by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other Person that is reasonably expected to result in an obligation by Parent or any of its Subsidiaries to remediate such Hazardous Materials pursuant to applicable Environmental Law or that is reasonably expected to result in liability of Parent or any of its Subsidiaries pursuant to applicable Environmental Law with respect to such Hazardous Materials.
Section 4.19 Takeover Statutes. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement or the Mergers.
Section 4.20 No Vote Required. No vote of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt and approve this Agreement, or to approve the transactions contemplated hereby. The vote or consent of Parent or a wholly-owned Subsidiary of Parent as the sole stockholder of Acquisition Sub is the only vote of the holders of any class or series of capital stock of Acquisition Sub necessary to approve the transactions contemplated hereby and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.
Section 4.21 Sufficient Funds. Either Parent or Acquisition Sub will have on the Closing Date, sufficient funds to consummate the transactions contemplated hereby, including, with respect to the Aggregate Cash Consideration, the payments contemplated under Article II.
Section 4.22 Brokers. No investment banker, broker or finder is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Acquisition Sub or any of their respective Subsidiaries.
Section 4.23 Insurance. Parent and its Subsidiaries have paid, or caused to be paid, all premiums due under all material insurance policies of Parent and its Subsidiaries and have not received written notice that Parent or its Subsidiaries are in default with respect to any obligations under such policies other than as would not have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, Parent or any of its Subsidiaries, other than as would not have a Parent Material Adverse Effect.

Section 4.24 Solvency. Neither Parent nor Acquisition Sub is entering into the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and Acquisition Sub is solvent as of the date of this Agreement, and each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated hereby, including the payment of any amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 4.24, the term “solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Acquisition Sub and, after the First Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent and Acquisition Sub and, after the First Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature and (c) each of Parent and Acquisition Sub and, after the First Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.24, “debt” means any liability on a claim, and “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
Section 4.25 Investment Assets. Each of Parent and each of its Subsidiaries owns all securities, indebtedness and other financial instruments held by it, free and clear of any material Liens, except to the extent such securities, indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of Parent or any of its Subsidiaries and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business.
Section 4.26 Parent Investment Advisory Agreement. The Parent Investment Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither Parent nor the Parent External Adviser is in default under the Parent Investment Advisory Agreement, except where such default would not have a Parent Material Adverse Effect. The Parent Investment Advisory Agreement is a valid and binding obligation of Parent, except as would not have a Parent Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception. There is no Proceeding pending or, to the Knowledge of Parent, threatened, and, to the Knowledge of Parent, there do not exist any facts or circumstances which would reasonably be expected to adversely affect the registration of the Parent External Adviser as an investment adviser under the Investment Advisers Act or the ability of an investment adviser to perform its obligations under the Parent Investment Advisory Agreement.
Section 4.27 Acknowledgment of Disclaimer of Other Representations and Warranties. Each of Parent and Acquisition Sub acknowledges that, as of the date hereof, they and their Representatives: (a) have received access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries, and the Company Portfolio Companies, which Company and its Representatives, as of the date hereof, have made available to them and (ii) the electronic data room in connection with the transactions contemplated hereby; (b) have received and may continue to receive from the Company and its Subsidiaries and their respective Representatives certain estimates, forecasts, projections and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and the Company Portfolio Companies and their respective businesses and operations (collectively, “Forecasts”); and (c) have had opportunities to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries and the Company Portfolio Companies. Parent and Acquisition Sub acknowledge and agree that (x) there are uncertainties inherent in attempting to make Forecasts, with which Parent and Acquisition Sub are familiar, and Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Forecasts (including the reasonableness of the assumptions underlying such Forecasts), and Parent and Acquisition Sub shall have no claim against the Company, its Subsidiaries or the Company External Adviser, or the Company Portfolio Companies or any of their respective Representatives with respect to any such Forecasts and (y) each of Parent and Acquisition Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company, its Subsidiaries and the Company

Portfolio Companies and, in making its determination to proceed with the transactions contemplated hereby, including the Mergers, each of Parent and Acquisition Sub has relied on the results of its own independent review and analysis. Parent and Acquisition Sub each further acknowledges and agrees that (1) any Forecast, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Acquisition Sub or any of their Representatives, including any materials or information made available in the electronic data room in connection with the transactions contemplated hereby, via confidential information packet, in connection with presentations by the Company’s management or otherwise, are not and shall not be deemed to constitute or be the subject of any representation or warranty unless and only to the extent any such material or information is the subject of an express representation or warranty set forth in Article III or in any certificate delivered pursuant hereto; and (2) except for the representations and warranties expressly set forth in Article III or in any certificate delivered pursuant hereto, (A) neither the Company, its investment adviser nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Mergers and Parent and Acquisition Sub shall have no claim against the Company, any of its Subsidiaries or any Company Portfolio Companies or their respective Representatives in respect of any such representation or warranty and (B) no Person has been authorized by the Company, its investment adviser or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Mergers. Nothing in this Section 4.27 shall apply to or limit any claim for Fraud.
Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered hereunder, neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes any express or implied representation or warranty with respect to Parent or Acquisition Sub, any of their respective Subsidiaries, or any Parent Portfolio Company, or with respect to any other information provided to the Company or its Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Neither Parent nor Acquisition Sub nor any other Person will have or be subject to any claim, liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, Parent Forecasts or other material made available to the Company in the electronic data room maintained by Parent for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate delivered pursuant hereto. Nothing in this Section 4.28 shall apply to or limit any claim for Fraud.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT EXTERNAL ADVISER
The Parent External Adviser hereby represents and warrants to the Company as follows:
Section 5.1 Organization and Qualification. The Parent External Adviser (a) is a limited liability company, duly formed, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its formation and (b) has the requisite limited liability company power and authority to conduct its business as it is now being conducted, except, in the case of this clause (b), where the failure to have such power and authority would not have an Adviser Material Adverse Effect. The Parent External Adviser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have an Adviser Material Adverse Effect. The Parent External Adviser has made available to the Company a copy of its certificate of formation, as amended to date (together with the Parent External Adviser’s limited liability company agreement, the “Parent External Adviser Documents”), as currently in effect, and the Parent External Adviser is not in violation of such documents.
Section 5.2 Authority Relative to Agreement.
(a) The Parent External Adviser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Parent External Adviser, and the consummation by the Parent External Adviser of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action by the Parent External Adviser, and no other corporate action or Proceeding on the part of the Parent External Adviser is necessary to authorize the execution, delivery and performance of this Agreement by the Parent External Adviser and the consummation by the Parent External Adviser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent External Adviser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of the Parent External Adviser, enforceable against the Parent External Adviser in accordance with its terms, except that such enforcement may be subject the Bankruptcy and Equity Exception.
(b) The board of directors or similar governing body of the Parent External Adviser has, by resolutions adopted by directors or similar governing members adopted this Agreement and the transactions contemplated hereby.
(c) Neither the execution and delivery of this Agreement by the Parent External Adviser nor the consummation by the Parent External Adviser of the transactions contemplated hereby will (i) violate any provision of any Parent External Adviser Document, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3 have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Parent External Adviser or by which any property or asset of the Parent External Adviser is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of any Contract to which the Parent External Adviser is a party or by which its properties or assets are bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the material property or assets of the Parent External Adviser other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that would not have an Adviser Material Adverse Effect.
Section 5.3 No Conflict; Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Parent External Adviser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such Consent, registration, declaration, filing or notices (a) set forth on Section 5.3 of the Parent Disclosure Letter or (b) the failure of which to be obtained or made would not have an Adviser Material Adverse Effect.
Section 5.4 Permits; Compliance with Laws.
(a) The Parent External Adviser is in compliance, and has been operated in compliance, in all material respects, with all Applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have an Adviser Material Adverse Effect. The Parent External Adviser has not received any written or, to the Knowledge of Parent External Adviser, oral notification from a Governmental Authority of any material non-compliance with any Applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to result in an Adviser Material Adverse Effect.
(b) The Parent External Adviser is not in default or violation of any (i) Law applicable to the Parent External Adviser or (ii) Permits necessary for the Parent External Adviser to carry on its business as it is now being conducted, except for any such defaults or violations that would not have an Adviser Material Adverse Effect.
(c) The Parent External Adviser holds and is in compliance with all Permits required in order to permit the Parent External Adviser to own or lease its properties and assets and to conduct its businesses under and pursuant to all Applicable Laws as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have an Adviser Material Adverse Effect. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have an Adviser Material Adverse Effect. The Parent External Adviser has not received any written or, to the Knowledge of the Parent External Adviser, oral notification from a Governmental Authority of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have an Adviser Material Adverse Effect.

(d) Since December 31, 2019, the Parent External Adviser has filed (after giving effect to any extensions) all Regulatory Documents that were required to be filed with any Governmental Authority, other than such failures to file that would not, individually or in the aggregate, reasonably be expected to have an Adviser Material Adverse Effect.
(e) The Parent External Adviser is, and at all times required by the Investment Advisers Act since December 31 2019 has been, duly registered as an investment adviser under the Investment Advisers Act. The Parent External Adviser is, and at all times required by Applicable Law (other than the Investment Advisers Act) since December 31, 2019 has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not have an Adviser Material Adverse Effect. Parent has made available to the Company a complete and correct copy of the Form ADV of the Parent External Adviser as in effect on the date of this Agreement.
(f) No “affiliated person” (as defined under the Investment Company Act) of the Parent External Adviser has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Section 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the Knowledge of Parent, threatened that would result in any such disqualification.
(g) The Parent External Adviser has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to the Company) and, during the period prior to the date of this Agreement that the Parent External Adviser has been the investment adviser to Parent, the Parent External Adviser has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.
(h) During the period prior to the date of this Agreement that it has been the investment adviser to Parent, there has been no material adverse change in the operations, affairs or regulatory status of the Parent External Adviser.
(i) The Parent Investment Advisory Agreement has been duly approved, continued and at all times has been in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). Neither Parent nor the Parent External Adviser is in default under the Parent Investment Advisory Agreement, except where such default would not have an Adviser Material Adverse Effect. The Parent Investment Advisory Agreement is a valid and binding obligation of the Parent External Adviser, except as would not have an Adviser Material Adverse Effect; provided that such enforcement may be subject to the Bankruptcy and Equity Exception. There is no Proceeding pending or, to the Knowledge of Parent External Adviser, threatened, and, to the Knowledge of Parent External Adviser, there do not exist any facts or circumstances which would reasonably be expected to adversely affect the registration of the Parent External Adviser as an investment adviser under the Investment Advisers Act or the ability of an investment adviser to perform its obligations under the Parent Investment Advisory Agreement.
(j) Neither the Parent External Adviser nor any “affiliated person” (as defined in the Investment Company Act) of the Parent External Adviser is ineligible pursuant to Sections 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to a registered investment company (or BDC), nor is there any Proceeding pending or, to the Knowledge of Parent External Adviser, threatened by any Governmental Authority that would result in the ineligibility of the Parent External Adviser or any such “affiliated person” to serve as an investment adviser to a registered investment company (or BDC) pursuant to Sections 9(a) or 9(b) of the Investment Company Act. Neither the Parent External Adviser nor any “person associated with” (as defined in the Investment Advisers Act) the Parent External Adviser is ineligible pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, nor is there any Proceeding pending or, to the Knowledge of Parent External Adviser, threatened by any Governmental Authority that would result in the ineligibility of the Parent External Adviser or any such “person associated with” the Parent External Adviser to serve in any such capacities pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act.
(k) As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent External Adviser, threatened against the Parent External Adviser that would have a Parent Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent External Adviser, investigation by any Governmental Authority involving, the Parent External Adviser that would have a Parent Material Adverse Effect.
(l) Since December 31, 2019, there has been no material adverse change in the operations, affairs or regulatory status of the Parent External Adviser.
Section 5.5 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent External Adviser, threatened against the Parent External Adviser that would have an Adviser Material Adverse Effect, nor is there any judgment of any Governmental Authority outstanding against, or, to the Knowledge of Parent External Adviser, investigation by any Governmental Authority involving, the Parent External Adviser that could reasonably be expected to have an Adviser Material Adverse Effect.
Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Parent External Adviser expressly for inclusion or incorporation by reference in (a) the Form N-14 will, at the time the Form N-14 is filed with the SEC or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, at the date it or any amendment or supplement is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Parent External Adviser regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein).
Section 5.7 Sufficient Funds. Parent External Adviser will have on the Closing Date sufficient funds to make the payment of the Additional Cash Consideration contemplated under Section 6.19 and Article II.
Section 5.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V or in any certificate delivered hereunder, neither Parent External Adviser nor any other Person on its behalf makes any express or implied representation or warranty with respect to Parent External Adviser, any of its Subsidiaries or any investment fund advised by it or them, or with respect to any other information provided to the Company or its Representatives in connection with the transactions contemplated hereby, including the accuracy, completeness or timeliness thereof. Neither Parent External Adviser nor any other Person will have or be subject to any claim, liability or indemnification obligation to the Company or any other Person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to the Company in the electronic data room maintained by Parent for purposes of the transactions contemplated hereby or management presentations in expectation of the transactions contemplated hereby, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V or in any certificate delivered pursuant hereto. Nothing in this Section 5.8 shall apply to or limit any claim for Fraud.
ARTICLE VI

COVENANTS AND AGREEMENTS
Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly contemplated or permitted pursuant to this Agreement, (d) as set forth in Section 6.1 of the Company Disclosure Letter or (e) as reasonably required to comply with, establish or implement COVID-19 Measures: (x) the Company shall, and shall cause its Subsidiaries to, conduct the business of the Company and its Subsidiaries, as applicable, in the ordinary course of business and in a manner consistent with past practice in all material respects and use reasonable best efforts to preserve intact its business organization, maintain in effect all material licenses and permits required to carry on its business, maintain in effect any exemptive orders or exemptive relief which it has received from the SEC and which are currently in effect and preserve its material business relationships (provided that (1) no action by the Company or its Subsidiaries with respect to any of the matters specifically addressed by any other provisions of this Section 6.1 will be deemed a breach of this clause (x), unless such action would constitute a breach of one or more of such other provisions, (2) the failure by the Company or any of its Subsidiaries to take any action prohibited by clauses (a) through (m) below will not be deemed to be a breach of this clause (x), and (3) acquisitions and dispositions of investments in Company Portfolio Companies in accordance with the Company’s investment objectives, policies, and restrictions in effect as of the date hereof will not be deemed to be a breach of this clause (x)); and (y) the Company shall not, and shall not permit any of its Subsidiaries to (provided that, notwithstanding anything in this Agreement to the contrary, none of the Company or its Subsidiaries shall be restricted or encumbered from taking any action, or be required or permitted to take any action, if such restriction, encumbrance, requirement or permission would contravene any provision of the Existing Credit Facility or any related loan documents or any provision of the Existing Notes or the Existing Notes Indenture):
(a) amend or otherwise change, in any material respect, the Company’s Charter or the Company’s Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries);
(b) except for transactions solely among the Company and its wholly-owned Subsidiaries, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;
(c) except for transactions solely among the Company and its wholly-owned Subsidiaries, issue, sell, pledge, dispose, encumber or grant any (i) shares of the Company’s or its Subsidiaries’ capital stock, (ii) options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or its Subsidiaries’ capital stock or (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company or any of its Subsidiaries;
(d) (i) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (A) dividends and distributions paid by any wholly-owned Subsidiary of the Company to the Company or any of its wholly-owned Subsidiaries, (B) regular quarterly cash distributions payable by the Company on a quarterly basis consistent with past practices and the Company’s investment objectives and policies as publicly disclosed (provided that, the Company may only pay a quarterly cash dividend under this subsection (B) if such dividend is less than or equal to 95% of its estimated net investment income for such quarter; provided, further, that prior to declaring any such dividend, the Company shall provide Parent with its good faith calculation of estimated net investment income for such quarter, and Parent shall have a reasonable opportunity to review and comment thereon), (C) the payment of the dividends set forth on Section 6.1(d) of the Company Disclosure Letter, (D) the authorization and payment of any dividend or distribution necessary for the Company to maintain its qualification as a RIC, as reasonably determined by the Company, or (E) a Tax Dividend; or (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries (other than any wholly-owned Subsidiaries) or any options, warrants, or rights to acquire any such shares or other equity interests;
(e) directly or indirectly acquire (including by merger, consolidation or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly-owned Subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to acquisitions with collective purchase prices not exceeding $2 million in the aggregate and except for acquisitions of Company Portfolio Company investments in accordance with the Company’s investment objectives, policies and restrictions;

(f) incur any long-term indebtedness for borrowed money in an amount in excess of $2 million or guarantee any such indebtedness of any Person (other than a wholly-owned Subsidiary) in an amount in excess of $2 million, except for indebtedness or guarantees (i) incurred to replace, renew, extend, refinance or refund any existing indebtedness, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, (iii) incurred under letters of credit in the ordinary course of business or (iv) as otherwise required in the ordinary course of business; provided, that the Company may amend the Existing Loan Agreement to extend the maturity date, to the extent necessary or appropriate to maintain the Company’s status as a RIC;
(g) amend, enter into or terminate any Company Material Contract other than (i) in the ordinary course of business consistent with past practice in all material respects and (ii) which would not have a Company Material Adverse Effect;
(h) make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or as otherwise required by Applicable Law;
(i) (i) make or change any material Tax election, (ii) change any material method of Tax accounting other than in the ordinary course of business, (iii) amend any material Tax Return, (iv) settle or compromise any Tax audit or other proceeding relating to a material amount of Taxes or (v) agree to any extension or waiver of the statute of limitations with respect to a material amount of Tax;
(j) amend, terminate, modify or waive any material rights under the Company Investment Advisory Agreement; provided, that the Company Investment Advisory Agreement shall be terminated effective upon the Closing;
(k) enter into a new line of business outside of the Company’s investment objective as described in the Company SEC Documents (provided, that the foregoing shall not apply in any way to any Company Portfolio Company);
(l) directly or indirectly sell, lease, license or otherwise subject to any Lien or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein, except for dispositions of Company Portfolio Company investments in accordance with the Company’s investment objectives, policies and restrictions;
(m) directly or indirectly (1) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division or amount of assets thereof or (2) make any equity, debt or other investment in, either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of, any other Person (in the case of each of clauses (1) and (2), other than wholly owned Subsidiaries) (the foregoing, “Acquisitions”). Notwithstanding the foregoing, the Company and its Subsidiaries may make the following Acquisitions:
(i) acquisitions of new Level 3 assets issued by Company Portfolio Companies (x) with a value, individually or in the aggregate, equal to less than 2.5% of the Company’s net asset value as of September 30, 2020 or (y) as contractually obligated under the Company’s existing investment documents with Company Portfolio Companies (i.e., undrawn commitments);
(ii) acquisitions of Level 2 assets with four or more quotes on Bloomberg from different market makers or rated BB- or higher, in each case at a purchase price not to exceed par value and not lower than 95% of par value;
(iii) acquisitions of U.S. treasury securities or similar cash-equivalent assets; or
(n) enter into any agreement to do any of the foregoing.
Section 6.2 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that during the Interim Period, except (a) as may be required by Law, (b) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as may be expressly contemplated or permitted pursuant to this Agreement, (d) as set forth in Section 6.2 of the Parent Disclosure Letter or (e) as

reasonably required to comply with, establish or implement COVID-19 Measures: (x) Parent shall, and shall cause its Subsidiaries to, conduct the business of Parent and its Subsidiaries, as applicable, in the ordinary course of business and in a manner consistent with past practice in all material respects and use reasonable best efforts to preserve intact its business organization, maintain in effect all material licenses and permits required to carry on its business, maintain in effect any exemptive orders or exemptive relief which it has received from the SEC and which are currently in effect and preserve its material business relationships (provided that (1) no action by Parent or its Subsidiaries (including Acquisition Sub) with respect to any of the matters specifically addressed by any other provisions of this Section 6.2 will be deemed a breach of this clause (x), unless such action would constitute a breach of one or more of such other provisions, (2) the failure by Parent or any of its Subsidiaries to take any action prohibited by clauses (a) through (j) below will not be deemed to be a breach of this clause (x), and (3) acquisitions and dispositions of investments in Parent Portfolio Companies in accordance with Parent’s investment objectives, policies, and restrictions in effect as of the date hereof will not be deemed to be a breach of this clause (x)); and (y) Parent shall not, and shall not permit any of its Subsidiaries to:
(a) amend or otherwise change, in any material respect, the organizational documents of Parent (or such equivalent organizational or governing documents of any of its Subsidiaries);
(b) except for transactions solely among Parent and its wholly-owned Subsidiaries, split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights;
(c) except for transactions solely among Parent and its wholly-owned Subsidiaries, issue, sell, pledge, dispose, encumber or grant any (i) shares of its or its Subsidiaries’ capital stock, (ii) options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, Parent or any of its Subsidiaries;
(d) (i) declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Parent’s or any of its Subsidiaries’ capital stock or other equity interests, other than (A) dividends and distributions paid by any wholly-owned Subsidiary of Parent to Parent or any of its wholly-owned Subsidiaries, (B) regular quarterly cash distributions payable by Parent on a quarterly basis consistent with past practices and Parent’s investment objectives and policies as publicly disclosed or (C) the authorization and payment of any dividend or distribution necessary for Parent to maintain its qualification as a RIC, as reasonably determined by Parent; or (ii) purchase, redeem or otherwise acquire share of capital stock or other equity interests of Parent or its Subsidiaries (other than wholly-owned Subsidiaries) or any option, warrants, or rights to acquire any such shares or other equity interests.
(e) directly or indirectly acquire (including by merger, consolidation or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among Parent and its wholly-owned Subsidiaries, any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, in each case that are material to Parent and its Subsidiaries, taken as a whole, and except for acquisitions of Parent Portfolio Company investments in accordance with Parent’s investment objectives, policies and restrictions;
(f) amend, enter into or terminate any Parent Material Contract other than (i) in the ordinary course of business consistent with past practice in all material respects and (ii) which would not have a Parent Material Adverse Effect;
(g) make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as otherwise required by Applicable Law;
(h) (i) make or change any material Tax election, (ii) change any material method of Tax accounting other than in the ordinary course of business, or (iii) agree to any extension or waiver of the statute of limitations with respect to a material amount of Tax;

(i) enter into a new line of business outside of Parent’s investment objective as described in the Parent SEC Documents (provided, that the foregoing shall not apply in any way to any Parent Portfolio Company); or
(j) enter into any agreement to do any of the foregoing.
Section 6.3 Preparation of the Form N-14 and the Proxy Statement; Company Stockholders’ Meeting.
(a) As promptly as practicable after the execution of this Agreement, and in no event later than thirty (30) days after the execution of the Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) the Proxy Statement and, in consultation with Parent, shall set a preliminary record date for the Company Stockholders’ Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Form N-14, in which the Proxy Statement will be included, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the First Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form N-14 declared effective under the Securities Act, and the Proxy Statement cleared of all comments from the SEC, as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form N-14, Parent shall take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in connection with the First Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form N-14 and the Proxy Statement. As promptly as practicable after the Form N-14 shall have become effective (and in no event later than the 5th day thereafter), the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Form N-14 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment thereon. If, at any time prior to the Effective Time, any information relating to Parent, the Parent External Adviser, the Company or any of their respective Affiliates, directors or officers, should be discovered by Parent, the Parent External Adviser, or the Company which should be set forth in an amendment or supplement to either the Form N-14 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. Each party shall notify the other promptly of the time when the Form N-14 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form N-14 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form N-14 or the First Merger.
(b) Subject to the earlier termination of this Agreement in accordance with Article VIII, the Company shall, as soon as practicable following the effectiveness of the Form N-14 (and in no event later than the 30th day thereafter), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) solely for the purpose of seeking the Company Stockholder Approval; provided, that the Company may postpone or adjourn to a later date the Company Stockholders’ Meeting solely (i) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to adopt this Agreement, whether or not a quorum is present, (iv) if required by Applicable Law or (v) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would be inconsistent with its fiduciary duties under Applicable Law; provided further, that the Company may not postpone or adjourn the Company Stockholders’ Meeting more than a total of 15 days pursuant to clauses (ii) and (iii), taken together. Notwithstanding the foregoing, the Company shall, at the request of Parent, adjourn the Company Stockholders’ Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to adopt this Agreement; provided, that no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 days. Subject to Section 6.6, the Company shall, through the Company Board, make the Company Recommendation, and shall include such Company Recommendation in the Proxy Statement, and shall publicly reaffirm such Company Recommendation within 48 hours after receipt of a written request to do so by Parent or Acquisition Sub. The Company shall use its reasonable best efforts to lawfully solicit from its stockholders proxies in favor of the adoption of this Agreement. Except as expressly permitted in Section 6.6, neither the Company Board nor any committee thereof shall (w) withhold or withdraw, or modify or qualify in a manner adverse to Parent or Acquisition Sub, or propose publicly to withhold or withdraw, or modify or qualify in a manner adverse to Parent or Acquisition Sub, the Company Recommendation, (x) fail to include the Company Recommendation in the Proxy Statement, (y) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal or (z) resolve, agree or publicly propose to take any such actions (each such action in (w), (x), (y) and (z) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal (whether or not a Superior Proposal).
Section 6.4 Appropriate Action; Consents; Filings.
(a) Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.6), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the First Merger set forth in Article VII to be satisfied, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the transactions contemplated hereby, including the First Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated hereby, including the First Merger; (ii) the defending of any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the First Merger, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the First Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Without limiting the generality of the foregoing, each of the parties hereto shall make any applications and filings as reasonably determined by the Company and Parent are required under applicable United States or foreign competition, antitrust, merger control or investment Laws (“Antitrust Laws”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than as required by Law. Parent shall pay all filing fees and other charges for the filings required under any Antitrust Law by the Company and Parent.
(b) In connection with and without limiting the efforts referenced in this Section 6.4, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a private party, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, or in connection with any Proceeding initiated by a private party, to any other Person, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority, or in connection with any Proceeding initiated by a private party, between either party and any other Person with respect to this Agreement. In addition, each of the parties hereto will give reasonable notice to and consult with the other in advance of any meeting or conference with any Governmental Authority, or in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the Governmental Authority or other Person, give the other the opportunity to attend and participate in such meeting or conference.
Section 6.5 Access to Information; Confidentiality.
(a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford reasonable access to Parent’s Representatives, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the personnel, agents, properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated hereby are not consummated, (ii) violate Applicable Law, including COVID-19 Measures (provided, that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access as can be provided in a manner without violating such COVID-19 Measures or other applicable Law) or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client, attorney work product or any other legal privilege. No investigation or access permitted pursuant to this Section 6.5(a) shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent and the Parent External Adviser agree that it and they will not, and will cause its and their Representatives not to, use any information obtained pursuant to this Section 6.5(a) for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby. The Confidentiality Agreement shall apply with respect to information furnished by the Company, the Company External Adviser, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder.
(b) Upon reasonable notice, Parent shall (and shall cause each of its Subsidiaries (including Acquisition Sub) to) afford reasonable access to the Company’s Representatives, in a manner not disruptive to the operations of the business of Parent and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time (or until the earlier termination of this Agreement), to the personnel, agents, properties, books and records of Parent and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries (including Acquisition Sub) to) furnish promptly to such Representatives all information concerning the business, properties and personnel of Parent and its Subsidiaries (including Acquisition Sub) as may reasonably be requested; provided, however, that nothing herein shall require Parent or any of its Subsidiaries (including Acquisition Sub) to disclose any information to the Company if such disclosure would, in the reasonable judgment of Parent, (i) cause significant competitive harm to Parent or its Subsidiaries (including Acquisition Sub) if the transactions contemplated hereby are not consummated, (ii) violate Applicable Law, including COVID-19 Measures (provided, that Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access as can be provided in a manner without violating such COVID-19 Measures or other applicable Law) or the provisions of any Contract to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party or (iii) jeopardize any attorney-client, attorney work product or any other legal privilege. No investigation or access permitted pursuant to this Section 6.5(b) shall affect or be deemed to modify any representation or warranty made by Parent or Acquisition Sub hereunder. The Company agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.5(b) for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby. The Confidentiality Agreement shall apply mutatis mutandis with respect to information furnished by Parent, the Parent External Adviser, Parent’s Subsidiaries, Acquisition Sub and Parent’s officers, employees and other Representatives hereunder.

Section 6.6 No Solicitation.
(a) Subject to Section 6.6(c), the Company shall, and shall cause its Subsidiaries and its and their Representatives to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal (an “Inquiry”) and immediately terminate all physical and electronic data room access previously granted to any such Third Party, (ii) request the prompt return or destruction of all confidential information previously furnished to any such Third Party with respect to any Competing Proposal or Inquiry and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or “standstill” agreement to which it or any of its Affiliates or Representatives is a party with respect to any Competing Proposal or Inquiry.
(b) Except as expressly provided in Section 6.6(c), until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, directly or indirectly, (i) initiate, solicit, endorse, facilitate or knowingly encourage the making of any Competing Proposal or Inquiry, (ii) continue or engage in negotiations or discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.6), or knowingly furnish any information to, any Third Party relating to a Competing Proposal or any Inquiry or (iii) resolve, agree or publicly propose to do any of the foregoing.
(c) Notwithstanding anything to the contrary in Section 6.6(a) or Section 6.6(b), at any time prior to the date that the Company Stockholder Approval is obtained, in the event that the Company (or its Representatives on the Company’s behalf) receives directly or indirectly a written Inquiry or a written Competing Proposal from any Third Party that (i) the Company Board determines in good faith to be bona fide, (ii) was unsolicited and (iii) did not otherwise result from a breach of this Section 6.6(c), the Company and the Company Board and its Representatives may engage or participate in negotiations or discussions with, or furnish any information and other access to, any Third Party making such Inquiry or Competing Proposal and its Representatives and Affiliates and prospective debt and equity financing sources that have been specifically engaged for the purpose of financing such Competing Proposal if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that (A) such Inquiry or Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (B) the failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under the DGCL; provided that (x) prior to furnishing any information concerning the Company and its Subsidiaries the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms) (an “Acceptable Confidentiality Agreement”), and (y) the Company shall promptly provide or make available to Parent (I) an unredacted copy of each such Acceptable Confidentiality Agreement and (II) all non-public information concerning it or its Subsidiaries that it provides to any Third Party given such access that was not previously made available to Parent or its Representatives. It is understood and agreed that any contacts, disclosures, discussions or negotiations expressly permitted under this Section 6.6(c), including any public announcement that the Company or the Company Board has made any determination required under this Section 6.6(c) to take or engage in any such actions (provided that the Company Board expressly publicly reaffirms the Company Recommendation concurrently with such public disclosure), shall not constitute a basis for Parent to terminate this Agreement pursuant to Section 8.1(d)(ii).
(d) Neither the Company nor the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change and, except as expressly provided in this Section 6.6(d), neither the Company Board nor any committee thereof shall approve or recommend, and the Company shall not (and shall cause each of its Subsidiaries not to) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract or agreement, in each case constituting or with respect to, any Competing Proposal or Inquiry (each, an “Alternative Acquisition Agreement”), in each case other than an Acceptable Confidentiality Agreement, and neither the Company Board nor any committee thereof shall resolve, agree or publicly propose to take any such actions. Notwithstanding the immediately preceding sentence, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may, if the Company has received a Competing Proposal after the date of this Agreement that (i) the Company Board has determined in good faith to be bona fide, (ii) was unsolicited, (iii) did not otherwise result from a breach of this Section 6.6 and (iv) the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause the Company to enter into a binding definitive agreement providing for the consummation of such Superior Proposal concurrently with the termination of this Agreement in accordance with Section 8.1(c)(ii), and, provided that:
(i) the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, that it intends to terminate this Agreement pursuant to Section 8.1(c)(ii) in order to enter into a binding definitive agreement providing for the consummation of a Superior Proposal (a “Notice of Superior Proposal”), which notice shall specify in reasonable detail the basis for such termination and the identity of the Person or group of Persons making such Superior Proposal and the terms and conditions thereof and include a copy of the final negotiated definitive agreement (which need not include signatures and may contain brackets of the type that are completed in or removed from a definitive agreement of that nature just prior to the execution thereof) providing for the consummation of such Superior Proposal and any material ancillary agreements (which need not include signatures and may contain brackets of the type that are completed in or removed from a definitive agreement of that nature just prior to the execution thereof) being executed or to be executed in connection therewith (provided, that any amendment to the financial terms or any other material terms of such Superior Proposal shall require a new written notice by the Company and a new two (2) Business Day period (unless such two (2) Business Day period would be shorter than the amount of time remaining in such original three (3) Business Day period, in which case such original three (3) Business Day period shall remain in effect);
(ii) after providing such notice and prior to terminating this Agreement pursuant to Section 8.1(c)(ii), the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent and Acquisition Sub and their respective Representatives in good faith (to the extent Parent and Acquisition Sub desire to negotiate) during such three (3) or two (2) Business Day period (as applicable) to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to terminate this Agreement pursuant to Section 8.1(c)(ii); and
(iii) following the end of such three (3) or two (2) Business Day period (as applicable), the Company Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Superior Proposal, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to be a Superior Proposal.
(e) Nothing contained in this Section 6.6 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under Applicable Law or applicable NASDAQ rules and regulations, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or (ii) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that any disclosure made as permitted under clause (i) of this Section 6.6(e) (other than any “stop-look-and-listen” communication or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto) that relates to a Competing Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation in such disclosure.
(f) The Company shall promptly (and in any event within 48 hours of receipt) advise Parent in writing in the event that it or any of its Subsidiaries or any of its or their Representatives receives any Inquiry or Competing Proposal from any Third Party, in each case together with a description of the material terms and conditions of and facts surrounding any such Inquiry or Competing Proposal, the identity of the Third Party making such Inquiry or Competing Proposal and a copy of any written proposal, offer, draft agreement, term sheet or other analogous agreement provided by such Third Party. The Company shall keep Parent reasonably informed (orally and in writing) on a timely basis of the status and details (including within 48 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Inquiry or Competing Proposal, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Inquiry or Competing Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.
(g) For purposes of this Agreement:
(i) “Competing Proposal” shall mean any inquiry, proposal, discussions, negotiations or offer from any Third Party (A) with respect to a merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or other transaction involving the Company or any of its Subsidiaries, or (B) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (1) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any mortgage or pledge in connection with a bona fide debt financing transaction entered into in the ordinary course of business consistent with past practice) that constitute or represent, or would constitute or represent if such transaction is consummated, twenty percent (20%) or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, as of the date of such inquiry or proposal, or that generated twenty percent (20%) or more of net revenue or net income of the Company and its Subsidiaries, taken as a whole, for the 12-month period ending on the last day of the Company’s then most recently completed fiscal quarter, or (2) twenty percent (20%) or more of the outstanding shares of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Mergers.
(ii) “Superior Proposal” shall mean a bona fide, unsolicited, written and binding Competing Proposal that is fully financed or has fully committed financing (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party on terms that the Company Board determines in good faith, after consultation with its financial and outside legal advisors, and considering all legal, financial, regulatory and other material aspects of, and the identity of the Third Party making, the Competing Proposal and such factors as the Company Board considers in good faith to be appropriate, (A) is more favorable to stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any revisions to the terms and conditions of this Agreement proposed by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.6(d)(i)) and (B) is reasonably likely of being completed on the terms proposed on a timely basis.
(h) The Company agrees that any violation of the restrictions set forth in this Section 6.6 by any of the Company’s Subsidiaries or any of its or their respective authorized Representatives shall be deemed to be a breach of this Agreement by the Company.
Section 6.7 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers, managers, or employees, as the case may be, of the Company, its Subsidiaries or the Company’s Affiliates, including but not limited to officers and employees of the Company External Advisor (collectively, the “D&O Indemnified Parties”), as provided in their respective organizational documents as in effect on the date of this Agreement or in any Contract disclosed or made available to Parent prior to the date hereof shall survive the Mergers and shall continue in full force and effect. Parent shall indemnify, defend and hold harmless, and advance expenses to the D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by Applicable Law as required by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. Parent shall cause the Surviving Corporation’s certificate of incorporation, bylaws or other organizational documents to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability with respect to the D&O Indemnified Parties and the period prior to the Effective Time that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.
(b) Without limiting the provisions of Section 6.7(a), to the fullest extent that the Company or its Subsidiaries would be permitted by Applicable Law as required by the organizational documents of the Company or its Subsidiaries as in effect on the date hereof, Parent shall: (i) indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, Proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company, its investment adviser or any of its Subsidiaries prior to the Effective Time; or (B) this Agreement or the transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, Proceeding or investigation the expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined by a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under Applicable Law. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, Proceeding or investigation from all liability arising out of such claim, Proceeding or investigation.
(c) The Company shall purchase, effective as of the Closing, a six (6) year “tail” policy, on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company and the Company’s Subsidiaries as of the date of this Agreement, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that Parent shall pay 50% of the total premium for such tail policy, which portion payable by Parent shall, in no event, exceed $308,250.00)). Parent shall not, and shall not permit its Subsidiaries to, take any action that would reasonably be expected to prejudice the rights of, or otherwise reasonably be expected to impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time.
(d) The D&O Indemnified Parties to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.7. Notwithstanding any other provision of this Agreement, this Section 6.7 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.
Section 6.8 Notification of Certain Matters. Subject to Applicable Law, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent (b) any claims, investigations or Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Mergers or the transactions contemplated hereby and (c) any fact, circumstance or development of which the Company or Parent (as applicable) becomes aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied by the Termination Date.
Section 6.9 Public Announcements. Except as otherwise contemplated by Section 6.6 (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company or the Company Board under Section 6.6), prior to any Company Adverse Recommendation Change, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ written consent (which consent may be delivered via electronic mail, but shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto. The Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, Company Portfolio Companies, customers, suppliers and consultants in a manner consistent with prior communications of the Company or is consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.
Section 6.10 Acquisition Sub. Parent will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the First Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.
Section 6.11 No Control of the Other Party’s Business.
(a) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
(b) Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
Section 6.12 Rule 16b-3 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by Applicable Law.
Section 6.13 Repayment of Existing Credit Facility. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a draft copy of a customary payoff letter (subject to delivery of funds as arranged by Parent) from the “Administrative Agent” (as defined in the Existing Credit Facility) under the Existing Credit Facility (the “Payoff Letter”), and, on or prior to the Closing Date, the Company shall deliver to Parent an executed copy of the Payoff Letter to be effective upon the Closing. The Company shall, and shall cause its Subsidiaries to, deliver all the documents required for the termination of commitments under the Existing Credit Facility, subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding thereunder (using funds arranged by Parent).
Section 6.14 Repayment or Assumption of Existing Notes. Effective as of the Closing, Parent shall, and shall cause the Surviving Corporation to, take all such steps as may be necessary to either (a) pay or cause to be paid, or to provide adequate security (in the form of funds deposited with the trustee, as required under the Existing Notes Indenture for discharge or defeasance of the indebtedness under the Existing Notes) for the repayment of the full amount of principal and accrued interest, and any and all of the fees, costs, expenses, penalties and other amounts payable under the Existing Notes upon consummation of the Closing, and the Company shall instruct Parent to deliver such amount to such account or accounts as required by the Existing Notes in connection with the repayment of the Existing Notes and shall deliver evidence satisfactory to the Company of repayment and cancellation, or adequate security (in the form of funds deposited into an escrow account with the trustee, as required under the Existing Notes Indenture) with respect to repayment, of such notes, or (b) expressly assume, by an indenture supplemental to the Existing Notes Indenture, executed and delivered to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all Existing Notes and the performance of every covenant of the Existing Notes Indenture on the part of the Company to be performed or observed.
Section 6.15 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Company take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause Parent to fail to qualify as a RIC, and (ii) the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Parent, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify as a RIC.
Section 6.16 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Merger to be listed on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 6.17 Takeover Statutes and Provisions. None of the Company, Parent or Acquisition Sub will take any action that would cause the First Merger and related transactions to be subject to requirements imposed by any Takeover Statutes. Each of the Company and Parent shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the First Merger from, or if necessary to challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.
Section 6.18 Stockholder Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by the Company’s stockholders or Parent’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the transactions contemplated hereby. Each of Parent and the Company (a) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (b) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).
Section 6.19 Additional Cash Consideration. In connection with the transactions contemplated hereby, as additional consideration to the holders of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), the Parent External Adviser shall pay or cause to be paid, on the terms and subject to the conditions set forth in Section 2.2, to such holders an aggregate amount in cash equal to $2,150,000 (the “Additional Cash Consideration”).
Section 6.20 Coordination of Dividends. Parent and Company shall coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders, including a Tax Dividend, declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur; it being understood and agreed that, on December 29, 2020, the Company shall distribute previously declared dividends of $0.16 per share of Company Common Stock.
Section 6.21 Stockholder Notice. On the Closing Date, Parent and the Company shall use commercially reasonable efforts to make a determination as to whether or not the Mergers constitute a “reorganization” within the meaning of Section 368(a) of the Code, which determination shall be made reasonably and in good faith after consultation with tax counsel, but shall not constitute a representation, warranty, covenant, obligation or guarantee of any kind whatsoever to the Company, its stockholders or any other Person with respect thereto (and no such Person shall be entitled to rely on such determination in any respect). In making such determination, Parent and the Company shall be entitled to rely on certain customary assumptions and representations reasonably acceptable to Parent and the Company after consultation with tax counsel, including representations set forth in certificates of officers of Parent and the Company, which Parent and the Company shall use commercially reasonable efforts to cause to be promptly provided to each other if requested by the other party. As soon as practicable after the Closing, Parent shall inform the stockholders in writing of any such determination made pursuant to this Section 6.21. Each of the Company, Parent, and Acquisition Sub shall report the Mergers and the other transactions contemplated by this Agreement in a manner consistent with any determination made pursuant to this Section 6.21, except as otherwise required by Applicable Law. For the avoidance of doubt, if the Mergers constitute a “reorganization” within the meaning of Section 368(a) of the Code, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Company, Parent and Acquisition Sub are parties under Section 368(b) of the Code.
Section 6.22 Asset Coverage Requirement. The Company agrees to use its reasonable best efforts to maintain “asset coverage” within the meaning of Section 18(h) of the Investment Company Act of at least 150%, subject to compliance with those requirements set forth in Section 6.1. Parent agrees to use its reasonable best efforts to maintain “asset coverage” within the meaning of Section 18(h) of the Investment Company Act of at least 150%, subject to compliance with those requirements set forth in Section 6.2.
ARTICLE VII

CONDITIONS TO THE MERGERS
Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the First Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:
(a) the Company shall have obtained the Company Stockholder Approval;
(b) the issuance of Parent Common Stock in connection with the First Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance;
(c) the Form N-14 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order; and
(d) no Governmental Authority of competent jurisdiction shall have issued or entered any Law or Order which is then in effect and has the effect of restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the First Merger.
Section 7.2 Conditions to Obligations of Parent and Acquisition Sub to Effect the First Merger. The obligations of Parent and Acquisition Sub to effect the First Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following additional conditions:
(a) each of the representations and warranties of the Company contained in (i) Section 3.1, Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.3(a), Section 3.3(b), Section 3.3(c) (but only clause (i) thereof), Section 3.19 and Section 3.20 (collectively, the “Company Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of this clause (i), for such failures to be true and correct that are de minimis, (ii) clause (b) of Section 3.9 (the “Company No MAE Rep”) shall be true and correct in all respects as of the date hereof and (iii) this Agreement (other than the Company Fundamental Representations and the Company No MAE Rep), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of this clause (iii), for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect;
(b) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c) Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d); and
(d) since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.
Section 7.3 Conditions to Obligation of the Company to Effect the First Merger. The obligation of the Company to effect the First Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following additional conditions:
(a) each of the representations and warranties of Parent, Acquisition Sub and the Parent External Adviser contained in (i) Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.3(a), Section 4.3(b), Section 4.3(c) (but only clause (i) thereof), Section 4.22, Section 5.1 and Section 5.2(a) (collectively, the “Parent Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of this clause (i), for such failures to be true and correct that are de minimis, (ii) clause (b) of Section 4.9 (the “Parent No MAE Rep”) shall be true and correct in all respects as of the date hereof and (iii) this Agreement (other than the Parent Fundamental Representations and the Parent No MAE Rep), without giving effect to any materiality, “Parent Material Adverse Effect” or “Adviser Material Adverse Effect” qualifications therein, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, in the case of this clause (iii), for such failures to be true and correct as would not have, individually or in the aggregate, a Parent Material Adverse Effect or an Adviser Material Adverse Effect;
(b) Each of Parent, Acquisition Sub and the Parent External Adviser shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;
(c) the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, certifying as to the matters set forth in Section 7.3(a), Section 7.3(b), Section 7.3(d) and Section 7.3(e).
(d) since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect; and
(e) since the date of this Agreement, there shall not have occurred and be continuing any Adviser Material Adverse Effect.
Section 7.4 Frustration of Closing Conditions. None of Parent, Acquisition Sub or the Company may rely either as a basis for not consummating the First Merger or any of the other transactions contemplated hereby or terminating this Agreement and abandoning the Mergers on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained (except as otherwise expressly noted), as follows:
(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:
(i) the First Merger shall not have been consummated on or before 5:00 p.m. (New York time) on June 23, 2021 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before the Termination Date;
(ii) prior to the Effective Time, any Governmental Authority of competent jurisdiction shall have issued or entered any Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting or making unlawful the consummation of the transactions contemplated hereby, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was proximately caused by the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement; provided, further, that neither the Company nor Parent shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the Company (in the case of a termination by Parent) or Parent, Acquisition Sub or Parent External Advisor (in the case of termination by the Company), as applicable, is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement (including, without limitation, Section 6.4); or
(iii) the Company Stockholders Meeting’ (including any adjournments or postponements thereof) shall have been duly held and completed and the Company Stockholder Approval shall not have been obtained at such Company Stockholders Meeting’ (or at any adjournment or postponement thereof) at which a vote on the adoption of this Agreement is taken; or
(c) by the Company if:
(i) Parent, Acquisition Sub or the Parent External Adviser shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1 or 7.3 and (B) is not capable of being cured by Parent, Acquisition Sub, or the Parent External Adviser, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by Parent, Acquisition Sub or the Parent External Adviser, as applicable, on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.2 not to be satisfied; provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent’s breach has been primarily caused by a breach of any provision of this Agreement by the Company; or
(ii) at any time prior to receipt of the Company Stockholder Approval, in order to substantially concurrently enter into a binding final agreement providing for the consummation of a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.6; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Company has breached any provision of Section 6.6 in any material respect;
(iii) at any time prior to the Effective Time, if (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (B) Parent and Acquisition Sub do not consummate the First Merger on or prior to the date the Closing is required to occur pursuant to Article I, (C) the Company shall have irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the Closing on the date of such confirmation and throughout the three (3) Business Day period following delivery of such confirmation, and (D) Parent and Acquisition Sub fail to effect the Closing within three (3) Business Days following delivery of such confirmation; or

(d) by Parent if:
(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.1 or 7.2 and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, Acquisition Sub or the Parent External Adviser is then in material breach of any of its respective representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.3 not to be satisfied; provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company’s breach has been primarily caused by a breach of any provision of this Agreement by Parent; or
(ii) at any time prior to the receipt of the Company Stockholder Approval, if (A) the Company or the Company Board (or any committee thereof) shall have made a Company Adverse Recommendation Change, (B) the Company fails to publicly reaffirm the Company Recommendation within five (5) Business Days after receipt of a written request therefor by Parent, (C) the Company, any of its Subsidiaries or any of its or their Representatives’ Intentionally Breaches Section 6.6 in a material respect, and such breach remains uncured for five (5) Business Days following written notice thereof by Parent to the Company, or (D) the Company fails to recommend against any Competing Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement thereof.
Section 8.2 Effect of Termination. In the event that this Agreement is terminated and the Mergers abandoned pursuant to Section 8.1, written notice thereof shall be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto, and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages, which shall be deemed in any such event to be damages of such party) resulting from any Intentional Breach of this Agreement prior to such termination or Fraud, in which case, except as provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1.
Section 8.3 Termination Fees; Parent Expenses.
(a) If, but only if, this Agreement is terminated by:
(i) Either Parent or the Company pursuant to Section 8.1(b)(iii), and in any such case, prior to the Company Stockholders’ Meeting, a Competing Proposal shall have been publicly disclosed and not withdrawn prior to such date;
(ii) the Company pursuant to Section 8.1(c)(ii); or
(iii) Parent pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), then, in any such case, Parent shall have the option, exercisable in its sole discretion by delivery of written notice to the Company (the “Company Termination Fee Notice”) within two (2) Business Days following the effective date of such termination, to be paid the Company Termination Fee, on the terms provided in the immediately following sentence (a “Company Termination Fee Election”). Should Parent timely make a Company Termination Fee Election, the Company shall pay, or cause to be paid, to Parent the Company Termination Fee less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.3(b) by wire transfer of same day funds to the account or accounts designated by Parent in the Company Termination Fee Notice (A) in the case of clause (i) above, on the same day as the consummation of any Tail Period Transaction, should one occur (regardless of whether such consummation happens prior to or following the expiration of the Tail Period), or (B) in the case of clause (ii) or clause (iii) above, no later than three (3) Business Days following the Company’s receipt of the Company Termination Fee Notice. If Parent is entitled to make a Company Termination Fee Election pursuant to this Section 8.3(a) but fails to timely do so, Parent shall irrevocably waive its right to be paid the Company Termination Fee; provided, that subject to clause (ii) of Section 8.3(e), such waiver shall not limit any other rights or remedies available to Parent following the termination of this Agreement.
(b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii) under circumstances in which the Company Termination Fee is not then payable to Parent pursuant to Section 8.3(a), then the Company shall reimburse Parent and its Affiliates for half of their documented out-of-pocket fees and expenses (including all documented fees and expenses of counsel, accountants, experts and consultants to Parent and Acquisition Sub and their Affiliates) incurred and payable by Parent or Acquisition Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum reimbursement payment of $500,000. Any payments required to be made under this Section 8.3(b) shall be made by wire transfer of same day funds to the account or accounts designated by Parent within three Business Days after the Company’s having been notified in writing of the amounts thereof by Parent.
(c) If, but only if, this Agreement is terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), or by Parent (at any time during which the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii)) pursuant to Section 8.1(b)(i), then, in any such case, the Company shall have the option, exercisable in its sole discretion by delivery of written notice to Parent (the “Parent Termination Fee Notice”) within two (2) Business Days following the effective date of such termination, to be paid the Parent Termination Fee, on the terms provided in the immediately following sentence (a “Parent Termination Fee Election”). Should the Company timely make a Parent Termination Fee Election, Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee by wire transfer of same day funds to the account or accounts designated by the Company in the Parent Termination Fee Notice no later than three (3) Business Days following Parent’s receipt of the Parent Termination Fee Notice. If the Company is entitled to make a Parent Termination Fee Election pursuant to this Section 8.3(c) but fails to timely do so, the Company shall irrevocably waive its right to be paid the Parent Termination Fee; provided, that subject to clause (ii) of Section 8.3(f), such waiver shall not limit any other rights or remedies available to the Company following the termination of this Agreement.
(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, or Parent be required to pay the Parent Termination Fee on more than one occasion.
(e) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, except in cases involving Fraud, (i) the Company Termination Fee, to the extent paid in full (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.3(b)) on the terms provided in Section 8.3(a), shall constitute the sole and exclusive monetary remedy of Parent, the Parent External Adviser, and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Company shall remain obligated to comply with the provisions of this Agreement that survive termination pursuant to Section 8.2); and (ii) solely in cases where Parent would be entitled to make a Company Termination Fee Election (assuming, for purposes of determining whether or not Parent would be entitled to make a Company Termination Fee Election, that Parent is not in breach of this Agreement) and Parent does not make a Company Termination Fee Election, the Company’s maximum aggregate monetary liability for all losses and damages actually suffered as a result of a breach or failure to perform by the Company hereunder shall not exceed $15,154,769 (the “Company Damages Cap”); provided, that the Company Damages Cap shall instead be $60,619,074 if (A) this Agreement is terminated pursuant to Section 8.1(c)(ii) or (B) a Tail

Period Transaction is consummated (regardless of whether such consummation happens prior to or following the expiration of the Tail Period), and, in either case, Parent suffers actual damages as a result of the breach or failure to perform by the Company under this Agreement.
(f) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, except in cases involving Fraud, (i) the Parent Termination Fee, to the extent paid in full on the terms provided in Section 8.3(c), shall constitute the sole and exclusive monetary remedy of the Company against Parent, the Parent External Adviser and Acquisition Sub and their respective Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent shall remain obligated to comply with the provisions of this Agreement that survive termination pursuant to Section 8.2); and (ii) solely in cases where the Company would be entitled to make a Parent Termination Fee Election (assuming, for purposes of determining whether or not the Company would be entitled to make a Parent Termination Fee Election, that the Company is not in breach of this Agreement) and the Company does not make a Parent Termination Fee Election, Parent’s maximum aggregate monetary liability for all actual losses and damages suffered as a result of a breach or failure to perform by Parent hereunder or otherwise shall not exceed $59,009,074.
(g) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, (ii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as applicable, in the circumstances in which such fees or expenses are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as applicable, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against the other for the payment of any amount set forth in this Section 8.3, the Company or Parent, as applicable, shall pay the other its costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Applicable Law.
Section 8.4 Amendment. Subject to Applicable Law, the parties hereto may only modify or amend this Agreement by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of the Company Stockholder Approval, if any such amendment shall by Applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company.
Section 8.5 Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by Applicable Law. At any time prior to the Effective Time, the Company or Parent may (a) waive or extend the time for the performance of any of the obligations or other acts of Parent, Acquisition Sub or the Parent External Adviser, in the case of the Company, or the Company, in the case of Parent, or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent, Acquisition Sub or the Parent External Adviser, in the case of the Company, or the Company, in the case of Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and expressly setting forth the nature of such extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.6 Expenses; Transfer Taxes. Except as expressly set forth herein (including Section 8.3), all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Other than Taxes imposed upon holders of Company Common Stock, Parent shall pay all (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with this Agreement.
ARTICLE IX

GENERAL PROVISIONS
Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.7.
Section 9.2 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail, addressed as follows:
if to Parent, Acquisition Sub or the Parent External Adviser:

Portman Ridge Finance Corporation
650 Madison Avenue,
23rd Floor
New York, New York 10022
Email:	ted.goldthorpe@bcpartners.com;
patrick.schafer@bcpartners.com
Attention:	Edward Goldthorpe; Patrick Schafer

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
900 G Street NW
Washington, DC 20001
Phone: (202) 636-5500
Email:	rajib.chanda@stblaw.com
jonathan.corsico@stblaw.com
Attention:	Rajib Chanda, Esq.
Jonathan L. Corsico, Esq.
if to the Company:

Harvest Capital Credit Corporation
767 Third Avenue, 29th Floor
New York, NY 10017
Email:	jjolson@jmpg.com
balvarez@harvestcaps.com
Attention:	Joseph Jolson
William E. Alvarez, Jr.

with a copy (which shall not constitute notice) to:

Dechert LLP
1900 K Street NW
Washington, DC 20006
Phone: (202) 261-3300
Fax: (202) 261-3333
Email:	harry.pangas@dechert.com
thomas.friedmann@dechert.com
bernardo.piereck@dechert.com
Attention:	Harry Pangas, Esq.
Thomas Friedmann, Esq.
Bernardo Piereck, Esq.
or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.2; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.
Section 9.3 Interpretation; Certain Definitions.
(a) The parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date first set forth above, unless the context requires otherwise. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules, regulations or official guidance promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules, regulations or official guidance promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Contract, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States. The term “or” is not exclusive. References to “days” are to calendar days unless otherwise noted.
Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the First Merger be consummated as originally contemplated to the fullest extent possible.
Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.
Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Parent External Adviser Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that the D&O Indemnified Parties (with respect to Section 6.7 and this Section 9.7 from and after the Effective Time) are intended third-party beneficiaries hereof.
Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the latter shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.8.
Section 9.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (without proof of actual damages), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything to the contrary contained herein, this Section 9.9 is not intended and shall not be construed to limit in any way the provisions of Section 8.3(e).
Section 9.10 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub, the Parent External Adviser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
PORTMAN RIDGE FINANCE CORPORATION

By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	President and Chief Executive Officer

RYE ACQUISITION SUB INC.

By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	President and Secretary

SIERRA CREST INVESTMENT MANAGEMENT LLC

By:	/s/ Edward Goldthorpe
Name:	Edward Goldthorpe
Title:	Officer and Authorized Person

HARVEST CAPITAL CREDIT CORPORATION

By:	/s/ Joseph A. Jolson
Name:	Joseph A. Jolson
Title:	Chief Executive Officer

By:	/s/ William E. Alvarez, Jr.
Name:	William E. Alvarez, Jr.
Title:	Chief Financial Officer, Chief Compliance Officer and Secretary
[Signature Page to Agreement and Plan of Merger]

Appendix A
As used in this Agreement, the following terms shall have the following meanings:
“Adviser Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that (1) would have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Parent External Adviser, or (2) would, or would reasonably be expected to, materially impair, materially delay or prevent the Parent External Adviser from timely performing its obligations under this Agreement or consummating the transactions contemplated hereby; provided, however, that, for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether an Adviser Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Parent External Adviser operates (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of Parent’s securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (v) any failure by the Parent External Adviser to meet published analyst estimates or expectations of the Parent External Adviser’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (vi) any failure by the Parent External Adviser to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Adviser Material Adverse Effect” shall be taken into account in determining whether there has been an Adviser Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak (including COVID-19), or related responses of Governmental Authorities with respect thereto; (viii) the negotiation, existence, announcement or performance of this Agreement and the consummation of the transactions contemplated hereby, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Parent External Adviser (other than with respect to the Parent External Adviser’s relationship with Parent and its Subsidiaries) or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of the Parent External Adviser, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by the Company regarding the plans or intentions of the Company with respect to the conduct of the business of Parent or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein (in each case, other than with respect to any Contracts of the Parent External Adviser with Parent or any of its Subsidiaries) (provided, that when “Adviser Material Adverse Effect” is used in relation to the representations and warranties of the Parent External Adviser in Sections 5.2(b) and 5.3, this clause (viii) shall be disregarded); (ix) any action taken by the Parent External Adviser which is required or expressly permitted by this Agreement; and (x) any actions taken (or omitted to be taken) at the request of the Company; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether an Adviser Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Parent External Adviser, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate.
“Affiliate” of a Person shall mean any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being
AA-Appendix 1

understood that, except with respect to the definitions of “Company Related Parties” and “Parent Related Parties”, no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person).
“Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.
“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, judgment or directive (including those of any self-regulatory organization) applicable to and legally binding on the Parent External Adviser, Company, Parent, Acquisition Sub or any of their respective Affiliates, directors, employees or agents, as the case may be.
“Blue Sky Laws” shall mean state securities or “blue sky” laws.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.
“Company External Adviser” shall mean HCAP Advisers, LLC, a Delaware limited liability company.
“Company Investment Advisory Agreement” shall mean the agreement entered into by the Company External Adviser with the Company for the purpose of providing investment advisory or investment management services.
“Company IPR” shall mean all Intellectual Property Rights owned, in whole or part, by the Company or its Subsidiaries.
“Company Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that (1) would have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) would, or would reasonably be expected to, materially impair, materially delay or prevent the Company from timely performing its obligations under this Agreement or consummating the transactions contemplated hereby; provided, however, that, for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which the Company, any of its Subsidiaries, or any of the Company Portfolio Companies operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Company’s or any of the Company Portfolio Companies’ securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (v) any failure by the Company or any of the Company Portfolio Companies to meet published analyst estimates or expectations of the Company’s or such Company Portfolio Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any failure by the Company, any of its Subsidiaries, or any Company Portfolio Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” shall be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) any
AA-Appendix 2

outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak (including COVID-19), or the related responses of Governmental Authorities with respect thereto; (viii) the negotiation, existence, announcement, or performance of this Agreement and the consummation of the transactions contemplated hereby, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any Company Portfolio Companies or any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of the Company, any of its Subsidiaries or any Company Portfolio Company, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein (provided, that when “Company Material Adverse Effect” is used in relation to the representations and warranties of the Company in Sections 3.3(c) and 3.4, this clause (viii) shall be disregarded); (ix) any action taken by the Company, any of its Subsidiaries or any Company Portfolio Company, in each case which is required or expressly permitted by this Agreement; and (x) any actions taken (or omitted to be taken) at the written request of Parent; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries operate.
“Company Portfolio Company” shall mean any entity in which the Company or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment that is or would be reflected in the Schedule of Investments included in the Company’s quarterly or annual reports.
“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement and approve the transaction contemplated hereby, including the First Merger.
“Company Termination Fee” shall mean $2,121,668.
“Confidentiality Agreement” shall mean the confidentiality agreement, dated July 15, 2020, between BC Partners Advisors L.P. and the Company.
“Contract” shall mean any agreement, contract, subcontract, lease, sublease, investment advisory agreement, administration agreement, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.
“control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by contract or otherwise. For purposes of this definition, a general partner or managing member of a Person shall always be considered to control such Person. The terms “controlling” and “controlled” shall have correlative meanings.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations by any Governmental Authority or industry group in response to COVID-19.
“Electing Share” means each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares) with respect to which an Election has been effectively made and not properly revoked or lost.
AA-Appendix 3

“Environmental Laws” shall mean all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes, in effect as of the date hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Credit Facility” shall mean that certain Loan and Security Agreement dated as of October 29, 2013, as amended, by and among the Company, HCAP Equity Holdings, LLC, and HCAP ICC, LLC, as borrowers, each of the financial institutions from time to time party hereto, and Pacific Western Bank (f/k/a CapitalSource Bank), as agent, bookrunner and a lender.
“Existing Notes” shall mean the 6.125% Notes due 2022 issued pursuant to the Existing Notes Indenture.
“Existing Notes Indenture” shall mean that certain Indenture dated as of January 27, 2015, by and between the Company and U.S. Bank National Association, as amended pursuant to the Second Supplemental Indenture dated as of August 24, 2017, by and between the Company and U.S. Bank National Association.
“Fraud” means, of a Person, an intentional and willful misrepresentation of or with respect to a representation or warranty set forth in this Agreement, or in any certificate delivered hereunder, by such Person, which misrepresentation constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation) with the specific intent to induce another party to rely upon such representation or warranty.
“GAAP” shall mean the United States generally accepted accounting principles, consistently applied in accordance with past practice.
“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.
“Hazardous Materials” shall mean all hazardous or toxic substances, materials or wastes, pollutants or contaminants defined as such by, or regulated as such under, any Environmental Laws.
“Intentional Breach” shall mean any breach of this Agreement where the action or non-action constituting or giving rise to such breach was intentionally undertaken by the party taking such action, with actual knowledge that such action or non-action would or would reasonably be expected to constitute or give rise to a breach of this Agreement.
“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.
“IRS” shall mean the United States Internal Revenue Service.
“Jolson Agreements” shall mean (i) the letter agreement, dated as of the date hereof, by and between the Company and Joseph A. Jolson and (ii) the form of voting and support agreement signed as of the date hereof by and between Parent and each of (a) JMP Securities LLC, (b) Joseph A. Jolson, Joseph A. Jolson Trust DTD 6/4/91 and Jolson Family Foundation.
“Knowledge” shall mean (i) with respect to the Company, the actual knowledge, after due inquiry of their respective direct reports, of those persons set forth in Section A-1 of the Company Disclosure Letter,
AA-Appendix 4

(ii) with respect to Parent, the actual knowledge, after due inquiry of their respective direct reports, of those persons set forth in Section A-1 of the Parent Disclosure Letter, and (iii) with respect to the Parent External Adviser, the actual knowledge, after due inquiry of their respective direct reports, of those persons set forth in Section A-1 of the Parent External Adviser Disclosure Letter.
“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.
“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.
“Merger Consideration” shall mean the sum of (i) the Total Stock Consideration and (ii) the Aggregate Cash Consideration.
“NASDAQ” shall mean The Nasdaq Global Select Market.
“Non-Electing Share” means each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares) that is not an Electing Share.
“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any Proceeding.
“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.
“Parent External Adviser Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.
“Parent Investment Advisory Agreement” shall mean the agreement entered into by the Parent External Adviser with Parent for the purpose of providing investment advisory or investment management services.
“Parent IPR” shall mean all Intellectual Property Rights owned, in whole or part, by Parent or its Subsidiaries.
“Parent Material Adverse Effect” shall mean any fact, circumstance, event, change, occurrence or effect that (1) would have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (2) would, or would reasonably be expected to, materially impair, materially delay or prevent Parent from timely performing its obligations under this Agreement or consummating the transactions contemplated hereby; provided, however, that, for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether a Parent Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which Parent, any of its Subsidiaries, or any of the Parent Portfolio Companies operate (or applicable portions or segments of such industries or markets); (iii) changes in any Applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of Parent’s or any of the Parent Portfolio Companies’ securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (v) any failure by Parent or any of the Parent Portfolio Companies to meet published analyst estimates or expectations of Parent’s or such Parent Portfolio Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a Parent Material Adverse Effect); (vi) any failure by Parent, any of its Subsidiaries, or any Parent Portfolio Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” shall be taken into account in determining whether there has been a
AA-Appendix 5

Parent Material Adverse Effect); (vii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak (including COVID-19), or the related responses of Governmental Authorities with respect thereto; (viii) the negotiation, existence, announcement or performance of this Agreement and the consummation of the transactions contemplated hereby, including (A) the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (B) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any Parent Portfolio Companies or any customers, suppliers, distributors, partners or employees of Parent and its Subsidiaries or (C) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to any Contract or otherwise, on the part of Parent or any of its Subsidiaries or any Parent Portfolio Company, in each case due to the negotiation, announcement, existence or performance of this Agreement or the identity of the parties to this Agreement (or any communication by the Company regarding the plans or intentions of the Company with respect to the conduct of the business of Parent or any of its Subsidiaries), or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein (provided, that when “Parent Material Adverse Effect” is used in relation to the representations and warranties of the Parent in Sections 4.3(c) and 4.4, this clause (viii) shall be disregarded); (ix) any action taken by Parent or any of its Subsidiaries or any Parent Portfolio Company, in each case which is required or expressly permitted by this Agreement; and (x) any actions taken (or omitted to be taken) at the written request of the Company; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iii) and (vii) above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which Parent and its Subsidiaries operate.
“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.
“Parent Per Share NAV” shall mean the quotient of (i) the Closing Parent Net Asset Value divided by (ii) the number of shares of Parent Common Stock issued and outstanding as of the Determination Date.
“Parent Per Share Price” shall mean the average of the volume weighted average price per share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the ten (10) consecutive trading days ending with the Determination Date.
“Parent Portfolio Company” shall mean any entity in which Parent or any of its Subsidiaries has made, makes or proposes to make a debt or equity investment that is or would be reflected in the Schedule of Investments included in Parent’s quarterly or annual reports.
“Parent Termination Fee” shall mean $2,121,668.
“Per Share Stock Amount” shall mean that number of shares of Parent Common Stock with a value equal to the Per Share Cash Price based on the Parent Per Share Price.
“Per Share Cash Price” shall mean the quotient of (i) Total Consideration Value divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Closing.
“Permit” shall mean any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Authority.
“Permitted Lien” shall mean (i) any Lien for Taxes not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property and which are not violated by the current use and operation of such leased real property or the operation of
AA-Appendix 6

the business of the Company and its Subsidiaries, (v) with respect to all leased real property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or the Parent SEC Documents or incurred in the ordinary course of business since the date of the most recent annual report on Form 10-K filed with the SEC by the Company and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (vii) such Liens or other imperfections of title, if any, that do not have a Company Material Adverse Effect, Parent Material Adverse Effect or Adviser Material Adverse Effect (as applicable), including Liens for any supplemental Taxes or assessments not shown by the public records, (viii) Liens disclosed on existing title reports or existing surveys, (ix) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (x) Liens described in Appendix A to the Company Disclosure Letter or the Parent Disclosure Letter (as applicable), (xi) in the case of Intellectual Property Rights, third party license agreements entered into in the ordinary course of business, (xii) any other Liens that will be released on or prior to the Closing Date and (xiii) the replacement, extension or renewal of any of the foregoing.
“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Proceeding” shall mean an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative, by or before a Governmental Authority.
“Proposed Cash Consideration” shall mean the product of (i) the number of Electing Shares, multiplied by (ii) the Per Share Cash Price.
“Regulatory Documents” shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to applicable Securities Laws or the applicable rules and regulations of any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.
“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.
“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, agents, accountants, counsel, financial advisors, consultants and other advisors or representatives.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, Blue Sky Laws, all similar foreign securities laws, and the rules and regulations promulgated thereunder.
“Security” shall mean, with respect to any Person, any series of common stock, preferred stock and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.
“Subsidiary” shall mean, as to any Person, any corporation, partnership, limited liability company, association or other business entity that is consolidated with such Person for financial reporting purposes under GAAP.
“Tail Period” means the nine (9) -month period immediately following any termination of this Agreement pursuant to Section 8.1.
AA-Appendix 7

“Tail Period Transaction” means the Company’s entry into an Alternative Acquisition Agreement with respect to any Competing Proposal with a Third Party during the Tail Period; provided, that for purposes of this definition, the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”.
“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority or Taxing Authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.
“Tax Dividend” shall mean a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to the Company’s stockholders all of its previously undistributed (i) “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.
“Tax Returns” shall mean returns, reports, form or information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority or Taxing Authority.
“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Third Party” shall mean any Person or group of Persons other than Parent, Acquisition Sub and their respective Affiliates.
“Total Consideration Value” shall mean the sum of (i) the Total Stock Consideration Value and (ii) the Aggregate Cash Consideration.
AA-Appendix 8

Table of Definitions
Term	Section
Acceptable Confidentiality Agreement	Section 6.6(c)
Acceptable Courts	Section 9.8
Acquisition	Section 6.1(m)
Acquisition Sub	Preamble
Additional Cash Consideration	Section 2.1(a)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.6(d)
Antitrust Laws	Section 3.4
Bankruptcy and Equity Exception	Section 3.3(a)
BDC	Recitals
Certificate of First Merger	Section 1.3(a)
Certificates	Section 2.1(a)(ii)
Certificates of Second Merger	Section 1.3(b)
claim	Section 4.25
Closing	Section 1.2
Closing Company Net Asset Value	Section 2.7(a)
Closing Parent Net Asset Value	Section 2.7(a)
Closing Date	Section 1.2
Company	Preamble
Company Adverse Recommendation Change	Section 6.3(b)
Company Asset Coverage Requirement	Section 3.5(c)
Company Board	Recitals
Company Common Stock	Section 2.1(a)(i)
Company Damages Cap	Section 8.3(e)
Company Fundamental Representations	Section 7.2(a)
Company Leased Real Property	Section 3.16(b)
Company Material Contract	Section 3.15(a)
Company No MAE Rep	Section 7.2(a)
Company Related Parties	Section 8.3(e)
Company SEC Documents	Section 3.6(a)
Company Special Committee	Recitals
Company Stockholder Approval	Section 3.19
Company Stockholders’ Meeting	Section 6.3(b)
Company Termination Fee Election	Section 8.3(a)
Company Termination Fee Notice	Section 8.3(a)
Company’s Bylaws	Section 3.1
Company’s Charter	Section 3.1
Competing Proposal	Section 6.6(g)(i)
Consent	Section 3.4
D&O Indemnified Parties	Section 6.7(a)
debt	Section 4.25
Delaware Secretary	Section 1.3(a)
Determination Date	Section 2.7(a)
DGCL	Recitals
Dissenting Shares	Section 2.4
Effective Time	Section 1.3(a)
Electing Shares	Section 2.1(a)(ii)(1)
Election	Section 2.3(a)
Election Date	Section 2.3(b)
AA-Appendix 9

Term	Section
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)(ii)
First Merger	Recitals
Forecasts	Section 4.28
Form of Election	Section 2.3(b)
Form N-14	Section 3.7
Inquiry	Section 6.6(a)
Intellectual Property Rights	Section 3.13(c)
Interim Period	Section 6.1
KBW	Section 3.20
Mergers	Recitals
Notice of Superior Proposal	Section 6.6(d)(i)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Section 2.1(a)(ii)
Parent Expenses	Section 8.3(b)
Parent External Adviser	Preamble
Parent External Adviser Documents	Section 5.1
Parent Fundamental Representations	Section 7.3(a)
Parent Leased Real Property	Section 4.17(b)
Parent Material Contract	Section 4.16(a)
Parent No MAE Rep	Section 7.3(a)
Parent Related Parties	Section 8.3(e)
Parent SEC Documents	Section 4.6(a)
Parent Termination Fee Election	Section 8.3(c)
Parent Termination Fee Notice	Section 8.3(c)
Payoff Letter	Section 6.13
Per Share Merger Consideration	Section 2.1(a)(ii)(1)
Per Share Stock Consideration	Section 2.1(a)(ii)(1)
Proposed Aggregate Stock Issuance Amount	Section 2.1(a)(ii)(1)
Proposed Stock Issuance	Section 2.1(a)(ii)(1)
Proxy Statement	Section 3.7
RIC	Section 3.14(h)
Second Effective Time	Section 1.3(b)
Second Merger	Recitals
solvent	Section 4.25
Specified Number	Section 2.3(a)
Superior Proposal	Section 6.6(g)(ii)
Surviving Corporation	Recitals
Takeover Statutes	Section 3.18
Termination Date	Section 8.1(b)(i)
Total Stock Consideration	Section 2.1(a)(ii)
Total Stock Consideration Value	Section 2.1(a)(ii)
AA-Appendix 10

Exhibit A

Certificate of Incorporation of the Surviving Corporation
[See attached.]

Exhibit A
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HARVEST CAPITAL CREDIT CORPORATION
The present name of the corporation is Harvest Capital Credit Corporation (the “Corporation”). The Corporation was incorporated by the filing of the original certificate of incorporation with the Secretary of State of the State of Delaware on November 14, 2012 (the “Original Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the (“Amended and Restated Certificate of Incorporation”), which amends, restates and integrates the provisions of the Original Certificate of Incorporation, has been duly adopted under and pursuant to the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL. The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
1.1. The name of the Corporation is Harvest Capital Credit Corporation (the “Corporation”).
ARTICLE II
2.1. The registered office of the Corporation in the State of Delaware is, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
3.1. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “Delaware General Corporation Law”), and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.
ARTICLE IV
4.1. Authorized Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be common stock having a par value of $0.001 per share (the “Common Stock”).
4.2. Common Stock. The holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.
ARTICLE V
5.1. Board of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors shall be one, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation. The name of the director who shall serve until his successor is duly elected and qualified is: Edward Goldthorpe.
The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws of the Corporation (the “Bylaws”) as provided in the Bylaws, subject to the power of the stockholders to alter or repeal any Bylaw whether adopted by them or otherwise.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be
AA-Exhibit-1

exercised or done by the Corporation, subject to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.
ARTICLE VI
6.1. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 7 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
6.2. Indemnification. The Corporation, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.
ARTICLE VII
7.1. Powers of Stockholders to Act by Written Consent. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and is filed with the records of the meetings of the stockholders.
7.2. Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Board of Directors.
ARTICLE VIII
8.1. Amendment. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.
AA-Exhibit-2

Annex B

December 23, 2020
Special Committee of the Board of Directors
Harvest Capital Credit Corporation
767 Third Avenue, 29th Floor
New York, NY 10017
Special Committee of the Board of Directors:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Harvest Capital Credit Corporation (“Harvest”), collectively as a group, of the Merger Consideration (as defined below) in the proposed merger of Rye Acquisition Sub Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Portman Ridge Finance Corporation (“Portman Ridge”), with and into Harvest with Harvest as the surviving company (such transaction, the “First Merger” and, taken together with the immediately subsequent merger of Harvest with and into Portman Ridge (with Portman Ridge as the surviving company), the “Transaction”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Harvest, Portman Ridge, Acquisition Sub and Sierra Crest Investment Management LLC, the external advisor of Portman Ridge (“PR Advisor”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the First Merger and without any action on the part of Harvest, Portman Ridge, Acquisition Sub or the holders of any securities of Harvest or Acquisition Sub, each share of common stock, par value $0.001 per share, of Harvest (“Harvest Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares (as defined in the Agreement)) shall be converted into the right to receive either: (a) a number of shares of common stock, par value $0.01 per share, of Portman Ridge (“Portman Ridge Common Stock” and, such number of shares, the “Stock Consideration”) with a value equal to the Per Share Cash Price (as defined below) based on the average of the volume weighted average price per share of Portman Ridge Common Stock on NASDAQ on each of the ten (10) consecutive trading days ending two days prior to the closing date of the First Merger (the “Portman Ridge Average Share Price”) or (b) at the election of the holder of such share of Harvest Common Stock, a cash amount equal to the Per Share Cash Price (the “Portman Ridge Cash Consideration”); provided that the foregoing will be subject to proration and reallocation as set forth in the Agreement such that Portman Ridge will issue, in the aggregate, a number of shares of Portman Ridge Common Stock equal to 19.9% of the number of shares of Portman Ridge Common Stock issued and outstanding immediately prior to the closing of the First Merger (the “Total Stock Consideration”) and Portman Ridge shall pay, in the aggregate, an amount of cash equal to the amount by which (A) the Closing Company Net Asset Value (as defined in the Agreement) exceeds (B) the product of (i) the Total Stock Consideration multiplied by (ii) the Parent Per Share NAV (as defined in the Agreement). In addition, the holder of each share of Harvest Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares shall be entitled to receive an additional cash payment from PR Advisor equal to $2,150,000 (the “Aggregate PR Advisor Cash Consideration”) divided by the number of shares of Harvest Common Stock issued and outstanding as of the Determination Date (excluding any Cancelled Shares). The Aggregate Cash Consideration and the Total Stock Consideration, taken together, collectively with the Aggregate PR Advisor Cash Consideration, are referred to herein as the “Merger Consideration.” As more fully described in the Agreement, the “Per Share Cash Price” means (a) the sum of (i) the Total Stock Consideration multiplied by the Portman Ridge Average Share Price and (ii) the Aggregate Cash Consideration, divided by (b) the number of shares of Harvest Common Stock issued and outstanding immediately prior to the closing of the First Merger. At the direction of Harvest and without independent verification, we have relied upon and assumed for purposes of our analyses and this opinion, that the Aggregate Cash Consideration will be approximately $16.9 million, the Total Stock Consideration will be approximately 14.9 million shares of Portman Ridge Common Stock, and the Per Share Cash Price will be $7.35. The terms and conditions of the Transaction are more fully set forth in the Agreement.

KBW has acted as financial advisor to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company and not as an advisor to or agent of any other person. As part of our investment banking business, we are regularly engaged in the valuation of business development company (“BDC”) securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Harvest, its external advisor, Portman Ridge and PR Advisor. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Harvest and Portman Ridge for our and their own accounts and for the accounts of our and their respective customers and clients. KBW employees may also from time to time maintain individual positions in Portman Ridge. As Harvest has previously been informed by KBW, such positions currently include an individual position in shares of Portman Ridge Common Stock held by a senior member of the KBW advisory team providing services to Harvest in connection with the proposed Merger. We have acted exclusively for the Committee in rendering this opinion and will receive a fee from Harvest for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Transaction. In addition, Harvest has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Harvest. In the past two years, KBW has provided investment banking and financial advisory services to Portman Ridge (formerly named KCAP Financial, Inc. (“KCAP”) prior to April 1, 2019) and received compensation for such services. KBW acted as (i) financial advisor to KCAP in connection with its December 2018 sale of certain of its asset management subsidiaries, and (ii) financial advisor to Portman Ridge in connection with its April 2019 externalization of advisor transaction. In addition, an affiliate of KBW is currently engaged by Portman Ridge to act as its agent to repurchase shares of Portman Ridge Common Stock pursuant to a Rule 10b5-1 stock trading plan. In the past two years, KBW has not provided investment banking and financial advisory services to PR Advisor. We may in the future provide investment banking and financial advisory services to Harvest, its external advisor, Portman Ridge or PR Advisor and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Harvest and Portman Ridge and bearing upon the Transaction, including among other things, the following: (i) a draft of the Agreement dated December 22, 2020 (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of Harvest; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of Harvest; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of Portman Ridge; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 of Portman Ridge (vi) certain other interim reports and other communications of Harvest and Portman Ridge provided to their respective stockholders; and (vii) other financial information concerning the businesses and operations of Harvest and Portman Ridge that was furnished to us by Harvest and Portman Ridge or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Harvest and Portman Ridge; (ii) the assets and liabilities of Harvest and Portman Ridge; (iii) the nature and terms of certain other merger transactions and business combinations in the BDC industry; (iv) a comparison of certain financial and stock market information for Harvest and Portman Ridge with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Harvest that were prepared by, and provided to us and discussed with us by, Harvest management and that were used and relied upon by us at the direction of such management and with the consent of the Committee; and (vi) publicly available consensus “street estimates” of Portman Ridge (as adjusted by Portman Ridge management in the case of 2021 net investment income), as well as assumed long-term Portman Ridge growth rates provided to us by Portman Ridge management, all of which information was discussed with us by Portman Ridge management and used and relied upon by us based on such discussions, at the direction of Harvest management and with the consent of the Committee. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the BDC industry generally. We have also participated in discussions that were held with the respective managements of Harvest, Portman Ridge and PR Advisor regarding the respective past and current business operations, regulatory relations, financial condition and future prospects of Harvest and Portman Ridge and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Harvest, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Harvest.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Harvest as to the reasonableness and achievability of the financial and operating forecasts and projections of Harvest referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Harvest and the Committee, upon Portman Ridge management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Portman Ridge (as adjusted by Portman Ridge management in the case of 2021 net investment income), and the assumed long-term Portman Ridge growth rates, all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Portman Ridge “street estimates” referred to above that such estimates (as adjusted) represent reasonable estimates generally consistent with, the best currently available estimates and judgments of Portman Ridge management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of Harvest and Portman Ridge that was provided to us was not prepared with the expectation of public disclosure. It is further understood that all of the foregoing financial information, including the publicly available consensus “street estimates” of Portman Ridge, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Harvest and Portman Ridge, and with the consent of the Committee, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information have assumed that the ongoing COVID-19 pandemic could have a significant adverse impact on Harvest and Portman Ridge. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Harvest or Portman Ridge since the date of the last financial statements of each such entity that were made available to us. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Harvest or Portman Ridge, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Harvest or Portman Ridge under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Transaction and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Merger Consideration and no other consideration or payments in respect of Harvest Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Transaction or any related transaction and that all conditions to the completion of the Transaction and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Transaction and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Harvest, Portman Ridge or the pro forma entity, or the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Harvest that Harvest has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Harvest, Portman Ridge, the Transaction and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to holders of Harvest Common Stock, collectively as a group, of the Merger Consideration in the First Merger, without regard to any agreements that specific holders may enter into with Portman Ridge with respect to whether such holders will receive the Portman Ridge Cash Consideration or the Stock Consideration or the individual circumstances of specific holders with respect to control, voting or other rights or aspects which may distinguish such holders. We express no view or opinion as to any other terms or aspects of the Transaction or any term or aspect of any related transaction, including without limitation, the form or structure of the Transaction (including the form and structure of the Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Transaction or any such related transaction to Harvest, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder, escrow or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. We express no view or opinion as to any changes after the hereof to the net asset values, numbers of shares and other amounts on which the Aggregate Cash Consideration, the Total Stock Consideration and the Per Share Cash Price that we have been directed to assume for purposes of our analyses and this opinion is based. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Harvest to engage in the Transaction or enter into the Agreement, (ii) the relative merits of the Transaction as compared to any strategic alternatives that are, have been or may be available to or contemplated by Harvest, the Committee or the Board, (iii) the fairness of the amount or nature of any compensation to any of Harvest’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Harvest Common Stock, (iv) the effect of the Transaction or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Harvest (other than the holders of Harvest Common Stock, collectively as a group, solely with respect to the Merger Consideration (as described herein) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Portman Ridge or any other party to any transaction contemplated by the Agreement, (v) whether Portman Ridge has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Aggregate Cash Consideration to the holders of Harvest Common Stock at the closing of the First Merger, (vi) whether PR Advisor has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Aggregate PR Advisor Cash Consideration to the holders of Harvest Common Stock at the closing of the First Merger, (vii) any elections by holders of Harvest Common Stock to receive the Portman Ridge Cash Consideration in lieu of the Stock Consideration or the actual allocation between the Portman Ridge Cash Consideration and the Stock Consideration among such holders (including, without limitation, any reallocation thereof as a result of proration pursuant to the Agreement), or the relative fairness of the Portman Ridge Cash Consideration and the Stock Consideration, (viii) the actual value of Portman Ridge Common Stock to be issued in the First Merger, (ix) the prices, trading range or volume at which Portman Ridge Common Stock or Harvest Common Stock will trade following the public announcement of the Transaction (including the Portman Ridge Average Share Price) or the prices, trading range or volume at which Portman Ridge Common Stock will trade following the consummation of the Transaction, (x) any advice or opinions provided by any other advisor to any of the parties to the Transaction or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to Harvest, Portman Ridge, their respective stockholders, or relating to or arising out of or as a consequence of the Transaction or any related transaction, including whether or not the Transaction would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Committee in connection with its consideration of the financial terms of the Transaction. This opinion does not constitute a recommendation to the Committee or the Board as to how it should vote on the Transaction, or to any holder of Harvest Common Stock or any stockholder of any other entity as to how to vote in connection with the Transaction or any other matter (including, with respect to holders of Harvest Common Stock, what election any such stockholder should make with respect to receiving the Portman Ridge Cash Consideration in lieu of the Stock Consideration), nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, stockholders’, or affiliates’ agreement with respect to the Transaction or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the First Merger is fair, from a financial point of view, to the holders of Harvest Common Stock, collectively as a group.
Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex C
ANNEX C - SECTION 262 OF THE DGCL

8 Del.C. § 262
§ 262 Appraisal Rights
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]
(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

AC-4